    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                       GRAY COMMUNICATIONS SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                GEORGIA                                    4833                                  58-0285030
    (State or other jurisdiction of            (Primary Standard Industrial         (I.R.S. Employer Identification No.)
     incorporation or organization)            Classification Code Number)

                  4370 PEACHTREE ROAD, NE                                           JAMES C. RYAN
                   ATLANTA, GEORGIA 30319                                      4370 PEACHTREE ROAD, NE
                       (404) 504-9828                                           ATLANTA, GEORGIA 30319
               (Address, including zip code,                                        (404) 504-9828
              and telephone number, including                          (Name, address, including zip code, and
                 area code, of registrant's                           telephone number, including area code, of
                principal executive offices)                                      agent for service)

                                    COPY TO:

                            HENRY O. SMITH III, ESQ.
                               PROSKAUER ROSE LLP
                                 1585 BROADWAY
                            NEW YORK, NEW YORK 10036
                                 (212) 969-3000
                           -------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and the effective time of the proposed acquisitions by Gray Communications Systems, Inc. of each of KWTX Broadcasting Company and Brazos Broadcasting Co. and the assets of KXII Broadcasters Ltd., and K-Twelve, Ltd., as described in the (1) Agreement and Plan of Merger among Gray Communications Systems, Inc., KWTX Broadcasting Company and a wholly-owned subsidiary of Gray Communications Systems, Inc., (2) Agreement and Plan of Merger among Gray Communication Systems, Inc., Brazos Broadcasting Co. and a wholly-owned subsidiary of Gray Communications Systems, Inc. and (3) the Asset Purchase Agreement among Gray Communications Systems, Inc. and KXII Broadcasters, Ltd., K-Twelve, Ltd. and certain other parties, attached as Appendices A, B and C to the proxy statement/prospectus contained in this Registration Statement. [ ]
                           -------------------------
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If this form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                            AMOUNT         PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                TO BE        OFFERING PRICE PER   AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED         REGISTERED(1)          UNIT(2)             PRICE(2)        REGISTRATION FEE(3)(4)
--------------------------------------------------------------------------------------------------------------------------
Class B Common Stock, par value $.01
  per share..........................      7,926,000              --               $25,526,399           $7,096.34
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Gray class B common stock that may be issued in connection with the proposed acquisition based on the price of Gray class B common stock on August 12, 1999.
(2) Estimated solely for purposes of calculation of the registration fee.
(3) Calculated pursuant to Rule 457(f)(2).
(4) The registrant has previously paid a registration fee of $4,881.71 in connection with the filing of its preliminary proxy materials contained in this Registration Statement.
                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       GRAY COMMUNICATIONS SYSTEMS, INC.
                           4370 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30319

                          YOUR VOTE IS VERY IMPORTANT

     At the annual meeting, shareholders will consider and vote upon a proposal relating to the approval of the issuance of shares of Gray's class B common stock in connection with the proposed acquisition by Gray of three television stations. Gray class B common stock is listed on The New York Stock Exchange under the symbol "GCS.B."

     At the annual meeting, shareholders will also elect directors and consider and vote upon proposals to amend the 1992 Long Term Incentive Plan to increase the number of shares issuable thereunder and confirm the appointment of the independent auditors and consider and act upon such other business as may properly come before the meeting.

     This proxy statement/prospectus provides shareholders with detailed information about the matters to be considered at the annual meeting. Shareholders are encouraged to read this entire document carefully.

     The board of directors believes that the matters to be presented at the annual meeting are in the best interests of Gray and its shareholders. Therefore, the board of directors urges shareholders to vote in favor of each of the proposals to be presented at the annual meeting.

                                            J. Mack Robinson
                                            President and Chief Executive
                                            Officer

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROXY STATEMENT/ PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY STATE WHERE OFFERS OR SALES ARE NOT PERMITTED.

                PROXY STATEMENT/PROSPECTUS DATED AUGUST 16, 1999
          AND FIRST MAILED TO SHAREHOLDERS ON OR ABOUT AUGUST 23, 1999

                       GRAY COMMUNICATIONS SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:     9:30 a.m., local time

Date:     September 23, 1999

Place:    The Peachtree Insurance Center
          The Executive Board Room, 5th Floor
          4370 Peachtree Road, N.E.
          Atlanta, Georgia 30319

Purpose:

          - to consider and vote upon a proposal to approve the issuance of shares of Gray class B common stock in connection with certain proposed acquisitions;

          - to elect nine directors;

          - to consider and vote upon a proposal to approve the amendment of the 1992 Long Term Incentive Plan to increase the number of shares of Gray class B common stock issuable thereunder;

          - to consider and vote upon a proposal to confirm the appointment of Ernst & Young LLP as the independent auditors; and

          - to consider and act upon such other business and matters or proposals as may properly come before the meeting.

     The board of directors has fixed the close of business on August 13, 1999 as the record date for determining the holders of Gray class A common stock and class B common stock having the right to receive notice of, and to vote at, the meeting. Only holders of record of Gray class A common stock and class B common stock at the close of business on such date are entitled to notice of, and to vote at, the meeting.

     Your vote is very important. We encourage you to vote as soon as possible by one of three convenient methods: by calling the toll-free number listed on the form of proxy, by accessing the Internet site listed on the form of proxy or by signing, dating and returning the form of proxy in the enclosed postage-paid envelope.

                                            By Order of the Board of Directors,
                                            J. Mack Robinson
                                            President and Chief Executive
                                            Officer

Atlanta, Georgia
August 23, 1999

                               TABLE OF CONTENTS

                                           PAGE
                                           NO.
                                           ----
SUMMARY..................................    1
  Shareholders Meeting...................    1
  Votes Required and Recommendation of
    the Board of Directors...............    1
  The Proposed Acquisitions..............    2
    Summary of the Acquisitions..........    2
    The Parties to the Acquisition
       Agreements........................    2
    Consideration to be paid by Gray in
       the KWTX and Brazos
       Acquisitions......................    3
    Consideration to be paid by Gray in
       the KXII Acquisition..............    4
    Conditions to the Obligation of the
       Parties to Complete the
       Acquisitions......................    4
    Conditions to the Obligation of Gray
       to Complete the Acquisitions......    5
    Circumstances where the Parties can
       Terminate the Acquisition
       Agreements........................    5
    Regulatory Matters...................    5
    Material Federal Income Tax
       Consequences of the
       Acquisitions......................    6
    Gray's Accounting Treatment of the
       Acquisitions......................    6
    Market Price Information.............    6
    Unaudited Comparative Per Share
       Data..............................    6
RISK FACTORS.............................    8
  Risks Relating to Gray's Current
    Businesses...........................    8
  Risks Relating to KWTX, Brazos, KXII
    and the Acquisitions.................    9
THE SHAREHOLDERS MEETING.................   10
  Purpose of the Meeting.................   10
  Required Votes.........................   11
  Record Date and Voting Rights..........   11
  Voting and Revocation of Proxies.......   12
PROPOSAL 1: APPROVAL OF THE ISSUANCE OF
  SHARES OF CLASS B COMMON STOCK IN THE
  ACQUISITIONS...........................   12
  Recommendation of the Gray Board of
    Directors and Reasons for the
    Recommendation.......................   12
  Reasons of KWTX, Brazos and KXII for
    Recommending the Acquisitions........   13
  Background of the Acquisitions.........   14
  Interests of Certain Persons in the
    Acquisitions.........................   15
  The Acquisition Agreements.............   15

                                           PAGE
                                           NO.
                                           ----
  Material Federal Income Tax
    Consequences.........................   21
  Accounting Treatment...................   26
  Regulatory Matters.....................   26
  Financing of the Acquisitions..........   26
  Resale of Gray Class B Common Stock
    Following the Acquisitions...........   28
  Shareholders' Agreements...............   28
  No Appraisal Rights Available to Gray
    Shareholders.........................   28
SELECTED FINANCIAL INFORMATION OF GRAY...   29
SELECTED FINANCIAL INFORMATION OF KWTX...   32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF KWTX.....................   33
  Introduction...........................   33
  Broadcasting Revenues..................   34
  Six Months Ended June 30, 1999 Compared
    to Six Months Ended June 30, 1998....   34
  Year Ended December 31, 1998 Compared
    to Year Ended December 31, 1997......   35
  Year Ended December 31, 1997 Compared
    to Year Ended December 31, 1996......   35
  Liquidity and Capital Resources........   36
  Year 2000 Issue........................   37
SELECTED FINANCIAL INFORMATION OF
  BRAZOS.................................   39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF BRAZOS...................   40
  Introduction...........................   40
  Broadcasting Revenues..................   41
  Six Months Ended June 30, 1999 Compared
    to Six Months Ended June 30, 1998....   41
  Year Ended December 31, 1998 Compared
    to Year Ended December 31, 1997......   42
  Year Ended December 31, 1997 Compared
    to Year Ended December 31, 1996......   42
  Liquidity and Capital Resources........   43
  Year 2000 Issue........................   43
SELECTED COMBINED FINANCIAL INFORMATION
  OF KXII................................   45

                                           PAGE
                                           NO.
                                           ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF KXII.....................   46
  Introduction...........................   46
  Broadcasting Revenues..................   47
  Six Months Ended June 30, 1999 Compared
    to Six Months Ended June 30, 1998....   47
  Year Ended December 31, 1998 Compared
    to Year Ended December 31, 1997......   47
  Year Ended December 31, 1997 Compared
    to Year Ended December 31, 1996......   48
  Liquidity and Capital Resources........   48
  Year 2000 Issue........................   48
PRO FORMA CONDENSED COMBINED FINANCIAL
  DATA...................................   50
GENERAL BACKGROUND INFORMATION RELATING
  TO THE TELEVISION BROADCAST INDUSTRY...   63
  Revenues...............................   63
  Market Designations and Audience Rating
    Information..........................   63
  Network Affiliations and Other
    Programming Information..............   63
  Competition............................   64
  Federal Regulation of Television
    Broadcasting.........................   65
INFORMATION CONCERNING KWTX..............   69
  General................................   69
  Market Information.....................   69
  Employees..............................   70
  Network Affiliation Agreement..........   70
  FCC License............................   70
  Digital Television (High Definition
    Television)..........................   70
  Primary Properties.....................   71
  Share Ownership........................   71
INFORMATION CONCERNING BRAZOS............   72
  General................................   72
  Market Information.....................   72
  Employees..............................   73
  Network Affiliation Agreement..........   73
  FCC License............................   73
  Digital Television (High Definition
    Television)..........................   73
  Primary Properties.....................   74
  Share Ownership........................   74

                                           PAGE
                                           NO.
                                           ----
INFORMATION CONCERNING KXII..............   75
  General................................   75
  Market Information.....................   75
  Employees..............................   76
  Network Affiliation Agreement..........   76
  FCC License............................   76
  Digital Television (High Definition
    Television)..........................   76
  Primary Properties.....................   76
  Equity Ownership.......................   77
COMPARISON OF THE SHAREHOLDERS' RIGHTS,
  ARTICLES OF INCORPORATION AND BYLAWS OF
  GRAY, KWTX AND BRAZOS..................   78
  General................................   78
  Authorized Capital Stock...............   78
  Directors..............................   79
  Removal of Directors...................   79
  Special Meetings of Shareholders.......   79
  Amendment of Bylaws....................   80
  Amendments to the Articles of
    Incorporation........................   80
  Dividends, Redemptions and
    Repurchases..........................   80
  Transactions with Interested
    Directors............................   81
  Indemnification........................   81
  Appraisal Rights.......................   82
PROPOSAL 2: ELECTION OF DIRECTORS........   84
  Nominees...............................   84
  Compliance with Section 16(a) of the
    Securities Exchange Act of 1934......   86
  Board Committees and Membership........   86
  Share Ownership........................   87
  Executive Compensation.................   90
  Stock Options Granted..................   92
  Stock Options Exercised................   94
  Supplemental Pension Plan..............   94
  Retirement Plan........................   94
  Capital Accumulation Plan..............   95
  Compensation of Directors..............   96
  Employment Agreements..................   96
  Compensation Committee Interlocks and
    Insider Participation................   97
  Report of the Management Personnel
    Committee............................   98
  Certain Relationships and Related
    Transactions.........................   99
  Performance Graph......................  100

                                           PAGE
                                           NO.
                                           ----
PROPOSAL 3: AMENDMENT OF THE GRAY 1992
  LONG TERM INCENTIVE PLAN...............  102
  Vote Required and Board
    Recommendation.......................  107
PROPOSAL 4: CONFIRMATION OF APPOINTMENT
  OF AUDITORS............................  108
EXPERTS..................................  108
LEGAL MATTERS............................  108

                                           PAGE
                                           NO.
                                           ----
SHAREHOLDER PROPOSALS....................  108
WHERE TO FIND ADDITIONAL INFORMATION.....  109
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE..............................  109
FORWARD-LOOKING STATEMENTS...............  110
INDEX TO FINANCIAL STATEMENTS............  F-1

                           -------------------------

Appendix A   Agreement and Plan of Merger, dated as of April 13, 1999, by and among Gray Communications Systems, Inc., Gray
             Communications of Texas, Inc. and KWTX Broadcasting Company
Appendix B   Agreement and Plan of Merger, dated as of April 13, 1999, by and among Gray Communications Systems, Inc., Gray
             Communications of Texas, Inc. and Brazos Broadcasting Co.
Appendix C   Asset Purchase Agreement, dated as of April 26, 1999, by and among Gray Communications Systems, Inc., Gray Communications of Texas-Sherman, Inc., KXII Licensee Corp., KXII
             Broadcasters, Ltd., KXII Television, Ltd., K-Twelve, Ltd.,
             KBI 1, Inc., KBI 2, Inc., KXII Properties, Inc., and the
             Shareholders of KXII Properties, Inc.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand better the matters to be considered at the shareholders meeting and for a more complete description of the legal terms of the proposed acquisitions and related transactions, you should read carefully this entire document and the documents to which you are referred. See "Where To Find Additional Information" on page 109.

                       SHAREHOLDERS MEETING (SEE PAGE 10)

     The annual meeting of shareholders of Gray will be held at 9:30 a.m., local time, on September 23, 1999, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Rd., N.E., Atlanta, Georgia 30319. At the meeting, holders of Gray class A common stock and class B common stock will consider and vote upon:

     - a proposal to approve the issuance of shares of Gray class B common stock in connection with certain proposed acquisitions (see page 12);

     - the election of directors (see page 84);

     - a proposal to amend the 1992 Long Term Incentive Plan to increase by 1,000,000 shares the number of shares of Gray class B common stock issuable thereunder (see page 102);

     - a proposal to confirm the appointment of Ernst & Young LLP as the independent auditors (see page 108); and

     - any other matters that may properly come before the meeting.

          VOTES REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     Approval of the issuance of shares of Gray class B common stock in connection with the proposed acquisitions, the amendment of the 1992 Long Term Incentive Plan and the confirmation of Ernst & Young LLP as the independent auditors requires the affirmative vote of the holders of a majority of the votes represented by the shares of Gray class A common stock and class B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote on the proposal. Election of directors requires a plurality of votes cast by holders of shares of Gray class A common stock and class B common stock, voting together as a single class. Gray's board of directors believes that the foregoing proposals are in the best interests of its shareholders and recommends that shareholders vote "FOR" each of these proposals and "FOR" the election of those directors specified in this proxy statement/prospectus.

                           THE PROPOSED ACQUISITIONS

     The agreements relating to Gray's proposed acquisitions are attached as Appendices A, B and C to this proxy statement/prospectus. Shareholders should read these agreements, because they are the legal documents which govern these acquisitions.

SUMMARY OF THE ACQUISITIONS

     Gray is a party to two merger agreements and an asset purchase agreement that provide for the acquisition by Gray of three network-affiliated television stations in Texas for a combination of cash and Gray class B common stock.

THE PARTIES TO THE ACQUISITION AGREEMENTS

        Gray Communications Systems, Inc.
        4370 Peachtree Road, N.E.
        Atlanta, Georgia 30319
        (404) 504-9828

     Gray Communications Systems, Inc. operates 10 television stations located in the Southeast and Midwest; three of which are NBC affiliates and seven of which are CBS affiliates; four daily newspapers (one in Albany, Georgia, two in suburban Atlanta, Georgia, and one in Goshen, Indiana); a weekly advertising shopper in southwest Georgia; a communications and paging business in the Southeast and one of the largest fleets of satellite uplink trucks in the Southeast.

        KWTX Broadcasting Company
        200 West Highway 6
        Suite 210
        Waco, Texas 76712

     KWTX operates television station KWTX, a CBS affiliate located in Waco, Texas, which is part of the Waco-Temple-Bryan television market, the 95th largest television market in the United States.

        Brazos Broadcasting Co.
        200 West Highway 6
        Suite 210
        Waco, Texas 76712

     Brazos operates television station KBTX, a CBS affiliated satellite station of KWTX located in Bryan, Texas, which is part of the Waco-Temple-Bryan television market, the 95th largest television market in the United States. As a satellite station, KBTX rebroadcasts substantial amounts of network and syndicated programming from its parent station, KWTX.

        KXII Broadcasters, Ltd. and affiliates
        4201 Texoma Parkway
        Sherman, Texas 75090

     KXII operates television station KXII, a CBS affiliate located in Sherman, Texas, which is part of the Sherman, Texas-Ada, Oklahoma television market, the 161st largest television market in the United States.

CONSIDERATION TO BE PAID BY GRAY IN THE KWTX AND BRAZOS ACQUISITIONS (SEE PAGE
16)

     The KWTX acquisition agreement provides that the KWTX shareholders will receive in exchange for each share of KWTX stock each shareholder holds: cash and Gray class B common stock equal to the sum of (1) $74,680,000, (2) the amount by which the current assets and certain other assets of KWTX exceed its current liabilities and (3) 50% of the amount by which the current assets and certain other assets of Brazos exceed its current liabilities divided by (4) 1,550 (the number of outstanding shares of KWTX common stock). In general and subject to the election of Gray to pay all of the acquisition consideration in cash and the limitations discussed below, each holder will have the right to elect the percentage of the consideration to be received in cash and the percentage to be received in Gray class B common stock, provided that each KWTX shareholder must take at least 40% of the total consideration in stock.

     The Brazos acquisition agreement provides that the Brazos shareholders (other than KWTX) will receive in exchange for each share of Brazos stock each shareholder holds: cash and Gray class B common stock equal to the sum of (1) $22,820,000 and (2) 50% of the amount by which the current assets and certain other assets of Brazos exceed its current liabilities divided by (3) 250 (the number of outstanding shares of Brazos common stock not held by KWTX). In general and subject to the election of Gray to pay all of the acquisition consideration in cash and the limitations discussed below, each holder will have the right to elect the percentage of the consideration to be received in cash and the percentage to be received in Gray class B common stock, provided that each Brazos shareholder must take at least 40% of the total consideration in stock.

     The KWTX and Brazos acquisition agreements provide that the number of shares of Gray class B common stock to be issued as merger consideration will be determined by dividing the amount of the merger consideration to be paid in Gray class B common stock by its average closing price on The New York Stock Exchange for the 20 consecutive trading days immediately preceding the closing date, except that:

     - if the average price, as so determined, is less than $14 per share, Gray class B common stock will be valued at $14 per share, and if the average price is greater than $15 per share, Gray class B common stock will be valued at $15 per share;

     - notwithstanding the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing date, if the price of Gray class B common stock on the day immediately preceding the closing date is less than $14 per share, the number of shares of Gray class B common stock to be issued will be increased, so that each shareholder of KWTX and Brazos will receive at least 40% of the consideration in Gray class B common stock, valued as of the trading day immediately preceding the closing date, and the remainder in cash; and

     - if (1) the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing date is less than $10 or (2) the price per share on the day immediately preceding the closing date is less than $10, the acquisition agreements provide that Gray may extend the closing date to obtain its shareholders' approval of the issuance of such number of shares of Gray class B common stock as may be required under the agreements so that each of the KWTX and Brazos shareholders will receive at least 40% of the merger consideration in Gray class B common stock.

     If the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing date of the KWTX and Brazos acquisitions or the price of Gray class B common stock on the closing date is less than $12 per share, Gray may pay all of the acquisition consideration for KWTX and Brazos in cash, in which event the total acquisition price will be reduced by $1,530,000 in the case of KWTX and $470,000 in the case of Brazos.

CONSIDERATION TO BE PAID BY GRAY IN THE KXII ACQUISITION (SEE PAGE 16)

     The KXII acquisition agreement provides that Gray will pay the sellers cash equal to the sum of (1) $41,500,000 and (2) the value of all accounts receivable, notes receivable and other monies due to KXII for sales and deliveries of goods, performance of services and other business transactions on the date of the acquisition, reduced by: (a) an amount equal to two percent of such value and (b) all reserves for doubtful accounts or similar reserves. Gray will also assume specified liabilities of KXII. At June 30, 1999, such liabilities were $259,000.

CONDITIONS TO THE OBLIGATION OF THE PARTIES TO COMPLETE THE ACQUISITIONS (SEE PAGE 17)

     The obligation of each party to complete the acquisitions depends upon the satisfaction or waiver of a number of conditions relating to the correctness of the representations and warranties of the parties, the absence of a material adverse change with respect to the parties, the receipt of customary opinions and closing documents, and the following material conditions:

     - the shares of Gray class B common stock issuable pursuant to the acquisition of KWTX and Brazos shall have been approved for listing on The New York Stock Exchange;

     - the shareholders of KWTX and Brazos shall have adopted the acquisition agreements;

     - consent of the Federal Communications Commission shall have been granted and become final, without the imposition of any condition adverse to any of the parties;

     - all applicable Hart-Scott-Rodino Antitrust Improvements Act waiting periods shall have expired or otherwise terminated;

     - there shall not be in effect any order of any court or administrative agency which restrains or prohibits the acquisitions;

     - there shall not be pending any action or proceeding by or before any court or administrative agency challenging any of the acquisitions; and

     - Gray's registration statement, of which this proxy statement/prospectus is a part, relating to the shares of Gray class B common stock to be issued to shareholders of KWTX and Brazos shall have become effective.

CONDITIONS TO THE OBLIGATION OF GRAY TO COMPLETE THE ACQUISITIONS (SEE PAGE 17)

     The obligation of Gray to complete the acquisitions also depends upon the satisfaction or waiver of the following material conditions:

     - receipt of environmental audits, satisfactory to Gray, of KWTX's, Brazos' and KXII's real property; and

     - receipt of policies of owner's or lessee's title insurance for the real properties to be acquired or leased by Gray.

CIRCUMSTANCES WHERE THE PARTIES CAN TERMINATE THE ACQUISITION AGREEMENTS (SEE PAGE 20)

     The acquisition agreements provide that they may be terminated and the acquisitions may be abandoned at any time before the acquisitions have been completed, even if all requisite shareholder approvals have been obtained, under the following circumstances:

     - by mutual written consent of the parties;

     - by any party if any material representation, warranty, covenant or agreement of another party to the acquisition agreement has been materially breached or is incorrect and such breach is not cured within 10 days of receiving written notice of such breach; or

     - if the closing date has not occurred by December 31, 1999, unless the assignment applications jointly filed by the parties are still pending before the FCC on that date, in which case the transactions may not be terminated until May 31, 2000, but after which date they may be terminated by any of the parties.

     If the acquisition agreements are terminated, the acquisition agreements provide that they will become void and there will be no liability on the part of any party, except that if termination occurs as a result of a breach or default by Gray, then each of KWTX, Brazos and KXII may retain as liquidated damages $1,000,000 of Gray's $3,000,000 deposit being held in escrow.

REGULATORY MATTERS (SEE PAGE 26)

     Under the Communications Act of 1934, the acquisitions may not be consummated until the FCC has approved the assignment of the FCC licenses of KWTX, Brazos and KXII to Gray. The FCC's approval has been obtained and has become final without the imposition of an adverse material condition.

     Under the Hart-Scott-Rodino Act, the acquisitions may not be consummated until notifications have been given and information has been furnished to the Federal Trade Commission and the Anti-Trust Division of the United States Department of Justice and specified waiting period requirements have expired. On July 23, 1999, Gray, KWTX and Brazos filed the required notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Anti-Trust Division, and the applicable waiting period is scheduled to expire at midnight on August 22, 1999, unless earlier termination is granted. The FTC and the Anti-Trust Division have the authority to challenge the acquisitions on antitrust grounds before or after the acquisitions are completed.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITIONS (SEE PAGE 21)

     For federal income tax purposes, the KWTX and Brazos acquisitions have been structured as "reorganizations" under Section 368(a) of the Internal Revenue Code so that the KWTX and Brazos shareholders will not recognize any taxable income with respect to the Gray class B common stock that such shareholders will receive in the acquisitions. Such shareholders, however, will be subject to federal income tax on any gain realized to the extent the acquisition consideration is received in cash. If Gray elects to pay all of the acquisition consideration in cash in accordance with the terms of the acquisition agreements, the KWTX or Brazos shareholders, as the case may be, will be treated as having sold their KWTX stock or Brazos stock to Gray in a taxable sale in which gain or loss will be recognized.

GRAY'S ACCOUNTING TREATMENT OF THE ACQUISITIONS (SEE PAGE 26)

     Gray expects to account for the acquisitions of KWTX, Brazos, and KXII using the purchase method of accounting. Generally, under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their fair value.

MARKET PRICE INFORMATION

     Gray class B common stock is listed on The New York Stock Exchange. On April 13, 1999, the last trading day before the public announcement of the proposed acquisitions of KWTX, Brazos and KXII, the last reported sales price per share of Gray class B common stock was $13 9/16. On August 13, 1999, the last trading day before the date of this proxy statement/prospectus, the last reported sales price per share of Gray class B common stock was $14 3/16. Since the securities of KWTX, Brazos and KXII are not publicly traded, they have no readily ascertainable market value.

UNAUDITED COMPARATIVE PER SHARE DATA

     The following summary presents per share information for Gray, KWTX and Brazos on an historical, pro forma combined and pro forma diluted equivalent basis for the periods and as of the dates indicated below. The pro forma information gives effect to the acquisitions using the purchase method of accounting. This information should be read in conjunction with the companies' historical financial statements and related notes and pro forma condensed combined financial data included elsewhere or incorporated by reference in this proxy statement/prospectus. The pro forma information should not be relied upon as being indicative of the historical results that the companies would have had if the acquisitions had occurred before such periods or the future results that the companies will experience after the acquisitions.

     The pro forma combined income (loss) per diluted share has been computed based on the diluted number of outstanding shares of Gray, adjusted for the Gray class B common stock to be issued in the acquisitions of KWTX and Brazos. The merger equivalent income (loss) per share of KWTX and Brazos is based on the number of shares of Gray class B common stock into which each share of KWTX and Brazos common stock will be converted in the mergers as follows, KWTX: 1,558 shares; and Brazos: 3,024 shares.

     The pro forma merger equivalent dividends per common share of KWTX and Brazos are based on the historical dividends per common share of Gray multiplied by the number of shares of Gray class B common stock into which each share of KWTX and Brazos common stock will be converted in the acquisitions, as follows, KWTX: 1,558 shares; and Brazos: 3,024 shares.

     The pro forma combined book value per share is based upon the pro forma combined equity of Gray, less the liquidation preference of Gray preferred stock, divided by the pro forma number of outstanding shares of Gray class A common stock and class B common stock as of June 30, 1999. The merger equivalent book value per share of KWTX and Brazos is based on the number of shares of Gray class B common stock into which each share of KWTX and Brazos common stock will be converted in the acquisitions, as follows, KWTX: 1,558 shares; and Brazos:
3,024 shares.

     The summary assumes that the shares of Gray class B common stock to be issued will have a value of $14.125 per share, the closing price of the Gray class B common stock on June 30, 1999, and that the shareholders of KWTX and Brazos, as a group, will elect to receive 40% of their consideration in Gray class B common stock and the remainder in cash.

                                                                        SIX MONTHS
                                                      YEAR ENDED           ENDED
                                                   DECEMBER 31, 1998   JUNE 30, 1999
                                                   -----------------   -------------
STATEMENT OF OPERATIONS DATA:
Income (loss) per weighted average diluted share:
  Gray...........................................      $    3.25         $   (0.26)
  KWTX...........................................       2,142.41            940.34
  Brazos.........................................       4,032.99          1,689.35
  Gray pro forma combined........................           2.13             (0.34)
  KWTX merger equivalent.........................       3,322.57           (523.61)
  Brazos merger equivalent.......................       6,450.96         (1,016.62)
Dividends per common share:
  Gray...........................................      $    0.06         $    0.04
  KWTX...........................................       1,000.00          1,400.00
  Brazos.........................................       2,000.00          3,000.00
  Gray pro forma combined........................           0.06              0.04
  KWTX merger equivalent.........................          93.46             62.32
  Brazos merger equivalent.......................         181.45            120.96

                                                                  AS OF
                                                              JUNE 30, 1999
                                                              -------------
BALANCE SHEET DATA:
Net book value per share:
  Gray......................................................   $     9.16
  KWTX......................................................    10,700.38
  Brazos....................................................    17,881.62
  Gray pro forma combined...................................        10.20
  KWTX merger equivalent....................................    15,883.99
  Brazos merger equivalent..................................    30,839.64

                                  RISK FACTORS

     In addition to the other information contained in this proxy statement/prospectus, shareholders should consider the following risk factors before they decide whether or not to vote in favor of the proposals described in this proxy statement/prospectus.

RISKS RELATING TO GRAY'S CURRENT BUSINESSES

     Gray's Leverage May Adversely Affect its Cash Flow, its Ability to Obtain Financing and React to Changes in its Industries. Gray has substantial indebtedness and, upon the completion of the acquisitions, Gray's indebtedness will increase materially. If the average per share price of Gray class B common stock during the 20 day trading period immediately preceding the closing date is below $12 per share, the acquisition agreements provide that Gray may elect to pay all of the acquisition consideration for KWTX and Brazos in cash, in which case, Gray's indebtedness would significantly increase further. Gray may incur substantial indebtedness in the future, including acquisition-related indebtedness. The degree to which Gray will be leveraged may have important consequences to holders of Gray stock, including the following:

     - Gray's ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes may be impaired;

     - a substantial portion of Gray's cash flow must be dedicated to the payment of principal and interest on its indebtedness and to the payment of dividends on its preferred stock; and

     - a high degree of leverage may limit Gray's ability to react to changes in the broadcast television, publishing and paging industries, making it more vulnerable to economic downturns and limiting its ability to withstand competitive pressures.

     Implementation of Digital Television Service May Adversely Affect Gray's Television Operations. The FCC has adopted rules and regulations, which require television stations to implement digital television service (including high definition) in the United States. Conversion to digital television service may reduce the geographic reach of Gray's television stations or result in increased interference with, in either case, a corresponding loss of population coverage. In addition, implementation of digital television service will impose significant additional costs on Gray's television stations, primarily due to the capital costs associated with the construction of digital television facilities and increased operating costs both during and after the transition to digital television service. Gray's television stations are required to begin broadcasting on their digital channels in addition to their analog channels in 2002.

     Gray's Business May Be Affected by Adverse Regional and Local Business Conditions and Cyclical and Seasonal Fluctuations. Gray's television and newspaper businesses are affected by prevailing economic conditions. Since Gray relies on sales of advertising at its television stations and in its publications for substantially all of its revenues, Gray's operating results are sensitive to general economic conditions and regional conditions in each of the local markets served by its television stations and publications. In addition, most of Gray's stations and publications are located in the Southeast. As a result, Gray's results of operations may be adversely affected by recessionary economic conditions in the Southeast, nationally and, due to the substantial portion of revenues derived from local advertisers, the local economies in areas served by its television stations and publications.

     Gray's results usually are subject to seasonal fluctuations, which result in fourth quarter broadcast operating income being greater usually than first, second and third quarter broadcast operating income. This seasonality is primarily attributable to increased expenditures by advertisers in anticipation of holiday season spending and an increase in viewership during this period. In addition, revenues from political advertising tend to be higher in even numbered years.

     Gray's Business Depends in Large Part on the Success of Its Network Affiliations. All of Gray's television stations are affiliated with national networks. The television viewership levels for each of Gray's stations are dependent upon programming provided by the network with which each station is affiliated. Gray currently operates seven CBS affiliated stations and three NBC affiliated stations, and KWTX, Brazos and KXII operate CBS affiliated stations. The concentration of CBS affiliates makes Gray sensitive to adverse changes in its business relationship with, and the general success of, CBS.

     Expiration of Network Affiliation Agreements. The network affiliation agreements for all of Gray's stations expire over the next several years. Gray may not be able to enter into new affiliation agreements that provide Gray with as much compensation from the networks as the present agreements.

     Governmental Regulation Could Restrict, Suspend or Terminate Gray's Ability to Operate a Television Station. The operation of television stations is subject to regulation by the FCC, which has the power to suspend, or refuse to renew, television stations' licenses. The failure of the FCC to renew Gray's licenses would have a material adverse effect upon Gray and therefore would materially adversely affect an investment in Gray.

     Gray's Businesses Are Very Competitive. The businesses engaged in by Gray are highly competitive. Competitors include companies with considerably greater financial, technical and marketing resources.

     Technological innovation and the resulting proliferation of programming alternatives, such as the Internet, cable television, wireless cable, in home satellite-to-home distribution services, pay-per-view and home video and entertainment systems have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition.

RISKS RELATING TO KWTX, BRAZOS, KXII AND THE ACQUISITIONS

     Adverse Regional and Local Business Conditions May Affect the Operations of KWTX, Brazos and KXII. The operations of KWTX, Brazos, and KXII are subject to regional and local business conditions. All three of these stations operate in Texas and KWTX and KBTX operate in the same market. Since the three stations rely on sales of advertising time for substantially all of their revenue, their operating results may be adversely effected by recessionary economic conditions primarily in Texas, nationally and, due to the substantial portion of revenues from local advertisers, the local economies in the areas served by KWTX, Brazos or KXII.

     Acquisition Agreements Provide for the Issuance of a Currently Unquantifiable Number of Shares of Class B Common Stock. The acquisition agreements for KWTX and Brazos provide that the number of shares of Gray class B common stock to be issued will be based upon the market price of the Gray class B common stock: (1) during the 20 trading days immediately preceding the closing date of the acquisitions and (2) on the trading day immediately preceding the closing date. The acquisition agreements also provide that shareholders of KWTX and Brazos may elect to receive all of the consideration in Gray class B common stock and that the amount of consideration to be paid by Gray will be increased by a portion of working capital amounts at KWTX and Brazos immediately prior to the closings. Accordingly, when voting to approve the issuance of shares of Gray class B common stock in these acquisitions, Gray shareholders will not know the exact number of shares of Gray class B common stock that ultimately may be issued. The pro forma financial statements contained in this proxy statement/prospectus are based upon assumptions concerning the number of shares of Gray class B common stock to be issued in the acquisitions, which assumptions may not prove to be accurate.

     If Gray Cannot Successfully Integrate KWTX, Brazos and KXII, Gray's Business and the Combined Business Could Be Adversely Affected. To combine Gray, KWTX, Brazos, and KXII, Gray will need to integrate and coordinate the management and administrative functions, and sales, marketing and development efforts of each company. Combining these companies will present a number of challenges, including integrating the management of these companies who may have different approaches to sales and service, and the integration of a number of geographically separated facilities. In addition, Gray's management will be occupied with integrating these companies' operations following the acquisitions and this may temporarily distract management from day-to-day business. If Gray cannot successfully integrate these companies, Gray's business and the results of operations of the combined businesses could be adversely affected.

     The Combined Company Will Depend on Senior Management Who May Not Continue to Work for the Combined Company. The success of the combined company depends to a significant extent on the efforts of the senior management of the combined company. As a result, if any of these individuals were to leave, the combined company could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successors gain the necessary experience.

                            THE SHAREHOLDERS MEETING

     This proxy statement/prospectus is being furnished to the holders of Gray class A common stock and class B common stock in connection with the solicitation of proxies by the Gray board of directors for use at the annual meeting of shareholders to be held at 9:30 a.m., local time, on September 23, 1999, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, or any adjournment or postponement thereof.

     This proxy statement/prospectus is first being mailed to Gray shareholders on or about August 23, 1999.

PURPOSE OF THE MEETING

     The meeting has been called to consider and vote upon:

     - a proposal to approve the issuance of shares of Gray class B common stock in connection with certain proposed acquisitions;

     - the election of directors;

     - a proposal to amend the 1992 Long Term Incentive Plan to increase by 1,000,000 shares the number of shares of Gray class B common stock issuable thereunder;

     - a proposal to confirm the appointment of Ernst & Young LLP as the independent auditors; and

     - the transaction of such other business as may properly come before the meeting.

REQUIRED VOTES

     Approval of the issuance of shares of Gray class B common stock in connection with the proposed acquisitions, the amendment of the 1992 Long Term Incentive Plan and the confirmation of Ernst & Young LLP as the independent auditors requires the affirmative vote of the holders of a majority of the votes represented by the shares of Gray class A common stock and class B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote on the proposal. Election of directors requires a plurality of votes cast by holders of shares of Gray class A common stock and class B common stock, voting together as a single class.

RECORD DATE AND VOTING RIGHTS

     The Gray board of directors has fixed the close of business on August 13, 1999 as the record date for determining holders of Gray class A common stock and class B common stock entitled to notice of, and to vote at, the meeting. Only holders of record of Gray class A common stock and class B common stock on that date will be entitled to notice of, and to vote at, the meeting. On the record date, 6,832,042 shares of Gray class A common stock and 5,147,522 shares of class B common stock were outstanding and entitled to vote. Each record holder of Gray class A common stock on the record date is entitled to cast 10 votes per share and each record holder of Gray class B common stock on the record date is entitled to cast one vote per share, in each case, exercisable in person, telephonically, by Internet or by properly executed proxy, on each matter properly submitted for the vote of the shareholders at the meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the votes represented by the outstanding Gray class A common stock and class B common stock entitled to vote at the meeting is necessary to constitute a quorum and transact business at the meeting. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against the matters being voted upon. If a broker holding shares in street name returns an executed proxy that indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, those shares will count towards determining a quorum, but will have the effect of a vote against the matters being voted upon.

     On August 9, 1999, Gray's directors, executive officers and affiliates of these directors and executive officers, beneficially owned in the aggregate 4,937,864 shares of Gray class A common stock and 439,750 shares of class B common stock, or approximately 57.8% of the votes represented by all outstanding shares of Gray class A common stock and class B common stock. Except for shareholders identified under "Proposal 2: Election of Directors -- Share Ownership," to the knowledge of Gray, no other person beneficially owned more than five percent of the outstanding shares of Gray class A common stock or class B common stock as on August 9, 1999.

VOTING AND REVOCATION OF PROXIES

     All shares of Gray class A common stock and class B common stock that are entitled to vote and are represented at the meeting by valid proxies, and not duly and timely revoked, will be voted at the meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted "FOR" approval of the issuance of shares of Gray class B common stock in the acquisitions, the election of the directors specified in this proxy statement/prospectus, the amendment of the 1992 Long Term Incentive Plan and the confirmation of Ernst & Young LLP as the independent auditors of Gray. If any other matters are properly presented for consideration at the meeting, including consideration of a motion to adjourn or postpone the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their best judgment.

     A Gray shareholder may revoke his or her proxy at any time before its use by delivering to the Secretary of Gray, a signed notice of revocation or a later, dated, signed proxy or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute the revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Gray Communications Systems, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Corporate Secretary.

     The cost of solicitation of proxies will be paid by Gray. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Gray, without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. Gray will, upon request, reimburse them for their reasonable expenses in doing so.

               PROPOSAL 1: APPROVAL OF THE ISSUANCE OF SHARES OF
                    CLASS B COMMON STOCK IN THE ACQUISITIONS

RECOMMENDATION OF THE GRAY BOARD OF DIRECTORS AND REASONS FOR THE RECOMMENDATION

     At its meeting held on April 29, 1999, the Gray board of directors, approved the acquisitions, declared advisable the issuance of shares of Gray class B common stock in the acquisitions and determined that the terms of the issuance of such shares were fair to and in the best interests of the shareholders. Therefore, the Gray board recommends that its shareholders vote in favor of the proposal to approve the issuance of such shares.

     In reaching its decision to approve the acquisitions and the issuance of shares of Gray class B common stock, the Gray board considered the following material factors:

     - the acquisitions will create a stronger company and will diversify the geographic range of Gray's television stations;

     - the acquisitions provide Gray access to additional operating cash flow for the purposes of funding debt service, as well as future acquisitions and investments;

     - the terms of the acquisition agreements;

     - the demographic characteristics and competitive dynamics of the markets served by KWTX, Brazos and KXII; and

     - the strong management teams and local news operations of KWTX, Brazos and KXII.

     The foregoing discussion of the factors considered by the Gray board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the acquisitions, the Gray board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Gray board may have given different weight to different factors.

REASONS OF KWTX, BRAZOS AND KXII FOR RECOMMENDING THE ACQUISITIONS

     At their meeting held on April 13, 1999, the KWTX, Brazos and KXII (which was then organized as a Texas corporation) boards of directors approved and declared advisable the acquisition agreements with Gray and determined that the terms of the acquisitions were fair to and in the best interests of their respective shareholders.

     In evaluating the acquisitions, the boards of KWTX, Brazos and KXII considered the following material factors:

     - the significant experience of Gray's management in operating television stations;

     - current industry, economic and market conditions, including, in particular, the recent consolidation trend in the broadcast industry;

     - the terms of the acquisition agreements;

     - the tax-free nature of the shares of Gray class B common stock to be received in the KWTX and Brazos acquisitions;

     - a significant portion of the consideration to be received by shareholders of KWTX and Brazos and all of the consideration to be received by shareholders of KXII will be in cash;

     - the non-cash consideration to be received by shareholders of KWTX and Brazos will consist of Gray class B common stock, which trades on The New York Stock Exchange, thereby resulting in greater liquidity for such shareholders;

     - the current and historical trading prices and values of the Gray class B common stock; and

     - the expressed desire of the shareholders of KWTX, Brazos and KXII to sell the companies.

     The foregoing discussion of the factors considered by the KWTX, Brazos and KXII boards is not intended to be exhaustive. In view of the variety of factors considered in connection with their respective evaluation of the acquisitions, the KWTX, Brazos and KXII boards did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations. In addition, individual members of the KWTX, Brazos and KXII boards may have given different weight to different factors.

BACKGROUND OF THE ACQUISITIONS

     In 1998, the shareholders of KWTX, Brazos and KXII indicated that in light of the potential costs involved in converting the television stations to digital format, they would be interested in exploring strategic alternatives for the companies. Milford N. Bostick, Chairman of each of KWTX, Brazos and KXII and Ray
M. Deaver, President of each of KWTX, Brazos and KXII, engaged in preliminary discussions with several potential acquisition candidates. Ultimately, the boards of directors of KWTX, Brazos and KXII did not reach an agreement with any of these candidates.

     Hilton H. Howell, Jr., a director of Gray and a shareholder of KWTX, was generally aware that the owners of each of KWTX, Brazos and KXII were interested in pursuing possible business combination transactions with respect to these businesses, including mergers or the sale of substantially all of the assets of these businesses. In his capacity as a shareholder of KWTX, Mr. Howell was also aware that previous attempts by KWTX, Brazos and KXII to effect such transactions had been unsuccessful. In January 1999, Mr. Howell informed J. Mack Robinson, Gray's President, and Robert S. Prather, Jr., Gray's Executive Vice President -- Acquisitions, that he believed that senior management of each of KWTX, Brazos and KXII would be receptive to an acquisition proposal by Gray.

     During February 1999, in telephone calls between Messrs. Robinson and Prather, on behalf of Gray, and Mr. Bostick, the potential acquisitions of KWTX, Brazos and KXII were explored. These telephone discussions led to exchanges of information over the next several weeks. On February 24, 1999, Messrs. Robinson, Prather and Howell met with Messrs. Bostick and Deaver. At this meeting, general terms of the potential acquisitions were discussed. Subsequent to this meeting, the parties continued to exchange information and to negotiate the terms of the acquisitions. On March 19, 1999 representatives of Gray also met with representatives of a principal shareholder of KWTX to discuss general terms of the acquisitions and related matters.

     At its regularly scheduled meeting on February 25, 1999, the Gray board of directors approved in principle the acquisitions of KWTX, Brazos and KXII. Because Gray will pay a fee to Bull Run for advisory services in connection with the acquisitions, Mr. Robinson (Chairman of the Board of Bull Run), Harriett J. Robinson (Mr. Robinson's wife), Mr. Prather (President of Bull Run) and Mr. Howell (Vice President and Secretary of Bull Run and a shareholder of KWTX), abstained from voting on the proposal relating to the acquisitions. On April 13, 1999, the boards of directors of KWTX, Brazos and KXII (which was then organized as a Texas corporation) met and approved the acquisitions. At these meetings, the respective shareholders of KWTX and Brazos were invited to observe, for information purposes only, the board of directors meetings. The shareholders who attended the meetings were not solicited for any vote, nor did they vote, upon the proposed transactions. Mr. Prather attended a portion of the meetings to answer any questions regarding the business of Gray.

     The definitive agreements for KWTX and Brazos were completed and signed on April 13, 1999. The parties to the KXII acquisition agreement entered into an enabling agreement, whereby each agreed to execute the definitive asset purchase agreement as soon as practicable. The definitive agreement for KXII was signed on April 26, 1999. The definitive agreements, as executed, were ratified by the Gray board of directors on April 29, 1999. Mr. and Mrs. Robinson and Messrs. Prather and Howell also abstained from this vote.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITIONS

     In considering the recommendation of the Gray board of directors with respect to the acquisitions, shareholders of Gray should be aware that certain persons may have direct and indirect interests in the acquisitions separate from the shareholders of Gray, including those interests discussed below.

     It is anticipated that Ray M. Deaver, the President of each of KWTX, Brazos and KXII will enter into an employment agreement with Gray, which will become effective upon the consummation of the acquisitions. It is anticipated that this employment agreement will provide for Mr. Deaver's employment as Regional Vice President -- Texas of Gray at an annual salary of not less than $230,000 with a bonus of $125,000 for each year during his employment by Gray that KWTX, Brazos and KXII reach the annual budget set by Gray for the three stations. In addition, it is expected that the employment agreement will provide that Mr. Deaver will receive a bonus equal to 10% of the amount by which the net operating profit of those three stations, on an aggregate basis, exceeds the annual budget set by Gray. It is also anticipated that Gray will grant Mr. Deaver a stock option to purchase 15,000 shares of Gray class B common stock under Gray's 1992 Long Term Incentive Plan at an exercise price equal to the fair market value of the Gray class B common stock on the date of grant and that one-third of this option will vest on each anniversary of the date of grant.

     For advisory services rendered by Bull Run to Gray in connection with the proposed acquisitions of KWTX, Brazos and KXII, Gray paid Bull Run $400,000 on May 19, 1999, $800,000 on August 11, 1999 and will pay Bull Run an additional $190,000 upon the consummation of these acquisitions. For additional information regarding related transactions with Bull Run, see pages 97 and 99.

     Hilton H. Howell, Jr., a director of Gray, owns approximately 1.04% of the issued and outstanding capital stock of KWTX. In addition, members of Mr. Howell's family own approximately 13.21% of the issued and outstanding capital stock of KWTX.

THE ACQUISITION AGREEMENTS

     Set forth below is a summary of the material terms and provisions of the acquisition agreements. A copy of the acquisition agreements are attached as Appendices A, B and C to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference. Gray shareholders are urged to read the acquisition agreements in their entirety for a more complete description of the acquisitions.

     The Acquisitions. Immediately after the approval by Gray shareholders of the issuance of shares of Gray class B common stock in accordance with the acquisition agreements, on the terms and subject to the conditions of the acquisition agreements and subject to the right of Gray to pay all cash under certain circumstances, (1) KWTX and Brazos will merge into a wholly owned subsidiary of Gray and (2) a wholly owned subsidiary of Gray will purchase all of the assets of KXII. As a result of the acquisitions, KWTX and Brazos will become a wholly owned subsidiary of Gray and a wholly owned subsidiary of Gray will own all of the assets of KXII. In the acquisitions, KWTX and Brazos shareholders will receive a combination of cash and shares of Gray class B common stock in exchange for their shares, while the sellers of KXII will receive solely cash. If Gray elects to pay all of the acquisition consideration in cash, in accordance with the terms of the acquisition agreements, then wholly owned subsidiaries of Gray will merge into KWTX and Brazos and KWTX and Brazos will become wholly owned subsidiaries of Gray.

     Effective Time. The KWTX and Brazos acquisitions will become effective upon the filing of articles of merger with the Secretaries of State of the States of Georgia and Texas. These filings are anticipated to take place as soon as practicable after (1) the receipt of Gray, KWTX and Brazos shareholder approvals and all required regulatory approvals and (2) the satisfaction or waiver of the other conditions to the acquisitions. The KXII acquisition will occur when all of the assets of KXII are transferred to Gray's subsidiary. It is currently anticipated that the effective time of the acquisitions will occur as soon as practicable after the annual meeting of Gray shareholders.

     Consideration to be paid by Gray. If the acquisitions of KWTX, Brazos and KXII are completed:

     - KWTX shareholders will receive in exchange for each share of KWTX stock each shareholder holds: cash and Gray class B common stock (or under certain circumstances described below, all cash) equal to the sum of (1) $74,680,000, (2) the amount by which the current assets and certain other assets of KWTX exceed its current liabilities and (3) 50% of the amount by which the current assets and certain other assets of Brazos exceed its current liabilities divided by (4) 1,550 (the number of outstanding shares of KWTX common stock). In general and subject to the election of Gray to pay all of the acquisition consideration in cash and certain limitations discussed below, each holder will have the right to elect the percentage of the consideration to be received in cash and the percentage to be received in Gray class B common stock, provided that each KWTX shareholder must take at least 40% of the total consideration in stock.

     - Brazos shareholders (other than KWTX) will receive in exchange for each share of Brazos stock each shareholder holds: cash and Gray class B common stock (or under certain circumstances described below, all cash) equal to the sum of (1) $22,820,000 and (2) 50% of the amount by which the current assets and certain other assets of Brazos exceed its current liabilities divided by (3) 250 (the number of outstanding shares of Brazos common stock not held by KWTX). In general and subject to the election of Gray to pay all of the acquisition consideration in cash and certain limitations discussed below, each holder will have the right to elect the percentage of the consideration to be received in cash and the percentage to be received in Gray class B common stock, provided that each Brazos shareholder must take at least 40% of the total consideration in stock.

     - Gray will pay the sellers of KXII cash equal to the sum of (1) $41,500,000 and (2) the value of all accounts receivable, notes receivable and other monies due to KXII for sales and deliveries of goods, performance of services and other business transactions on the date of the acquisition, reduced by: (a) an amount equal to two percent of such value and (b) all reserves for doubtful accounts or similar reserves. Gray will also assume specified liabilities of KXII. At June 30, 1999, such liabilities were approximately $259,000.

     Valuation of Gray Class B Common Stock and Limitations on Elections. The KWTX and Brazos acquisition agreements provide that the number of shares of Gray class B common stock to be issued as merger consideration will be determined by dividing the merger consideration to be paid in Gray class B common stock by its average closing price on The New York Stock Exchange for the 20 consecutive trading days immediately preceding the closing date, except that:

     - if the average price, as so determined, is less than $14 per share, Gray class B common stock will be valued at $14 per share, and if the average price is greater than $15 per share, Gray class B common stock will be valued at $15 per share;

     - notwithstanding the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing, if the price of Gray class B common stock on the day immediately preceding the closing date is less than $14 per share, the number of shares of Gray class B common stock to be issued will be increased, so that each shareholder of KWTX and Brazos will receive at least 40% of the consideration in Gray class B common stock, valued as of the trading day immediately preceding the closing date, and the remainder in cash; and

     - if (1) the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing is less than $10 or (2) the closing price per share on the day immediately preceding the closing date is less than $10, the acquisition agreements provide that Gray may extend the closing date to obtain its shareholders' approval of the issuance of such number of shares of class B common stock as may be required under the agreements so that each of the KWTX and Brazos shareholders receive at least 40% of the merger consideration in Gray class B common stock.

     Gray Election to Pay Cash Only. If the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing date of the KWTX or Brazos acquisitions or the price of Gray class B common stock on the closing date is less than $12 per share, Gray may pay all of the acquisition consideration for KWTX and Brazos in cash, in which event the total acquisition price will be reduced by $1,530,000 in the case of KWTX and $470,000 in the case of Brazos.

     No Fractional Shares. No fractional shares of Gray class B common stock will be issued to holders of KWTX or Brazos stock. Instead, the shareholders otherwise entitled to a fractional share of Gray class B common stock will receive the cash value of the fractional share.

     Officers and Directors. The acquisition agreements provide that the officers and directors of the wholly owned subsidiaries of Gray immediately prior to the acquisitions, together with such additional persons as may be elected, will serve as the officers and directors of the surviving corporation (in the case of the mergers of KWTX and Brazos) or Gray's subsidiary which is purchasing assets (in the case of KXII).

     Conditions to the Acquisitions. The closing of the acquisitions of KWTX and Brazos are mutually dependent, so that if both acquisitions are not consummated, neither may be consummated. The closing of the acquisition of KXII is dependent on the consummation of the acquisitions of KWTX and Brazos. Under the acquisition agreements, the respective obligations of each party to effect the acquisitions are subject to the satisfaction or waiver of the following material conditions:

     - the representations and warranties of the parties in the acquisition agreements shall be true and correct as of the closing date in all material respects and the parties shall have performed in all material respects their obligations required to be performed by them under the acquisition agreements;

     - the receipt of FCC approval;

     - no stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, shall have been issued by the Securities and Exchange Commission and no proceedings for that purpose, and no similar proceeding in respect of this proxy statement/prospectus, shall have been initiated or threatened by the Securities and Exchange Commission;

     - the shareholders of Gray, KWTX and Brazos shall have approved the acquisitions;

     - no temporary restraining order, injunction or other order, binding legal restraint or prohibition preventing the consummation of the acquisitions shall be in effect;

     - legal opinions with respect to certain aspects of the acquisitions shall have been received;

     - the shares of Gray class B common stock issuable pursuant to the acquisition agreements shall have been approved for listing on The New York Stock Exchange; and

     - all applicable waiting periods relating to the Hart-Scott-Rodino Act shall have expired or otherwise terminated.

     The obligations of each of KWTX and Brazos to complete the acquisitions are also subject to the following material conditions:

     - a legal opinion with respect to certain tax consequences of the acquisitions shall have been delivered to KWTX and Brazos; and

     - certain principal shareholders of Gray shall have agreed to vote their shares in favor of the acquisition.

     The obligations of Gray to complete the acquisitions are also subject to the following material conditions:

     - each director, officer or 5% shareholder of KWTX and Brazos shall have agreed to vote his shares in favor of the acquisition;

     - written results of an environmental audit of KWTX's and Brazos's real property acceptable to Gray shall have been received by Gray; and

     - standard form policies of owner's or lessee's title insurance, insuring the applicable party's title as owner or as lessee, shall have been received by Gray.

     Representations and Warranties. The acquisition agreements contain various customary representations and warranties of the parties, including representations and warranties made by each of the parties with respect to its:

     - organization, standing and power;

     - capital structure;

     - financial statements;

     - authority relative to the acquisition agreement;

     - certificate of incorporation and bylaws;

     - absence of litigation;

     - compliance with law and permits;

     - employee benefit plans;

     - consents and approvals; and

     - absence of brokers.

     In addition, each of KWTX, Brazos and KXII made representations and warranties with respect to its:

     - subsidiaries;

     - contracts and commitments;

     - real property;

     - environmental, health and safety matters;

     - personnel information;

     - certain business practices and potential conflicts of interest;

     - labor relations;

     - FCC licenses;

     - title to and condition of assets;

     - intellectual property;

     - insurance; and

     - taxes.

     In addition, Gray made a representation and warranty with respect to the accuracy and completeness of its filings with the Securities and Exchange Commission.

     Covenants. The acquisition agreements contain several covenants concerning the conduct of the parties including the following material covenants relating to:

     - agreement by KWTX, Brazos and KXII not to solicit, or take any other action to facilitate, any proposal or offer from any person for the acquisition of KWTX and Brazos or KXII or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, KWTX, Brazos or KXII;

     - meetings of the shareholders of Gray, KWTX and Brazos to approve the acquisitions;

     - recommendation of the respective boards of directors of Gray, KWTX and Brazos to their shareholders to vote in favor of the acquisitions;

     - confidentiality of information obtained in connection with the proposed acquisitions;

     - access to information;

     - coordination and cooperation with respect to meetings of shareholders;

     - preparing and filing disclosure documents and a registration statement of which this proxy statement/prospectus is a part;

     - actions and filings with governmental bodies, agencies, officials or other authorities and third parties;

     - public announcements; and

     - government authorizations.

     Further Action. The acquisition agreements provide that each of the parties to the acquisition agreements will in good faith use all commercially reasonable efforts to take all actions and to do all other things necessary, proper or advisable to:

     - consummate and make effective as promptly as practicable the transactions contemplated by the acquisition agreements;

     - obtain in a timely manner all necessary waivers, consents and approvals;

     - effect all necessary registrations and filings; and

     - otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under the acquisition agreements.

     Termination. The acquisition agreements provide that they may be terminated and the acquisitions may be abandoned at any time before the effective time of the acquisitions, even if all requisite shareholder approvals have been obtained, under the following circumstances:

     - by mutual consent of the parties;

     - by any party, if any material representation, warranty, covenant or agreement of another party shall have been incorrect or breached and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the closing date; provided, however, that prior to such termination the party in default shall be given written notice by the other party, and shall have 10 days in which to cure such default;

     - by any party, if the acquisitions have not occurred by December 31, 1999, unless the assignment applications jointly filed by the parties are still pending before the FCC on that date, in which case the acquisition agreements shall not be terminated until May 31, 2000, but after which, any party may terminate the acquisition agreements; and

     - by KWTX or Brazos, if Gray fails to obtain shareholder approval of the issuance of the Gray class B common stock in the acquisitions within 40 days after the registration statement, of which this proxy statement/prospectus is a part, has been declared effective by the SEC.

     If the acquisition agreements are terminated, the acquisition agreements provide that they will become void and there will be no liability on the part of any party except:

     - if the termination occurs as a result of a breach or default by any of KWTX, Brazos or KXII then Gray shall be entitled to seek specific performance of any of KWTX's, Brazos' or KXII's obligation to effect the acquisition in accordance with the provisions of the acquisition agreements; and

     - if the termination occurs as a result of a breach or default by Gray, then each of KWTX, Brazos and KXII may retain as liquidated damages $1,000,000 of Gray's $3,000,000 deposit being held in escrow.

     Fees and Expenses. Whether or not the acquisitions are consummated, each party will pay its own costs and expenses in connection with preparing, entering into and carrying out the acquisition agreements and related transactions, except that Gray, KWTX, Brazos and KXII shall share equally in the payment of FCC and Hart-Scott-Rodino Act filing fees, and the fees of any certified public accountants used in connection with the determination of the net working capital of KWTX and Brazos.

     Indemnification. Under the acquisition agreements, the shareholders of KWTX and Brazos and the sellers of the assets of KXII agreed to indemnify Gray against any damages arising from breaches of the representations, warranties, agreements and covenants of KWTX, Brazos and the sellers of the assets of KXII, as the case may be, provided that these parties' indemnification liabilities may not exceed $750,000 (in the case of KWTX), $250,000 (in the case of Brazos), and $300,000 (in the case of KXII). A total of $1,300,000 will be escrowed at the closings of the acquisitions to support these indemnification provisions. One-half of this amount will be released one year after the closings, subject to any claims pending at that time. Four years after the closing dates of the acquisitions, any escrowed funds not distributed or reserved for distribution to satisfy these indemnification obligations will be distributed among the former shareholders of KWTX and Brazos and the sellers of the assets of KXII. The acquisition agreements also provide for indemnification by Gray for four years for breaches by Gray of its representations, warranties, covenants and agreements, subject to the same monetary limitations, although Gray will not escrow any funds to support these indemnification obligations.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of the KWTX and Brazos acquisitions. The discussion is not exhaustive as to all possible tax considerations and does not include a discussion of any state, local or foreign tax considerations. In addition, the discussion is intended to address only those federal income tax considerations that are generally applicable to U.S. shareholders of Gray, KWTX and Brazos and does not discuss all of the aspects of federal income taxation that may be relevant to shareholders, including insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States who are subject to special treatment under the federal income tax laws.

     The following discussion assumes that the KWTX and Brazos shareholders hold their respective shares of KWTX or Brazos stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. It is based upon current provisions of the Internal Revenue Code and its legislative history, existing, temporary and currently proposed Treasury Regulations, existing administrative rulings and practices of the Internal Revenue Service and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of this discussion, possibly on a retroactive basis. In addition, no rulings from the IRS with respect to the tax consequences of the acquisitions will be sought. Accordingly, no assurance can be given that the statements set forth in this discussion will not be challenged by the IRS and sustained by the courts if so challenged.

     This discussion is not intended as a substitute for careful tax planning. Each KWTX and Brazos shareholder is urged to consult his own tax advisor regarding the specific tax consequences of the acquisitions, including the federal, state, local and foreign tax consequences that may be applicable to such shareholder.

     Unless Gray elects to pay all of the acquisition consideration for KWTX or Brazos in cash, each of these acquisitions should qualify as a reorganization under Section 368(a) of the Internal Revenue Code, and consummation of each of these acquisitions is conditioned upon the receipt by the parties of an opinion from King & Spalding, tax counsel to Gray, substantially to the effect that each of the acquisitions should constitute a reorganization under Section 368(a) of the Internal Revenue Code.

     If the KWTX and Brazos acquisitions constitute "reorganizations" under
Section 368(a) of the Internal Revenue Code, the acquisitions generally will have the following federal income tax consequences:

     - No gain or loss will be recognized by a holder of KWTX stock or of Brazos stock whose shares of such stock are exchanged solely for shares of Gray class B common stock.

     - A KWTX or Brazos shareholder who exchanges his KWTX or Brazos stock for a combination of Gray class B common stock and cash (other than cash in lieu of a fractional share of Gray class B common stock) will recognize gain, if any, realized on the exchange, but in an amount which does not exceed the amount of cash received. Any such gain recognized should generally be taxable to KWTX or Brazos shareholders as capital gain and should be long-term capital gain if the shareholder has held his KWTX or Brazos stock for more than one year at the time of the acquisitions. It is possible, however, that such gain will be taxable as dividend income to a particular shareholder if the cash received by him does not result in a "meaningful reduction" in the percentage ownership of Gray class B common stock that he otherwise would have received had he not elected to receive the cash. Any such determination would take into account both his actual and constructive ownership of Gray class B common stock under the constructive ownership rules of Section 318 of the Internal Revenue Code. A KWTX or Brazos shareholder who receives both Gray class B common stock and cash will not be permitted to recognize any loss on the exchange with respect to which the cash was received.

     - The tax basis of the Gray class B common stock received by a KWTX or Brazos shareholder in the acquisitions will be the same as the shareholder's tax basis in the KWTX or Brazos stock surrendered in exchange therefor (reduced by an amount allocable to a fractional share of Gray class B common stock for which cash is received), less the amount of any cash consideration received by the shareholder (other than cash received in lieu of a fractional share of Gray class B common stock), plus any amount that is treated as gain or as a dividend to the shareholder.

     - The holding period of the Gray class B common stock received by the KWTX and Brazos shareholders in the acquisitions (including a fractional share of Gray class B common stock deemed to have been received and then redeemed) will include the holding period of the KWTX or Brazos stock surrendered in exchange therefor.

     - Cash received by a KWTX or Brazos shareholder in lieu of a fractional share of Gray class B common stock will be treated as having been received in exchange for such fractional share, and capital gain or loss will be recognized by such shareholder in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of KWTX or Brazos stock allocable to such fractional interest. Any such gain or loss will be long term capital gain or loss if the share of KWTX or Brazos stock exchanged for the fractional share of Gray class B stock was held for more than one year at the time of the acquisitions.

     - No gain or loss will be recognized by Gray, the Gray merger subsidiaries, Gray's shareholders, KWTX or Brazos in connection with the acquisitions.

     In rendering its tax opinions, King & Spalding will make customary factual assumptions and will rely upon customary representations of appropriate officers of Gray, KWTX and Brazos, including a representation that the aggregate fair market value of the Gray class B common stock that will be issued to KWTX shareholders in the KWTX acquisition and to Brazos shareholders in the Brazos acquisition will represent not less than 40% of the aggregate value of the total consideration that will be received by the respective shareholders of KWTX and Brazos (taking into account any cash paid in lieu of fractional shares of Gray class B common stock). In addition, King & Spalding will assume and rely on representations that the fair market value of the Gray class B common stock and other consideration that will be received by each shareholder in the KWTX and Brazos acquisitions will be approximately equal to the fair market value of the KWTX or Brazos stock surrendered in exchange therefor. King & Spalding's opinions cannot be relied upon if any of the assumptions or representations upon which the opinions are based is, or later becomes, inaccurate.

     Gray's Election to Pay Cash Only. If Gray elects to pay all of the acquisition consideration for KWTX and Brazos in cash, a wholly owned subsidiary of Gray will merge with and into KWTX and another wholly owned subsidiary of Gray will merge with and into Brazos, and KWTX and Brazos will be the surviving corporations in such mergers. For federal income tax purposes, the KWTX shareholders and Brazos shareholders will be treated as having sold their shares to Gray for cash and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in his KWTX or Brazos stock, but no gain or loss will be recognized by Gray, the Gray merger subsidiaries, Gray's shareholders, KWTX or Brazos.

     Escrow to Secure Representations and Warranties. A portion of the cash consideration otherwise payable to the KWTX and Brazos shareholders will be deposited into an escrow account at closing to secure such shareholders' indemnification obligations to Gray. A KWTX or Brazos shareholder's right to receive distributions from the escrow account in the future should be treated as an installment obligation for federal income tax purposes. Accordingly, any gain recognized by a KWTX or Brazos shareholder in the KWTX or Brazos acquisition will be required to be taken into account by such shareholder under the installment method of tax accounting unless (1) the shareholder affirmatively elects out of the installment method or (2) the cash consideration paid to the shareholder is taxable as a dividend, in which case the installment method will not be available.

     If the installment method applies, any taxable gain recognized by a KWTX or Brazos shareholder generally will be taken into account at the time that payments, including distributions from the escrow account, if any are received. In the case of a "reorganization" qualifying under Section 368(a) of the Internal Revenue Code in which (1) a KWTX or Brazos shareholder receives a combination of Gray class B common stock and cash and (2) the amount of cash to be received by the shareholder does not exceed the shareholder's realized gain, the entire amount of each cash payment to the shareholder (other than amounts treated as interest for federal income tax purposes) will be taken into account as taxable gain at the time of receipt. Conversely, if the shareholder has a basis in his KWTX or Brazos stock that exceeds the fair market value of the Gray class B common stock received, a portion of the cash consideration received by the shareholder equal to such excess will be treated as a tax-free recovery of basis. The determination of the portion of each payment treated as basis recovery would be determined under the Treasury Regulations discussed below. In addition, if Gray elects to pay all cash in the KWTX or Brazos acquisition, a portion of each cash payment to shareholders reporting their taxable gain under the installment method will be treated as a tax-free recovery of basis under the rules discussed below.

     Under the Treasury Regulations governing the installment method of reporting, the KWTX and Brazos acquisitions, because of the payments from the escrow account, likely will be treated as "contingent payment" transactions in which there is neither a stated maximum selling price nor a fixed maximum period during which payments will be received. In such circumstances, a shareholder who realizes gain and does not elect out of the installment method might be able to recover only 1/15 of the basis of his KWTX or Brazos stock in each taxable year. This would include the taxable year in which the KWTX and Brazos acquisitions close, even though the shareholder will have received in such year substantially all of the consideration payable to him by Gray. Shareholders should consult their tax advisors regarding the basis recovery rules under the installment method and may wish to consider electing out of the installment method to avoid the potentially adverse consequences of such rules.

     The right to receive distributions from the escrow account likely will be treated as a "contingent payment debt instrument" subject to Section 1274 of the Internal Revenue Code and the regulations thereunder, and shareholders will be required to include in gross income the imputed interest attributable to the debt instrument. Imputed interest is taxable at ordinary income rates. The amount of imputed interest with respect to the debt instrument will equal the difference between (1) the amount of distributions from the escrow account, including earnings on amounts in the escrow account, and (2) the present value of such distributions, discounted back to the closing date of the acquisitions at the "applicable federal rate" (the "AFR").

     Gray intends to take the position that the possibility of a claim being made against the escrow account is a "remote" contingency and that distributions from the escrow account (other than distributions attributable to earnings on the escrow account) are thus "noncontingent" payments. Under applicable Treasury Regulations, imputed interest with respect to noncontingent payments is treated as original issue discount ("OID") and must be accrued by the former KWTX and Brazos shareholders on a constant yield basis, regardless of the shareholder's regular method of tax accounting. Gray's determination that distributions from the escrow account are noncontingent payments is binding on shareholders who do not explicitly disclose to the IRS in their tax returns that they are taking a contrary position.

     Gray intends also to take the position that distributions of the earnings on the escrow account should be treated as contingent payments. Imputed interest with respect to a contingent payment is not determined until the payment becomes fixed and is not includible in the gross income of a KWTX or Brazos shareholder until the taxable year in which the contingent payment is made.

     If a shareholder elects out of the installment method, the contingent payment debt instrument deemed to have been received will have to be included in the shareholder's "amount realized" for purposes of computing gain or loss. In general, the "amount realized" with respect to a contingent payment debt instrument is equal to the "issue price" of any noncontingent payments required by the debt instrument (which is the difference between any such noncontingent payments and their present value, using the AFR as the discount rate), increased by the "fair market value" of the contingent payments required by the instrument. If the contingent payments treated as principal exceed the shareholder's basis in the right to receive such payments, the excess will be treated as gain from the sale or exchange of the debt instrument. Conversely, any unrecovered basis in the right to receive contingent payments remaining at the time the final contingent payment is made generally will be treated as a loss from the sale or exchange of the debt instrument. In general, a shareholder's basis in the right to receive the contingent payments should equal the fair market value of such contingent payments determined as of the date that the debt instrument was deemed to have been issued.

     The rules governing the installment method of reporting, as well as the imputed interest rules, are extremely complex. KWTX and Brazos shareholders are encouraged to discuss the treatment of the escrow account with their personal tax advisors in order to acquire a complete understanding of the effects of installment reporting and the imputed interest rules.

     Backup Withholding and Information Reporting. Any cash received in the KWTX or Brazos acquisitions by a KWTX or Brazos shareholder may be subject to backup withholding at a 31% rate. Backup withholding will not apply, however, to a taxpayer who (1) furnishes a correct taxpayer identification number on IRS Form W-9 or an appropriate substitute form and certifies on such Form that he or she is not subject to backup withholding, (2) provides a certificate of foreign status on IRS Form W-8 or an appropriate substitute form, or (3) is otherwise exempt from backup withholding. Any amount paid as backup withholding will be credited against the holder's federal income tax liability.

     KWTX and Brazos shareholders who receive Gray class B common stock also must comply with the information reporting requirements of the Treasury Regulations under Section 368 of the Internal Revenue Code. In general, these regulations require any taxpayer who receives stock, securities or other property, including cash, in a "reorganization" described in Section 368(a) of the Internal Revenue Code to include with his income tax return a complete statement of the facts pertaining to the nonrecognition of gain or loss including (1) the cost or other basis of the stock or securities transferred in the exchange and (2) the amount of stock, securities, or other property received in the exchange. In addition, the statement must include the fair market value, as of the date of the exchange, of each type of stock, securities or other property received by the taxpayer, and the taxpayer is required to maintain permanent records. All KWTX and Brazos shareholders are encouraged to consult their own tax advisors to determine the specific information that may be needed to file pursuant to the Treasury Regulations under Section 368 of the Internal Revenue Code.

     THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE KWTX AND BRAZOS ACQUISITIONS AND DOES NOT PROVIDE A COMPLETE ANALYSIS OF SUCH CONSEQUENCES. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE ACQUISITIONS. ACCORDINGLY, KWTX AND BRAZOS SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE ACQUISITIONS.

ACCOUNTING TREATMENT

     The acquisitions of KWTX, Brazos and KXII will be accounted for under the purchase method of accounting. Generally, under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their fair value.

REGULATORY MATTERS

     Under the Communications Act, the acquisitions may not be consummated until the FCC has approved the assignment of the FCC licenses of KWTX, Brazos and KXII to Gray. This approval has been obtained.

     Under the Hart-Scott-Rodino Act, the acquisitions may not be consummated until notifications have been given and information has been furnished to the Federal Trade Commission and the Anti-Trust Division of the United States Department of Justice and specified waiting period requirements have expired. On July 23, 1999, Gray, KWTX and Brazos filed the required notification and report forms under the Hart-Scott-Rodino Act with the FTC and Anti-Trust Division, and the applicable waiting period scheduled to expire at midnight on August 22, 1999, unless earlier termination is granted. At any time before or after the effective time of the acquisitions, the FTC or the Antitrust Division could take any action under the United States antitrust laws that it deems necessary or desirable in the public interest. This could include seeking to enjoin the acquisitions or seeking the divestiture of KWTX, Brazos or KXII by Gray, in whole or in part, or the divestiture or compulsory licensing of substantial assets of Gray, KWTX, Brazos or KXII or their respective subsidiaries. State attorneys general and private parties may also bring legal actions under the federal or state antitrust laws in some cases.

FINANCING OF THE ACQUISITIONS

     The total amount of funds required by Gray to consummate the acquisitions and pay related fees and expenses is estimated to be approximately $100 million. Gray intends to finance the cash consideration required by the acquisition agreements by issuing long-term debt. Gray is analyzing various financing alternatives and is in discussions with its lenders to provide the financing. While exact financing terms have not been finalized, Gray currently believes the financing will be completed incorporating the general terms outlined below. Additional funds, if any, necessary to complete the financing are expected to be borrowed under Gray's existing revolving credit facility.

Principal Amount:    $100,000,000

Interest Rate:       Variable -- based on LIBOR plus an additional
                     percentage based upon Gray's overall ratio of
                     indebtedness to its operating cash flow
Interest Payable:    Quarterly in arrears
Repayment and
  Final Maturity:    .25% of principal quarterly each March 31, June
                     30, September 30 and December 31 beginning March
                     31, 2001 through September 30, 2005, with the
                     remaining outstanding principal due and payable on
                     December 31, 2005
Ranking and
  Security:          The indebtedness will be senior secured
                     indebtedness of Gray and Gray and its subsidiaries
                     will jointly and severally pledge their assets to
                     guarantee the indebtedness
Covenants:           The credit agreement is expected to contain normal
                     and customary debt covenants, such as debt service
                     coverage ratios and the requirement of Gray to
                     maintain certain financial ratios, and will limit
                     Gray's ability to incur additional indebtedness

     The actual amount of cash that will be needed to complete the acquisitions is unknown at this time and is dependent on the following factors:

     - the election of each of the KWTX and Brazos shareholders regarding the proportion of cash and Gray class B common stock to be received in the acquisitions;

     - the final amount of the specified working capital accounts as to which the acquisition agreements require Gray to increase the consideration payable;

     - the election by Gray to pay all of the merger consideration in cash if the per share price of the Gray class B common stock for the 20 trading days preceding the closing date is less than $12; and

     - the actual amount of the transaction and closing costs.

     If additional financing is required, Gray currently intends to fund such amounts by drawing on its existing bank revolving credit facility. As of June 30, 1999, Gray had availability of approximately $69.3 million under the terms of that facility. Gray would be required to explore alternative financing arrangements if its borrowing ability under the revolving credit facility was insufficient to meet any additional financing necessary to complete the acquisitions.

     If KWTX and Brazos shareholders elect to receive more than 40% of their respective consideration in Gray class B common stock, the cash consideration will be correspondingly reduced. In such circumstances, Gray would either:

     - reduce the planned $100 million new debt issuance to an appropriate lesser amount;

     - fund the cash consideration required by exclusively drawing on its existing bank revolving credit facility; or

     - issue a smaller principal amount of new debt and draw on its existing revolving credit facility.

     Gray will require modifications to its existing bank senior credit facility to allow for the expected increase in Gray's total indebtedness and the issuance of the planned additional senior debt. These actions will require the approval of over two-thirds of the senior credit facility's participants. Gray currently believes that such approval will be obtained. If the approval were not obtained, Gray would explore alternate financing arrangements.

RESALE OF GRAY CLASS B COMMON STOCK FOLLOWING THE ACQUISITIONS

     In general the shares of the Gray class B common stock issuable upon conversion of the KWTX and Brazos stock in the acquisitions will be freely transferable. However, securities received by any shareholder who is an "affiliate" of KWTX or Brazos for purposes of Rule 145 under the Securities Act of 1933 will not be transferable, except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act of 1933. An affiliate, as defined under the Securities Act of 1933, generally includes, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock. This proxy statement/prospectus does not cover sales of Gray class B common stock issued to any person who is an affiliate of KWTX or Brazos. However, the acquisition agreements require Gray to register for resale the shares of Gray class B common stock received by affiliates of KWTX and Brazos.

SHAREHOLDERS' AGREEMENTS

     Each director, officer and five percent shareholder of each of KWTX and Brazos and certain principal shareholders of Gray have agreed to vote their shares in favor of the acquisitions. As of June 30, 1999, the shares subject to such voting agreements represented 66.9% of the outstanding shares of KWTX, 69.2% of the outstanding shares of Brazos and 48.9% of the votes represented by the outstanding shares of Gray class A common stock and class B common stock.

NO APPRAISAL RIGHTS AVAILABLE TO GRAY SHAREHOLDERS

     Under Georgia law, Gray shareholders who object to the proposal to approve the issuance of shares of Gray class B common stock pursuant to the acquisition agreements will not be afforded statutory appraisal rights.

                     SELECTED FINANCIAL INFORMATION OF GRAY

     The following selected consolidated financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1998 are derived from the audited consolidated financial statements of Gray. The consolidated financial statements as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, which consolidated financial statements and auditors' report thereon are incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data as of June 30, 1998 and 1999 and for the six-month periods then ended are derived from the unaudited condensed consolidated financial statements of Gray incorporated by reference in this proxy statement/prospectus which, in the opinion of management of Gray, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

     The selected consolidated financial data of Gray should be read in conjunction with Gray's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q for the quarter ended June 30, 1999, which are incorporated by reference in this proxy statement/prospectus.

                                                IN THOUSANDS EXCEPT PER SHARE DATA
                             ------------------------------------------------------------------------
                                                                                   SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                      JUNE 30,
                             --------------------------------------------------   -------------------
                             1994(1)   1995(2)   1996(3)    1997(4)    1998(5)      1998       1999
                             -------   -------   --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues:
Broadcasting............... $22,826   $36,750    $ 54,981   $ 72,301   $ 91,007   $ 42,201   $ 44,306
Publishing.................  13,692    21,866      22,845     24,536     29,330     13,917     17,558
Paging.....................      --        --       1,479      6,711      8,553      3,925      4,557
                             -------   -------   --------   --------   --------   --------   --------
         Total net
           revenues........  36,518    58,616      79,305    103,548    128,890     60,043     66,421
Expenses:
  Broadcasting.............  14,864    23,202      32,437     41,967     52,967     24,780     26,673
  Publishing...............  11,198    20,016      17,949     19,754     24,197     11,441     13,710
  Paging...................      --        --       1,078      4,051      5,618      2,583      3,238
  Corporate and
    administrative.........   1,959     2,258       3,219      2,528      3,063      1,317      1,687
  Depreciation.............   1,745     2,633       4,078      7,800      9,691      4,176      5,773
  Amortization of
    intangible assets......     396     1,326       3,585      6,718      8,426      3,667      5,346
  Non-cash compensation
    paid in common stock...      80     2,321         880         --         --         --         --
                             -------   -------   --------   --------   --------   --------   --------
                             30,242    51,756      63,226     82,818    103,962     47,964     56,427
                             -------   -------   --------   --------   --------   --------   --------
                              6,276     6,860      16,079     20,730     24,928     12,079      9,994
Gain on disposition of
  television station.......      --        --       5,671         --     70,572         --         --
Miscellaneous income and
  (expense)................     189       143          33        (31)      (242)      (314)       456
                             -------   -------   --------   --------   --------   --------   --------
                              6,465     7,003      21,783     20,699     95,258     11,765     10,450
Interest expense...........   1,923     5,438      11,689     21,861     25,455     11,967     13,775
                             -------   -------   --------   --------   --------   --------   --------
Income (loss) before income
  taxes and extraordinary
  charge...................   4,542     1,565      10,094     (1,162)    69,803       (202)    (3,325)
Federal and state income
  taxes....................   1,776       634       4,416        240     28,144        443       (684)
Extraordinary charge on
  extinguishment of debt,
  net of tax benefit of
  $2,157...................      --        --       3,159         --         --         --         --
                             -------   -------   --------   --------   --------   --------   --------
Net income (loss)..........   2,766       931       2,519     (1,402)    41,659       (645)    (2,641)
Preferred dividends........      --        --         377      1,410      1,318        718        505
                             -------   -------   --------   --------   --------   --------   --------
Net income (loss) available
  to common stockholders... $ 2,766   $   931    $  2,142   $ (2,812)  $ 40,341   $ (1,363)  $ (3,146)
                             =======   =======   ========   ========   ========   ========   ========
Average outstanding common
  shares:
  Basic....................   7,034     6,531       8,098     11,853     11,923     11,899     11,961
  Diluted..................   7,034     6,722       8,438     11,853     12,404     11,899     11,961
Net income (loss) per share
  available to common
  stockholders:
  Basic.................... $  0.39   $  0.14    $   0.26   $  (0.24)  $   3.38   $  (0.11)  $  (0.26)
  Diluted.................. $  0.39   $  0.14    $   0.25   $  (0.24)  $   3.25   $  (0.11)  $  (0.26)
BALANCE SHEET DATA AT END
  OF PERIOD:
Working capital
  (deficiency)............. $ 1,075   $  (222)   $   (158)  $ 10,089   $ 10,249   $  9,949   $ 15,022
Total assets...............  68,789    78,240     298,664    345,051    468,974    343,683    480,828
Total debt.................  52,940    54,324     173,368    227,076    270,655    226,901    291,672
Total stockholders
  equity................... $ 5,001   $  8,986   $ 95,226   $ 92,295   $126,703   $ 91,669   $123,183

-------------------------
(1) Reflects the operating results of WKYT-TV, WYMT-TV and The Rockdale Citizen as of their respective acquisition dates.

(2) Reflects the operating results of The Gwinnett Post-Tribune as of its date of acquisition.

(3) Reflects the operating results of WRDW-TV, WCTV-TV, WVLT-TV, a satellite uplink and production business and a communications and paging business as of their respective acquisition dates. Also reflects the sale of KTVE Inc., as of its date of disposition. Gray also incurred an extraordinary charge in connection with the early extinguishment of debt.

(4) Reflects the operating results of WITN-TV and Gulflink Communications, Inc., as of their respective acquisition dates.

(5) Reflects the operating results of Busse Broadcasting Corporation as of its date of acquisition. Also reflects the sale of WALB-TV as of its date of disposition.

                     SELECTED FINANCIAL INFORMATION OF KWTX

     The following selected financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1998 are derived from the financial statements of KWTX. The financial statements as of and for the year ended December 31, 1998 have been audited by Pattillo, Brown & Hill, LLP, independent auditors. The financial statements as of December 31, 1997 and for the years ended December 31, 1996 and 1997 were compiled by Pattillo, Brown & Hill, LLP, independent auditors. These financial statements and the auditors' report thereon are included elsewhere in this proxy statement/ prospectus. The selected financial data as of June 30, 1998 and 1999 and for the six month periods ended June 30, 1998 and 1999 are derived from the unaudited condensed financial statements of KWTX included elsewhere in this proxy statement/prospectus which, in the opinion of management of KWTX, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

     The selected financial data of KWTX should be read in conjunction with KWTX's audited financial statements and related notes for the year ended December 31, 1998 and the unaudited financial statements and related notes for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999, included elsewhere in this proxy statement/prospectus.

                                                            IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
                                    ---------------------------------------------------------------------------------------------
                                                                                                            SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                                JUNE 30,
                                    -----------------------------------------------------------------   -------------------------
                                       1994          1995          1996          1997         1998         1998          1999
                                    -----------   -----------   -----------   -----------   ---------   -----------   -----------
                                    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues......................   $   8,215     $   8,797     $   9,590     $   8,796    $  9,222      $ 4,290       $ 4,639
Expenses:
 Broadcasting.....................       5,772         5,968         6,260         5,550       5,507        2,700         2,780
 Depreciation.....................         418           463           553           495         607          288           336
                                     ---------     ---------     ---------     ---------    ---------     -------       -------
       Total operating expenses...       6,190         6,431         6,813         6,045       6,114        2,988         3,116
                                     ---------     ---------     ---------     ---------    ---------     -------       -------
 Operating income.................       2,025         2,366         2,777         2,751       3,108        1,302         1,523
 Miscellaneous income.............         745           855         1,196         1,281       1,601          676           587
                                     ---------     ---------     ---------     ---------    ---------     -------       -------
 Income before income taxes.......       2,770         3,221         3,973         4,032       4,709        1,978         2,110
 Federal and state income taxes...         838         1,002         1,205         1,305       1,388          543           652
 Gain on disposition of radio
   station, net...................          --            --         2,392            --          --           --            --
                                     ---------     ---------     ---------     ---------    ---------     -------       -------
       Net income.................   $   1,932     $   2,219     $   5,160     $   2,727    $  3,321      $ 1,435       $ 1,458
                                     =========     =========     =========     =========    =========     =======       =======
Average outstanding common shares:
 Basic and diluted................       1,550         1,550         1,550         1,550       1,550        1,550         1,550
Net income per share of common
 stock:
 Basic and diluted                   $1,246.45     $1,431.62     $3,329.35     $1,759.09    $2,142.41     $925.92       $940.34
BALANCE SHEET DATA AT END OF
 PERIOD:
Working capital...................   $   4,857     $   5,351     $   9,655     $   7,070    $  7,888      $ 6,830       $ 7,322
Total assets......................      13,303        14,394        19,968        17,621      19,319       17,270        17,956
Total stockholders equity.........   $  11,538     $  12,517     $  17,057     $  15,527    $ 17,298      $15,722       $16,586

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KWTX

INTRODUCTION

     The following analysis of the financial condition and results of operations of KWTX should be read in conjunction with KWTX's audited financial statements and related notes for the year ended December 31, 1998 and the unaudited financial statements and related notes for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999.

     In November 1996, KWTX sold all of the assets and operations of radio stations KWTX-AM and KWTX-FM to a third party resulting in a pre-tax gain of $3.6 million. These were the only radio broadcasting stations operated by KWTX.

     The operating revenues of KWTX for 1998 and 1997 were derived from broadcast advertising revenues and, to a much lesser extent, from compensation paid by the networks to KWTX for broadcasting network programming. In addition, KWTX obtains revenue from other incidental services such as the production of television commercials. The 1996 operating revenues also include advertising revenues from the radio stations that were sold in November of that year.

     In KWTX's operations, broadcast advertising is sold for placement either preceding or following a television station's network programming and within local and syndicated programming. Broadcast advertising is sold in time increments and is priced primarily on the basis of a program's popularity among the specific audience an advertiser desires to reach, as measured by Nielsen Media Research. In addition, broadcast-advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Broadcast advertising rates are the highest during the most desirable viewing hours, with corresponding reductions during other hours. The ratings of a local station affiliated with a major network can be affected by ratings of network programming.

     Most broadcast advertising contracts are short-term and generally run only for a few weeks. Approximately 47% of the net revenues of KWTX for the year ended December 31, 1998 were generated from local advertising, which is sold primarily by a station's sales staff directly to local accounts. The remainder represents primarily national advertising, which is sold by a station's national advertising sales representative. The stations generally pay commissions to advertising agencies on local, regional and national advertising and the stations also pay commissions to the national sales representative on national advertising.

     Broadcast advertising revenues are generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the winter holiday season. In addition, broadcast advertising revenues are generally higher during even numbered election years due to spending by political candidates, which spending typically is heaviest during the fourth quarter.

     KWTX's primary operating expenses are programming costs, employee compensation and related benefits and programming costs. In addition, broadcasting operations incur overhead expenses, such as maintenance, supplies, insurance, rent and utilities.

BROADCASTING REVENUES

     Set forth below are the principal types of broadcasting revenues earned by KWTX for the periods indicated and the percentage contribution of each of the revenues (dollars in thousands):

                                      YEAR ENDED DECEMBER 31,                     SIX MONTHS ENDED JUNE 30,
                        ---------------------------------------------------   ---------------------------------
                             1996              1997              1998              1998              1999
                        ---------------   ---------------   ---------------   ---------------   ---------------
                        AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %
                        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Net revenues:
  Local............... $3,696     38.54%  $4,097    46.58%  $4,293    46.56%  $1,927    44.92%  $2,179    46.97%
  National............  2,851     29.73    3,104    35.29    2,955    32.04    1,545    36.01    1,659    35.76
  Network
    compensation......  1,480     15.43    1,500    17.05    1,439    15.60      693    16.15      755    16.28
  Political...........    311      3.24       22      .25      452     4.90       77     1.79        5     0.11
  Radio...............  1,123     11.71       --       --       --       --       --       --       --       --
  Other...............    129      1.35       73      .83       83      .90       48     1.14       41     0.88
                        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
        Total net
          revenue..... $9,590    100.00%  $8,796   100.00%  $9,222   100.00%  $4,290   100.00%  $4,639   100.00%
                       ======    ======   ======   ======   ======   ======   ======   ======   ======   ======

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Net revenue increased $349,000, or 8.1%, from $4.3 million to $4.6 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. This increase reflected an increase in net local advertising sales of approximately $252,000, due to increased advertiser demand for commercial time. Political net revenue decreased approximately $72,000 between the six months ended June 30, 1999 and 1998 reflecting a decrease in political announcements associated with local elections. In addition, network compensation increased approximately $62,000 between the six months ended June 30, 1999 and 1998. During the 1998 period, the network did not compensate its affiliates for carrying the Olympic broadcasts. Net national revenues increased approximately $114,000 between the six months ended June 30, 1999 and 1998, reflecting increased demand for commercial time by national advertisers.

     Operating costs and expenses increased $128,000, or 4.3%, from $3.0 million to $3.1 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. The increase primarily reflected additional charges of approximately $38,000 for programming and $50,000 for increased sales salaries.

     Income from operations increased $221,000, or 17.0%, from $1.3 million to $1.5 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998 reflecting the net effect of the increased revenue and expenses both discussed above.

     Miscellaneous income decreased $89,000, or 13.2%, from $676,000 to $587,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998 reflecting non-recurring miscellaneous income from the 1998 period.

     Federal income tax expense for the six months ended June 30, 1999 and 1998 generally reflected KWTX's application of a 34% federal tax rate to pre-tax income. The pre-tax income is adjusted for the deduction of state franchise taxes, an 80% exclusion on income from the Brazos equity investment and other items calculating the federal income tax expense.

     Net earnings increased $23,000, or 1.6%, from $1,435,000 to $1,458,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net revenue increased $426,000, or 4.8%, from $8.8 million to $9.2 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. This increase reflected an increase of $430,000 in net political revenue to $452,000 in 1998 from $22,000 in 1997. Political revenue is generally cyclical and coincides with the general election cycle during even numbered years. Net local revenue increased by $196,000 from $4.1 million in 1997 to $4.3 million in 1998, reflecting a general increase in local sales. Net national revenue decreased by $149,000 from $3.1 million in 1998 to $3.0 million in 1997, reflecting a decrease in national advertising spots to allow for increased political advertising. Network compensation decreased $61,000 from 1997 to 1998 reflecting the station's share of CBS's network wide reduction in compensation due to the network's acquisition of broadcast rights for NFL football.

     Income from operations increased $357,000, or 13.0%, from $2.8 million in 1997 to $3.1 million in 1998, reflecting the increased revenue discussed above.

     Miscellaneous income increased $321,000, or 25.1%, from $1.3 million in 1997 to $1.6 million in 1998. The increase was partially attributable to an increase of $109,000 in the income from KWTX's 50% interest in Brazos reflecting Brazos' 1998 financial performance relative to 1997. In addition, other income increased $177,000 between 1997 and 1998, reflecting a gain on the sale of fixed assets in 1998.

     Federal income tax expense for 1998 and 1997 generally reflected KWTX's application of a 34% federal tax rate to pre tax income. The pre-tax income is adjusted for the deduction of state franchise tax, an 80% exclusion on income from the Brazos equity investment and other items in calculating the federal income tax expense.

     Net earnings increased $594,000, or 21.8%, from $2.7 million in 1997 to $3.3 million in 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net revenue decreased $794,000, or 8.3%, from $9.6 million in 1996 to $8.8 million in 1997. This decrease was attributable to the sale of KWTX's radio stations in November 1996. The sale of the radio stations decreased net revenue by $1.1 million for 1997. This decrease was partially offset by increases in television broadcasting net revenues. Net political revenue decreased $289,000, or 93%, from $311,000 in 1996 to $22,000 in 1997 reflecting the "off" year of the biennial election cycle. Net local revenue increased $401,000 from $3.7 million in 1996 to $4.1 million in 1997 reflecting an overall sales increase. Net national revenue increased $253,000 from $2.8 million in 1996 to $3.1 million in 1997 reflecting an increase in national spots sold due to decreased local political advertising.

     Operating costs and expenses decreased $768,000, or 11.3%, from $6.8 million in 1996 to $6.0 million in 1997. The decrease reflected the sale of the radio operations in November 1996. This sale reduced 1997 expenses by approximately $1.1 million. Increases in television operating expenses offset, in part, the reduction of expenses due to the sale of the radio stations.

     Miscellaneous income increased $85,000, or 7.1%, from $1.2 million in 1996 to $1.3 million in 1997. The increase was attributable to an increase of $116,000 in the income from KWTX's 50% interest in Brazos reflecting Brazos' financial performance during 1997 compared to 1996.

     Federal income tax expense for 1997 and 1996 generally reflected KWTX's application of a 34% federal tax rate to pre-tax income. Pre-tax income was adjusted for the deduction of state franchise taxes, an 80% exclusion on income from the Brazos equity investment and other items in calculating the federal income tax expense.

     Net earnings decreased $2.4 million, or 47.2%, from $5.2 million in 1996 to $2.7 million in 1997. The 1996 net earnings included a net of tax gain of $2.4 million relating to the discontinuance and disposition of KWTX's radio stations.

LIQUIDITY AND CAPITAL RESOURCES

     KWTX's working capital approximated $9.7 million, $7.1 million, $7.8 million and $7.3 million at December 31, 1996, 1997, 1998 and June 30, 1999, respectively. KWTX's cash provided from operations was approximately $6.2 million, $1.4 million, $3.2 million and $1.7 million in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively. Management of KWTX believes that current cash balances and cash flows from operations will be adequate to provide for KWTX's capital expenditures, cash dividends and working capital requirements respectively.

     KWTX used cash for capital expenditures in the amount of $369,000, $911,000, $1.3 million, and $414,000 in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively.

     KWTX paid dividends of $620,000, $4.3 million, $1.6 million and $2.2 million in 1996, 1997, 1998 and during the six months ended June 30, 1999, respectively. The 1997 dividends reflect, in part, a special dividend in the amount of the net proceeds from the sale of KWTX's radio stations which were sold in November 1996.

     KWTX regularly enters into program contracts for the right to broadcast television programs produced by others and programming commitments for the right to broadcast programs in the future. Such programming commitments are generally made to replace expiring or canceled program rights. Payments under such contracts are made in cash or the concession of advertising spots for the program provider to resell, or a combination of both. At June 30, 1999, payments on program license liabilities due in 1999, which will be paid with cash from operations, were approximately $20,000.

     Management does not believe that inflation in past years has had a significant impact on KWTX's results of operations nor is inflation expected to have a significant effect upon KWTX's business in the near future.

YEAR 2000 ISSUE

     The problems created by systems that are unable to interpret dates accurately after December 31, 1999 is referred to as the "Year 2000 Issue." Many software programs have historically categorized the "year" in a two-digit format rather than a four-digit format. As a result, those computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 Issue creates potential risks for KWTX, including potential problems in KWTX's Information Technology and non-Information Technology systems. The Year 2000 Issue could cause a system failure, miscalculations or disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. KWTX may also be exposed to risks from third parties who fail to adequately address their own Year 2000 Issue.

     KWTX has implemented a multiphase program designed to address the Year 2000 Issue. Each phase of this program and its state of completion are described below:

          Assessment: This phase of the program includes the identification of KWTX's IT and non-IT systems. After these systems have been identified, they are evaluated to determine whether they will correctly recognize dates after December 31, 1999 ("Year 2000 Compliant"). If it is determined that they are not Year 2000 Compliant, they are replaced or modified in the remediation phase of the program. KWTX's systems are non-proprietary. KWTX is in the process of obtaining from each system vendor a written or oral representation as to each significant system's status of compliance. KWTX has commenced an ongoing process of contacting suppliers and other key third parties to assess their Year 2000 Compliance status. It appears that all of these third parties are currently Year 2000 Compliant or they plan to be Year 2000 Compliant prior to December 31, 1999. This phase is substantially complete and KWTX has identified the majority of the systems that need to be replaced.

          Remediation: For those systems which are not Year 2000 Compliant, a plan is derived to make the systems Year 2000 Compliant. These solutions have included modification or replacement of existing systems. The remediation phase is approximately 85% complete.

          Testing: Test remediated systems to assure normal function when placed in their original operating environment and further test for Year 2000 Compliance. The Testing phase of the program is approximately 85% complete and KWTX anticipates that it will be completed by October 1, 1999.

          Contingency: As a result of KWTX's Year 2000 Compliance program, KWTX does not believe that it has significant risk resulting from this issue. However, KWTX is in the process of developing contingency plans for the possibility that one of its systems or one of a third party's systems may not be Year 2000 Compliant.

     KWTX does not presently believe that the estimated total Year 2000 project cost will exceed $15,000. Most of this cost will be realized over the estimated useful lives of the new hardware and software; however, any third party consulting fees would be expended in the period the services are rendered. To date, KWTX has identified several minor systems that are not Year 2000 Compliant and these systems are in the process of being replaced. However, KWTX has not incurred significant expenses associated with the Year 2000 Issue. As of December 31, 1998, no IT projects have been deferred due to KWTX's efforts related to the Year 2000 Issue.

     The costs of the project and the date on which KWTX believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                    SELECTED FINANCIAL INFORMATION OF BRAZOS

     The following table sets forth selected financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1998 are derived from the financial statements of Brazos. The financial statements as of and for the year ended December 31, 1998 have been audited by Pattillo, Brown & Hill, LLP, independent auditors. The financial statements as of December 31, 1997 and for the years ended December 31, 1996 and 1997 were compiled by Pattillo, Brown & Hill, LLP, independent auditors. These financial statements and the auditor's report thereon are included elsewhere in this proxy statement/prospectus. The selected financial data as of June 30, 1998 and 1999 and for the six-month periods ended June 30, 1998 and 1999 are derived from the unaudited condensed financial statements of Brazos included elsewhere in this proxy statement/ prospectus which, in the opinion of management of Brazos, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

     The selected financial data of Brazos should be read in conjunction with Brazos' audited financial statements and related notes for the year ended December 31, 1998 and the unaudited financial statements and related notes for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999, included elsewhere in this proxy statement/prospectus.

                                                          IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
                                  ---------------------------------------------------------------------------------------------
                                                                                                          SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                                JUNE 30,
                                  -----------------------------------------------------------------   -------------------------
                                     1994          1995          1996          1997         1998         1998          1999
                                  -----------   -----------   -----------   -----------   ---------   -----------   -----------
                                  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues....................   $   5,018     $   5,201     $   6,146     $   6,624    $   7,301    $   3,509     $   3,357
Expenses:
  Broadcasting..................       3,024         3,228         3,477         3,719        4,021        1,983         2,012
  Depreciation..................         428           469           424           381          392          196           192
                                   ---------     ---------     ---------     ---------    ---------    ---------     ---------
    Total operating expenses....       3,452         3,697         3,901         4,100        4,413        2,179         2,204
                                   ---------     ---------     ---------     ---------    ---------    ---------     ---------
Operating income................       1,566         1,504         2,245         2,524        2,888        1,330         1,153
Miscellaneous income............         135           238           198           287          263          149           141
                                   ---------     ---------     ---------     ---------    ---------    ---------     ---------
Income before income taxes......       1,701         1,742         2,443         2,811        3,151        1,479         1,294
Federal and state income
  taxes.........................         611           656           875         1,012        1,135          502           449
                                   ---------     ---------     ---------     ---------    ---------    ---------     ---------
    Net income..................   $   1,090     $   1,086     $   1,568     $   1,799    $   2,016    $     977     $     845
                                   =========     =========     =========     =========    =========    =========     =========
Average outstanding common
  shares:
  Basic and Diluted.............         500           500           500           500          500          500           500
Net income per share of common
  stock:
  Basic and Diluted.............   $2,179.52     $2,171.55     $3,135.42     $3,598.63    $4,032.99    $1,954.09     $1,689.35
BALANCE SHEET DATA AT END OF
  PERIOD:
Working capital.................   $   4,087     $   4,589     $   5,385     $   6,548    $   7,845    $   6,601     $   7,197
Total assets....................       7,006         7,489         8,517         9,842       10,914        9,543         9,735
Total stockholders equity.......   $   5,702     $   6,288     $   7,280     $   8,580    $   9,596    $   8,557     $   8,941

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BRAZOS

INTRODUCTION

     The following analysis of the financial condition and results of operations of Brazos should be read in conjunction with Brazos' audited financial statements and related notes for the year ended December 31, 1998 and the unaudited financial statements and related notes for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999.

     The operating revenues of Brazos are derived from broadcast advertising revenues and, to a lesser extent, compensation paid by the networks to Brazos for broadcasting network programming. In addition, Brazos obtains revenue from other incidental services, such as the production of television commercials.

     In Brazos' operations, broadcast advertising is sold for placement either preceding or following a television station's network programming and within local and syndicated programming. Broadcast advertising is sold in time increments and is priced primarily on the basis of a program's popularity among the specific audience an advertiser desires to reach, as measured by A.C. Nielsen Media Research. In addition, broadcast advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Broadcast advertising rates are the highest during the most desirable viewing hours, with corresponding reductions during other hours. The ratings of a local station affiliated with a major network can be affected by ratings of network programming.

     Most broadcast advertising contracts are short-term and generally run only for a few weeks. Approximately 42% of the net revenues of Brazos for the year ended December 31, 1998 were generated from local advertising, which is sold primarily by a station's sales staff directly to local accounts. The remainder represents primarily national advertising, which is sold by a station's national advertising sales representative. The stations generally pay commissions to advertising agencies on local, regional and national advertising and the stations also pay commissions to the national sales representative on national advertising.

     Broadcast advertising revenues are generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the winter holiday season. In addition, broadcast advertising revenues are generally higher during even numbered election years due to spending by political candidates, which spending typically is heaviest during the fourth quarter.

     Brazos' primary operating expenses are employee compensation and related benefits and programming costs. In addition, broadcasting operations incur overhead expenses, such as maintenance, supplies, insurance, rent and utilities.

BROADCASTING REVENUES

     Set forth below are the principal types of broadcasting revenues earned by Brazos for the periods indicated and the percentage contribution of each of the revenues (dollars in thousands):

                                     YEAR ENDED DECEMBER 31,                     SIX MONTHS ENDED JUNE 30,
                       ---------------------------------------------------   ---------------------------------
                            1996              1997              1998              1998              1999
                       ---------------   ---------------   ---------------   ---------------   ---------------
                       AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Net revenues:
  Local..............  $3,038    49.43%  $2,904    43.84%  3,053     41.82%  1,505     42.89%  $1,661    49.48
  National...........   2,246    36.54    3,006    45.38   3,255     44.58   1,647     46.94    1,403    41.79
  Network
    compensation.....     566     9.21      573     8.65     539      7.38     262      7.47      287     8.55
  Political..........     195     3.17       43      .65     360      4.93      95      2.70        6     0.18
  Production and
    other............     101     1.65       98     1.48      94      1.29      --        --       --       --
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
        Total net
          revenue....  $6,146   100.00%  $6,624   100.00%  $7,301   100.00%  $3,509   100.00%  $3,357   100.00%
                       ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Net revenue decreased $153,000, or 4.3%, from $3.5 million to $3.4 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. This decrease reflected an increase in net local advertising sales of approximately $156,000 offset, in part, by a decrease in national advertising sales of $244,000. Political net revenue decreased approximately $89,000 between the six months ended June 30, 1999 and 1998 reflecting the "off year" of the biannual election cycle. Network compensation increased approximately $25,000 between the six months ended June 30, 1998 and 1999. During the 1998 period the network did not compensate its affiliates for carrying the Olympic broadcasts.

     Operating costs and expenses increased $25,000, or 1.1%, from $2,179,000 to $2,204,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

     Income from operations decreased $177,000, or 13.3%, from $1.3 million to $1.1 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998, reflecting the net effect of the decreased revenue and increased expenses both discussed above.

     Miscellaneous income decreased $8,000, or 5.4%, from $149,000 to $141,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998 reflecting decreased interest income from cash investments.

     Federal income tax expense for the six months ended June 30, 1999 and 1998 generally reflected Brazos' application of a 34% federal tax rate to pre-tax income. The pre-tax income is adjusted for the deduction of state franchise taxes.

     Net earnings decreased $132,000, or 13.5%, from $977,000 to $845,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net revenue increased $677,000, or 10.2%, from $6.6 million to $7.3 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. This increase reflected an increase of $317,000 in net political revenue to $360,000 for 1998 from $43,000 for 1997. Net local revenue increased $149,000 from $2.9 million in 1997 to $3.1 million in 1998, reflecting a normal increase in sales. Net national revenue increased $249,000 from $3.0 million in 1997 to $3.3 million in 1998, reflecting a general sales increase due to rising advertising prices. Network compensation decreased approximately $34,000 in 1998, reflecting the station's share of CBS's network wide reduction in compensation due to the network's acquisition of broadcast rights for NFL football.

     Operating costs and expenses increased $313,000, or 7.6%, from $4.1 million in 1997 to $4.4 million in 1998, reflecting, in part, increased general and administrative expenses of $142,000, and increased sales compensation costs of $44,000. In addition, management bonus expense increased $59,000 between the fiscal years.

     Income from operations increased $364,000, or 14.4%, from $2.5 million in 1997 to $2.9 million in 1998, reflecting the net effect of the changes in revenue and expenses discussed above.

     Miscellaneous income decreased $24,000, or 8.4%, from $287,000 in 1997 to $263,000 in 1998. The decrease reflected a loss on the disposal of fixed assets recognized in 1998 versus a gain recognized in 1997.

     Federal income tax expense for 1998 and 1997 generally reflected the application of a 34% federal tax rate to pre tax income. The pre-tax income is adjusted for the deduction of state franchise taxes.

     Net earnings increased $217,000, or 12.1%, from $1.8 million in 1997 to $2.0 million in 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net revenue increased $478,000, or 7.8%, from $6.1 million in 1996 to $6.6 million in 1997. Net political revenue decreased $152,000, or 77.9%, from $195,000 in 1996 to $43,000 in 1997 reflecting the "off" year of the biennial election cycle. Net local revenue decreased by $134,000 from $3.0 million in 1996 to $2.9 million in 1997 reflecting a shift from local sales to national sales. Net national revenue increased by $760,000 from $2.2 million in 1996 to $3.0 million in 1997 reflecting increased national advertising space due to decreased political and local revenue as well as a general increase in sales.

     Operating costs and expenses increased $199,000, or 5.1%, from $3.9 million in 1996 to $4.1 million in 1997. The increase reflects, in part, a $100,000 increase in news costs reflecting increased staff and news programming and a $70,000 increase in general and administrative expenses. Management bonus expense increased $23,000, or 5.7%, from $403,000 in 1996 to $426,000 in 1997, reflecting increased performance compensation based on the improved operating results for the year ended December 31, 1997.

     Income from operations increased $279,000, or 12.4%, from $2.2 million in 1996 to $2.5 million in 1997, reflecting the net effect of the changes in revenue and expenses discussed above.

     Miscellaneous income increased $89,000, or 44.9%, from $198,000 in 1996 to $287,000 in 1997. The increase reflected a gain recognized in 1997 on the disposal of fixed assets verses a loss recognized in 1996.

     Federal income tax expense for the years ended December 31, 1997 and 1996 generally reflected the application of a 34% federal tax rate to pre tax income. The pre tax income is adjusted for the deduction of state franchise taxes.

     Net earnings increased $232,000, or 14.8%, from $1.6 million in 1997 to $1.8 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Brazos' working capital was approximately $5.4 million, $6.5 million, $7.8 million and $7.2 million at December 31, 1996, 1997, 1998 and June 30, 1999, respectively. Brazos' cash provided from operations approximated $1.7 million, $1.8 million, $2.4 million and $778,000 in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively. Management of Brazos believes that current cash balances and cash flows from operations will be adequate to provide for Brazos' capital expenditures, cash dividends and working capital requirements respectively.

     Brazos used cash for capital expenditures in the amount of $392,000, $482,000, $154,000 and $127,000 in 1996, 1997, 1998 and the six months ended
June 30, 1999, respectively.

     Brazos paid dividends of $575,000, $500,000, $1 million and $1.5 million in 1996, 1997, 1998 and during the six months ended June 30, 1999, respectively.

     Brazos regularly enters into program contracts for the right to broadcast television programs produced by others and programming commitments for the right to broadcast programs in the future. Such programming commitments are generally made to replace expiring or canceled program rights. Payments under such contracts are made in cash or the concession of advertising spots for the program provider to resell, or a combination of both. At June 30, 1999, payments on program license liabilities due in 1999, which will be paid with cash from operations, were approximately $20,000.

     Management does not believe that inflation in past years has had a significant impact on Brazos' results of operations nor is inflation expected to have a significant effect upon Brazos' business in the near future.

YEAR 2000 ISSUE

     The problems created by systems that are unable to interpret dates accurately after December 31, 1999 is referred to as the "Year 2000 Issue." Many software programs have historically categorized the "year" in a two-digit format rather than a four-digit format. As a result, those computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 Issue creates potential risks for Brazos, including potential problems in Brazos' IT and non-IT systems. The Year 2000 Issue could cause a system failure, miscalculations or disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Brazos may also be exposed to risks from third parties who fail to adequately address their own Year 2000 Issue.

     Brazos has implemented a multiphase program designed to address the Year 2000 Issue. Each phase of this program and its state of completion is described below:

          Assessment: This phase of the program includes the identification of Brazos' IT and non-IT systems. After these systems have been identified, they are evaluated to determine whether they will correctly recognize dates after December 31, 1999 ("Year 2000 Compliant"). If it is determined that they are not Year 2000 Compliant, they are replaced or modified in the remediation phase of the program. Brazos' systems are non-proprietary. Brazos is in the process of obtaining from each system vendor a written or oral representation as to each significant system's status of compliance. Brazos has commenced an ongoing process of contacting suppliers and other key third parties to assess their Year 2000 Compliance status. It appears that all of these third parties are currently Year 2000 Compliant or they plan to be Year 2000 Compliant prior to December 31, 1999. This phase is substantially complete and Brazos has identified the majority of the systems that need to be replaced.

          Remediation: For those systems which are not Year 2000 Compliant, a plan is derived to make the systems Year 2000 Compliant. These solutions have included modification or replacement of existing systems. The remediation phase is approximately 60% complete.

          Testing: Test remediated systems to assure normal function when placed in their original operating environment and further test for Year 2000 Compliance. The Testing phase of the program is approximately 60% complete and Brazos anticipates that it will be completed by October 1, 1999.

          Contingency: As a result of Brazos' Year 2000 Compliance program, Brazos does not believe that it has significant risk resulting from this issue. However, Brazos is in the process of developing contingency plans for the possibility that one of its systems or one of a third party's systems may not be Year 2000 Compliant.

     Brazos does not presently believe that the estimated total Year 2000 project cost will exceed $18,000. Most of this cost will be realized over the estimated useful lives of the new hardware and software; however, any third party consulting fees would be expended in the period the services are rendered. To date, Brazos has identified several minor systems that are not Year 2000 Compliant and these systems are in the process of being replaced. However, Brazos has not incurred significant expenses associated with the Year 2000 Issue. As of December 31, 1998, no IT projects have been deferred due to Brazos' efforts related to the Year 2000 Issue.

     The costs of the project and the date on which Brazos believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                SELECTED COMBINED FINANCIAL INFORMATION OF KXII

     The following table sets forth selected combined financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1998 are derived from the combined financial statements of KXII. The combined financial statements as of and for the year ended December 31, 1998, have been audited by Jaynes, Reitmeier, Boyd & Therrell, P.C., independent auditors. The combined financial statements as of December 31, 1997 and for the years December 31, 1996 and 1997 were compiled by Jaynes, Reitmeier, Boyd & Therrell, P.C. These combined financial statements and the auditor's report thereon are included elsewhere in this proxy statement/prospectus. The selected combined financial data as of June 30, 1998 and 1999 and for the six-month periods ended June 30, 1998 and 1999 are derived from the unaudited condensed combined financial statements of KXII included elsewhere in the proxy statement/ prospectus which, in the opinion of management of KXII, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. The combined results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

     The selected combined financial data of KXII should be read in conjunction with KXII's audited combined financial statements and related notes for the year ended December 31, 1998 and the unaudited combined financial statements and related notes thereto for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999, included elsewhere in this proxy statement/prospectus.

                                                                     IN THOUSANDS
                             ---------------------------------------------------------------------------------------------
                                                                                                     SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                JUNE 30,
                             -----------------------------------------------------------------   -------------------------
                                1994          1995          1996          1997         1998         1998          1999
                             -----------   -----------   -----------   -----------   ---------   -----------   -----------
                             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)

STATEMENT OF INCOME DATA:
Net revenues...............    $4,426        $4,936        $5,604        $5,604       $6,102       $2,835        $3,209
Expenses:
  Broadcasting.............     2,864         3,102         3,502         3,514        3,638        1,776         1,846
  Depreciation.............       379           377           426           409          442          174           198
  Amortization of
    intangible assets......       106           106           106           106          106           53            53
                               ------        ------        ------        ------       ------       ------        ------
    Total operating
      expenses.............     3,349         3,585         4,034         4,029        4,186        2,003         2,097
                               ------        ------        ------        ------       ------       ------        ------
Operating income...........     1,077         1,351         1,570         1,575        1,916          832         1,112
Miscellaneous income.......        --             7             2             7           33           --            90
Interest expense...........       496           492           497           478          472          234           232
                               ------        ------        ------        ------       ------       ------        ------
Income before income
  taxes....................       581           866         1,075         1,104        1,477          598           970
State income taxes.........        24            36            29            21           36           13             4
                               ------        ------        ------        ------       ------       ------        ------
    Net income.............    $  557        $  830        $1,046        $1,083       $1,441       $  585        $  966
                               ======        ======        ======        ======       ======       ======        ======
BALANCE SHEET DATA AT END
  OF PERIOD:
Working capital............    $  270        $  363        $  904        $  978       $1,790       $  935        $1,839
Total assets...............     6,864         7,096         7,203         7,054        8,343        7,781         8,469
Total stockholders
  equity...................    $  910        $1,354        $1,844        $1,976       $2,946       $2,205        $3,289

-------------------------

Information with respect to basic and diluted average outstanding common shares and related income per share data has been omitted, because the selected combined financial information for KXII combines corporate and partnership entities. Accordingly share and per share data would not be meaningful.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KXII

INTRODUCTION

     The following analysis of the financial condition and results of operations of KXII should be read in conjunction with KXII's audited financial statements and related notes for the year ended December 31, 1998 and the unaudited financial statements and related notes for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999.

     The operating revenues of KXII are derived from broadcast advertising revenues and, to a lesser extent, compensation paid by the networks to KXII for broadcasting network programming. In addition, KXII obtains revenue from other incidental services, such as production of television commercials.

     In KXII's operations, broadcast advertising is sold for placement either preceding or following a television station's network programming and within local and syndicated programming. Broadcast advertising is sold in time increments and is priced primarily on the basis of a program's popularity among the specific audience an advertiser desires to reach, as measured by Nielsen Media Research. In addition, broadcast advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Broadcast advertising rates are highest during the most desirable viewing hours, with corresponding reductions during other hours. The ratings of a local station affiliated with a major network can be affected by ratings of network programming.

     Most broadcast advertising contracts are short-term and generally run only for a few weeks. Approximately 59% of the net revenues of KXII for the year ended December 31, 1998, were generated from local and regional advertising, which is sold primarily by a station's sales staff directly to local accounts. The remainder represents primarily national advertising, which is sold by a station's national advertising sales representative. The stations generally pay commissions to advertising agencies on local, regional and national advertising and the stations also pay commissions to the national sales representative on national advertising.

     Broadcast advertising revenues are generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the winter holiday season. In addition, broadcast advertising revenues are generally higher during even numbered election years due to spending by political candidates, which spending typically is heaviest during the fourth quarter.

     KXII's primary operating expenses are programming costs, employee compensation and related benefits and programming costs. In addition, broadcasting operations incur overhead expenses, such as maintenance, supplies, insurance, rent and utilities.

BROADCASTING REVENUES

     Set forth below are the principal types of broadcasting revenues earned by KXII for the periods indicated and the percentage contribution of each of the revenues (dollars in thousands):

                                                                                            SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                           JUNE 30,
                                  ------------------------------------------------   -------------------------------
                                       1996             1997             1998             1998             1999
                                  --------------   --------------   --------------   --------------   --------------
                                  AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %
                                  ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
Net revenues:
  Local.........................  $3,194   57.01%  $3,326   59.35%  $3,631   59.50%  $1,814   63.99%  $2,022   63.01%
  National......................   1,219   21.75    1,280   22.84    1,197   19.62      535   18.87      688   21.44
  Network compensation..........     935   16.68      943   16.83      897   14.70      432   15.24      468   14.58
  Political.....................     179    3.19        3    0.05      327    5.36       --      --       --      --
  Production and other..........      77    1.37       52    0.93       50    0.82       54    1.90       31    0.97
                                  ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
        Total net revenue.......  $5,604   100.0%  $5,604   100.0%  $6,102   100.0%  $2,835   100.0%  $3,209   100.0%
                                  ======   =====   ======   =====   ======   =====   ======   =====   ======   =====

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Net revenue increased $374,000, or 13.2%, from $2.8 million to $3.2 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. This increase reflected an increase in net local and national advertising sales of approximately $208,000 and $153,000, respectively, due to increased advertiser demand for commercial time. Network compensation increased approximately $36,000 from the six months ended June 30, 1998 to the six months ended June 30, 1999. During the 1998 period the network did not compensate its affiliates for carrying the Olympic broadcasts.

     Income from operations increased $280,000, or 33.7%, from $832,000 to $1.1 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998, reflecting increased revenue as discussed above.

     Net earnings increased $381,000, or 65.1%, from $585,000 to $966,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net revenue increased $498,000, or 8.9%, from $5.6 million to $6.1 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. This increase reflected an increase of $324,000 in net political revenue to $327,000 for 1998 from $3,000 for 1997. Net local revenue increased $305,000 from $3.3 million in 1997 to $3.6 million in 1998, reflecting a significant increase in the advertising budget for several local and regional advertisers in the KXII broadcasting area. Net national revenue decreased $83,000 from $1.2 million in 1997 to $1.1 million in 1998, reflecting a national account which significantly reduced its advertising in KXII's broadcast area. Network compensation decreased approximately $46,000 from $943,000 in 1997 to $897,000 in 1998 reflecting KXII's share of CBS's network-wide reduction in compensation due to the network's acquisition of broadcast rights for NFL football.

     Income from operations increased $341,000, or 21.6%, from $1.6 million in 1997 to $1.9 million in 1998, reflecting an increase in production salaries and broadcast rights expenses. In addition, management bonus expense increased $30,000, or 34.9%, from

$86,000 to $116,000, reflecting increased performance compensation based on the improved operating results of KXII for 1998.

     Net earnings increased $358,000, or 33%, from $1.1 million in 1997 to $1.4 million in 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net revenue was unchanged from 1996 to 1997. Net political revenue decreased $176,000, or 98.3%, from $179,000 in 1996 to $3,000 in 1997, reflecting the "off" year of the biannual election cycle. Net local revenue increased by $132,000 from $3.2 million in 1996 to $3.3 million in 1997, reflecting the addition of local sales staff and the focus of existing sales staff on new business development. Net national revenue increased by $61,000 from $1.2 million in 1996 to $1.3 million in 1997, reflecting moderate increases in the KXII's advertising rates.

     Net earnings increased $37,000, or 3.5%, from $1.0 million in 1996 to $1.1 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     KXII's working capital was approximately $904,000, $978,000, $1.8 million and $1.8 million at December 31, 1996, 1997, 1998 and June 30, 1999, respectively. KXII's cash provided from operations approximated $1.4 million, $1.5 million, $1.9 million, and $1.0 million in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively. Management of KXII believes that current cash balances and cash flows from operations will be adequate to provide for KXII's capital expenditures, cash dividends and working capital requirements, respectively.

     KXII had capital expenditures in the amount of $313,000, $405,000, $418,000 and $336,000 in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively.

     KXII paid $556,000, $951,000, $471,000 and $622,590 in dividends in 1996,
1997, 1998 and the six months ended June 30, 1999, respectively.

     KXII regularly enters into program contracts for the right to broadcast television programs produced by others and programming commitments for the right to broadcast programs in the future. Such programming commitments are generally made to replace expiring or canceled program rights. Payments under such contracts are made in cash or the concession of advertising spots for the program provider to resell, or a combination of both. At June 30, 1999, payments on program license liabilities due in 1999, which will be paid with cash from operations, were approximately $156,000.

     Management does not believe that inflation in past years has had a significant impact on KXII's results of operations nor is inflation expected to have a significant effect upon KXII's business in the near future.

YEAR 2000 ISSUE

     The problems created by systems that are unable to interpret dates accurately after December 31, 1999 is referred to as the "Year 2000 Issue." Many software programs have historically categorized the "year" in a two-digit format rather than a four-digit format. As a result, those computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 Issue creates potential risks for KXII, including potential problems in KXII's IT and non-IT systems. The Year 2000 Issue could cause a system failure, miscalculations or disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. KXII may also be exposed to risks from third parties who fail to adequately address their own Year 2000 Issue.

     KXII has implemented a multiphase program designed to address the Year 2000 Issue. Each phase of this program and its state of completion is described below:

          Assessment: This phase of the program includes the identification of KXII's IT and non-IT systems. After these systems have been identified, they are evaluated to determine whether they will correctly recognize dates after December 31, 1999 ("Year 2000 Compliant"). If it is determined that they are not Year 2000 Compliant, they are replaced or modified in the remediation phase of the program. KXII's systems are non-proprietary. KXII is in the process of obtaining from each system vendor a written or oral representation as to each significant system's status of compliance. KXII has commenced an ongoing process of contacting suppliers and other key third parties to assess their Year 2000 Compliance status. It appears that all of these third parties are currently Year 2000 Compliant or they plan to be Year 2000 Compliant prior to December 31, 1999. This phase is substantially complete and KXII has identified the majority of the systems that need to be replaced.

          Remediation: For those systems which are not Year 2000 Compliant, a plan is derived to make the systems Year 2000 Compliant. These solutions have included modification or replacement of existing systems. The remediation phase is 100% complete.

          Testing: Test remediated systems to assure normal function when placed in their original operating environment and further test for Year 2000 Compliance. The Testing phase of the program is approximately 95% complete and KXII anticipates that it will be completed by August 31, 1999.

          Contingency: As a result of KXII's Year 2000 Compliance program, KXII does not believe that it has significant risk resulting from this issue. However, KXII is in the process of developing contingency plans for the possibility that one of its systems or one of a third party's systems may not be Year 2000 Compliant.

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following unaudited pro forma condensed combined financial statements of Gray give effect to the acquisitions of KWTX, Brazos and KXII and the related financing. In addition to reflecting these transactions, the statements of operations also reflect certain other recently completed transactions. The statement of operations for the six months ended June 30, 1999 reflects the acquisition of KWTX, Brazos and KXII, the related financing and the acquisition of The Goshen News as if these transactions had occurred on January 1, 1999. The statement of operations for the year ended December 31, 1998 reflects the acquisition of KWTX, Brazos and KXII, the related financing, the acquisition of The Goshen News, the acquisition of Busse Broadcasting Corporation and the divestiture of WALB-TV as if these transactions had occurred on January 1, 1998. The balance sheet as of June 30, 1999 reflects the acquisition of KWTX, Brazos and KXII and the related financing as if these transactions had occurred on June 30, 1999. The acquisitions of KWTX, Brazos, KXII, The Goshen News and Busse Broadcasting Corporation are reflected using the purchase method of accounting for business combinations.

     Gray completed the acquisition of The Goshen News and Busse Broadcasting Corporation on March 1, 1999 and July 31, 1998, respectively. The divestiture of WALB-TV was completed on July 31, 1998.

     The pro forma financial information is provided for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if the transactions set forth above had occurred as of the dates indicated or results that may be obtained in the future. The acquisition agreements with KWTX and Brazos provide that: (1) each shareholder of KWTX and Brazos may elect to receive up to 100% of his merger consideration, but must elect to receive at least 40% of his merger consideration, in shares of Gray class B common stock and (2) the number of shares of Gray class B common stock to be received by KWTX and Brazos shareholders will be dependent on the market price of Gray class B common stock at a specified time and for a specified period immediately preceding the closing date. The acquisition agreements for KWTX, Brazos and KXII also require Gray to increase the amount of the merger consideration to pay for certain specified net working capital accounts as of the closing date.

     Accordingly, the pro forma financial statements are based on preliminary estimates of the number of shares of Gray class B common stock to be issued and their related value, indebtedness to be incurred and related financing terms, the amounts of the specified net working capital accounts of KWTX, Brazos and KXII as of the closing date, and transaction costs, all determined as of the closing date. Accordingly, the actual recording of these transactions are expected to differ from the pro forma financial statements.

                       GRAY COMMUNICATIONS SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     ACQUISITION OF THE
                                                        GOSHEN NEWS             COMPLETED        KWTX          BRAZOS
                                                  ------------------------     TRANSACTION   BROADCASTING   BROADCASTING
                                                                PRO FORMA       PRO FORMA      COMPANY          CO.
STATEMENT OF OPERATIONS DATA             GRAY     HISTORICAL   ADJUSTMENTS      COMBINED      HISTORICAL     HISTORICAL
----------------------------            -------   ----------   -----------     -----------   ------------   ------------
OPERATING REVENUES:
Broadcasting..........................  $44,306      $ --         $  --          $44,306        $4,639         $3,356
Publishing............................   17,558       652            30(1)        18,240            --             --
Paging................................    4,557        --            --            4,557            --             --
                                        -------      ----         -----          -------        ------         ------
                                         66,421       652            30           67,103         4,639          3,356
EXPENSES:
Broadcasting..........................   26,673        --            --           26,673         2,780          2,011
Publishing............................   13,710       621           (30)(1)       14,296            --             --
                                                                     (5)(2)
Paging................................    3,238        --            --            3,238            --             --
Corporate and administrative..........    1,687        --            --            1,687            --             --
Depreciation and amortization.........   11,119        62           103(3)        11,284           336            192
                                        -------      ----         -----          -------        ------         ------
                                         56,427       683            68           57,178         3,116          2,203
                                        -------      ----         -----          -------        ------         ------
                                          9,994       (31)          (38)           9,925         1,523          1,153
Miscellaneous income (expense), net...      456         7             7(4)           470           587            141
                                        -------      ----         -----          -------        ------         ------
                                         10,450       (24)          (31)          10,395         2,110          1,294
Interest expense......................   13,775        --           221(5)        13,996            --             --
                                        -------      ----         -----          -------        ------         ------
Income (loss) before income taxes.....   (3,325)      (24)         (252)          (3,601)        2,110          1,294
Federal and state income taxes........     (684)       --           (94)(6)         (778)          652            449
                                        -------      ----         -----          -------        ------         ------
Net income (loss).....................   (2,641)      (24)         (158)          (2,823)        1,458            845
Preferred dividends...................      505        --            --              505            --             --
                                        -------      ----         -----          -------        ------         ------
Net income (loss) available to common
  stockholders........................  $(3,146)     $(24)        $(158)         $(3,328)       $1,458         $  845
                                        =======      ====         =====          =======        ======         ======
Average outstanding common shares --
  basic and diluted...................   11,961                                   11,961
                                        =======                                  =======
Basic and diluted loss per common
  share...............................  $ (0.26)                                 $ (0.28)
                                        =======                                  =======

                                               KXII
                                        BROADCASTERS, INC.
                                               KXII
                                        BROADCASTERS, LTD.
                                             COMBINED         PRO FORMA      PRO FORMA
STATEMENT OF OPERATIONS DATA                HISTORICAL       ADJUSTMENTS     COMBINED
----------------------------            ------------------   -----------     ---------
OPERATING REVENUES:
Broadcasting..........................        $3,209           $   225(7)     $55,735
Publishing............................            --                --         18,240
Paging................................            --                --          4,557
                                              ------           -------        -------
                                               3,209               225         78,532
EXPENSES:
Broadcasting..........................         1,846               225(7)      32,845
                                                                  (690)(2)
Publishing............................            --                --         14,296
Paging................................            --                --          3,238
Corporate and administrative..........            --                --          1,687
Depreciation and amortization.........           251             1,934(3)      13,997
                                              ------           -------        -------
                                               2,097             1,469         66,063
                                              ------           -------        -------
                                               1,112            (1,244)        12,469
Miscellaneous income (expense), net...            90              (790)(4)        498
                                              ------           -------        -------
                                               1,202            (2,034)        12,967
Interest expense......................           232              (232)(8)     19,233
                                                                 5,237(9)
                                              ------           -------        -------
Income (loss) before income taxes.....           970            (7,039)        (6,266)
Federal and state income taxes........             4            (2,012)(6)     (1,685)
                                              ------           -------        -------
Net income (loss).....................           966            (5,027)        (4,581)
Preferred dividends...................            --                --            505
                                              ------           -------        -------
Net income (loss) available to common
  stockholders........................        $  966           $(5,027)       $(5,086)
                                              ======           =======        =======
Average outstanding common shares --
  basic and diluted...................                                         15,131(10)
                                                                              =======
Basic and diluted loss per common
  share...............................                                        $ (0.34)(10)
                                                                              =======

                       GRAY COMMUNICATIONS SYSTEMS, INC.

                            STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999

 (1) Reflects the reclassification of certain revenue to conform to Gray's financial statement presentation.

 (2) Reflects elimination of certain historical related party rental expenses that Gray will not incur subsequent to the acquisition of The Goshen News since such rental expense was eliminated as part of the transaction. With respect to KWTX, Brazos and KXII, reflects elimination of historical corporate overhead expenses, including director's fees, certain management bonuses and other management fees paid to related parties whose involvement with the businesses will terminate at closing. Gray does not anticipate that it will incur such expenses subsequent to the respective acquisitions.

 (3) Reflects the increased depreciation and amortization charges associated with the allocation of the total consideration among the assets acquired and the liabilities assumed. Depreciation of property, plant and equipment is calculated using the straight-line method applied over the estimated useful lives of the assets. Such lives range from five to 35 years. Amortization of intangible assets, including FCC licenses, network affiliation agreements and goodwill, is calculated using the straight-line method over an estimated useful life of 40 years. Also, with respect to The Goshen News, a non-compete agreement with a value of $1.5 million is being amortized using the straight-line method over its stated life of five years.

 (4) Reflects (a) adjustment of certain other historical expenses and interest income that Gray will not incur or does not anticipate it will earn subsequent to the acquisitions and (b) elimination of KWTX's income of $442,000 derived from its equity investment in Brazos under the equity method.

 (5) Reflects interest expense on $16.7 million of incremental indebtedness incurred in connection with the purchase of The Goshen News, assuming an effective interest rate of 8%.

 (6) Income tax benefits have been estimated assuming an effective tax rate of 34%. Gray is assumed to be in a net operating loss position on a combined pro forma basis.

 (7) Reflects reclassification of certain sales commission expenses to broadcasting expenses to conform to Gray's financial statement presentation.

 (8) Reflects the elimination of historical interest expense.

 (9) Reflects: (a) interest charges on the estimated $100 million of newly issued indebtedness with an assumed effective interest rate of 8.8%; (b) amortization of an estimated $1.8 million of deferred financing charges associated with the new indebtedness issued; (c) incremental interest due to an assumed increase in the effective interest rate of 1% on Gray's $130.7 million term loan and revolving credit facility due to the increased overall leverage of Gray after completion of the acquisitions and (d) interest on an incremental $1.6 million of borrowing under the revolving credit facility used to complete the financing of the acquisitions at an assumed effective interest rate of 8.3%. A 1/8% change in the effective interest rates on variable rate debt paid by Gray would produce a corresponding change in Gray's interest expense of approximately $145,000 for the six months ended June 30, 1999.

(10) The pro forma weighted average shares outstanding and loss per share assume that:

     - the price of the Gray class B common stock as of the day immediately preceding the closing date of the acquisitions will be $14.125 per share;

     - KWTX and Brazos shareholders will receive 40% of the aggregate merger consideration in shares of Gray class B common stock; and

     - a total of 3,170,000 shares of Gray class B common stock will be issued in the acquisitions of KWTX and Brazos.

     The merger agreements provide that the shareholders of KWTX and Brazos may elect to receive up to 100% of their respective merger consideration in Gray class B common stock and that each shareholder of KWTX and Brazos must receive at least 40% of the aggregate consideration in shares of Gray class B common stock with the stock being valued as of the close of business on the day immediately preceding the closing date. Accordingly, the number of shares of Gray class B common stock to be issued can not be determined until the closing date of the acquisitions.

     The following table illustrates the effect that the issuance of varying numbers of shares of Gray class B common stock in the acquisitions would have on Gray's pro forma basic and diluted loss per share for the six months ended June 30, 1999, based upon:

     - varying assumptions as to the percentage of aggregate merger consideration such shareholders elect to receive in Gray class B common stocks; and

     - varying assumptions as to the market value per share of Gray class B common stock as of the day immediately preceding the closing date of the acquisitions.

     Weighted average basic and diluted loss per common share (rounded to the nearest cent):

                                                 AGGREGATE PERCENTAGE OF KWTX AND
                                                 BRAZOS MERGER CONSIDERATION TO BE
                                                RECEIVED IN SHARES OF GRAY CLASS B
                                                           COMMON STOCK:
                                               -------------------------------------
                                                 40%       60%       80%      100%
                                               -------   -------   -------   -------
Price per Share:                                       Loss Per Common Share
$15..........................................  $(0.34)   $(0.31)   $(0.28)   $(0.26)
$14.125(a)...................................   (0.34)    (0.30)    (0.28)    (0.26)
$14..........................................   (0.34)    (0.30)    (0.28)    (0.25)
$13..........................................   (0.33)    (0.30)    (0.27)    (0.25)
$12..........................................   (0.32)    (0.29)    (0.26)    (0.24)
$11..........................................   (0.32)    (0.28)    (0.25)    (0.23)
$10..........................................   (0.31)    (0.27)    (0.24)    (0.22)

-------------------------

(a)  The closing price of Gray class B common stock on June 30, 1999

     If the average price per share of Gray class B common stock during the 20 trading day period immediately preceding the closing date of the KWTX and Brazos acquisitions or the price of Gray class B common stock on the day immediately preceding the closing date is less than $12 per share, then Gray at its option may pay the aggregate merger consideration for KWTX and Brazos in cash. Such amount would be $95.5 million before the payment for any specified net working capital adjustments required under the acquisition agreements, transaction fees and related expenses.

                       GRAY COMMUNICATIONS SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                           ACQUISITION OF                              ACQUISITION OF
                                                   BUSSE BROADCASTING CORPORATION        BUSSE/WALB    THE GOSHEN NEWS
                                    DISPOSITION   ---------------------------------     TRANSACTIONS   --------------
                                      OF WALB                          PRO FORMA         PRO FORMA
                           GRAY     HISTORICAL       HISTORICAL       ADJUSTMENTS         COMBINED       HISTORICAL
                         --------   -----------   ----------------   --------------     ------------   --------------
STATEMENT OF OPERATIONS
 DATA:
OPERATING REVENUES:
 Broadcasting..........  $ 91,007     $(6,773)        $11,544           $    --           $ 95,778         $   --
 Publishing............    29,330          --              --                --             29,330          4,550
 Paging................     8,553          --              --                --              8,553             --
                         --------     -------         -------           -------           --------         ------
                          128,890      (6,773)         11,544                --            133,661          4,550
EXPENSES:
 Broadcasting..........    52,967      (2,923)          5,309                --             55,353             --
 Publishing............    24,197          --              --                --             24,197          3,425
 Paging................     5,618          --              --                --              5,618             --
 Corporate and
   administrative......     3,063          --           2,177            (2,177)(1)          3,063             --
 Depreciation and
   amortization........    18,117        (206)          3,347              (520)(2)         20,738            190
                         --------     -------         -------           -------           --------         ------
                          103,962      (3,129)         10,833            (2,697)           108,969          3,615
                         --------     -------         -------           -------           --------         ------
                           24,928      (3,644)            711             2,697             24,692            935
Gain on exchange of
 television station....    70,572          --              --                --             70,572             --
Miscellaneous income
 (expense), net........      (242)         --             249              (249)(3)           (242)            59
                         --------     -------         -------           -------           --------         ------
                           95,258      (3,644)            960             2,448             95,022            994
Interest expense.......    25,455          --           4,892            (4,892)(4)         29,365             --
                                                                          3,910(5)
                         --------     -------         -------           -------           --------         ------
Income (loss) before
 income taxes..........    69,803      (3,644)         (3,932)            3,430             65,657            994
Federal and state
 income taxes..........    28,144                                        (1,410)(6)         26,734             --
                         --------     -------         -------           -------           --------         ------
Net income (loss)......    41,659      (3,644)         (3,932)            4,840             38,923            994
Preferred dividends....     1,318          --           2,813            (2,813)(7)          1,318             --
                         --------     -------         -------           -------           --------         ------
Net income (loss)
 available to common
 stockholders..........  $ 40,341     $(3,644)        $(6,745)          $ 7,653           $ 37,605         $  994
                         ========     =======         =======           =======           ========         ======
Average outstanding
 common shares-basic...    11,923                                                           11,923
Stock compensation
 awards................       481                                                              481
                         --------                                                         --------
Average outstanding
 common shares-
 diluted...............    12,404                                                           12,404
                         ========                                                         ========
Basic earnings per
 common share..........  $   3.38                                                         $   3.15
                         ========                                                         ========
Diluted earnings per
 common share..........  $   3.25                                                         $   3.03
                         ========                                                         ========



                           ACQUISITION OF                                                        KXII
                           THE GOSHEN NEWS     COMPLETED         KWTX          BRAZOS         BROADCASTERS,
                           ---------------    TRANSACTIONS   BROADCASTING   BROADCASTING          LTD.
                              PRO FORMA        PRO FORMA       COMPANY          CO.             COMBINED         PRO FORMA
                             ADJUSTMENTS        COMBINED      HISTORICAL     HISTORICAL        HISTORICAL       ADJUSTMENTS
                           ---------------    ------------   ------------   ------------   ------------------   -----------
STATEMENT OF OPERATIONS
 DATA:
OPERATING REVENUES:
 Broadcasting..........        $    --          $ 95,778        $9,222         $7,301            $6,102          $    479(10)
 Publishing............            230(8)         34,110            --             --                --                --
 Paging................             --             8,553            --             --                --                --
                               -------          --------        ------         ------            ------          --------
                                   230           138,441         9,222          7,301             6,102               479
EXPENSES:
 Broadcasting..........             --            55,353         5,507          4,021             3,638               479(10)
                                                                                                                   (1,402)(1)
 Publishing............            230(8)         27,852            --             --                --                --
 Paging................             --             5,618            --             --                --                --
 Corporate and
   administrative......             --             3,063            --             --                --                --
 Depreciation and
   amortization........            664(2)         21,592           607            392               548             3,868(2)
                               -------          --------        ------         ------            ------          --------
                                   894           113,478         6,114          4,413             4,186             2,945
                               -------          --------        ------         ------            ------          --------
                                  (664)           24,963         3,108          2,888             1,916            (2,466)
Gain on exchange of
 television station....             --            70,572            --             --                --                --
Miscellaneous income
 (expense), net........            (59)(3)          (242)        1,601            263                33            (1,850)(3)
                               -------          --------        ------         ------            ------          --------
                                  (723)           95,293         4,709          3,151             1,949            (4,316)
Interest expense.......          1,335(9)         30,700            --             --               472              (472)(4)
                                                                                                                   11,069(11)
                               -------          --------        ------         ------            ------          --------
Income (loss) before
 income taxes..........         (2,058)           64,593         4,709          3,151             1,477           (14,913)
Federal and state
 income taxes..........           (362)(6)        26,372         1,388          1,135                36            (4,455)(6)
                               -------          --------        ------         ------            ------          --------
Net income (loss)......         (1,696)           38,221         3,321          2,016             1,441          $(10,458)
Preferred dividends....             --             1,318            --             --                --                --
                               -------          --------        ------         ------            ------          --------
Net income (loss)
 available to common
 stockholders..........        $(1,696)         $ 36,903        $3,321         $2,016            $1,441          $(10,458)
                               =======          ========        ======         ======            ======          ========
Average outstanding
 common shares-basic...                           11,923
Stock compensation
 awards................                              481
                                                --------
Average outstanding
 common
 shares-diluted........                           12,404
                                                ========
Basic earnings per
 common share..........                         $   3.10
                                                ========
Diluted earnings per
 common share..........                         $   2.98
                                                ========


                         PRO FORMA
                         COMBINED
                         ---------
STATEMENT OF OPERATIONS
 DATA:
OPERATING REVENUES:
 Broadcasting..........  $118,882
 Publishing............    34,110
 Paging................     8,553
                         --------
                          161,545
EXPENSES:
 Broadcasting..........    67,596
 Publishing............    27,852
 Paging................     5,618
 Corporate and
   administrative......     3,063
 Depreciation and
   amortization........    27,007
                         --------
                          131,136
                         --------
                           30,409
Gain on exchange of
 television station....    70,572
Miscellaneous income
 (expense), net........      (195)
                         --------
                          100,786
Interest expense.......    41,769
                         --------
Income (loss) before
 income taxes..........    59,017
Federal and state
 income taxes..........    24,476
                         --------
Net income (loss)......    34,541
Preferred dividends....     1,318
                         --------
Net income (loss)
 available to common
 stockholders..........  $ 33,223
                         ========
Average outstanding
 common shares-basic...    15,093(12)
Stock compensation
 awards................       481
                         --------
Average outstanding
 common
 shares-diluted........    15,574
                         ========
Basic earnings per
 common share..........  $   2.20(12)
                         ========
Diluted earnings per
 common share..........  $   2.13
                         ========

                       GRAY COMMUNICATIONS SYSTEMS, INC.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

 (1) Reflects elimination of historical corporate overhead expense of Busse Broadcasting Corporation, including executive officer compensation, professional fees and office overhead costs. With respect to KWTX, Brazos and KXII, reflects elimination of historical expenses, including director's fees, certain management bonuses and other management fees paid to related parties whose involvement with the businesses will terminate at closing. Gray does not anticipate that it will incur such expenses subsequent to the respective acquisitions.

 (2) Reflects adjustment of depreciation and amortization charges associated with the allocation of the total acquisition cost among the assets acquired and the liabilities assumed. Depreciation of property plant and equipment is calculated using the straight-line method applied over the estimated useful lives of the assets. Such lives range from five to 35 years. Amortization of intangible assets, including FCC licenses, network affiliation agreements and goodwill, is calculated using the straight-line method over an estimated useful life of 40 years. Also, with respect to The Goshen News, a non-compete agreement with a value of $1.5 million is being amortized using the straight-line method over its stated life of five years.

 (3) Reflects elimination of (a) certain other historical expenses and interest income, that Gray will not incur or does not anticipate it will earn subsequent to the acquisitions and (b) KWTX's income of $1 million derived from its equity investment in Brazos under the equity method.

 (4) Reflects elimination of historical interest expense.

 (5) Reflects increased interest expense associated with the $42.7 million incremental debt incurred for the acquisition of Busse, assuming an effective interest rate of 8%. The pro forma increase of interest expense includes $1.9 million of historical net interest expense eliminated in Note
     (4) above from January 1, 1998 through July 31, 1998 associated with certain Busse indebtedness that was retired in October 1998.

 (6) Income tax benefits associated with the respective acquisition and disposition transactions have been estimated assuming an effective tax rate of 34%.

 (7) Reflects elimination of Busse historical preferred stock dividends.

 (8) Reflects the reclassification of certain revenue to conform to Gray's financial statement presentation.

 (9) Reflects interest expense on $16.7 million of incremental indebtedness incurred in connection with the purchase of The Goshen News, assuming an effective interest rate of 8%.

(10) Reflects reclassification of certain sales commission expense to broadcasting expenses to conform to Gray's financial statement presentation.

(11) Reflects: (a) interest charges on the estimated $100 million of newly issued indebtedness, with an assumed effective interest rate of 8.8%; (b) amortization of an estimated $1.8 million of deferred financing charges associated with the new indebtedness issued; (c) incremental interest due to an assumed increase in the effective interest rate of 1.4% on Gray's $130.7 million term loan and revolving credit facility due to the increased overall leverage of Gray after completion of the acquisitions and (d) interest on an incremental $1.6 million of borrowing under the revolving credit facility used to complete the financing of the acquisitions at an assumed effective interest rate of 8.3%. A 1/8% change in the effective interest rates on variable rate debt paid by Gray would produce a corresponding change in Gray's interest expense of approximately $290,000 for the year ended December 31, 1998.

(12) The pro forma weighted average shares outstanding and earnings per common share assume that:

     - the price of the Gray class B common stock as of the day immediately preceding the closing date of the acquisitions will be $14.125 per share;

     - KWTX and Brazos shareholders will receive 40% of the aggregate merger consideration in shares of Gray class B common stock; and

     - a total of 3,170,000 shares of Gray class B common stock will be issued in the acquisitions of KWTX and Brazos.

The merger agreements provide that the shareholders of KWTX and Brazos may elect to receive up to 100% of their respective merger consideration in Gray class B common stock and that each shareholder of KWTX and Brazos must receive at least 40% of the aggregate consideration in shares of Gray class B common stock with the stock being valued as of the close of business on the day immediately preceding the closing date. Accordingly, the number of shares of Gray class B common stock to be issued can not be determined until the closing date of the acquisitions.

The following table illustrates the effect that the issuance of varying numbers of shares of Gray class B common stock in the acquisitions would have on Gray's pro forma diluted earnings per share for the year ended December 31, 1998, based upon:

     - varying assumptions as to the percentage of aggregate merger consideration such shareholders elect to receive in Gray class B common stock; and

     - varying assumptions as to the market value per share of Gray class B common stock as of the day immediately preceding the closing date of the acquisitions.

Weighted average diluted earnings per common share (rounded to the nearest cent):

                                                  AGGREGATE PERCENTAGE OF KWTX AND
                                                 BRAZOS MERGER CONSIDERATION TO BE
                                                 RECEIVED IN SHARES OF GRAY CLASS B
                                                           COMMON STOCK:
                                                ------------------------------------
                                                 40%       60%       80%       100%
                                                ------    ------    ------    ------
PRICE PER SHARE:                                           EARNINGS PER COMMON SHARE
                                                ------------------------------------
$15.........................................    $2.16     $1.97     $1.81     $1.67
$14.125(a)..................................     2.13      1.94      1.77      1.63
$14.........................................     2.13      1.93      1.77      1.63
$13.........................................     2.10      1.89      1.72      1.58
$12.........................................     2.06      1.85      1.67      1.53
$11.........................................     2.02      1.79      1.62      1.47
$10.........................................     1.97      1.74      1.56      1.41

-------------------------
(a)  The closing price of Gray class B common stock on June 30, 1999

     If the average price per share of Gray class B common stock during the 20 trading day period immediately preceding the closing date of the KWTX and Brazos acquisitions or the price of Gray class B common stock on the day immediately preceding the closing date is less than $12 per share, then Gray at its option may pay the aggregate merger consideration for KWTX and Brazos in cash. Such amount would be $95.5 million before the payment for any specified net working capital adjustments required under the acquisition agreements, transaction fees and related expenses.

                       GRAY COMMUNICATIONS SYSTEMS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1999
                             (DOLLARS IN THOUSANDS)

                                                   KWTX BROADCASTING
                                                        COMPANY              BRAZOS BROADCASTING CO.
                                                ------------------------     ------------------------
                                                              PRO FORMA                    PRO FORMA
                                       GRAY     HISTORICAL   ADJUSTMENTS     HISTORICAL   ADJUSTMENTS
                                     --------   ----------   -----------     ----------   -----------
ASSETS:
CURRENT ASSETS:
Cash...............................  $  5,085    $ 6,020      $ (6,020)(1)     $6,059       $(6,059)(1)
Trade accounts receivable..........    22,795      1,660           (30)(2)      1,505            --
Recoverable income taxes...........     1,587         --            --             --            --
Inventories........................       878         --            --                           --
Current portion of program
 broadcast rights..................     1,206         81            --             78            --
Other current assets...............     1,013        275            --             52            --
                                     --------    -------      --------         ------       -------
       Total current assets........    32,564      8,036        (6,050)         7,694        (6,059)
Property and equipment, net........    52,885      5,187          (187)(3)      1,921         2,079(3)
Deferred loan costs................     7,691         --            --             --            --
Intangibles........................   384,975         --        62,903(4)          --        58,191(4)
Other long term assets.............     2,713        263            --            120            --
Equity investment..................        --      4,470        (4,470)(5)         --            --
                                     --------    -------      --------         ------       -------
       Total assets................  $480,828    $17,956      $ 52,196         $9,735       $54,211
                                     ========    =======      ========         ======       =======
LIABILITIES AND STOCKHOLDER'S EQUITY:
CURRENT LIABILITIES:
Trade payables.....................  $    805    $   298      $     --         $  115       $    --
Employee compensation and
 benefits..........................     4,718        386            --            317            --
Accrued expenses...................     2,310         10            --             45           (27)(2)
Accrued interest...................     5,049         --            --             --            --
Current portion of program
 broadcasting obligations..........     1,028         20            --             20            --
Deferred revenue...................     3,247         --            --             --            --
Current portion of long-term
 debt..............................       385         --            --             --            --
                                     --------    -------      --------         ------       -------
       Total current liabilities...    17,542        714            --            497           (27)
Long term debt.....................   291,287         --        (6,020)(1)         --        (6,059)(1)
Other long-term liabilities:
Program broadcast obligations, less
 current portion...................       417         17            --             17            --
Supplemental employee benefits.....     1,052         --            --             --            --
Deferred income taxes..............    43,120        639        15,562(6)         280        15,211(6)
Other acquisition related
 liabilities.......................     4,227         --            --             --            --
Other long term liabilities........        --         --        59,240(4)          --        54,027(4)
                                     --------    -------      --------         ------       -------
                                       48,816        656        74,802            297        69,238
Commitments and contingencies

STOCKHOLDERS EQUITY:
Net equity of acquired
 operations........................        --     16,586       (16,586)(4)      8,941        (8,941)(4)
Series A preferred stock...........    10,000         --            --             --            --
Series B preferred stock...........     3,500         --            --             --            --
Class A common stock...............    10,684         --            --             --            --
Class B common stock...............    66,867         --            --             --            --
Retained earnings..................    42,112         --            --             --            --
Treasury stock -- class A..........    (8,579)        --            --             --            --
Treasury stock -- class B..........    (1,401)        --            --             --            --
                                     --------    -------      --------         ------       -------
                                      123,183     16,586       (16,586)         8,941        (8,941)
                                     --------    -------      --------         ------       -------
       Liabilities and
        Stockholder's Equity.......  $480,828    $17,956      $ 52,196         $9,735       $54,211
                                     ========    =======      ========         ======       =======

                                     KXII BROADCASTERS, INC. AND
                                       KXII BROADCASTERS, LTD.
                                     ----------------------------
                                       COMBINED       PRO FORMA                          PRO FORMA
                                      HISTORICAL     ADJUSTMENTS           FINANCING     COMBINED
                                     ------------   -------------          ---------     ---------
ASSETS:
CURRENT ASSETS:
Cash...............................     $1,118         $(1,118)(7)         $      --     $  5,085
Trade accounts receivable..........      1,380              --                    --       27,310
Recoverable income taxes...........         --              --                    --        1,587
Inventories........................         --              --                    --          878
Current portion of program
 broadcast rights..................        121              --                    --        1,486
Other current assets...............         70              --                    --        1,410
                                        ------         -------             ---------     --------
       Total current assets........      2,689          (1,118)                   --       37,756
Property and equipment, net........      2,135             624(3)                 --       64,644
Deferred loan costs................         --              --                 1,750(8)     9,441
Intangibles........................      3,559          (3,559)(7)                --      545,343
                                                        39,274(4)
Other long term assets.............         86              --                    --        3,182
Equity investment..................         --              --                    --           --
                                        ------         -------             ---------     --------
       Total assets................     $8,469         $35,221             $   1,750     $660,366
                                        ======         =======             =========     ========
LIABILITIES AND STOCKHOLDER'S EQUIT
CURRENT LIABILITIES:
Trade payables.....................     $  165         $  (165)(7)         $      --     $  1,218
Employee compensation and
 benefits..........................         --              --                    --        5,421
Accrued expenses...................        263            (263) (7)               --        2,338
Accrued interest...................         --                                    --        5,049
Current portion of program
 broadcasting obligations..........        156              --                    --        1,224
Deferred revenue...................         --              --                    --        3,247
Current portion of long-term
 debt..............................        265            (265)(7)                --          385
                                        ------         -------             ---------     --------
       Total current liabilities...        849            (693)                   --       18,882
Long term debt.....................      4,228          (4,228)(7)         113,667(9)     392,875
Other long-term liabilities:
Program broadcast obligations, less
 current portion...................        103              --                    --          554
Supplemental employee benefits.....         --              --                    --        1,052
Deferred income taxes..............         --              --                    --       74,812
Other acquisition related
 liabilities.......................         --              --                    --        4,227
Other long term liabilities........         --          43,431(4)           (156,698)(4)       --
                                        ------         -------             ---------     --------
                                           103          43,431              (156,698)      80,645
Commitments and contingencies
STOCKHOLDERS EQUITY:
Net equity of acquired
 operations........................      3,289          (3,289)(4)                --           --
Series A preferred stock...........         --              --                    --       10,000
Series B preferred stock...........         --              --                    --        3,500
Class A common stock...............         --              --                    --       10,684
Class B common stock...............         --              --                44,781(10)  111,648
Retained earnings..................         --              --                    --       42,112
Treasury stock -- class A..........         --              --                    --       (8,579)
Treasury stock -- class B..........         --              --                    --       (1,401)
                                        ------         -------             ---------     --------
                                         3,289          (3,289)               44,781      167,964
                                        ------         -------             ---------     --------
       Liabilities and
        Stockholder's Equity.......     $8,469         $35,221             $   1,750     $660,366
                                        ======         =======             =========     ========

                       GRAY COMMUNICATIONS SYSTEMS, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1999

     The pro forma adjustments for the acquisitions of KWTX, Brazos and KXII and the related financing are as follows:

   (1) Reflects the use of cash to pay down long-term debt. This cash was acquired with the acquisitions of KWTX and Brazos.

   (2) Reflects elimination of certain intercompany accounts.

   (3) Reflects adjustment of property, plant and equipment to estimated fair market value.

   (4) Reflects the purchase of KWTX, Brazos and KXII and the allocation of the purchase price of $156.7 million to the tangible assets and liabilities based upon estimates of fair value at June 30, 1999. The total cost includes the base price, cash on hand at KWTX and Brazos, working capital adjustments and acquisition related fees, which as of June 30, 1999 were $139.0 million, $12.1 million, $3.7 million and $1.9 million, respectively. The allocation of the total cost is as follows (dollars in thousands):

DESCRIPTION                                  KWTX      BRAZOS     KXII      TOTAL
-----------                                --------   --------   -------   --------
Cash.....................................  $  6,020   $  6,059   $    --   $ 12,079
Accounts receivable......................     1,630      1,505     1,380      4,515
Other current assets.....................       356        130       191        677
Property and equipment...................     5,000      4,000     2,759     11,759
Other long term assets...................       263        120        86        469
FCC licenses, network affiliation
  agreements and other intangible
  assets.................................    62,903     58,191    39,274    160,368
Trade payables...........................      (298)      (115)       --       (413)
Employee compensation and benefits.......      (386)      (317)       --       (703)
Current portion of program broadcast
  obligations............................       (20)       (20)     (156)      (196)
Other current liabilities................       (10)       (18)                 (28)
Deferred tax liabilities.................   (16,201)   (15,491)       --    (31,692)
Other long term liabilities..............       (17)       (17)     (103)      (137)
                                           --------   --------   -------   --------
Purchase price including expenses........  $ 59,240   $ 54,027   $43,431   $156,698
                                           ========   ========   =======   ========
Historical book value....................  $(16,586)  $ (8,941)  $(3,289)  $(28,816)
Assets not acquired and liabilities not
  assumed................................        --         --      (244)      (244)
Adjustment to eliminate certain
  intercompany accounts..................        30        (27)       --          3
Adjustment to equity investment..........     4,470         --        --      4,470
Adjustment of property, plant and
  equipment to fair market value.........       187     (2,079)     (624)    (2,516)
Adjustment to deferred taxes.............    15,562     15,211        --     30,773
                                           --------   --------   -------   --------
Net value of assets acquired or
  liabilities assumed....................     3,663      4,164    (4,157)     3,670
Purchase price including expenses........    59,240     54,027    43,431    156,698
                                           --------   --------   -------   --------
FCC licenses, network affiliation
  agreements and other intangible
  assets.................................  $ 62,903   $ 58,191   $39,274   $160,368
                                           ========   ========   =======   ========

   (5) Reflects elimination of KWTX's equity investment in Brazos.

   (6) Reflects the deferred tax liability associated with recording assets and liabilities at fair value and recording intangibles which are not deductible for income tax purposes. The adjustment is calculated using an assumed effective tax rate of 34%.

   (7) Reflects the elimination of certain assets and liabilities of KXII, which will not be included in the acquisition.

   (8) Reflects estimated financing fees to be incurred in connection with the acquisitions of KWTX, Brazos and KXII.

   (9) Reflects assumed incremental borrowings of $101.6 million to complete the acquisitions. Cash acquired at KWTX and Brazos will be used to reduce aggregate borrowing requirements. Gray currently intends to borrow $100 million of new senior indebtedness to fund the acquisitions and to borrow additional funds, as necessary, under the existing revolving credit facility to complete any funding requirements. The amount borrowed to complete the acquisitions assumes the shareholders of KWTX and Brazos elect to receive 60% of their respective merger consideration in cash.

  (10) Reflects assumed issuance of 3,170,000 shares of Gray class B common stock at an assumed price of $14.125 per share, the closing price of such stock on June 30, 1999. Such amount assumes the shareholders of KWTX and Brazos elect to receive 40% of their respective merger consideration in shares of Gray class B common stock.

     The respective merger agreements establish the minimum value of the Gray class B common stock at $14.00 per share and the maximum value at $15.00 per share. However, Gray is obligated to provide at least 40% of the aggregate merger consideration for KWTX and Brazos in shares of Gray class B common stock with the stock being valued at a specified time and for a specified period immediately preceding the closing date.

     The following table illustrates the aggregate number of shares which would be issued to the KWTX and Brazos shareholders as of June 30, 1999, based upon:

     - varying assumptions as to the percentage of aggregate merger consideration such shareholders elect to receive in Gray class B common stock; and

     - varying assumptions as to the market value per share of Gray class B common stock as of the close of business on the day immediately preceding the closing date.

     Shares in thousands, price per share in dollars:

                                                    AGGREGATE PERCENTAGE OF KWTX AND
                                                  BRAZOS CONSIDERATION TO BE RECEIVED
                                                    IN SHARES OF GRAY CLASS B COMMON
                                                                 STOCK
                                                 --------------------------------------
                                                   40%       60%       80%       100%
                                                 -------   -------   -------   --------
                                                          NUMBER OF SHARES OF
PRICE PER SHARE:                                       GRAY CLASS B COMMON STOCK
                                                 --------------------------------------
$15............................................   2,985     4,478     5,971      7,463
$14.125(a).....................................   3,170     4,755     6,341      7,926
$14............................................   3,199     4,798     6,397      7,997
$13............................................   3,445     5,167     6,889      8,612
$12............................................   3,732     5,598     7,463      9,329
$11............................................   4,071     6,106     8,142     10,177
$10............................................   4,478     6,717     8,956     11,195

-------------------------
(a)  The closing price of Gray class B common stock on June 30, 1999

     If the average price per share of Gray class B common stock during the 20 trading day period immediately preceding the closing date of the KWTX and Brazos acquisitions or the price of Gray class B common stock on the day immediately preceding the closing date is less than $12 per share, then Gray at its option may pay the aggregate merger consideration for KWTX and Brazos in cash. Such amount would be $95.5 million before the payment for any specified net working capital adjustments required under the acquisition agreements, transaction fees and related expenses.

                 GENERAL BACKGROUND INFORMATION RELATING TO THE
                         TELEVISION BROADCAST INDUSTRY

REVENUES

     Television station revenues are primarily derived from local, regional and national advertising. To a lesser extent, television stations derive revenues from network compensation, studio and tower space rental and commercial production activities.

     Advertising rates are based upon a variety of factors, including:

     - a program's popularity among the viewers an advertiser wishes to attract;

     - the number of advertisers competing for the available time;

     - the size and demographic makeup of the market served by the station;

     - the availability in the market area of alternative advertising media, such as radio, newspapers and billboards;

     - overall image of a station in a market;

     - the station's ratings and share among particular demographic groups which an advertiser may be targeting; and

     - aggressive and knowledgeable sales forces and the development of projects, features and programs that tie advertiser messages to programming.

     Because broadcast stations rely on advertising revenues, they are sensitive to cyclical changes in the economy. Advertisers' budgets are affected by broad economic trends and in turn affect the broadcast industry in general and the revenues of individual broadcast television stations.

MARKET DESIGNATIONS AND AUDIENCE RATING INFORMATION

     The A.C. Nielsen Company groups all television stations in the country into approximately 210 generally recognized television markets that are ranked in size according to various formulae based upon actual or potential audience. Each television market is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours.

     Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. This information contains, among other items, data relating to the size of the viewing audience and demographic characteristics such as sex and age.

     At present, Nielsen is the only company collecting and reporting television viewing data on a nationally recognized basis.

NETWORK AFFILIATIONS AND OTHER PROGRAMMING INFORMATION

     Four major broadcast networks, ABC, CBS, NBC and Fox, dominate broadcast television. Additionally, United Paramount Network and Warner Brothers Network have emerged as additional television networks. An affiliate of UPN or WB receives a smaller portion of each day's programming from its network compared to an affiliate of one of the four major networks.

     In general, affiliation agreements provide the affiliated station with the right to broadcast all programs transmitted by the network. In return, the network has the right to sell a substantial majority of the advertising time during such broadcasts. The affiliate retains the revenues from time sold during breaks in and between network programs and programs the affiliate produces or purchases from non-network sources.

     In exchange for every hour of network programming a station elects to broadcast, ABC, CBS, NBC and to a lesser extent, Fox pay their affiliated station a specific network compensation payment. The payment varies with the time of day. Typically, prime-time programming generates the highest hourly network compensation payments. Such payments are subject to increase or decrease by the network during the term of an affiliation agreement with provisions for advance notices and right of termination by the station in the event of a reduction in such payments.

     To fill in the time periods not programmed by the network, the local station will either produce local programs or purchase rights to air programs from national program distributors. A station's local news and public affairs programs are the most often locally produced programs. Successful commercial television stations will often build a strong market brand identity from locally produced news programs.

     In contrast to a station affiliated with a network, a fully independent station purchases or produces all of the programming that it broadcasts, resulting in generally higher programming costs. An independent station, however, retains its entire inventory of advertising time and all the revenues obtained therefrom.

COMPETITION

     Competition in the television industry exists on several levels: competition for audience, competition for programming, including news and competition for advertisers.

     Audience. Stations compete for audience on the basis of program popularity, which has a direct effect on advertising rates. An affiliated station is supplied a large portion of its programming by the network. During those periods, the affiliate is dependent upon the performance of the network programs to attract viewers. A station programs non-network time periods with a combination of self-produced news, public affairs and other entertainment programming.

     Cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming. However, no single cable network regularly attains audience levels amounting to more than a small fraction of any single major broadcast network. The advertising share of cable networks has increased as a result of the growth in cable subscribers and viewers. Even with the increases in cable viewership and advertising, over-the-air broadcasting remains the dominant distribution system for mass market television advertising.

     In addition to cable, the development of other methods of television transmission of video programming has significantly altered competition for audience in the television industry. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station's audience and also by serving as a distribution system for non-broadcast programming. These sources of competition include:

     - home entertainment systems such as VCRs and digital video disk players;

     - wireless cable services and satellite master antenna television systems;

     - low power television stations and television translator stations;

     - direct broadcast satellite video distribution services; and

     - the Internet.

Also, television stations compete with all other forms of leisure activities for the attention of viewers.

     Programming. Competition for programming involves negotiating with national program distributors or syndications that sell first-run and rerun packages of programming. Each station competes against the broadcast station competitors in its market for exclusive access to off-network reruns such as Seinfeld and first-run product such as Entertainment Tonight. Cable systems generally do not compete with local stations for programming, although various national cable networks acquire programs that would otherwise be offered to local television stations. Competition exists for exclusive news stories and features as well. In purchasing rights to non-network programs affiliates compete primarily with other affiliates and independent stations in their markets.

     A television station may acquire programming through barter arrangements. Under barter arrangements a national program distributor may receive advertising time in exchange for the programming it supplies, with the station paying a reduced or zero cash fee for such programming.

     Advertising. Stations compete for advertising revenues with other television stations. Stations also compete for advertising revenue with other media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, local cable systems and the Internet. Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets.

FEDERAL REGULATION OF TELEVISION BROADCASTING

     The FCC regulates television broadcast stations and related facilities consistent with its interpretation of the public interest, convenience and necessity, as required by the Communications Act of 1934, as amended. Its regulatory jurisdiction includes:

     - the technical operation of broadcast stations, including the initial allotment and assignment of frequencies;

     - the approval of transfers of licenses and assignment of licenses;

     - the assignment of call letters to stations;

     - the designation of operating power, sign-on and sign-off times; and

     - the enforcement of statutes, rules and policies relating to program content, including indecent programming limitations, games and lotteries, and providing a core amount of children's television programming with limited commercial matter while identifying sponsors.

     In addition, the FCC requires that licensees make available equal opportunities for use of broadcast facilities by political candidates or opposing political candidates, station identification and identification of recorded programs or program segments. Licensees which have violated FCC statutes, rules or policies are subject to sanctions, including loss of license and fines.

     Television broadcasting licenses generally are granted or renewed for a period of eight years. When a television license is subject to renewal parties in interest may file petitions to deny, and such parties, including members of the public, may comment upon the service the station has provided during the preceding license term and urge denial of the application. If the FCC finds that the licensee has failed to meet the above-mentioned requirements, it could deny the renewal application or grant a conditional approval, including renewal for a term of less than eight years. Only after denying a renewal application can the FCC accept and consider competing applications for the license. There can be no assurance that a station's licenses will be renewed. However, in almost all cases, the FCC will renew a license.

     The FCC has many rules and regulations for the television broadcast industry, which include, but are not limited to:

     - Rules limiting the ability of individuals and entities to own or have an ownership interest above a certain level in broadcast stations as well as other mass media entities. For example, these rules preclude any individual or entity from having an attributable interest in television stations whose aggregate audience reach exceeds 35% of all United States households.

     - Rules prohibiting an individual or entity from having an attributable interest in more than one television station in a market. An exception to this general rule prohibiting the ownership of more than one television station in a market is when one of the stations qualifies as a "satellite station" under FCC rules, i.e, a station that rebroadcasts substantial amounts of programming supplied by, and is often economically tied to, a "parent station" in the same market. The ownership of more than one television station in a market is also permitted when (1) one of the stations with common ownership is a failing station or an authorized but unbuilt station, (2) the television stations with common ownership have overlapping signals; provided they are licensed to serve communities in separate markets as defined by A.C. Nielsen or (3) there are eight independently owned stations in the market and one of the stations with common ownership is not among the top four most highly viewed stations in the market.

     - Rules and the Telecommunications Act generally prohibiting an individual or entity from having an attributable interest in a television station and a radio station, daily newspaper or cable television system that is located in the same local market area served by the television station, although waivers will be entertained. In addition, the FCC has revised the TV-radio cross-ownership restriction (the so-called "one-to-a-market" rule) to permit such ownership combinations in larger markets provided at least 20 independent media voices would remain following the merger and the combined entity owned no more than two television stations and six radio stations (any combination of AM or FM stations) in the market. Further, the FCC has adopted new rules regarding issues of control and attribution with respect to local marketing and similar agreements entered into by television stations with other stations in the same market.

     - The Communications Act restricts the ability of foreign entities, corporations or individuals to own or hold interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-citizens, representatives of non-citizens, and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses.

     - Pursuant to the 1992 Cable Act, cable operators must carry the signals of local commercial television stations, with certain exceptions. A cable system with more than 12 usable activated channels, regardless of the number of subscribers, must carry the signals of all local commercial television stations, up to one-third of the aggregate number of usable activated channels. The 1992 Cable Act also includes a retransmission consent provision that prohibits cable operators and other multi-channel video programming distributors from carrying broadcast stations without obtaining their consent in certain circumstances. The "must carry" and retransmission consent provisions are related in that a local television broadcaster, on a cable system-by-cable-system basis, must make a choice once every three years whether to proceed under the "must carry" rules or to waive that right to mandatory but uncompensated carriage and negotiate a grant of retransmission consent to permit the cable system to carry the station's signal, in exchange for some form of consideration from the cable operator. Cable systems must obtain retransmission consent to carry all distant commercial stations other than certain "super stations" delivered via satellite. Under rules adopted to implement these "must carry" and retransmission consent provisions, local television stations are required to make an election of "must carry" or retransmission consent at three-year intervals. Stations that fail to elect are deemed to have elected carriage under the "must carry" provisions.

     Under the FCC's ownership rules, a direct or indirect purchaser of certain types of securities of Gray could violate FCC regulations if that purchaser owned or acquired an "attributable" or "meaningful" interest in other media properties in the same areas as stations owned by Gray or in a manner otherwise prohibited by the FCC. All officers and directors of a licensee, as well as general partners, uninsulated limited partners and shareholders who own five percent or more of the voting power of the outstanding common stock of a licensee either directly or indirectly, generally will be deemed to have an "attributable" interest in the licensee. Certain institutional investors who exert no control or influence over a licensee may own up to 20% of the voting power of the outstanding common stock before attribution occurs. Under current FCC regulations the following are not subject to attribution, debt instruments, non-voting stock, voting stock held by minority shareholders in cases in which there is a single majority shareholder and limited partnership interests provided the licensee certifies that the limited partners are not "materially involved" in the management and operation of the subject media property. To determine whether a program supplier or another station in the market has an attributable interest in a station, the FCC will determine whether the entity in question holds equity or debt equal to 33% of the station's assets.

     In response to legislation and judicial determinations, the FCC currently has under consideration new regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation and ownership of television broadcast properties, including:

     - the license renewal processes, particularly the weight to be given to the expectancy of renewal for an incumbent broadcast licensee and the criteria to be applied in deciding contested renewal applications;

     - spectrum use fees;

     - political advertising practices;

     - potential advertising restrictions on the advertising of products such as liquor;

     - the rules to be applied in enforcing the FCC's equal employment opportunity policies;

     - cable carriage of digital television signals;

     - viewing of distant network signals by subscribers to direct broadcast satellite services; and

     - the standards to govern evaluation of television programming directed toward children and violent and indecent programming, including the possible requirement of what is commonly referred to as the "v-chip," which would permit parents to program television sets so that certain programming would not be accessible by children.

     There can be no assurance that any of these rules will not be changed by Congress or by the FCC. The impact of any such changes affecting the broadcast industry cannot be predicted.

     Under FCC rules, the entire television broadcast industry has commenced the introduction of digital television to the United States. Implementation of digital television will improve the technical quality of television signals receivable by viewers and will provide broadcasters the flexibility to offer new services, including: high-definition television which is comparable to 35mm film in quality; simultaneous broadcasting of multiple programs of standard definition television; and digitally broadcasting other forms of data, such as stock quotes.

     Based upon current pronouncements of the FCC and Congress, it is expected, after a period of years, that: (1) broadcasters will be required to cease non-digital operations; (2) return the non-digital channel to the FCC and (3) broadcast only with the newer digital technology.

                          INFORMATION CONCERNING KWTX

GENERAL

     KWTX Broadcasting Company, a Texas corporation, owns and operates television station KWTX located in Waco, Texas. KWTX broadcasts on channel 10 and is affiliated with the CBS television network. KWTX began operations in 1955. In addition to station KWTX, KWTX Broadcasting Company owns 50% of the stock of Brazos Broadcasting Company, a Texas corporation. KWTX broadcasts 16.5 hours of locally produced newscasts each week. The remainder of the program schedule is filled with programming provided by the CBS network and syndicated programming purchased from various program suppliers.

     Waco, Texas is part of the Waco-Temple-Bryan television market. The market is considered to be the 95th largest television market in the country.

MARKET INFORMATION

     The table below and the discussion that follows contain information regarding KWTX and the television markets in which it operates. Unless noted otherwise, all station rank, in-market share and television household data is from the Nielsen Station Index, Viewers in Profile, dated November 1998, as prepared by Nielsen. The station's rank in the television market area is based on Nielsen estimates for November 1998 for the period from 6 a.m. to 2 a.m. Sunday through Saturday. Estimates of population are as reported by the September 1998, Nielsen Station Index-U.S. Television Household Estimates published by Nielsen. "In-market share of households viewing television" represents the percentage of the station's audience as a percentage of all viewing by households in the market from 6 a.m. to 2 a.m. Sunday through Saturday, including viewing of non-commercial stations, national cable channels and out-of-market stations broadcast or carried by cable in the market as reported by Nielsen for November 1998. Total Market Revenues represent gross advertising revenues, excluding barter revenues, for all commercial television stations in the market, as reported in Investing in Television 1998 Market Report, Fourth Edition November 1998 Ratings published by BIA Publications, Inc. Average household income, effective buying income and retail business sales growth projections are as reported in the BIA Guide.

                                                                                       TOTAL MARKET    IN-MARKET
                                       MARKET    COMMERCIAL    STATION                   REVENUES       SHARE OF
                                      RANK PER   STATIONS IN   RANK IN   TELEVISION      FOR 1998      HOUSEHOLDS
STATION                   MARKET      NIELSEN     MARKET(1)    MARKET    HOUSEHOLDS   (IN THOUSANDS)   VIEWING TV
-------                   ------      --------   -----------   -------   ----------   --------------   ----------
KWTX.................  Waco-Temple-      95           5           1       279,000        $28,800           32%
                       Bryan, Texas

-------------------------
(1) Includes independent broadcasting stations and excludes satellite stations.

     The Waco-Temple-Bryan television market has a total population of approximately 790,000. According to the BIA Guide, the average household income in the Waco-Temple-Bryan television market in 1996 was $35,062. The television market consists of 14 counties covering a large portion of central Texas. The cities of Waco, Temple and Bryan are the primary economic centers of the region. In addition, College Station, Texas is the home of Texas A&M University. The area's economy centers on medical services, colleges and universities and U.S. military installations. Leading employers in the Waco-Temple area include Baylor University, Raytheon and the U.S. Army Base at Fort Hood.

EMPLOYEES

     As of July 31, 1999, KWTX had 90 full-time and 12 part-time employees. KWTX believes its relations with its employees are good. No employees are represented under any collective bargaining agreements.

NETWORK AFFILIATION AGREEMENT

     KWTX's current CBS network affiliation agreement expires December 31, 2000. The affiliation agreement allows for an automatic five-year renewal. The station or the network can cancel the automatic renewal, by giving notice to the other party at least 12 months before the then current expiration date. Also, when there is a change in control of an affiliated station, like the proposed acquisition by Gray, the network must give its consent to maintain an existing affiliation agreement in force. Generally, such consent is routinely granted.

FCC LICENSE

     The FCC license for KWTX will expire on August 1, 2006, subject to routine renewal applications.

DIGITAL TELEVISION (HIGH DEFINITION TELEVISION)

     In connection with the introduction of digital television to the United States, the FCC has assigned all existing television licensees a second channel on which to provide digital television simultaneously with their current non-digital service. The implementation of digital television is based upon an FCC timetable that generally requires the largest television markets to begin digital operations and then phase in progressively smaller markets over a period of several years. The table below provides the current FCC digital channel assignment and implementation schedule for KWTX.

                                         REQUEST DIGITAL LICENSE
                        FCC PROPOSED          FROM THE FCC         COMMENCE DIGITAL BROADCAST
STATION                DIGITAL CHANNEL       NOT LATER THAN        OPERATIONS NOT LATER THAN
-------                ---------------   -----------------------   --------------------------
KWTX.................        53             November 1, 1999              May 1, 2002

     KWTX intends to comply with the FCC timetable outlined above. The introduction of digital television at KWTX will involve material amounts of capital expenditures. KWTX is currently evaluating the initial costs of digital services. KWTX anticipates that the initial costs to commence digital broadcasting may require a minimum investment of several million dollars.

     The conversion to digital operations may reduce a station's geographical coverage area but the majority of stations will obtain service areas that match or exceed the limits of existing operations. KWTX currently anticipates that its digital operations will produce coverage areas substantially similar to their non-digital operations.

PRIMARY PROPERTIES

     The types of properties required to support television stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in business districts. The transmitter sites and antenna are generally located in elevated areas to provide optimal signal strength and coverage. The primary offices of KWTX are located at 6700 American Plaza, Waco, Texas 76712. Its mailing address is KWTX Broadcasting Company, P.O. Box 2636, Waco, Texas 76702-2636.

     The following table provides information regarding the significant properties involved in the operation of KWTX:

                                                             OWNED OR
PROPERTY LOCATION                             USE             LEASED         APPROXIMATE SIZE
-----------------                             ---            --------        ----------------
Waco, Texas.........................   Studio and offices     Owned     34,000 sq. ft. building on
                                                                                4.0 acres
Moody, McLeaman County, Texas.......  Transmitter building    Owned     1,200 sq. ft. building and
                                         and main tower                    1,678 ft. tower and
                                                                          antenna on 27.9 acres

SHARE OWNERSHIP

     As of July 31, 1999, management of KWTX knew of no person, other than those set forth below, who is the beneficial owner of more than 5% of KWTX's common stock.

                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   PERCENTAGE OF CLASS
------------------------------------        --------------------   -------------------
Ellen Bostick Deaver......................  96.603 shares                  6.23
  3420 North Ridge Drive
  Waco, Texas 76710
Ray M. Deaver.............................  96.603 shares                  6.23
  3420 North Ridge Drive
  Waco, Texas 76710
Donald Howell.............................  80.50275 shares                5.19
  c/o First City Tower
  1001 Fannin Street, Suite 2300
  Houston, Texas 77002-6760
First Stock Company, Norwest Trust
  Texas N.A. Waco.........................  133.969 shares                 8.64
  Attn: Lori Rizo, P.O. Box 2626
  Waco, Texas 76702-2626
Thomas Stribling..........................  122.562 shares                 7.91
  P.O. Box 8518
  Waco, Texas 76714
The LBJ Holding Company...................  420 shares                    27.10
  c/o J.E. Ricks
  Hogan & Hartson
  555 13th Street N.W.
  Washington, D.C. 20004

                         INFORMATION CONCERNING BRAZOS

GENERAL

     Brazos Broadcasting Co. owns television station KBTX located in Bryan, Texas. KBTX broadcasts on channel 3 and is affiliated with the CBS television network. KBTX began operations in 1957. KBTX is designated as a satellite station of KWTX under the rules of the FCC. This means that it receives most of its programming from KWTX and that the senior management of KWTX is also responsible for the operations of KBTX. KBTX broadcasts 16.5 hours of locally produced newscasts each week. The remainder of the program schedule is filled with programming provided by the CBS network and syndicated programming purchased from various program suppliers and generally supplied to KBTX by KWTX.

     Bryan, Texas is part of the Waco-Temple-Bryan television market. The market is considered to be the 95th largest television market in the country.

MARKET INFORMATION

     The table below and the discussion that follows contain information regarding Brazos and the television markets in which it operates. Unless noted otherwise, all station rank, in-market share and television household data is from the Nielsen Station Index, Viewers in Profile, dated November 1998, as prepared by Nielsen. The station's rank in the television market area is based on Nielsen estimates for November 1998 for the period from 6 a.m. to 2 a.m. Sunday through Saturday. Estimates of population are as reported by the September 1998, Nielsen Station Index-U.S. Television Household Estimates published by Nielsen. "In-market share of households viewing television" represents the percentage of the station's audience as a percentage of all viewing by households in the market from 6 a.m. to 2 a.m. Sunday through Saturday, including viewing of non-commercial stations, national cable channels and out-of-market stations broadcast or carried by cable in the market as reported by Nielsen for November 1998. Total Market Revenues represent gross advertising revenues, excluding barter revenues, for all commercial television stations in the market, as reported in Investing in Television 1998 Market Report, Fourth Edition November 1998 Ratings published by BIA Publications, Inc. Average household income, effective buying income and retail business sales growth projections are as reported in the BIA Guide.

                                                                                      TOTAL MARKET    IN-MARKET
                                      MARKET    COMMERCIAL    STATION                   REVENUES       SHARE OF
                                     RANK PER   STATIONS IN   RANK IN   TELEVISION      FOR 1998      HOUSEHOLDS
STATION                   MARKET     NIELSEN     MARKET(1)    MARKET    HOUSEHOLDS   (IN THOUSANDS)   VIEWING TV
-------                   ------     --------   -----------   -------   ----------   --------------   ----------
KBTX.................  Waco-Temple-     95           5           1       279,000        $28,800           9%
                       Bryan, Texas

-------------------------
(1) Includes independent broadcasting stations and excludes satellite stations such as KBTX.

     The Waco-Temple-Bryan television market has a total population of approximately 790,000. According to the BIA Guide, the average household income in the Waco-Temple-Bryan television market in 1996 was $35,062. The television market consists of 14 counties covering a large portion of central Texas. The cities of Waco, Temple and Bryan are the primary economic centers of the region. In addition, College Station, Texas is the home of Texas A&M University. The area's economy centers on medical services, agriculture, colleges and universities and U.S. military installations. Leading employers in the Bryan area include Texas A&M University and St. Joseph's Regional Medical Center.

EMPLOYEES

     As of July 31, 1999, Brazos had approximately 47 full-time and 30 part-time employees. Brazos believes its relations with its employees are good. No employees are represented under any collective bargaining agreements.

NETWORK AFFILIATION AGREEMENT

     Brazos' current CBS network affiliation agreement expires December 31, 2000. The affiliation agreement allows for an automatic five-year renewal. The station or the network can cancel the automatic renewal, by giving notice to the other party at least 12 months before the then current expiration date. Also, when there is a change in control of an affiliated station, like the proposed acquisition by Gray, the network must give its consent to maintain an existing affiliation agreement in force. Generally, such consent is routinely granted.

FCC LICENSE

     The FCC license for Brazos will expire August 1, 2006, subject to routine renewal applications.

DIGITAL TELEVISION (HIGH DEFINITION TELEVISION)

     In connection with introduction of digital television to the United States, the FCC has assigned all existing television licensees a second channel on which to provide digital television simultaneously with their current non-digital service. The implementation of digital television is based upon an FCC timetable that generally requires the largest television markets to begin digital operations and then phase in progressively smaller markets over a period of several years. The table below provides the current FCC digital channel assignment and implementation schedule for Brazos.

                                         REQUEST DIGITAL LICENSE
                        FCC PROPOSED          FROM THE FCC         COMMENCE DIGITAL BROADCAST
STATION                DIGITAL CHANNEL       NOT LATER THAN        OPERATIONS NOT LATER THAN
-------                ---------------   -----------------------   --------------------------
KBTX.................        59             November 1, 1999              May 1, 2002

     Brazos intends to comply with the FCC timetable outlined above. The introduction of digital television at Brazos will involve material amounts of capital expenditures. Brazos is currently evaluating the initial costs of digital services. Brazos anticipates that the initial costs to commence digital broadcasting may require a minimum investment of several million dollars.

     The conversion to digital operations may reduce a station's geographical coverage area but the majority of stations will obtain service areas that match or exceed the limits of existing operations. Brazos currently anticipates that its digital operations will produce coverage areas substantially similar to their non-digital operations.

PRIMARY PROPERTIES

     The types of properties required to support television stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in business districts. The transmitter sites and antenna are generally located in elevated areas to provide optimal signal strength and coverage. The primary offices of Brazos are located at 4141 East 29th Street, Bryan, Texas 77802. Its mailing address is Brazos Broadcasting Co., P.O. Box 3730, Bryan, Texas 77805.

     The following table provides information regarding the significant properties involved in the operation of Brazos:

                                                 OWNED OR
PROPERTY LOCATION                USE              LEASED      APPROXIMATE SIZE     EXPIRATION OF LEASE
-----------------                ---             --------     ----------------     -------------------
Bryan, Texas.........     Studio and offices      Owned    7,000 sq. ft. building    not applicable
                                                               on 23.4 acres
Grimes County,         Transmitter building and   Leased   1,300 sq. ft. building    March 15, 2033
  Texas..............         main tower                    and 1,705 ft. tower
                                                             and antenna on 560
                                                                   acres

SHARE OWNERSHIP

     As of July 31, 1999, management of Brazos knew of no person, other than those set forth below, who is the beneficial owner of more than 5% of Brazos' common stock.

                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   PERCENTAGE OF CLASS
------------------------------------        --------------------   -------------------
KWTX Broadcasting Company.................  250 shares                     50
  P.O. Box 2636
  Waco, Texas 76702-2636
Ellen Bostick Deaver......................  25 shares                       5
  3420 North Ridge Drive
  Waco, Texas 76710
Ray M. Deaver.............................  25 shares                       5
  3420 North Ridge Drive
  Waco, Texas 76710
Dorothy Varisco Donaho....................  25 shares                       5
  2901 Bammel #28
  San Antonio, Texas 78229
Antoinette Varisco Guido..................  25 shares                       5
  7335 Ashton Place Court
  San Antonio, Texas 78229

                          INFORMATION CONCERNING KXII

GENERAL

     KXII Broadcasters, Ltd., a Texas limited partnership, owns and operates television station KXII located in Sherman, Texas. KXII broadcasts on channel 12 and is affiliated with the CBS television network. KXII began operations in 1956. This station is part of the Sherman, Texas -- Ada, Oklahoma television market and is considered to be the 161st largest television market in the country. KXII Television Ltd., a Texas limited partnership affiliated with KXII Broadcasters, Ltd., provides sales personnel and various sales services to KXII. KXII broadcasts 15.5 hours of locally produced newscasts each week. The remainder of the program schedule is filled with programming provided by the CBS network and syndicated programming purchased from various program suppliers.

MARKET INFORMATION

     The table below and the discussion that follows contain information regarding KXII and the television markets in which it operates. Unless noted otherwise, all station rank, in-market share and television household data is from the Nielsen Station Index, Viewers in Profile, dated November 1998, as prepared by Nielsen. The station's rank in the television market area is based on Nielsen estimates for November 1998 for the period from 6 a.m. to 2 a.m. Sunday through Saturday. Estimates of population are as reported by the September 1998, Nielsen Station Index-U.S. Television Household Estimates published by Nielsen. "In-market share of households viewing television" represents the percentage of the station's audience as a percentage of all viewing by households in the market from 6 a.m. to 2 a.m. Sunday through Saturday, including viewing of non-commercial stations, national cable channels and out-of-market stations broadcast or carried by cable in the market as reported by Nielsen for November 1998. Total Market Revenues represent gross advertising revenues, excluding barter revenues, for all commercial television stations in the market, as reported in Investing in Television 1998 Market Report, Fourth Edition November 1998 Ratings published by BIA Publications, Inc. Average household income, effective buying income and retail business sales growth projections are as reported in the BIA Guide.

                                                                                         TOTAL MARKET    IN-MARKET
                                         MARKET    COMMERCIAL    STATION                   REVENUES       SHARE OF
                                        RANK PER   STATIONS IN   RANK IN   TELEVISION      FOR 1998      HOUSEHOLDS
                           MARKET       NIELSEN    MARKET (1)    MARKET    HOUSEHOLDS   (IN THOUSANDS)   VIEWING TV
                           ------       --------   -----------   -------   ----------   --------------   ----------
KXII.................  Sherman, Texas     161           2           1       112,000         $8,300          78%
                       -- Ada,
                       Oklahoma

-------------------------
(1) Includes independent broadcasting stations and excludes satellite stations.

     The Sherman, Texas -- Ada, Oklahoma television market has a total population of approximately 278,000. According to the BIA Guide, the average household income in this television market in 1996 was $30,884. The television market consists of one county in north central Texas and 11 counties in south central Oklahoma. The cities of Sherman, Texas and Ada and Ardmore, Oklahoma are the primary economic centers of the region. The area's economy centers around medical services, manufacturing and distribution services. Leading employers in the area include Johnson & Johnson and Texas Instruments.

EMPLOYEES

     As of July 31, 1999, KXII had 57 full-time and seven part-time employees. KXII believes its relations with its employees are good. No employees are represented under any collective bargaining agreements.

NETWORK AFFILIATION AGREEMENT

     KXII's current CBS network affiliation agreement expires December 31, 2000. The affiliation agreement allows for an automatic five-year renewal. The station or the network can cancel the automatic renewal, by giving notice to the other party at least 12 months before the then current expiration date. Also, when there is a change in control of an affiliated station, like the proposed acquisition by Gray, the network must give its consent to maintain an existing affiliation agreement in force. Generally, such consent is routinely granted.

FCC LICENSE

     The FCC license for KXII will expire on August 1, 2006, subject to routine renewal applications.

DIGITAL TELEVISION (HIGH DEFINITION TELEVISION)

     In connection with the introduction of digital television to the United States, the FCC has assigned all existing television licensees a second channel on which to provide digital television simultaneously with their current non-digital service. The implementation of digital television is based upon an FCC timetable that generally requires the largest television markets to begin digital operations and then phase in progressively smaller markets over a period of several years. The table below provides the current FCC digital channel assignment and implementation schedule for KXII.

                                         REQUEST DIGITAL LICENSE
                        FCC PROPOSED          FROM THE FCC         COMMENCE DIGITAL BROADCAST
                       DIGITAL CHANNEL       NOT LATER THAN        OPERATIONS NOT LATER THAN
                       ---------------   -----------------------   --------------------------
KXII.................        20             November 1, 1999              May 1, 2002

     KXII intends to comply with the FCC timetable outlined above. The introduction of digital television at KXII will involve material amounts of capital expenditures. KXII is currently evaluating the initial costs of digital services. KXII anticipates that the initial costs to commence digital broadcasting may require a minimum investment of several million dollars per station.

     The conversion to digital operations may reduce a station's geographical coverage area but the majority of stations will obtain service areas that match or exceed the limits of existing operations. KXII currently anticipates that its digital operations will produce coverage areas substantially similar to their non-digital operations.

PRIMARY PROPERTIES

     The types of properties required to support television stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in business districts. The transmitter sites and antenna are generally located in elevated areas to provide optimal signal strength and coverage. The primary offices of KXII are located at 4201 Texoma Parkway, Sherman, Texas 75090 and 2624 South Commerce, Ardmore, Oklahoma 73401. Its mailing address is P.O. Box 1175, Sherman, Texas 75091.

     The following table provides information regarding the significant properties involved in the operation of KXII:

                                                              OWNED OR
STATION/APPROXIMATE PROPERTY LOCATION          USE             LEASED          APPROXIMATE SIZE
-------------------------------------          ---            ---------        ----------------
Sherman, Texas.......................  Studio and offices      Leased(1)  12,813 sq. ft. building on
                                                                                  2.97 acres
Madill, Oklahoma.....................  Transmitter building    Leased(1)  1,200 sq. ft. building and
                                         and main tower                      1,692 ft. tower and
                                                                             antenna on 95 acres
Ardmore, Oklahoma....................  Studio and offices      Leased(1)  3,000 sq. ft. building on
                                                                                  1.5 acres

---------------------

(1) These properties will be conveyed in fee to Gray upon the closing of the acquisitions.

EQUITY OWNERSHIP

     KXII is a Texas limited partnership. As of July 31, 1999, management knew of no person, other than those set forth below, who is directly or indirectly the owner of more than 5% of the equity interests of KXII.

              NAME AND ADDRESS OF OWNER                 PERCENTAGE OF EQUITY INTERESTS
              -------------------------                 ------------------------------
Richard Adams.........................................              11.11
  2806 Wellington Drive
  Sherman, Texas 75092
Ellen Bostick Deaver..................................              26.67
  3420 North Ridge Drive
  Waco, Texas 76710
Kyle Deaver...........................................              17.78
  3430 North Ridge Drive
  Waco, Texas 76710
John Lee Deaver.......................................              17.77
  1805 Trinity Street
  Waco, Texas 76710
Martha Bostick Phipps.................................              26.67
  Rt 5 Mesa Road
  Ardmore, Oklahoma 73401

                    COMPARISON OF THE SHAREHOLDERS' RIGHTS,
         ARTICLES OF INCORPORATION AND BYLAWS OF GRAY, KWTX AND BRAZOS

GENERAL

     If the acquisitions are completed, shareholders of KWTX and Brazos will become shareholders of Gray, which will result in their rights as shareholders being governed by the articles of incorporation and bylaws of Gray. For shareholders of KWTX and Brazos, this will result in their rights as shareholders being governed by the law of Georgia rather than the law of Texas, which governs their rights as shareholders of KWTX and Brazos. It is not practical to describe all the differences between Georgia law and Texas law and between the articles of incorporation and bylaws of Gray and the articles of incorporation and bylaws or similar organizational documents of each of KWTX and Brazos.

     The following is a summary of the differences which may affect the rights of shareholders of KWTX and Brazos. This summary is qualified in its entirety by reference to the full text of such documents. For information as to how such documents may be obtained, see "Where To Find Additional Information" on page 109.

AUTHORIZED CAPITAL STOCK

     Gray. The authorized capital stock of Gray is 50,000,000 shares, consisting of 15,000,000 shares of Gray class A common stock, and 15,000,000 shares of Gray class B common stock. The Gray board has the authority to issue, at any time or from time to time, without further shareholder approval, up to 20,000,000 shares of preferred stock and to determine the powers, rights, privileges and preferences of those shares, which may be senior to the rights of holders of Gray common stock. Such issuance could adversely affect the holders of Gray common stock and could have the effect of making more difficult the acquisition of control of Gray by means of a hostile tender offer, open market purchases, a proxy contest or otherwise.

     Under Georgia law, shareholders have no preemptive rights unless these rights are provided for in the corporation's articles of incorporation. Holders of Gray common stock do not have preemptive rights.

     KWTX. The authorized capital stock of KWTX consists of 1,550 shares of common stock, no par value. Under Texas law the shareholders of a corporation have preemptive rights to acquire additional unissued shares of the corporation, except to the extent limited or denied by Section 2.22-1 of the Texas Business Corporation Act or by the corporation's articles of incorporation. KWTX's articles of incorporation contain no provision with regard to preemptive rights.

     Brazos. The authorized capital stock of Brazos consists of 500 shares of common stock, par value $100.00 per share. Under Texas law the shareholders of a corporation have preemptive rights to acquire additional unissued shares of the corporation, except to the extent limited or denied by Section 2.22-1 of the Texas Business Corporation Act or by the corporation's articles of incorporation. Brazos's articles of incorporation contain no provision with regard to preemptive rights.

DIRECTORS

     Gray. The bylaws of Gray provide that the Gray board of directors is authorized to fix the number of members of the board and to increase or decrease the number of directors from time to time provided there are not less than three nor more than 15 directors. A majority of directors constitutes a quorum for the transaction of business. The bylaws of Gray provide that a vacancy among the directors may be filled by a majority vote of the remaining directors then in office, though less than a quorum, or by the sole remaining director.

     KWTX. The bylaws of KWTX provide that a majority of the total number of directors constitutes a quorum for the transaction of business.

     Brazos. The bylaws of Brazos provide that a majority of the total number of directors constitutes a quorum for the transaction of business.

REMOVAL OF DIRECTORS

     Under Georgia law (which governs Gray), the shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. Directors, unless removed in accordance with Georgia law, shall hold office until the annual meeting of the shareholders and until their successors shall have been elected and qualified. At each annual meeting, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting.

     Under Texas law (which governs KWTX and Brazos), directors, unless removed in accordance with the provisions of the bylaws or the articles of incorporation, shall hold office until the annual meeting of the shareholders and until their successors shall have been elected and qualified. At each annual meeting, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting.

SPECIAL MEETINGS OF SHAREHOLDERS

     Gray. The bylaws of Gray provide that special meetings of shareholders may be called at any time by the Chairman of the Board, or by the President, or by the board of directors or the holders of not less than one-third of all outstanding shares of the corporation entitled to vote.

     KWTX. The bylaws of KWTX do not contain provisions regarding special meetings of shareholders.

     Brazos. The bylaws of Brazos do not contain provisions regarding special meetings of shareholders.

     Under Texas law (which governs KWTX and Brazos) special meetings of the shareholders may be called by (1) the president, the board of directors, or such other persons as may be authorized in the articles of incorporation or the bylaws or (2) by the holders of at least 10 percent of all the shares entitled to vote at the proposed special meeting, unless a greater percentage is provided for in the articles of incorporation, but in no event greater than 50 percent.

AMENDMENT OF BYLAWS

     Georgia law states that both a corporation's board of directors and shareholders may amend, repeal or adopt bylaws unless a particular bylaw provides expressly that the board of directors may not amend or repeal that bylaw or the articles of incorporation reserve such power exclusively to the shareholders in whole or in part.

     Texas law grants to shareholders the power to amend, adopt or repeal bylaws. Texas law also grants the board of directors the power to amend or repeal the corporation's bylaws unless the articles of incorporation reserve this power exclusively to the shareholders, or the shareholders (in amending or repealing a particular bylaw) expressly provide that the board may not amend or repeal that bylaw.

     The bylaws of KWTX and Brazos each provide that on a written application of a majority of its shareholders, the bylaws may be altered, changed or amended by a majority vote of the shareholders at any election or special meeting ordered for that purpose by the board of directors, written notice thereof having been given to all shareholders at least 10 days before such meeting. The bylaws of KWTX and Brazos each additionally provide that the bylaws may be altered, changed or amended by two-thirds of the directors at any meeting called for that purpose by the president of the KWTX or Brazos after giving at least 10 days' written notice thereof to all of the directors.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

     Under Georgia law (which governs Gray), most amendments to a corporation's articles of incorporation must be adopted by the board of directors and approved by holders of a majority of the stock entitled to vote on such matters. Under Texas law (which governs KWTX and Brazos), amendments to a corporation's articles of incorporation must be adopted by the board of directors and approved by holders of two-thirds of the outstanding shares entitled to vote on such matters.

DIVIDENDS, REDEMPTIONS AND REPURCHASES

     Georgia law provides that Georgia corporations, such as Gray may make legal distributions to its shareholders subject to restriction by the articles of incorporation. Distributions may not be legally made if the corporation would not be able to pay its debts in the usual course of business; or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

     The Gray series A preferred stock and series B preferred stock are senior to the Gray class A common stock and class B common stock, as to the payment of dividends and distribution of assets. Gray's indebtedness also restricts the amount of dividends that may be paid on Gray's capital stock.

     Texas law provides that Texas corporations may make legal distributions to its shareholders subject to restriction by the articles of incorporation. Distributions may not be made if after giving effect to the distribution, the corporation would be insolvent or the distribution exceeds the surplus of the corporation. Under Texas law a corporation may by resolution of its board of directors, subject to the provisions of its articles of incorporation, redeem any or all outstanding shares. If less than all such shares are to be redeemed, the shares to be redeemed shall be selected for redemption in accordance with the provisions in the articles of incorporation. Shares may not be redeemed if after giving effect to the redemption, the corporation would be insolvent or the proceeds distributed in connection with the redemption exceed the surplus of the corporation.

TRANSACTIONS WITH INTERESTED DIRECTORS

     Under Georgia law (which governs Gray), a transaction effected or proposed to be effected by the corporation respecting which a director or directors has an interest, may not be enjoined, set aside, or give rise to an award of damages, if any of the following are satisfied: (1) the transaction received the affirmative vote of a majority (but not less than two) of those disinterested directors who voted on the transaction after disclosure of the director or directors' interest; (2) if the material facts of the interest and the contract or transaction are disclosed to or are known to the shareholders entitled to vote on such matter, and the shareholders approve the contract or transaction; and (3) the transaction, judged in the circumstances at the time of commitment, is established to have been fair to the corporation. Disclosure is sufficient if the interested director or directors disclose to the board and the shareholders the existence and nature of the conflict and all facts known respecting the subject matter of the transaction that an ordinarily prudent person would reasonably believe to be material to the judgment as to whether or not to proceed with the transaction.

     Under Texas law (which governs KWTX and Brazos), a contract or transaction between a corporation and one or more of its directors or officers, or between an entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be valid even if the director or officer is present and participates or votes at the meeting of the board or committee that approved the contract or transaction, if any of the following are satisfied: (1) the material facts of the interest and the contract or transaction are disclosed to or are known by the board or a committee, and a majority of the disinterested members of the board or committee, even though less than a quorum, authorizes the contract or transaction in good faith; (2) the material facts of the interest and the contract or transaction are disclosed to or are known to the shareholders entitled to vote on such matter, and the shareholders specifically approve the contract or transaction in good faith; or
(3) the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified. There is no provision under Texas law, however, that absolutely precludes a claim by the corporation or its shareholders against the interested director or officer for damages, if any, even if the contract or transaction has been so authorized or approved.

INDEMNIFICATION

     Georgia law (which governs Gray) contains provisions setting forth conditions under which a corporation may indemnify directors, officers and others who act on behalf of the corporation. If such directors are successful in defending a claim for which indemnification is permitted, Georgia requires the corporation to provide indemnification of expenses incurred in such defense. Georgia law also permits a corporation to advance expenses to such indemnified officers and directors and to purchase insurance on behalf of any such person against any liability asserted against and incurred by him or her in such capacity, regardless of whether the corporation would be permitted to indemnify against such liability.

     Gray's articles of incorporation and bylaws provide that Gray will indemnify, to the fullest extent permitted by law, directors, officers, employees or agents of Gray. Gray will also indemnify any person who had agreed to serve as a director, officer, employee or agent on behalf of Gray, or is or was or has agreed to serve as a director, officer, employee or agent of another entity at Gray's request.

     Each of Georgia law (which governs Gray) and Texas law (which governs KWTX and Brazos) contains provisions setting forth conditions under which a corporation may indemnify or advance expenses to directors, officers and others who act on behalf of the corporation. A corporation is required to indemnify a director in connection with a proceeding in which he is a named defendant because he is or was a director if he has been wholly successful in the defense of a proceeding. Each of Georgia law and Texas law also permits a corporation to purchase insurance on behalf of any person who is or was or has agreed to serve as a director, officer, employee or agent of the corporation, against any liability asserted against him or her in such capacity, whether or not the corporation would have the power to indemnify him or her against such liability.

     KWTX's articles of incorporation do not provide for the indemnification of either its officers or directors.

     Brazos's articles of incorporation do not provide for the indemnification of either its officers or directors.

APPRAISAL RIGHTS

     Under Georgia law (which governs Gray) no appraisal rights are granted to shareholders who dissent from a sale, lease or exchange of all or substantially all of the assets of a corporation. Georgia law further provides that generally no appraisal rights are granted to shareholders who dissent from an acquisition or consolidation for which a shareholder vote is required if the shares of the class of stock voting are listed on a national securities exchange or are held of record by more than 2,000 shareholders. However, shareholders who follow prescribed statutory procedures and who have not voted in favor of the applicable transition nor consented thereto in writing will have appraisal rights if the shareholders are required in connection with the acquisition or consolidation to accept for their stock anything other than:

     - stock of the corporation surviving or resulting from the acquisition or consolidation;

     - stock of any other corporation listed on a national securities exchange or the Nasdaq National Market System or held of record by more than 2,000 shareholders; or

     - cash in lieu of fractional shares.

     The shareholders of Gray are not entitled to appraisal rights in connection with the transactions to be considered by shareholders at the annual meeting.

     Under Texas law (which governs KWTX and Brazos), a shareholder does not have the right to dissent from any plan of acquisition in which there is a single surviving corporation, or from any plan of acquisition or plan of exchange, if:

     - the shares of the corporation being acquired are, on the record date fixed to determine the shareholders entitled to vote on the plan of acquisition: (1) listed on a national securities exchange; (2) listed on the Nasdaq Stock Market or designated as a national market security on an interdealer quotation system by the NASD; or (3) held of record by not less than 2,000 holders;

     - the shareholder is not required to accept any consideration that is different from the consideration to be received by all other holders of such shares; or

     - the shareholder is not required to accept consideration other than: (1) shares of a corporation which are: (i) listed on a national securities exchange; (ii) approved for quotation as a national market security on an interdealer quotation system by the NASD; or (iii) held of record by not less than 2,000 holders; (2) cash in lieu of fractional shares; or (3) any combination of cash and securities listed above.

     Generally, in the absence of fraud, dissenters' rights are a shareholder's sole remedy for objecting to an acquisition or consolidation under Texas law.

                       PROPOSAL 2: ELECTION OF DIRECTORS

NOMINEES

     At the shareholders meeting, nine directors are to be elected to hold office (subject to Gray's bylaws) until the next annual meeting of shareholders and until their successors have been elected and qualified. In case any nominee listed in the table below should be unavailable for any reason, which management of Gray has no reason to anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the meeting or, if no substitute is selected by management prior to or at the meeting, a motion to reduce the membership of the board to the number of nominees available will be presented.

     Set forth below is information concerning each of the nominees.

                                    DIRECTOR
NAME                                 SINCE     AGE                  POSITION
----                                --------   ---                  --------
J. Mack Robinson..................    1993     76    Director, President and Chief Executive
                                                     Officer
Robert S. Prather, Jr. ...........    1993     54    Director and Executive Vice
                                                     President -- Acquisitions
William E. Mayher, III............    1990     60    Chairman of the Board of Directors
Richard L. Boger..................    1991     52    Director
Hilton H. Howell, Jr. ............    1993     38    Director
Zell Miller.......................    1999     67    Director
Howell W. Newton..................    1991     52    Director
Hugh Norton.......................    1987     67    Director
Harriett J. Robinson..............    1997     68    Director

     J. MACK ROBINSON has been Gray's President and Chief Executive Officer since 1996. Mr. Robinson has been Chairman of the Board of Bull Run Corporation, a diversified company and a principal shareholder of Gray, since 1994, Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, President of Atlantic American Corporation, an insurance holding company, from 1995 until 1998 and Chairman of the Board of Atlantic American Corporation since 1974. He is a director of the following companies: Bankers Fidelity Life Insurance Company, American Independent Life Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company and American Safety Insurance Company. He is director emeritus of Wachovia Corporation. He is a member of the Executive Committee and Management Personnel Committee of Gray's board of directors. Mr. Robinson is the husband of Harriett J. Robinson and the father-in-law of Hilton H. Howell.

     ROBERT S. PRATHER, JR. has been Executive Vice President -- Acquisitions of Gray since 1996. He has been President and Chief Executive Officer and a director of Bull Run Corporation, a diversified company and principal shareholder of Gray, since 1992. He is a director of the following companies:
Host Communications, Inc., Capital Sports Properties, Inc., Universal Sports America, Inc., Rawlings Sporting Goods Company, Inc. and The

Morgan Group, Inc. He is a member of the Executive Committee and the Management Personnel Committee of Gray's board of directors.

     WILLIAM E. MAYHER III was a neurosurgeon in Albany, Georgia from 1970 to 1998. He is a director of the following: Medical College of Georgia Foundation, American Association of Neurological Surgeons, Gaston Loughlin, Inc. and Palmyra Medical Centers. Dr. Mayher is a member of the Executive Committee and Management Personnel Committee of Gray's board of directors and has served as Chairman of Gray's board of directors since August 1993.

     RICHARD L. BOGER has been President and Chief Executive Officer of Export Insurance Services, Inc., an insurance organization, and a director of CornerCap Group of Funds, a "series" investment company since prior to 1992. Mr. Boger is a member of the Executive Committee of Gray's board of directors and is the Chairman of the Management Personnel Committee of Gray's board of directors.

     HILTON H. HOWELL, JR. has been President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995 and Executive Vice President of Atlantic American Corporation from 1992 to 1995. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991, and Vice Chairman and Executive Vice President of Bankers Fidelity Life Insurance Company and Georgia Casualty & Surety Company since 1992. He has been a director, Vice President and Secretary of Bull Run Corporation since 1994. He is a director of the following companies: Atlantic American Corporation, Bankers Fidelity Life Insurance Company, American Independent Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, American Safety Insurance Company, Association Casualty Insurance Company and Association Risk Management General Agency. He is the son-in-law of J. Mack Robinson and Harriett J. Robinson.

     ZELL MILLER was Governor of Georgia from January 1991 to January 1999. He is Chairman of the Board of Kollmann (USA) Inc. and a director of the following companies: Norfolk Southern Corporation, Post Properties, Inc., Georgia Power Company, United Community Banks, Inc. and Law Companies Group. He is a professor of Young Harris College, a Distinguished Professor of Higher Education of the University of Georgia and a Presidential Distinguished Fellow of Emory University. Governor Miller is a member of the Audit Committee of Gray's board of directors.

     HOWELL W. NEWTON has been President and Treasurer of Trio Manufacturing Co., a textile manufacturing company, since 1978. Mr. Newton is Chairman of the Audit Committee of Gray's board of directors.

     HUGH NORTON has been President of Norco, Inc., an insurance agency, since 1973. He is one of the founders and directors of Community Bank of Georgia. Mr. Norton is also a real estate developer in Destin, Florida. He is a member of the Management Personnel Committee of Gray's board of directors.

     HARRIETT J. ROBINSON has been a director of Atlantic American Corporation since 1989 and a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the wife of J. Mack Robinson and the mother-in-law of Hilton H. Howell, Jr.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the directors, executive officers and persons who own more than 10 percent of a registered class of a company's equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than 10 percent shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

     To Gray's knowledge, based solely on its review of the copies of such reports furnished to Gray during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and 10 percent beneficial owners were met.

BOARD COMMITTEES AND MEMBERSHIP

     The Gray board has an Executive Committee. The Executive Committee held no meetings during 1998. The members of the Executive Committee are Messrs. Robinson, Prather, Mayher and Boger.

     The Gray board has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by Gray's independent auditors, as well as Gray's accounting principles and system of internal accounting controls, and to review and approve any transactions between Gray and its directors, officers or significant shareholders. The Audit Committee held two meetings during 1998. The members of the Audit Committee are Messrs. Miller and Newton.

     The Gray board has a Management Personnel Committee, the purpose of which is to make recommendations with respect to executive salaries, bonuses and compensation and to serve as the nominating committee with respect to the principal officers and other committees of the board of directors, as well as making nominations respecting membership of the board of directors of Gray. The Management Personnel Committee will consider recommendations for nominees for directorship submitted by shareholders. Shareholders wishing to recommend director candidates for consideration by the Management Personnel Committee may do so by writing to the Secretary of Gray, giving the candidate's name, biographical data and qualifications. The Management Personnel Committee held five meetings in 1998, and its members are Messrs. Robinson, Prather, Mayher, Boger and Norton.

     Gray does not have a nominating committee. The Gray board held four meetings during 1998. During 1998, each of the directors attended at least 75% of the aggregate number of meetings of the board and meetings of all committees of the board on which such directors served.

SHARE OWNERSHIP

     The following table sets forth information regarding the ownership of Gray class A common stock and class B common stock as of August 9, 1999 by (1) any person who is known to Gray to be the beneficial owner of more than five percent of the Gray class A common stock or class B common stock, (2) all directors, (3) all executive officers named in the Summary Compensation Table and (4) all directors and executive officers as a group.

                                              CLASS A               CLASS B            COMBINED
                                           COMMON STOCK          COMMON STOCK        VOTING POWER
                                        BENEFICIALLY OWNED    BENEFICIALLY OWNED    AS A PERCENTAGE
                                        -------------------   -------------------      OF COMMON
NAME                                     SHARES     PERCENT    SHARES     PERCENT        STOCK
----                                    ---------   -------   ---------   -------   ---------------
Robert A. Beizer(1)...................         --      --        33,635       *             *
Richard L. Boger(1)...................     11,651       *        13,744       *             *
Joseph A. Carriere....................      6,075       *            --      --             *
Hilton H. Howell,
  Jr.(1),(2),(3),(4)..................  3,566,782    45.7        36,500       *          43.0
Wayne M. Martin(1)....................        362       *        12,063       *             *
William E. Mayher, III(1).............     13,500       *        18,750       *             *
Zell Miller(1)........................         --      --         7,500       *             *
Howell W. Newton(1)...................      2,625       *         9,500       *             *
Hugh Norton(1)........................     13,500       *        18,750       *             *
Robert S. Prather,
  Jr.(1),(2),(5),(6)..................  3,170,073    40.8        99,800     1.9          38.4
Harriett J. Robinson(1),(2),(4),(7)...  4,575,382    56.6       192,400     3.7          53.4
J. Mack Robinson(1),(2),(4),(5),(8)...  4,575,382    56.6       192,400     3.7          53.4
James C. Ryan(5)......................         --      --         2,019       *             *
Thomas J. Stultz(1)...................      2,250       *        24,500       *             *
Bull Run Corporation(9)...............  2,931,397    38.0        11,750       *          35.7
The Capital Group Companies,
  Inc.(10)............................         --      --       401,600     7.8             *
Mario J. Gabelli(11)..................         --      --     1,243,399    24.2           1.7
George H. Nader(12)...................    359,998     5.3            --     0.0           4.9
Shapiro Capital Management Company,
  Inc.(13)............................     11,350       *     1,693,039    32.9           2.5
Standish Ayer and Wood, Inc.(14)......         --      --       474,100     9.2             *
All directors and executive officers
  as a group(15)......................  4,937,846    61.1       439,750     8.1          57.8

-------------------------
   * Less than 1%

 (1) Includes options to purchase Gray class B common stock as follows: each of Messrs. Boger, Howell, Mayher, Newton, Norton, Miller and Mrs. Robinson -- 7,500 shares, Mr. Robinson -- 75,000 shares, Mr. Prather -- 75,000 shares, Mr. Beizer -- 33,000 shares, Mr. Martin -- 11,250 shares and Mr. Stultz -- 22,500 shares. Excludes Mr. Beizer's options to purchase 21,000 shares of Gray class B common stock that are not exercisable within 60 days of August 9, 1999.

 (2) Includes 2,017,647 shares of Gray class A common stock and 11,750 shares of Gray class B common stock owned by Bull Run Corporation and warrants to purchase 933,750 shares of Gray class A common stock owned by Bull Run Corporation as described in footnote (9) below, because Messrs. Howell, Prather and Robinson are directors and officers of Bull Run Corporation and Messrs. Prather and Robinson are principal shareholders of Bull Run Corporation and Mrs. Robinson is the spouse of Mr. Robinson and, as such, may be deemed to be beneficial owners of such shares.

     Each of Messrs. Howell, Prather and Robinson and Mrs. Robinson disclaims beneficial ownership of the shares owned by Bull Run Corporation. Excludes
     (1) warrants owned by Bull Run Corporation to purchase 172,500 shares of Gray class A common stock and warrants to purchase 100,000 shares of Gray class B common stock that are not exercisable within 60 days of August 9, 1999 and (2) 1,000 shares of Gray series A preferred stock and 175 shares of Gray series B preferred stock owned by Bull Run Corporation and 175 shares of Gray series B preferred stock owned by Mrs. Robinson's husband and his affiliates, which securities are non-voting and are not convertible into Gray class A common stock or Gray class B common stock.

 (3) Includes 58,575 shares of Gray class A common stock owned by Mr. Howell's wife, as to which shares he disclaims beneficial ownership. Excludes 105,000 shares of Gray class A common stock and 5,000 shares of Gray class B common stock held in trust for Mr. Howell's wife.

 (4) Includes as to Messrs. Robinson and Howell and Mrs. Robinson, an aggregate of 490,060 shares of Gray class A common stock and 6,000 shares of Gray class B common stock owned by certain companies of which Mr. Howell is an officer and a director. Mr. Robinson is also an officer, director and a principal or sole shareholder and Mrs. Robinson is also a director of these companies. Also includes warrants to purchase 31,500 shares of Gray class A common stock owned by one of the above described companies. Excludes warrants to purchase 6,000 shares of Gray class A common stock that are not exercisable within 60 days of August 9, 1999.

 (5) Excludes options to purchase Gray class B common stock that are not exercisable within 60 days of August 9, 1999 as follows: Mr.
     Prather -- 41,000 and Mr. Ryan -- 11,250. Also excludes Mr. Robinson's and Mr. Prather's options to purchase 10,000 and 9,337 shares, respectively, of Gray class A common stock that are not exercisable within 60 days of August 9, 1999.

 (6) Includes 225 shares of Gray class A common stock and 100 shares of Gray class B common stock owned by Mr. Prather's wife, as to which shares he disclaims beneficial ownership.

 (7) Includes: (1) 381,975 shares of Gray class A common stock, 79,750 shares of Gray class B common stock and warrants to purchase 63,000 shares of Gray class A common stock owned by Mrs. Robinson's husband, as to which securities Mrs. Robinson disclaims beneficial ownership; (2) warrants to purchase 94,500 shares of Gray class A common stock; (3) 256,950 shares of Gray class A common stock, 10,000 shares of Gray class B common stock and warrants to purchase 126,000 shares of Gray class A common stock owned by Mrs. Robinson, as trustee for her daughters, as to which securities Mrs. Robinson disclaims beneficial ownership. Excludes: (1) options held by Mrs. Robinson's husband to purchase 10,000 shares of Gray class A common stock and 41,000 shares of Gray class B common stock which are not exercisable within 60 days of August 9, 1999; (2) warrants held by Mrs. Robinson, Mrs. Robinson's husband and certain of his affiliates to purchase 60,000 shares of Gray class A common stock that are not exercisable within 60 days of August 9, 1999; and (3) 175 shares of Gray series B preferred stock owned by Mrs. Robinson's husband and his affiliates, which securities are nonvoting and are not convertible into Gray class A common stock or class B common stock. Mrs. Robinson's address is 3500 Tuxedo Road, NW, Atlanta, Georgia 30305.

 (8) Includes: (1) 436,950 shares of Gray class A common stock and 12,400 shares of Gray class B common stock owned by Mr. Robinson's wife, directly and as trustee for their daughters, warrants to purchase 94,500 shares of Gray class A common stock held by Mr. Robinson's wife, and warrants to purchase 126,000 shares of Gray class A common stock held by Mr. Robinson's wife, as trustee for their daughters, as to which securities Mr. Robinson disclaims beneficial ownership; (2) warrants to purchase 63,000 shares of Gray class A common stock held by Mr. Robinson. Excludes: (1) options held by Mr. Robinson to purchase 10,000 shares of Gray class A common stock and 40,000 shares of Gray class B common stock which are not exercisable within 60 days of August 9, 1999; (2) warrants held by Mrs. Robinson, Mr. Robinson and certain of his affiliates to purchase 60,000 shares of Gray class A common stock that are not exercisable within 60 days of August 9, 1999; and
     (3) 175 shares of Gray series B preferred stock owned by Mr. Robinson and his affiliates, which securities are nonvoting and are not convertible into Gray class A common stock or class B common stock. Mr. Robinson's address is 3500 Tuxedo Road, NW, Atlanta, Georgia 30305.

 (9) Includes warrants to purchase 933,750 shares of Gray class A common stock which are exercisable within 60 days. Excludes (1) 1,000 shares of Gray series A preferred stock and 175 shares of Gray series B preferred stock, none of which is voting or convertible into shares of Gray class A common stock or class B common stock and (2) warrants to purchase 172,500 shares of Gray class A common stock and 100,000 shares of Gray class B common stock that are not exercisable within 60 days of August 9, 1999. The address of Bull Run Corporation is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(10) This information was furnished to Gray on a Schedule 13G filed by Capital Guardian Trust Company. Capital Guardian Trust Company, a wholly owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of these shares as a result of its serving as the investment manager of various institutional accounts, but has authority to vote only 167,750 shares of Gray class B common stock. The address of Capital Guardian Trust Company is 11100 Santa Monica Boulevard, Los Angeles, California 90025.

(11) This information was furnished to Gray on a Schedule 13D filed by Gabelli Funds, Inc. and also by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D reports the beneficial ownership of Gray class B common stock as follows: Gabelli Funds, LLC -- 536,300 shares; GAMCO Investors, Inc. -- 677,349 shares; and Gabelli International
     Limited -- 24,750 shares and Gabelli Advisors 5,000 shares. GAMCO Investors, Inc. only has the authority to vote 646,599 of the shares beneficially held by it. The address of Mr. Gabelli and Gabelli Funds, Inc. is One Corporate Center, Rye, New York 10580.

(12) Mr. Nader's address is P.O. Box 271, 1011 Fifth Avenue, West Point, Georgia 31833.

(13) This information was furnished to Gray by a representative of Shapiro Capital Management Company, Inc., an investment adviser. The address of Shapiro Capital Management Company, Inc. is 3060 Peachtree Road NW, Atlanta, Georgia 30306.

(14) This information was furnished to Gray on a Schedule 13G filed by Standish, Ayer & Wood, Inc., One Financial Center, Boston, Massachusetts 02111-2662.

(15) Includes all options and warrants to purchase Gray class A or class B common stock which are exercisable within 60 days of August 9, 1999 and excludes such options and warrants not exercisable within the same 60 day period.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation of Gray's President and Chief Executive Officer and the other executive officers whose annual compensation exceeded $100,000 during the year ended December 31, 1998 (the "named executives").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                     COMPENSATION AWARDS
                                 ANNUAL COMPENSATION       ---------------------------------------
                             ---------------------------   SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)    OPTIONS SARS(#)(1)     COMPENSATION($)
---------------------------  ----   ---------   --------   ---------------------   ---------------
J. Mack Robinson(3).......   1998     72,308         --           125,000(2)            13,000(4)
  President, Chief           1997         --         --            75,000(5)            14,620(4)
  Executive Officer and a    1996         --         --            11,250(6)             9,300(4)
  Director
Robert S. Prather,
  Jr.(7)..................   1998         --         --           125,337(2)            13,000(4)
  Executive Vice             1997         --         --            75,000(5)            14,620(4)
  President -- Acquisitions
    and a Director           1996         --         --            11,250(6)             8,800(4)
Robert A. Beizer..........   1998    215,000         --            21,000(2)            13,080(9)
  Vice President -- Law      1997    210,000         --            10,500                6,619(9)
  and Development            1996    169,231         --            22,500                   --
James C. Ryan(10).........   1998     34,269      5,000            22,500(2)            15,603(11)
  Vice President --
  Finance and Chief
  Financial Officer
Thomas J. Stultz..........   1998    196,000     35,000            22,500(2)             7,166(8)
  Vice President,            1997    187,000     25,000            22,500(5)            59,199(8)
  President -- Publishing    1996    152,788    150,000                --                   --
  Division
Wayne M. Martin(12).......   1998    219,326    170,454            11,250(2)             8,829(13)
  Regional Vice
    President --
  Television
Joseph A. Carriere(14)....   1998    125,524         --                --(2)           203,766(15)
  Vice President --          1997    187,000         --             7,500(16)            6,245(17)
  Television                 1996    172,692    100,000                --                5,698(17)

-------------------------
 (1) On August 20, 1998, the board of directors declared a 50% stock dividend, payable on September 30, 1998, to shareholders of record of the Gray class A common stock and class B common stock on September 16, 1998. This stock dividend was effected by means of a three-for-two stock split. All applicable share and per share data have been adjusted to give effect to the stock split.

 (2) These awards are set forth below in detail in the table titled "Option/SAR Grants in 1998."

 (3) Mr. Robinson was appointed President and Chief Executive Officer in September 1996 but received no salary for this position until September 1998. Mr. Robinson is currently compensated at an annual salary of $200,000.

 (4) Represents compensation paid for services rendered as a member of Gray's board of directors.

 (5) Represents stock options to purchase Gray class B common stock pursuant to Gray's 1992 Long Term Incentive Plan. This 1997 stock option grant was replaced by a repricing grant, effective December 11, 1998. The December 11, 1998 grant repriced the 1997 grant at a price which approximated the market price of the Gray class B common stock on December 11, 1998. The repriced grant was included in 1998 stock options granted as a 1998 grant.

 (6) Represents stock options to purchase Gray class B common stock under the Non-Employee Director Stock Option Plan.

 (7) Mr. Prather became an officer in September 1996.

 (8) $4,000, $1,963 and $1,203 represent payments or accruals by Gray in 1998 for matching contributions to Gray's 401(k) plan, term life insurance premiums and long term disability premiums, respectively. $54,700, $3,596 and $903 represent payments or accruals by Gray in 1997 for relocation costs, matching contributions to Gray's 401(k) plan and long term disability premiums, respectively.

 (9) $4,000, $5,589 and $3,491 represent payments or accruals by Gray in 1998 for matching contributions to Gray's 401(k) plan, term life insurance premiums and long term disability premiums, respectively. $4,000 and $2,619 represent payments or accruals by Gray in 1997 for premiums, respectively.

(10) Mr. Ryan joined Gray on October 1, 1998, compensated at an annual salary of $135,000.

(11) Represents payments or accruals by Gray for relocation costs.

(12) Mr. Martin has served as Gray's Regional Vice-President -- Television since July 1998. He was also appointed President of WVLT-TV, the Company's subsidiary in Knoxville, Tennessee. Prior to his appointment as an executive officer, Mr. Martin has served as President of Gray Kentucky Television, Inc., a subsidiary of the Company, which operates WKYT-TV, in Lexington, Kentucky and WYMT-TV, in Hazard, Kentucky.

(13) $4,000, $3,249 and $1,580 represent payments or accruals by Gray for matching contributions to Gray's 401(k) plan, term life insurance premiums and long term disability premiums, respectively.

(14) Mr. Carriere resigned, effective August 1, 1998.

(15) $190,000, $2,919, $5,291 and $5,556 represent payments or accruals by Gray for consulting, matching contributions to Gray's 401(k) plan, term life insurance premiums and health insurance premiums, respectively.

(16) Upon Mr. Carriere's resignation, this unvested stock option grant was forfeited.

(17) $4,000 and $2,245 represent payments or accruals by Gray in 1997 for matching contributions to Gray's 401(k) plan and term life insurance premiums, respectively. $3,750 and $1,948 represent payment or accruals by Gray in 1996 for matching contributions to Gray's 401(k) plan and term life insurance premiums, respectively.

STOCK OPTIONS GRANTED

     The following table contains information on stock options granted during the year ended December 31, 1998. Under Gray's 1992 Long Term Incentive Plan, all officers and key employees are eligible for grants of stock options and other stock-based awards. Options granted are exercisable over a three-year period beginning on the second anniversary of the grant date and expire one month after termination of employment. The total number of shares issuable under the Incentive Plan is not to exceed 900,000 shares, of which 300,000 shares are Gray class A common stock and 600,000 shares are Gray class B common stock, subject to adjustment in the event of any change in the outstanding shares of such stock by reason of a stock dividend, stock split, recapitalization, acquisition, consolidation or other similar changes generally affecting shareholders. See "Proposal 3: Amendment of the Gray 1992 Long Term Incentive Plan" for information concerning a proposal to amend the Incentive Plan to increase the number of shares of Gray class B common stock issuable thereunder.

     The Incentive Plan is administered by the Incentive Plan Committee which consists of members of the Management Personnel Committee of the board of directors who are not eligible to participate under the Incentive Plan. The Incentive Plan is intended to provide additional incentives and motivation for Gray's employees. The Incentive Plan Committee, by majority action thereof, is authorized in its sole discretion to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms thereof; and to prescribe, amend and rescind rules and regulations relating to the Incentive Plan.

     On August 20, 1998, the board of directors declared a 50% stock dividend, payable on September 30, 1998, to shareholders of record of the Gray class A common stock and class B common stock on September 16, 1998. This stock dividend was effected by means of a three-for-two stock split. All applicable share and per share data have been adjusted to give effect to the stock split.

                           OPTION/SAR GRANTS IN 1998

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                     NUMBER OF    % OF TOTAL                                  STOCK PRICE
                                     SECURITIES    OPTIONS                                  APPRECIATION FOR
                          CLASS OF   UNDERLYING   GRANTED TO   EXERCISE OR                   OPTION TERM(1)
                           COMMON     OPTIONS     EMPLOYEES    BASE PRICE    EXPIRATION   --------------------
                           STOCK      GRANTED      IN 1998      ($/SHARE)       DATE       5%($)       10%($)
                           -------   ----------   ----------   -----------   ----------   --------    --------
J. Mack Robinson........  Class A      10,000(2)      1.8         17.81       11/19/03     49,213     108,747
                          Class B      40,000(2)      7.1         14.00       11/19/03    154,718     341,886
                          Class B      75,000(3)     13.3         14.50        9/25/02    234,363     504,709
Robert S. Prather,
  Jr....................  Class A       9,337(2)      1.7         17.81       11/19/03     45,950     101,537
                          Class B      41,000(2)      7.3         14.00       11/19/03    158,586     350,433
                          Class B      75,000(3)     13.3         14.50        9/25/02    234,363     504,709
Robert A. Beizer........  Class B      10,500(4)      1.9         16.08        2/12/03     46,647     103,079
                          Class B      10,500(5)      1.9         14.50        2/12/03     42,064      92,950
James C. Ryan...........  Class B      11,250(6)      2.0         16.13        10/5/03     50,119     110,750
                          Class B      11,250(5)      2.0         14.50        10/5/03     45,068      99,589
Thomas J. Stultz........  Class B      22,500(3)      4.0         14.50        9/25/02     70,309     151,413
Wayne M. Martin.........  Class B      11,250(3)      2.0         14.50        9/25/02     35,154      75,706
Joseph A. Carriere......      N/A         N/A         N/A           N/A            N/A        N/A         N/A

-------------------------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Gray class A common stock or class B common stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect Gray's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Gray class A common stock or Gray class B common stock holdings will be dependent on the timing of such exercise and the future performance of the Gray class A common stock or Gray class B common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

(2) Stock options granted effective November 19, 1998 pursuant to the Incentive Plan.

(3) Effective December 11, 1998, Gray repriced certain Gray class B common stock option grants made in 1997 pursuant to the Incentive Plan, at a price which approximated the market price of Gray's class B common stock on that day. These repriced grants effectively replaced the stock option grants made on September 25, 1997.

(4) Stock options granted effective February 12, 1998 pursuant to Gray's Incentive Plan that were repriced on December 11, 1998 as described in note
    (5) below.

(5) Effective December 11, 1998, Gray repriced certain Gray class B common stock option grants made in 1998 pursuant to the Incentive Plan, at a price which approximated the market price of the Gray class B common stock on that day. These repriced grants effectively replaced the earlier 1998 stock option grants.

(6) Stock options granted effective October 5, 1998 pursuant to the Incentive Plan. This stock option grant was replaced on December 11, 1998, by a repricing grant as described in note (5) above.

STOCK OPTIONS EXERCISED

     The following table sets forth information about stock options that were exercised during 1998 and the number of shares and the value of grants outstanding as of December 31, 1998 for each named executive.

                      AGGREGATED OPTION EXERCISES IN 1998
                      AND DECEMBER 31, 1998 OPTION VALUES

                                                                                                VALUE OF UNEXERCISED
                                                                  NUMBER OF SECURITIES              IN-THE-MONEY
                                      SHARES                     UNDERLYING UNEXERCISED          OPTIONS AT 12/31/98
                          CLASS OF   ACQUIRED                      OPTIONS AT 12/31/98                 ($)(1)
                           COMMON       ON         VALUE       ---------------------------   ---------------------------
NAME                       STOCK     EXERCISE   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      --------   --------   ------------   -----------   -------------   -----------   -------------
J. Mack Robinson(2).....  Class A         --           --            --          10,000            --          5,000
                          Class B     11,250       61,875            --         115,000            --             --
Robert S. Prather,
  Jr.(2)................  Class A         --           --            --           9,337            --          4,669
                          Class B     11,250       61,875            --         116,000            --             --
Robert A. Beizer........  Class B         --           --        22,500          21,000        69,845         12,469
James C. Ryan...........  Class B         --           --            --          11,250            --             --
Thomas J. Stultz........  Class B         --           --            --          22,500            --             --
Wayne M. Martin(3)......  Class A      6,750       68,531            --              --            --             --
                          Class B         --           --            --          11,250            --             --
Joseph A. Carriere(3)...  Class A      5,625       65,547            --              --            --             --

-------------------------
(1) Value is based on the closing price of Gray class A common stock and class B common stock of $18.31 and $13.69, respectively at December 31, 1998, less the exercise price.

(2) On December 12, 1996, Gray granted each of Messrs. Robinson and Prather an option to purchase 11,250 shares of Gray class B common stock, at an exercise price of $10.58 per share, pursuant to Gray's Non-employee Director Stock Option Plan. The options were exercised in 1998.

(3) On March 30, 1995, Gray granted Messrs. Martin and Carriere an option to purchase 6,750 and 5,625 shares of Gray class A common stock, respectively, at an exercise price of $8.89 per share, pursuant to the Incentive Plan. The options were exercised in 1998.

SUPPLEMENTAL PENSION PLAN

     Gray has entered into agreements with certain key employees to provide these employees with supplemental retirement benefits. The benefits will be disbursed after retirement in contractually predetermined payments of equal monthly amounts over the employee's life, or the life of a surviving eligible spouse, for a maximum of 15 years. Gray maintains life insurance coverage on these individuals in adequate amounts to reimburse Gray for the cost of the agreements.

RETIREMENT PLAN

     Gray sponsors a defined benefit pension plan, intended to be tax qualified, for certain of its employees and the employees of any of its subsidiaries which have been designated as participating companies under the plan. A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his lifetime, in the form of monthly payments, an annual pension equal to (1) 22% of the employee's average earnings for the highest five consecutive years during the employee's final 10 years of employment multiplied by a factor, the numerator of which is the employee's years of service credited under the plan, plus (2) 0.9% of the employee's monthly average earnings for the highest five consecutive years in the employee's final 10 years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, and multiplied by the employee's years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (1) above. For participants as of December 31, 1998, there was a minimum benefit equal to the projected benefit. For purposes of illustration, pensions estimated to be payable upon retirement of participating employees in specified salary classifications are shown in the following table:

                                                   YEARS OF SERVICE
                               ---------------------------------------------------------
REMUNERATION(1)                  10        15        20        25        30        35
---------------                -------   -------   -------   -------   -------   -------
$ 15,000....................   $ 1,335   $ 1,995   $ 2,655   $ 3,315   $ 3,300   $ 3,300
  25,000....................     2,225     3,325     4,425     5,525     5,500     5,500
  50,000....................     5,016     7,216     9,416    11,616    11,000    11,000
  75,000....................     7,991    11,291    14,591    17,891    16,500    16,500
 100,000....................    10,966    15,366    19,766    24,166    22,000    22,000
 150,000....................    16,916    23,516    30,116    36,716    33,000    33,000
 200,000....................    19,416    28,216    37,016    45,816    36,667    37,714
 250,000 and above..........    20,262    29,908    39,554    49,199    40,191    41,339

-------------------------
(1) Five-year average annual compensation.

     Employees may become participants in the plan, provided that they have attained age 21 and have completed one year of service. Average earnings are based upon the salary paid to a participating employee by a participating company. Pension compensation for a particular year as used for the calculation of retirement benefits includes salaries, overtime pay, commissions and incentive payments received during the year and the employee's contribution to the Gray Capital Accumulation Plan. Pension compensation for 1998 differs from compensation reported in the Summary Compensation Table in that pension compensation includes any annual incentive awards received in 1998 for services in 1997 rather than the incentive awards paid in 1999 for services in 1998. The maximum annual compensation considered for pension benefits under the plan in 1998 was $160,000.

     As of December 31, 1998, the named executive officers of Gray have the following years of credited service:

NAME                                                        YEARS OF CREDITED SERVICE
----                                                        -------------------------
Thomas J. Stultz..........................................              2
Robert A. Beizer..........................................              2
Wayne M. Martin...........................................              4
Joseph A. Carriere........................................              4

CAPITAL ACCUMULATION PLAN

     Effective October 1, 1994, Gray adopted the Gray Communications Systems, Inc. Capital Accumulation Plan for the purpose of providing additional retirement benefits for substantially all employees. The Capital Accumulation Plan is intended to meet the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended.

     Contributions to the Capital Accumulation Plan are made by employees. Gray matches a percentage of each employee's contribution which does not exceed 6% of the employee's gross pay. The percentage match is declared by the board of directors before the beginning of each Capital Accumulation Plan Year and was made with a contribution of Gray class A common stock through the year ended December 31, 1996 and since 1996 has been and will be made with Gray class B common stock. The percentage match declared for the year ended December 31, 1998 was 50%. Gray's matching contributions vest based upon an employee's number of years of service, over a period not to exceed five years.

COMPENSATION OF DIRECTORS

     The standard arrangement for directors' fees is set forth in the table below.

DESCRIPTION                                                    AMOUNT
-----------                                                    -------
Chairman of the Board annual retainer fee...................   $18,000
Director's annual retainer fee..............................   $12,000
Director's fee per board of directors meeting...............   $ 1,000
Chairman of the Board fee per board of directors meeting....   $ 1,200
Committee Chairman fee per committee meeting................   $ 1,200
Committee member fee per committee meeting..................   $ 1,000

     Directors are paid 40% of the above fee arrangement for participation by telephone in any meeting of the board of directors or any committee thereof.

EMPLOYMENT AGREEMENTS

     Robert A. Beizer and Gray entered into an employment agreement, dated February 12, 1996, for a two-year term which automatically extends for three successive one-year periods, subject to termination provisions. The agreement provides that Mr. Beizer shall be employed as Vice President for Law and Development of Gray with an initial annual base salary of $200,000 and a grant of options to purchase 22,500 shares of Gray class A common stock with an exercise price of $12.917 per share under the Incentive Plan at the inception of his employment. The agreement also provides that Mr. Beizer's base salary will be increased yearly based upon a cost of living index and he will receive non-qualified options to purchase 10,500 shares of Gray class B common stock annually during the term of the agreement at an exercise price per share equal to the fair market value of the Gray class B common stock on the date of the grant. In December 1996, the board of directors approved an amendment to Mr. Beizer's contract which replaced the initial option grant of 22,500 shares of Gray class A common stock with the grant of an option to purchase 22,500 shares of Gray class B common stock with an exercise price of $10.583 per share. On February 12, 1997, 1998, and 1999, Mr. Beizer was granted options to purchase an additional 10,500 shares of Gray class B common stock at $12.50, $16.08 and $14.1875 per share, respectively. All options granted are exercisable over a three-year period beginning upon the second anniversary of the grant date. If there is a "change of control" of Gray, Mr. Beizer will be paid a lump sum amount equal to his then current base salary for the remaining term of the agreement and will be granted any remaining stock options to which he would have been entitled. For purposes of the agreement, "change of control" is defined as any change in the control of Gray that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934. Mr. Beizer has agreed that during the term of his agreement and for two years after the termination of the agreement he will be subject to non-competition provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Richard L. Boger, William E. Mayher III, Hugh Norton, Robert S. Prather, Jr. and J. Mack Robinson are the members of the Management Personnel Committee which serves as the Compensation Committee. Messrs. Robinson and Prather are President and Chief Executive Officer and Executive Vice President -- Acquisitions of Gray, respectively.

     J. Mack Robinson, President of the Company serves on the Compensation Committee of Bull Run Corporation. Mr. Robinson and Robert S. Prather, Jr., President of Bull Run and Executive Vice President -- Acquisitions of Gray serve on the Compensation Committee of Gray.

     Gray Kentucky Television, Inc., a subsidiary of Gray, is a party to a rights sharing agreement with Host Communications, Inc. and certain other parties not affiliated with Gray, pursuant to which the parties agreed to exploit Host's rights to broadcast and market certain University of Kentucky football and basketball games and related activities. Pursuant to such agreement, Gray Kentucky Television is licensed to broadcast certain University of Kentucky football and basketball games and related activities. Under this agreement, Gray Kentucky Television also provides Host with production and marketing services and Host provides accounting and various marketing services. During the year ended December 31, 1998, Gray received approximately $100,000 from this joint venture.

     Bull Run currently owns 51.5% of the outstanding common stock of Capital Sports Properties, Inc. Capital's assets consist of all of the outstanding preferred stock of Host and 49.0% of Host's outstanding common stock. Bull Run's direct common equity ownership in Host, plus Bull Run's indirect common equity ownership in Host through its investment in Capital, was 32.6% as of December 31, 1998. Robert S. Prather, Jr., Executive Vice President -- Acquisitions and a member of Gray's board of directors, is a member of the board of directors of both Capital, Bull Run and Host.

     Gray's board of directors approved payments to Bull Run of a finders fee of approximately $1,980,000 in connection with the acquisition of all of the outstanding capital stock of Busse Broadcasting Corporation. The purchase price was $112,000,000 plus Busse's cash balance as of June 30, 1998. The purchase price includes the assumption of Busse's indebtedness, including its 11 5/8% Senior Secured Notes due 2000. Immediately prior to Gray's acquisition of Busse, Cosmos Broadcasting Corporation acquired the assets of WEAU-TV from Busse in exchange for the assets of WALB-TV, Inc., Gray's NBC affiliate in Albany, Georgia. In exchange for the assets of WALB, Gray received the assets of WEAU, which were valued at $66,000,000 and approximately $12,000,000 in cash for a total value of $78,000,000. The finders fee was allocated at $1,200,000 for the Busse transaction and $780,000 for the WALB transaction. For advisory services rendered by Bull Run to Gray in connection with the acquisition of The Goshen News, Gray paid Bull Run $167,000.

     For advisory services rendered by Bull Run to Gray in connection with the proposed acquisitions of KWTX, Brazos and KXII, Gray paid Bull Run $400,000 on May 19, 1999,

$800,000 on August 11, 1999 and will pay Bull Run an additional $190,000 upon the consummation of the acquisitions.

     Gray paid cash dividends on its series A preferred stock and series B preferred stock of $800,000 and $63,750, respectively to Bull Run in 1998. Bull Run is the only owner of the series A preferred stock and owns 50% of the outstanding series B preferred stock. Mr. Robinson and certain affiliates own the remaining 50% of the series B preferred stock. In addition, Gray issued
25.4692 shares of series B preferred stock to Bull Run and 25.4692 shares of series B preferred stock pro rata to Mr. Robinson and certain affiliates as dividends on the series B preferred stock in 1998. Each share of series B preferred stock is valued at $10,000 per share. Of the total amount of 1,110.9384 series B preferred stock outstanding during 1998, Gray redeemed
760.9384 shares pro rata at a total redemption price of $7,609,384.

     Gray executed an option agreement with Bull Run in March 1999, whereby Gray has the option to purchase Bull Run's investment in the common stock of Sarkes Tarzian, Inc., an operator of two broadcast television stations and four radio stations. Upon exercise of the option, Gray will pay Bull Run an amount equal to Bull Run's purchase price for the Tarzian investment plus related costs. In connection with the option agreement, Gray granted to Bull Run warrants to purchase up to 100,000 shares of Gray class B common stock at $13.625 per share which was the closing price of such stock on the date of grant. The warrants will vest immediately upon Gray's exercise of its option to purchase the Tarzian investment. The option agreement expired on May 31, 1999; however, Gray and Bull Run extended the option period through September 30, 1999 and Gray paid Bull Run $266,800 for such extension. The option period may be extended, at Gray's election, in additional 30-day increments for a fee of $66,700 per extension.

REPORT OF THE MANAGEMENT PERSONNEL COMMITTEE

     Gray's executive compensation program is administered by the Management Personnel Committee of the board of directors.

     The goals of Gray's executive compensation program for 1998 were to attract, retain, motivate and reward qualified persons serving as executive officers. To achieve such goals Gray relies primarily on salaries, bonuses, options and other compensation for each of Gray's executive officers, except that the salary of Mr. Beizer is specified in his employment agreement with Gray. Under current policy, the chief executive officer of Gray determines the recommended annual compensation level, including bonuses, for all other officers of Gray and its subsidiaries, and then submits these recommendations to the Management Personnel Committee for its review and approval. Such determinations of the Management Personnel Committee are reported to the full board, which then has the opportunity to consider and amend such determinations concerning the compensation payable to executive officers. In 1998, the full board approved the determinations of the Management Personnel Committee with respect to compensation without making any changes thereto. The Management Personnel Committee's policy for determining an executive's salary, bonus and stock option grants is based on the responsibility of such executive, his or her impact on the operations and profitability of Gray or the business unit for which such executive has operating responsibility and the knowledge and experience of such executive.

     In 1998, the Management Personnel Committee utilized the foregoing criteria to determine executive salaries, bonuses and option grants and such salaries, bonuses and option grants are consistent with the foregoing policy. An executive's annual bonus is based on a percentage of his or her annual base salary. These considerations are subjective in nature and the Management Personnel Committee does not assign relative weights thereto. For 1998, bonuses ranged from 0% to 78% of an executive's base salary. Whether or not a bonus is in fact earned by an executive is linked to the attainment, by Gray or the business unit for which such executive has operating responsibility, of predetermined operating profit targets based on budgeted operating revenues (which is an objective analysis) and the individual's contribution to Gray or the business unit (which is a subjective analysis). The operating profit targets are approved annually by the Management Personnel Committee. When measuring an executive's individual contribution and performance, the Management Personnel Committee examines quantitative factors, as well as qualitative factors that necessarily involve a subjective judgment by the Management Personnel Committee. In making such subjective determination, the Management Personnel Committee does not base its determination on any single performance factor nor does it assign relative weights to factors, but considers a mix of factors, including evaluations of superiors, and evaluates an individual's performance against such mix in absolute terms in relation to other executives at Gray. In deciding whether or not to grant an option to an individual and in determining the number of shares subject to an option so granted, the Management Personnel Committee takes into account subjective considerations, including the level of such executive's position and the individual's contribution to Gray. Although the Management Personnel Committee believes that its compensation structure is similar to that of other comparable communications companies, it did not specifically compare such structure with that of other companies in 1998.

     Mr. Robinson's annual compensation was set by the Management Personnel Committee at $200,000 per annum. In addition, he was awarded options for the purchase of up to 10,000 shares of Gray class A common stock and 40,000 shares of Gray class B common stock in recognition of Gray's overall performance, record of increase in shareholder value, success in meeting strategic objectives and the Chief Executive Officer's personal leadership and accomplishments.

     Mr. Prather does not receive an annual salary as Executive Vice
President -- Acquisitions, however, in 1998 he was granted options to purchase 9,337 shares of Gray class A common stock and 41,000 shares of Gray class B common stock in recognition of Gray's overall performance, success in meeting strategic objectives and his leadership and accomplishments.

     Submitted by Management Personnel Committee of the board of directors

          Richard L. Boger, Chairman
          William E. Mayher, III
          Robert S. Prather, Jr.
          Hugh Norton
          J. Mack Robinson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     J. Mack Robinson, President, Chief Executive Officer and a director of Gray, is Chairman of the Board of Bull Run and the beneficial owner of approximately 30.7% of the outstanding shares of common stock of Bull Run, including certain shares as to which Mr. Robinson disclaims beneficial ownership. Robert S. Prather, Jr., Executive Vice President-Acquisitions and a director of Gray, is President, Chief Executive Officer and a director of Bull Run corporation and the beneficial owner of approximately 13.3% of the outstanding shares of Bull Run common stock, including certain shares as to which Mr. Prather disclaims beneficial ownership. Bull Run is a principal shareholder of Gray. Mr. Prather is also a member of the board of directors of Capital and Host. Hilton H. Howell, Jr., a director of Gray, is Vice President, Secretary and a director of Bull Run. See "Compensation Committee Interlocks and Insider Participation" for a description of the business relationships between Gray and Messrs. Prather and Robinson, Host, Capital and Bull Run.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return of Gray class A common stock from December 1994 and Gray class B common stock from September 1996 (when the Gray class B common stock first became publicly traded) to December 31, 1998 as compared to the stock market total return indexes for (1) The New York Stock Exchange Market Index and (2) The New York Stock Exchange Industry Index based upon the Television Broadcasting Stations Standard Industrial Classification Code. In July 1995, the Gray class A common stock was listed on The New York Stock Exchange.

     The graph assumes the investment of $100 in the Gray class A common stock and class B common stock in the New York Stock Exchange Market Index and the NYSE Television Broadcasting Stations Index on December 31, 1993 and September 1996, respectively. Dividends are assumed to have been reinvested as paid.

COMPARISON OF CUMULATIVE TOTAL RETURN OF GRAY CLASS A COMMON STOCK, NYSE MARKET
                            INDEX AND SIC CODE INDEX

                                          GRAY CLASS                             NYSE
         MEASUREMENT PERIOD                A COMMON          SIC CODE           MARKET
        (FISCAL YEAR COVERED)               STOCK             INDEX             INDEX
12/31/93                                         100.00            100.00            100.00
12/30/94                                         110.65             77.71             98.06
12/29/95                                         183.10             92.48            127.15
12/31/96                                         194.10            102.86            153.16
12/31/97                                         270.96            134.27            201.50
12/31/98                                         284.30             96.25            239.77

COMPARISON OF CUMULATIVE TOTAL RETURN OF GRAY CLASS B COMMON STOCK, NYSE MARKET
                            INDEX AND SIC CODE INDEX

                                          GRAY CLASS                             NYSE
         MEASUREMENT PERIOD                B COMMON          SIC CODE           MARKET
        (FISCAL YEAR COVERED)               STOCK             INDEX             INDEX
9/25/96                                          100.00            100.00            100.00
12/31/96                                          87.29             97.87            106.91
12/31/97                                         132.74            127.75            140.66
12/31/98                                         106.16             91.58            167.37

        PROPOSAL 3: AMENDMENT OF THE GRAY 1992 LONG TERM INCENTIVE PLAN

     At the meeting, the Gray shareholders will be asked to approve the adoption of an amendment to the 1992 Long Term Incentive Plan to provide that the aggregate number of shares of Gray common stock subject to awards under the 1992 Long Term Incentive Plan be increased from 900,000 to 1,900,000. The board approved the amendment to the Incentive Plan, subject to shareholder approval.

     The following description of the Incentive Plan is a summary of the material provisions of the Incentive Plan.

     Types of Awards. The Incentive Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights ("SARs") and performance awards (collectively, the "Awards") to officers and key employees of Gray and its subsidiaries to purchase shares of Gray class A common stock and class B common stock.

     Purpose. The Incentive Plan is designed to encourage officers and key employees to achieve goals, which are mutually beneficial to Gray and the officer or employee, thereby strengthening their desire to remain with Gray, while simultaneously providing an incentive to work for the success of Gray.

     Administration. The Incentive Plan is administered by the Management Personnel Committee which consists of persons appointed by Gray's board of directors. Subject to any general guidelines established by the Gray board, the determinations of the Management Personnel Committee are made in accordance with their judgment as to the best interests of Gray and its shareholders. Determinations, interpretations or other actions made or taken by the Management Personnel Committee pursuant to the provisions of the Incentive Plan are final and binding for all purposes and upon all participants.

     Incentive Stock Options. The incentive stock options granted under the Incentive Plan may not be exercised earlier than six months and not later than 10 years from the date of grant. The purchase price per share of Gray common stock purchasable under any incentive stock option may not be less than 100% of the fair market value of the shares on the date the option is granted. The aggregate fair market value of the stock which an incentive stock option is exercisable for the first time during any calendar year shall not exceed $100,000.

     Nonqualified Stock Options. The nonqualified stock options granted under the Incentive Plan may not be exercised earlier than six months and not later than 10 years from the date of grant. The purchase price per share of Gray common stock purchasable under any nonqualified stock option is such price as is fixed by the Management Personnel Committee. The Management Personnel Committee has the right to determine at the time an option is granted whether shares issued upon exercise of a nonqualified stock option will be subject to restrictions, and if so, the nature of the restrictions.

     Stock Appreciation Rights. Upon the exercise of an SAR, the holder thereof will be entitled to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of shares over the exercise price of the SAR. The exercise price (which may not be less than the fair market value of the shares on the date of grant) and other terms of the SAR will be determined by the Management Personal Committee. At the time of grant, the Management Personnel Committee may establish a maximum amount per share which will be payable upon exercise of an SAR. Payment by Gray upon exercise of an SAR may be in cash or stock, or any combination thereof, as the Management Personnel Committee determines. The following will apply upon the exercise of a SAR:

     - Exercise of SARs in Lieu of Exercise of Options. SARs exercisable in lieu of any related stock option may be exercised for all or part of the shares of stock for which its related option is then exercisable. Such number of shares equal to the number of SARs exercised will no longer be available for Awards under the Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the Incentive Plan.

     - Exercise of SARs in Conjunction with Exercise of Options. SARs exercisable in conjunction with the exercise of stock options will be deemed to have been exercised upon the exercise of the related stock options, and shares of stock equal to the sum of the number of shares acquired by exercise of the stock option plus the number of SARs exercised will no longer be available for Awards under the Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the Incentive Plan.

     - Exercise of SARs Upon Lapse of Options. SARs exercisable upon lapse of stock options will be deemed to have been exercised upon the lapse of the related stock options as to the number of shares of stock subject to the stock options. Shares of stock equal to the number of SARs deemed to have been exercised will not be available again for Awards under the Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the Incentive Plan.

     - Exercise of SARs Independent of Options. SARs exercisable independent of stock options may be exercised upon whatever terms and conditions the Management Personnel Committee imposes upon the SARs, and shares of stock equal to the number of SARs exercised will no longer be available for Awards under the Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the Incentive Plan.

     Restricted Stock. Restricted stock consists of stock issued or transferred under the Plan at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus. Restricted stock awards may not be disposed of by the recipient until the restrictions established by the Management Personnel Committee lapse, and in any event, such restricted stock may not be disposed of for not less than six months following the date of grant. Participants are entitled to all dividends paid with respect to restricted stock during the period which the sale of such stock is restricted and will not be required to return any such dividends to Gray in the event of the forfeiture of the restricted stock.

     Performance Awards. Performance awards consist of stock to be issued without payment therefor, in the event that the performance goals established by the Management Personnel Committee are achieved during the applicable performance period. The goals established by the Management Personnel Committee may include return on average total capital employed, earnings per share, return on shareholders' equity and such other goals as may be established by the Management Personnel Committee. Actual payment of the award earned shall be in cash or in stock or in combination of both, in a single sum or in periodic installments, as determined by the Management Personnel Committee. If the award includes stock, such stock may not be disposed of for six months from the date of issuance pursuant to such award. If the award is paid in cash instead of stock, the number of shares reserved for issuance under the Incentive Plan and in the form of restricted stock or performance awards will be reduced by the number of shares issued.

     Adjustments and Amendments of the 1992 Plan. Adjustments in the Incentive Plan and in outstanding options will be made to reflect stock dividends, recapitalizations and similar events. The board of directors has the right to amend or terminate the Incentive Plan at any time; provided, however, that unless first duly approved by the holders of Gray common stock entitled to vote on such matter, no amendment or change may be made in the Incentive Plan: (1) increasing the total number of shares that may be issued under the 1992 Plan or increasing the amount of type of awards that may be granted under the Incentive Plan; (2) changing the minimum purchase price of shares of common stock which may be made subject to awards under the Incentive Plan; or (3) changing the eligibility requirements.

     The Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

     Change in Control. The Incentive Plan provides that in the event of a change of control outstanding awards shall become immediately and fully exercisable or payable according to the following terms:

     - Any outstanding and unexercised option shall become immediately and fully exercisable, and shall remain exercisable until it would otherwise expire by reason of lapse of time.

     - For six months and seven days following a change in control a holder of an option, unless provided otherwise at the time of grant, shall have the option to receive in cash an amount equal to the amount by which the highest reported price per share of stock, on the date of exercise, shall exceed the base price per share of stock under the option multiplied by the number of shares granted under the option for which this right has been exercised;

     - Any outstanding and unexercised SARs shall become exercisable as follows:

      (1) SARs exercisable in lieu of any related stock option or in conjunction with the exercise of stock options may be exercised for all or part of the shares of stock for which its related option is then exercisable in the same manner as prior to the change in control;

      (2) SARs exercisable independent of stock options shall be deemed to have been exercised if and when the participant advises the Management Personnel Committee in writing that he or she elects to have options with respect to which the SAR was granted treated as lapsed and shall have been held for six months prior to exercise; and

      (3) SARs exercisable independent of stock options shall be exercisable immediately, without regard to limitations imposed in the Incentive Plan.

     - Any restricted stock shall become immediately and fully transferable. The Management Personnel Committee shall have been deemed to have waived any automatic forfeitures.

     - Any performance award which has not expired shall be deemed to have been earned on the assumption that all performance goals have been achieved.

     - A "change in control" means a change in control of Gray of a nature that would be required to be reported on Schedule 14A under the Securities Exchange Act. A change of control is deemed to have occurred if (1) any person becomes the beneficial owner of 20 percent or more of the combined voting power of Gray's then outstanding shares; (2) during any period of two consecutive years individuals who at the beginning of such period constitute the board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) there is consummated any consolidation or acquisition in which Gray is not the continuing or surviving corporation or pursuant to which shares of Gray common stock are converted into cash, securities, or other property; (4) there is consummated any consolidation or acquisition of Gray in which Gray is the continuing corporation in which the holders of Gray common stock immediately prior to the acquisition do not own 70 percent or more of the stock of the surviving corporation immediately after the acquisition; (5) there is consummated any sale, lease, exchange, or other transfer of substantially all of Gray's assets; or (6) the shareholders of Gray approve any plan or proposal for the liquidation or dissolution of Gray.

     Non-Assignability of Plan Awards. No Incentive Plan Award may be assigned or transferred by the recipient, except by will or by the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, and are exercisable, during the participant's lifetime, only by the participant.

     Certain Federal Income Tax Consequences. The following discussion is designed to provide a summary of the material tax consequences with respect to Awards granted under the Incentive Plan as of the date of this proxy statement. In addition to the tax consequences described below, (1) officers and directors of Gray subject to Section 16(b) of the Securities Exchange Act of 1934, may be subject to special rules regarding the income tax consequences concerning their incentive stock options; nonqualified stock options and restricted shares and
(2) any entitlement to a tax deduction on the part of Gray is subject to the applicable Federal tax rules, including, those relating to the $1 million limitation on deductible compensation.

     Incentive Stock Options. Certain options granted or that may be granted under the Incentive Plan will be incentive stock options as defined in the Internal Revenue Code, provided that such options satisfy the requirements under the Internal Revenue Code applicable to incentive stock options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the optionee or a deduction to Gray. The sale of Gray common stock received upon the exercise of an option which satisfies all the requirements of an incentive stock option, as well as the holding period requirement described below, will result in a long-term capital gain or loss to the optionee equal to the difference between the amount realized on the sale and the option price and will not result in a tax deduction to Gray. The exercise of an incentive stock option may have implications in the computation of the optionee's alternative minimum tax. To receive capital gain or loss treatment upon the disposition of Gray common stock acquired through exercise of an incentive stock option, the optionee must not dispose of the Gray common stock purchased pursuant to the exercise of an incentive stock option within two years after the option is granted and must hold such Gray common stock for at least one year after the transfer of such Gray common stock to the optionee.

     If all requirements for incentive stock option treatment other than the holding period rules are satisfied, the recognition of income by the optionee is deferred until disposition of the Gray common stock, but, in general, any gain in an amount equal to the lesser of (1) the fair market value of the Gray common stock on the date of exercise minus the option price or (2) the amount realized on the disposition minus the option price is treated as ordinary income. Any remaining gain is treated as long-term or short-term capital gain depending on the optionee's holding period for the stock that has been sold. Gray will generally be entitled to a deduction at that time equal to the amount of ordinary income realized by the optionee.

     The Incentive Plan provides that an optionee may pay for Gray common stock received upon the exercise of an option (including an incentive stock option) with other shares of Gray common stock. In general, an optionee's transfer of stock acquired pursuant to the exercise of an incentive stock option to acquire other stock in connection with the exercise of an incentive stock option may result in ordinary income if the transferred stock has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option within the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

     Nonqualified Stock Options. An optionee will realize no taxable income upon the grant of a non-qualified stock option and Gray will not receive a deduction at the time of such grant unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a non-qualified stock option, the optionee generally will realize ordinary income in an amount equal to the excess of the fair market value of the Gray common stock on the date of exercise over the exercise price. Upon a subsequent sale of the Gray common stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Gray common stock. Gray will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

     SARs. Generally, no Federal income tax consequences are incurred by Gray or the holder at the time an SAR is granted pursuant to the Incentive Plan. However, upon the exercise of an SAR, the holder will generally realize ordinary income for Federal income tax purposes equal to the amount of cash or the value of property received by him or her. Gray generally will be entitled at such time to a deduction for Federal income tax purposes in the same amount realized as ordinary income. If a holder of an SAR receives Gray common stock upon the exercise of such right and subsequently disposes of such Gray common stock, any gain or loss realized upon the sale will be either long-term or short-term capital gain or loss, depending on the holder's holding period for the Gray common stock that has been sold.

     Restricted Stock Awards. The Federal income tax consequences of a restricted stock award granted under the Incentive Plan will depend, in large measure, on the restrictions placed on the stock.

     In general, if the stock is "not transferable" and subject to a "substantial risk of forfeiture," as described above, then, unless the recipient makes an 83(b) election, he or she will recognize ordinary income equal to the fair market value of the stock in the year the stock is either transferable or not subject to a substantial risk of forfeiture over the price, if any, paid for the stock. If the recipient makes an 83(b) election, he or she will recognize ordinary income equal to the fair market value of the stock at the time of the award over the price, if any, paid for the stock. Any gain or loss on a subsequent sale of the stock will be his or her long-or short-term capital gain or loss depending on the recipient's holding period for the stock. Gray will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of votes represented by the shares of Gray class A common stock and class B common stock, voting together as a single class, present in person or represented by proxy at the Gray meeting and entitled to vote on the proposal. The board recommends that shareholders of Gray vote their shares "FOR" approval of the amendment to the Incentive Plan.

              PROPOSAL 4: CONFIRMATION OF APPOINTMENT OF AUDITORS

     The Gray board of directors recommends that the shareholders confirm the appointment of Ernst & Young LLP to audit the books and accounts of Gray for the year ending December 31, 1999.

     Representatives of Ernst & Young LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

                                    EXPERTS

     The consolidated financial statements of Gray at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference, and are so incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of each of KWTX and Brazos at December 31, 1998, and for the year ended December 31, 1998, included in this proxy statement/prospectus have been audited by Pattillo, Brown & Hill LLP, independent auditors, as set forth in their reports appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The financial statements of KXII at December 31, 1998, and for the year ended December 31, 1998, included in this proxy statement/prospectus have been audited by Jaynes, Reitmeier, Boyd & Therrell PC, independent auditors, as set forth in their report appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of Gray class B common stock to be issued in connection with the acquisitions have been passed upon for Gray by Heyman & Sizemore, Atlanta, Georgia.

                             SHAREHOLDER PROPOSALS

     If a Gray shareholder notifies Gray after July 9, 2000 of an intent to present a proposal at Gray's 2000 Annual Meeting, Gray will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Shareholder proposals to be presented at the 2000 Annual Meeting must be received by Gray on or before December 15, 1999 for inclusion in the proxy statement and proxy card relating to that meeting. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

                      WHERE TO FIND ADDITIONAL INFORMATION

     Gray files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Shareholders may read and copy this information at the following locations of the Securities and Exchange Commission:

Securities and Exchange            Securities and Exchange            Securities and Exchange
Commission                         Commission                         Commission
Judiciary Plaza, Room 1024         Seven World Trade Center,          Citicorp Center
450 Fifth Street, N.W.             Suite 1300                         500 West Madison Street,
Washington, D.C. 20549             New York, New York 10048           Suite 1400
                                                                      Chicago, Illinois 60661

     Shareholders can also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates.

     The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Gray, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     Gray has filed with the Securities and Exchange Commission a registration statement on Form S-4 that registers the shares of Gray class B common stock to be issued in exchange for shares of KWTX and Brazos stock upon completion of the acquisitions. That registration statement, including the attached exhibits and schedules, contains additional relevant information about Gray, and the Gray class B common stock. The rules and regulations of the Securities and Exchange Commission allow Gray to omit certain information included in the registration statement from this proxy statement/prospectus.

     Shareholders can obtain any of the documents incorporated by reference in this document and copies of the Amended and Restated Gray 1992 Long Term Incentive Plan through Gray without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this proxy statement/prospectus. Documents incorporated by reference in this proxy statement/prospectus can be obtained by requesting them in writing or by telephone from Gray at the following address:

                       Gray Communications Systems, Inc.
                       126 North Washington St.
                       P.O. Box 48
                       Albany, Georgia 31702-0048
                       (912) 888-9378
                       Attention: Investor Relations

     Shareholders requesting documents should do so by September 13, 1999 to receive them before the Gray shareholders' meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows Gray to "incorporate by reference" information into this proxy statement/prospectus. This means that Gray can disclose important information by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that Gray has previously filed with the Securities and Exchange Commission and that are not included in or delivered with this document. They contain important information about Gray and its financial condition.

FILINGS                                                       PERIOD
-------                                                       ------
Annual Report on Form 10-K......................   Year ended December 31, 1998
Quarterly Report on Form 10-Q...................   Quarter ended March 31, 1999
Quarterly Report on Form 10-Q...................   Quarter ended June 30, 1999
The description of Gray class A common stock and
  class B common stock set forth in Gray's Forms
  8-A filed with the Securities and Exchange
  Commission

     Gray incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Gray shareholders meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     GRAY HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE PROPOSED ACQUISITIONS OR GRAY THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN ANY OF THE MATERIALS THAT GRAY HAS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. THEREFORE, IF ANYONE DOES PROVIDE INFORMATION OF THIS SORT, IT SHOULD NOT BE RELIED ON. IF A PERSON IS IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO THAT PERSON. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements. These statements relate to future events or the future financial performance of Gray. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements only reflect management's expectations and estimates. Actual events or results may differ materially. In evaluating these statements, shareholders should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause Gray's actual results to differ materially from any forward-looking statements. Gray is not undertaking any obligations to update any forward-looking statements contained in this proxy statement/prospectus to reflect any future events or developments.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
KWTX BROADCASTING COMPANY ("KWTX")
Interim Condensed Financial Statements (unaudited):
  Balance Sheets at June 30, 1999 and 1998..................   F-3
  Statements of Income for the six months ended June 30,
     1999 and 1998..........................................   F-4
  Statements of Retained Earnings for the six months ended
     June 30, 1999 and 1998.................................   F-5
  Statements of Cash Flows for the six months ended June 30,
     1999 and 1998..........................................   F-6
  Notes to Condensed Financial Statements...................   F-7
Audited Financial Statements (unaudited for 1997 and 1996):
  Independent Auditors' Report..............................   F-9
  Balance Sheets at December 31, 1998, 1997 and 1996........  F-10
  Statements of Income for the years ended December 31,
     1998, 1997 and 1996....................................  F-11
  Statements of Retained Earnings for the years ended
     December 31, 1998, 1997 and 1996.......................  F-12
  Statements of Cash Flows for the years ended December 31,
     1998, 1997 and 1996....................................  F-13
  Notes to Financial Statements.............................  F-14
BRAZOS BROADCASTING CO. ("BRAZOS")
Interim Condensed Financial Statements (unaudited):
  Balance Sheets at June 30, 1999 and 1998..................  F-20
  Statements of Income for the six months ended June 30,
     1999 and 1998..........................................  F-21
  Statements of Retained Earnings for the six months ended
     June 30, 1999 and 1998.................................  F-22
  Statements of Cash Flows for the six months ended June 30,
     1999 and 1998..........................................  F-23
  Notes to Condensed Financial Statements...................  F-24
Audited Financial Statements (unaudited for 1997 and 1996):
  Independent Auditors' Report..............................  F-25
  Balance Sheets at December 31, 1998, 1997 and 1996........  F-26
  Statements of Income for the years ended December 31,
     1998, 1997 and 1996....................................  F-27
  Statements of Retained Earnings for the years ended
     December 31, 1998, 1997 and 1996.......................  F-28
  Statements of Cash Flows for the years ended December 31,
     1998, 1997 and 1996....................................  F-29
  Notes to Financial Statements.............................  F-30
KXII BROADCASTERS, INC. AND KXII TELEVISION, LTD. ("KXII")
Interim Condensed Combined Financial Statements (unaudited):
  Condensed Combined Balance Sheets at June 30, 1999 and
     1998...................................................  F-35
  Condensed Combined Statements of Income and Stockholders'
     and Partners' Equity for the six months ended June 30,
     1999 and 1998..........................................  F-36
  Condensed Combined Statements of Cash Flow for the six
     months ended June 30, 1999 and 1998....................  F-37
  Notes to Condensed Combined Financial Statements..........  F-38

                                                              PAGE
                                                              ----
Audited Combined Financial Statements (audited for 1998 and
  unaudited for 1997 and 1996):
  Independent Auditors' Report..............................  F-40
  Combined Balance Sheets at December 31, 1998, 1997 and
     1996...................................................  F-41
  Combined Statements of Income and Stockholders' and
     Partners' Equity for the years ended December 31, 1998,
     1997 and 1996..........................................  F-42
  Combined Statements of Cash Flow for the years ended
     December 31, 1998, 1997 and 1996.......................  F-43
  Notes to Combined Financial Statements....................  F-44

                           KWTX BROADCASTING COMPANY

                                 BALANCE SHEETS
                             JUNE 30, 1999 AND 1998

                                                               1999          1998
                                                            -----------   -----------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash, including interest bearing accounts.................  $   902,668   $   234,176
Investments...............................................    5,117,224     5,389,480
Accrued interest receivable...............................       47,198        59,243
Accounts receivable:
  Trade...................................................    1,466,892     1,583,163
  Network.................................................      116,498       119,000
  Affiliated companies....................................       29,647        53,295
Program broadcast rights -- current.......................       80,836        64,503
Federal income tax receivable.............................           --            --
Prepaid expenses..........................................      274,924       196,678
                                                            -----------   -----------
          Total Current Assets............................    8,035,887     7,699,538
                                                            -----------   -----------
INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES AT COSTS.......    4,470,404     4,278,341
                                                            -----------   -----------
PROPERTY AND EQUIPMENT, AT COST --
  NET OF ACCUMULATED DEPRECIATION.........................    5,187,241     4,780,355
PROGRAM BROADCAST RIGHTS -- NONCURRENT....................       43,776       124,612
OTHER ASSETS:
  Cash surrender value of insurance on life of officer....       81,138        78,767
  Due from employees......................................       34,339        39,500
  Deferred charges........................................       30,572        43,542
  Deposits and other assets...............................       72,743       225,028
                                                            -----------   -----------
          Total Other Assets..............................      218,792       386,837
                                                            -----------   -----------
          Total Assets....................................  $17,956,100   $17,269,683
                                                            ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable
  Trade...................................................  $   297,803   $   172,942
Accrued salaries and wages................................      115,637       103,595
Accrued management bonus..................................      270,763       236,703
Program broadcast obligations -- current..................       19,883        91,554
Federal income tax payable................................       10,238       242,582
Other liabilities.........................................           --        21,842
                                                            -----------   -----------
          Total Current Liabilities.......................      714,324       869,218
                                                            -----------   -----------
LONG-TERM LIABILITIES:
Program broadcast obligations -- noncurrent...............       16,829        36,712
Deferred federal income tax payable.......................      639,354       641,257
                                                            -----------   -----------
          Total Long-term Liabilities.....................      656,183       677,969
                                                            -----------   -----------
STOCKHOLDERS' EQUITY:
  Common stock, stated value $130.50, 1,550 shares
     authorized, issued and outstanding...................      202,269       202,269
  Paid-in capital.........................................       10,173        10,173
  Retained earnings.......................................   16,373,151    15,510,054
                                                            -----------   -----------
          Total Stockholders' Equity......................   16,585,593    15,722,496
                                                            -----------   -----------
          Total Liabilities and Stockholders' Equity......  $17,956,100   $17,269,683
                                                            ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                              STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                             1999         1998
                                                          ----------   ----------
                                                                (UNAUDITED)
REVENUE.................................................  $5,325,177   $4,928,754
  Less agency and representatives' commissions..........     686,060      638,861
                                                          ----------   ----------
          Net Revenue...................................   4,639,117    4,289,893
                                                          ----------   ----------
COSTS AND EXPENSES:
  Technical expenses....................................     293,554      288,245
  Production expenses...................................     674,878      251,941
  News expenses.........................................     238,940      654,169
  Program expenses......................................     211,622      187,580
  Sales expenses........................................     401,998      329,310
  Management Bonus......................................     270,763      236,703
  General and administrative expenses...................     688,436      752,613
  Depreciation expense..................................     336,301      287,812
                                                          ----------   ----------
          Total Costs and Expenses......................   3,116,492    2,988,373
                                                          ----------   ----------
Earnings from operations................................   1,522,625    1,301,520
OTHER INCOME:
  Other income..........................................      11,700       39,793
  Investment in subsidiary income.......................     422,338      488,523
  Interest income.......................................     153,278      148,162
                                                          ----------   ----------
          Total Other Income............................     587,316      676,478
                                                          ----------   ----------
Earnings before income tax
  expense...............................................   2,109,941    1,977,998
Income tax expense......................................     652,410      542,821
                                                          ----------   ----------
          Net earnings..................................  $1,457,531   $1,435,177
                                                          ==========   ==========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                        STATEMENTS OF RETAINED EARNINGS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                           1999          1998
                                                        -----------   -----------
                                                               (UNAUDITED)
Balance at beginning of year..........................  $17,085,620   $15,314,877
  Add net earnings....................................    1,457,531     1,435,177
                                                        -----------   -----------
                                                         18,543,151    16,750,054
  Less dividends paid.................................   (2,170,000)   (1,240,000)
                                                        -----------   -----------
Balance at end of year................................  $16,373,151   $15,510,054
                                                        ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                           1999          1998
                                                        -----------   -----------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................  $ 1,457,531   $ 1,435,177
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation........................................      336,301       287,812
  (Gain) Loss on disposal of equipment................          567        (1,818)
  Income tax deferred.................................      (73,175)       19,832
  Changes in operating assets and liabilities:
     Accounts receivable..............................      169,120        62,314
     Network receivable...............................       (1,110)       (1,976)
     Intercompany receivable..........................      (27,268)      (53,295)
     Due from employees...............................        6,183         5,247
     Prepaid expenses.................................      (19,672)       73,848
     Accrued interest.................................       11,807       (16,117)
     Program broadcast rights.........................       96,927        55,411
     Other assets.....................................      (20,917)     (215,509)
     Accounts payable.................................     (188,006)     (366,777)
     Accrued liabilities..............................     (283,219)     (368,750)
     Income tax payable...............................       10,238       309,377
     Intercompany payable.............................           --       (12,328)
     Program broadcast obligations....................     (111,630)      (79,493)
     Investment in subsidiary.........................      327,663        11,477
     Other liabilities................................       (4,762)       18,828
                                                        -----------   -----------
          Net cash provided by operating activities...    1,686,578     1,163,260
                                                        -----------   -----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
Net purchase of short-term investments................   (1,865,581)      (20,623)
Purchase of equipment.................................     (414,458)     (528,628)
Proceeds from sale of equipment.......................           --         1,200
Purchase of held-to-maturity securities...............     (308,317)     (801,633)
Sale of held-to maturity securities...................    2,480,000       400,000
                                                        -----------   -----------
          Net cash used in investing activities.......     (108,356)     (949,684)
                                                        -----------   -----------
CASH FLOWS USED IN FINANCING ACTIVITIES:
Payment of dividends..................................   (2,170,000)   (1,240,000)
                                                        -----------   -----------
Net decrease in cash..................................     (591,778)   (1,026,424)
Cash at beginning of year.............................    1,494,446     1,260,600
                                                        -----------   -----------
Cash at end of year...................................  $   902,668   $   234,176
                                                        ===========   ===========
SUPPLEMENTAL DISCLOSURES:
Income taxes paid.....................................  $   574,320   $   168,630
                                                        ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

1. GENERAL

     The accompanying unaudited condensed financial statements of KWTX Broadcasting Company (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 1998. Results of operations for the period ended June 30, 1999 are not necessarily indicative of results to be expected for the fiscal year ended December 31, 1999.

2. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

     The Company's investment in Brazos Broadcasting Co. (50% owned) is accounted for using the equity method of accounting for investments. This method requires that the investment is recorded at the proportionate percentage of stockholders' equity of the subsidiary and adjusted each period for the proportionate percentage of net income of the subsidiary. Dividends received are treated as a reduction in the basis of the Company's investment in the year received.

     The Company received dividends from Brazos Broadcasting Co. of $750,000 and $500,000 for the six months ended June 30, 1999 and 1998, respectively.

     Pertinent financial information for Brazos Broadcasting Co. for the six months ended June 30, 1999 and 1998 is as follows:

                                                             1999         1998
                                                          ----------   ----------
BALANCE SHEET:
Assets
  Current assets........................................  $7,694,314   $7,273,461
  Property and equipment................................   1,921,155    2,143,081
  Program broadcast -- noncurrent.......................      41,080      118,938
  Other assets..........................................      78,148        7,045
                                                          ----------   ----------
          Total assets..................................  $9,734,697   $9,542,525
                                                          ==========   ==========
Liabilities and equity
  Current liabilities...................................  $  497,407   $  672,615
  Long-term liabilities.................................     296,482      313,229
  Stockholders equity...................................   8,940,808    8,556,681
                                                          ----------   ----------
          Total liabilities and equity..................  $9,734,697   $9,542,525
                                                          ==========   ==========

                           KWTX BROADCASTING COMPANY

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
         FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 -- (CONTINUED)

                                                             1999         1998
                                                          ----------   ----------
INCOME STATEMENT:
Revenue.................................................  $4,639,117   $4,289,893
Costs and expenses......................................   3,116,492    2,988,373
Other income............................................     587,316      676,478
Federal income tax......................................     652,410      542,821
                                                          ----------   ----------
          Net income....................................   1,457,531    1,435,177
Company's ownership interest............................          50%          50%
                                                          ----------   ----------
Company's share of net income...........................  $  728,766   $  717,589
                                                          ==========   ==========

3. OTHER TRANSACTIONS WITH RELATED PARTIES

     The Company has deposits with a bank of which two majority shareholders of the bank are related to two minority stockholders of the Company. As of June 30, 1999 and 1998, deposits with this bank were $5,711,313 and $1,306,448, respectively, and interest earned on these deposits was $82,612 and $40,122 for the six months ended June 30, 1999 and 1998, respectively.

     As of June 30, 1999 and 1998, the Company had a receivable from Brazos Broadcasting Co. of $26,773 and $51,406, respectively. Each station is responsible for its own costs and expenses. Expenses incurred on behalf of an affiliated station are charged to such station based upon its direct usage.

4. PENDING TRANSACTION

     On April 13, 1999, the Company entered into an agreement and plan of merger with Gray Communications Systems, Inc. ("Gray") which provides for the acquisition of the Company by Gray. This agreement provides that the Company's stockholders will receive a combination of cash and Gray class B common stock aggregating $74,680,000, plus additional consideration for certain net working capital of the Company. Consummation of the transaction is conditioned upon, among other things, the requisite approvals of the Federal Communications Commission and the stockholders of the Company and Gray.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
KWTX Broadcasting Company
Waco, Texas

     We have audited the accompanying balance sheet of KWTX Broadcasting Company as of December 31, 1998, and the related statement of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KWTX Broadcasting Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     We have compiled the accompanying balance sheets of KWTX Broadcasting Company as of December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for the years then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. These financial statements were compiled by us from financial statements for the same period, that we previously compiled, on an income tax basis, as indicated in our reports dated February 20, 1998 and February 26, 1997, respectively.

     A compilation is limited to presenting, in the form of financial statements, information that is the representation of management. We have not audited or reviewed these accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

     As more fully discussed in Note 10, the Company has approved a merger agreement that provides for the acquisition of the Company, subject to a number of conditions, including the approval of Federal Communications Commission.

                                          PATTILLO, BROWN & HILL, L.L.P.

March 24, 1999,
except for Note 10 which
is as of April 13, 1999

                           KWTX BROADCASTING COMPANY

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                    ---------------------------------------
                                                       1998          1997          1996
                                                    -----------   -----------   -----------
                                                     (AUDITED)           (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash, including interest bearing accounts.........  $ 1,494,446   $ 1,260,600   $ 1,314,182
Investments.......................................    5,423,326     4,967,224     8,664,239
Accrued interest receivable.......................       59,005        43,126        96,483
Accounts receivable
  Trade...........................................    1,531,131     1,645,477     1,406,829
  Network.........................................      115,388       117,024       147,827
  Affiliated companies............................        2,379            --        26,749
Program broadcast rights -- current...............      187,929       146,312            --
Federal income tax receivable.....................      104,881        66,795       145,623
Prepaid expenses..................................      255,252       270,526       138,416
                                                    -----------   -----------   -----------
         Total Current Assets.....................    9,173,737     8,517,084    11,940,348
                                                    -----------   -----------   -----------
Investments in unconsolidated subsidiaries at
  costs...........................................    4,798,067     4,289,818     3,640,161
                                                    -----------   -----------   -----------
Property and equipment, at cost -- net of
  accumulated depreciation........................    5,109,650     4,538,921     4,130,961
Program broadcast rights -- noncurrent............       33,610        98,214       126,164
OTHER ASSETS:
Cash surrender value of insurance on life of
  officer.........................................       81,138        78,767        76,396
Due from employees................................       40,522        44,747         3,675
Deferred charges..................................       39,406        42,569        39,937
Deposits and other assets.........................       42,992        10,492        10,493
                                                    -----------   -----------   -----------
         Total Other Assets.......................      204,058       176,575       130,501
                                                    -----------   -----------   -----------
         Total Assets.............................  $19,319,122   $17,620,612   $19,968,135
                                                    ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable
  Trade...........................................  $   485,809   $   539,719   $   214,809
  Affiliated companies............................           --        12,328            --
Accrued salaries and wages........................      121,070       257,862       248,659
Accrued management bonus..........................      548,548       451,186       491,087
Program broadcast obligations -- current..........      125,881       182,735       190,808
Federal income tax payable........................           --            --     1,134,839
Other liabilities.................................        4,762         3,014         5,128
                                                    -----------   -----------   -----------
         Total Current Liabilities................    1,286,070     1,446,844     2,285,330
                                                    -----------   -----------   -----------
LONG-TERM LIABILITIES:
Program broadcast obligations -- noncurrent.......       22,461        25,024       106,743
Deferred federal income tax payable...............      712,529       621,425       518,686
                                                    -----------   -----------   -----------
         Total Long-term Liabilities..............      734,990       646,449       625,429
                                                    -----------   -----------   -----------
STOCKHOLDERS' EQUITY:
Common stock, stated value $130.50, 1,550 shares
  authorized, issued and outstanding..............      202,269       202,269       202,269
Paid-in capital...................................       10,173        10,173        10,173
Retained earnings.................................   17,085,620    15,314,877    16,844,934
                                                    -----------   -----------   -----------
         Total Stockholders' Equity...............   17,298,062    15,527,319    17,057,376
                                                    -----------   -----------   -----------
         Total Liabilities and Stockholders'
           Equity.................................  $19,319,122   $17,620,612   $19,968,135
                                                    ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                              STATEMENTS OF INCOME

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   1998          1997          1996
                                                -----------   -----------   -----------
                                                 (AUDITED)           (UNAUDITED)
REVENUE.......................................  $10,578,028   $10,048,780   $10,871,564
Less agency and representatives'
  commissions.................................   (1,356,171)   (1,253,094)   (1,281,409)
                                                -----------   -----------   -----------
Net Revenue...................................    9,221,857     8,795,686     9,590,155
                                                -----------   -----------   -----------
COSTS AND EXPENSES:
Technical expenses............................      616,727       609,089       550,847
Production expenses...........................      522,386       480,416       439,138
News expenses.................................    1,359,894     1,336,021     1,296,110
Program expenses..............................      415,211       380,777       725,820
Sales expenses................................      715,757       708,405       914,352
Management bonus..............................      548,548       451,186       491,087
General and administrative expenses...........    1,328,664     1,583,749     1,842,475
Depreciation expense..........................      607,127       494,915       553,047
                                                -----------   -----------   -----------
          Total Costs and Expenses............    6,114,314     6,044,558     6,812,876
                                                -----------   -----------   -----------
Earnings from operations......................    3,107,543     2,751,128     2,777,279
OTHER INCOME:
Other income..................................      253,849        77,229       102,600
Investment in subsidiary income...............    1,008,249       899,657       783,854
Interest income...............................      339,447       303,767       309,381
                                                -----------   -----------   -----------
          Total Other Income..................    1,601,545     1,280,653     1,195,835
                                                -----------   -----------   -----------
Earnings before income tax expense............    4,709,088     4,031,781     3,973,114
Income tax expense............................   (1,388,345)   (1,305,187)   (1,204,836)
                                                -----------   -----------   -----------
Net earnings before discontinued operations...    3,320,743     2,726,594     2,768,278
Discontinued operations-gain on disposal of
  radio stations, less applicable income taxes
  of $1,232,351...............................           --            --     2,392,211
                                                -----------   -----------   -----------
          Net earnings........................  $ 3,320,743   $ 2,726,594   $ 5,160,489
                                                ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                        STATEMENTS OF RETAINED EARNINGS

                                                    YEAR ENDED DECEMBER 31,
                                            ---------------------------------------
                                               1998          1997          1996
                                            -----------   -----------   -----------
                                             (AUDITED)           (UNAUDITED)
Balance at beginning of year..............  $15,314,877   $16,844,934   $12,304,445
  Add net earnings........................    3,320,743     2,726,594     5,160,489
                                            -----------   -----------   -----------
                                             18,635,620    19,571,528    17,464,934
  Less dividends paid.....................   (1,550,000)   (4,256,651)     (620,000)
                                            -----------   -----------   -----------
Balance at end of year....................  $17,085,620   $15,314,877   $16,844,934
                                            ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                               ------------------------------------
                                                  1998         1997         1996
                                               ----------   ----------   ----------
                                               (AUDITED)          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................  $3,320,743   $2,726,594   $5,160,489
Adjustments to reconcile net income to net
  cash provided by operating activities:
Depreciation.................................     607,127      494,915      553,047
Gain on sale of equipment....................    (206,830)      (1,179)     (16,295)
Barter acquisition of equipment..............          --           --      (38,898)
Income tax deferred..........................      91,104      102,738       22,682
Changes in operating assets and liabilities:
  Accounts receivable........................     113,606     (181,096)    (107,903)
  Income tax receivable......................     (38,086)     (66,795)          --
  Due from employees.........................       4,225      (41,072)          77
  Prepaid expenses...........................      15,274     (132,110)      88,584
  Accrued interest...........................     (15,879)      53,357      (52,365)
  Program broadcast rights...................      22,987     (108,552)     109,895
  Other assets...............................     (31,708)      (5,003)     (15,347)
  Accounts payable...........................     (66,238)     337,238      (92,692)
  Accrued liabilities........................     (39,430)     (30,698)      88,761
  Income tax payable.........................          --   (1,134,839)   1,125,538
  Program broadcast obligations..............     (59,417)      46,020     (109,596)
  Investment in subsidiary...................    (508,249)    (649,657)    (496,354)
  Other liabilities..........................       1,748       (2,114)        (906)
                                               ----------   ----------   ----------
          Net cash provided by operating
             activities......................   3,210,977    1,407,747    6,218,717
                                               ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchase of short-term investments.......  (1,893,859)   3,743,212   (4,232,337)
Purchase of equipment........................  (1,300,441)    (910,694)    (369,246)
Proceeds from sale of equipment..............     329,413        9,000      178,515
Purchase of held-to-maturity securities......    (800,000)  (3,915,000)  (2,185,000)
Sale of held-to maturity securities..........   2,237,756    3,868,804    1,747,755
                                               ----------   ----------   ----------
          Net cash provided by (used in)
             investing activities............  (1,427,131)   2,795,322   (4,860,313)
                                               ----------   ----------   ----------
CASH FLOWS USED IN FINANCING ACTIVITIES:
Payment of dividends.........................  (1,550,000)  (4,256,651)    (620,000)
                                               ----------   ----------   ----------
Net increase (decrease) in cash..............     233,846      (53,582)     738,404
Cash at beginning of year....................   1,260,600    1,314,182      575,778
                                               ----------   ----------   ----------
Cash at end of year..........................  $1,494,446   $1,260,600   $1,314,182
                                               ==========   ==========   ==========
SUPPLEMENTAL DISCLOSURES:
Income taxes paid............................  $1,248,680   $2,139,839   $1,198,037
                                               ==========   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                         (UNAUDITED FOR 1997 AND 1996)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     KWTX Broadcasting Company (the "Company") owns and operates television station KWTX in Waco, Texas. The Company also is a 50% owner in Brazos Broadcasting Co., which owns and operates television station KBTX located in Bryan, Texas.

REVENUE RECOGNITION

     The Company's policy is to recognize revenue as services are performed.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH

     Cash includes cash on hand and cash in checking and money market accounts which approximates fair market value.

INVESTMENTS

     The Company invests in treasury bills, treasury notes and certificates of deposit. These investments are held to maturity and are recorded at amortized cost, where appropriate.

PROGRAM BROADCAST RIGHTS

     Rights to programs available for broadcast under program license agreements are initially recorded at the beginning of the license period for the amounts of total license fees payable under the license agreements and are charged to operating expense on the basis of total programs available for use compared to the total number of programs run during the period. The portion of the unamortized balance expected to be charged to operating expense in succeeding periods is classified as a current asset, with the remainder classified as a noncurrent asset. The liability for the license fees payable under the program license agreement is classified as current or long-term, in accordance with the payment terms of the various license agreements. The capitalized costs of the rights are recorded at the lower of unamortized costs or net realizable value. All payments made on programs not yet available for broadcast are recorded as other assets until the time the license agreement begins and the program becomes available for broadcast.

                           KWTX BROADCASTING COMPANY

AFFILIATED STATIONS RECEIVABLES/PAYABLE

     The Company has two affiliated stations which it records receivables from and payables to throughout the year. The affiliates are Brazos Broadcasting Co. in Bryan, Texas and KXII Broadcasters, Inc. in Sherman, Texas. Each station is responsible for its costs and expenses. Expense incurred on the behalf of an affiliated station is charged to such station based upon its direct usage.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful lives of the related assets ranging from three to thirty-one and one-half years and by accelerated methods for income tax purposes.

     Maintenance and repairs are charged to operations; betterments are capitalized. The cost and related accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and the resulting gain or loss is included in income or expense.

INCOME TAXES

     Deferred federal income taxes are provided on the differences between the financial statement and income tax basis of assets and liabilities. The Company and its unconsolidated subsidiary (see Note 2) file separate federal income tax returns.

BARTER TRANSACTIONS

     The Company barters unsold advertising time for products and services. The asset or expense is recorded at the fair market value of the product or service when received and a liability is recognized for unearned revenue at the end of each period. Barter revenue is recognized when commercials are broadcast.

CONCENTRATION OF CREDIT RISK

     The Company provides advertising air time to national, regional and local advertisers within the geographic areas in which the Company operates. Credit is extended based on an evaluation of the customer's financial condition and generally advance payment is not required. Credit losses are provided for in the financial statements and historically have been within management's expectations.

2. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

     The Company's investment in Brazos Broadcasting Co. (50% owned) is accounted for using the equity method of accounting for investments. This method requires that the investment is recorded at the proportionate percentage of stockholders' equity of the subsidiary and adjusted each period for the proportionate percentage of net income of the

                           KWTX BROADCASTING COMPANY
subsidiary. Dividends received are treated as a reduction in the basis of the Company's investment in the year received.

     The Company received dividends from Brazos Broadcasting Co. of $500,000 in 1998, $250,000 in 1997 and $287,500 in 1996.

     Pertinent financial information for Brazos Broadcasting Co. as of December 31, 1998, 1997 and 1996, is as follows:

                                                 1998          1997         1996
                                              -----------   ----------   ----------
BALANCE SHEET:
Assets
  Current assets............................  $ 8,849,348   $7,516,843   $6,274,540
  Property and equipment....................    1,987,844    2,233,333    2,121,226
  Program broadcast -- noncurrent...........       36,602       82,429      113,433
  Other assets..............................       40,012        9,588        7,520
                                              -----------   ----------   ----------
          Total assets......................  $10,913,806   $9,842,193   $8,516,719
                                              ===========   ==========   ==========
Liabilities and equity
  Current liabilities.......................    1,004,177      968,899      889,061
  Long-term liabilities.....................      313,496      293,658      347,335
  Stockholders equity.......................    9,596,133    8,579,636    7,280,323
                                              -----------   ----------   ----------
          Total liabilities and equity......  $10,913,806   $9,842,193   $8,516,719
                                              -----------   ----------   ----------
INCOME STATEMENT:
Revenue.....................................  $ 7,300,941   $6,623,663   $6,146,401
Costs and expenses..........................    4,412,923    4,099,996    3,901,746
Other income................................      262,953      287,132      198,312
Federal income tax..........................    1,134,474    1,011,486      875,259
                                              -----------   ----------   ----------
          Net income........................    2,016,497    1,799,313    1,567,708
Company's ownership interest................           50%          50%          50%
                                              -----------   ----------   ----------
Company's share of net income...............  $ 1,008,249   $  899,657   $  783,854
                                              ===========   ==========   ==========

3. OTHER TRANSACTIONS WITH RELATED PARTIES

     The Company has deposits with a bank of which two majority shareholders of the bank are related to two minority stockholders of the Company. As of December 31, 1998, 1997 and 1996, deposits with this bank were $4,486,679, $2,370,876 and
$6,327,093, respectively, and interest earned on these deposits was $88,922, $109,503, and $57,225, in 1998, 1997, and 1996, respectively.

     As of December 31, 1998, 1997 and 1996, the Company had a receivable from Brazos Broadcasting Co. of $1,805, a net payable of $11,997 and a receivable of $25,882 respectively.

                           KWTX BROADCASTING COMPANY

4. INVESTMENTS

     Investments consist primarily of term bank deposits and government securities. Government securities held at December 31, 1998 have maturity dates ranging from February 1, 1999 to May 31, 1999. Term bank deposits held at December 31, 1998 have maturity dates ranging from January 1, 1999 to July 29, 1999. All securities are carried at amortized cost, which approximates fair market value. The following schedule summarizes the Company's investments at December 31, 1998, 1997 and 1996.

                                                  1998         1997         1996
                                               ----------   ----------   ----------
Government securities........................  $2,479,902   $3,915,264   $3,869,067
Term bank deposits...........................   2,943,424    1,051,960    4,795,172
                                               ----------   ----------   ----------
                                               $5,423,326   $4,967,224   $8,664,239
                                               ==========   ==========   ==========

     The Company intends to hold all investments until maturity.

5. PROPERTY AND EQUIPMENT

     At December 31, 1998, 1997, and 1996, property and equipment consisted of the following:

                                               1998          1997          1996
                                            -----------   -----------   -----------
Land......................................  $   509,188   $   523,847   $   523,847
Buildings.................................    2,272,710     2,496,270     2,485,251
Broadcast equipment.......................    7,497,535     8,527,153     7,695,631
Transportation equipment..................      217,034       294,508       280,748
Furniture and fixtures....................      324,979       661,623       624,382
                                            -----------   -----------   -----------
                                             10,821,446    12,503,401    11,609,859
Less accumulated depreciation.............   (5,711,796)   (7,964,480)   (7,478,898)
                                            -----------   -----------   -----------
          Net Property and Equipment......  $ 5,109,650   $ 4,538,921   $ 4,130,961
                                            ===========   ===========   ===========

6. INCOME TAXES

     At December 31, 1998, 1997 and 1996, the provision for income taxes consisted of the following:

                                                  1998         1997         1996
                                               ----------   ----------   ----------
FEDERAL TAX EXPENSE:
  Current....................................  $1,210,594   $  938,206   $1,091,223
  Deferred...................................      91,104      102,738       22,682
                                               ----------   ----------   ----------
          Total Federal Tax..................   1,301,698    1,040,944    1,113,905
  State franchise tax........................      86,647      264,243       90,931
                                               ----------   ----------   ----------
          Total Income Tax Expense...........  $1,388,345   $1,305,187   $1,204,836
                                               ==========   ==========   ==========

                           KWTX BROADCASTING COMPANY

     At December 31, 1998, 1997, 1996, components of deferred tax liabilities and assets consisted of the following:

                                                      1998       1997       1996
                                                    --------   --------   --------
DEFERRED TAX LIABILITY -- CURRENT:
Investment in subsidiary -- KBTX..................  $ 34,561   $ 44,177   $ 33,752
Depreciation expense..............................    32,788     37,526         --
Compensated absences..............................       319         --        820
Amortization of broadcast rights..................    23,436     21,261         --
                                                    --------   --------   --------
  Current Deferred Tax Liability..................    91,104    102,964     34,572
                                                    --------   --------   --------
DEFERRED TAX ASSET -- CURRENT:
Depreciation expense..............................        --         --     11,788
Compensated absences..............................        --        226         --
Amortization of broadcast rights..................        --         --        102
                                                    --------   --------   --------
  Current Deferred Tax Asset......................        --        226     11,890
                                                    --------   --------   --------
          Net Current Deferred Tax Liability......    91,104    102,738     22,682
                                                    --------   --------   --------
DEFERRED TAX LIABILITY -- NONCURRENT:
Investment in subsidiary -- KBTX..................   283,208    239,031    187,960
Depreciation expense..............................   332,241    294,716    306,504
Amortization of broadcast rights..................    12,501         --      8,659
                                                    --------   --------   --------
  Noncurrent Deferred Tax Liability...............   627,950    533,747    503,123
                                                    --------   --------   --------
DEFERRED TAX ASSET -- NONCURRENT:
Compensated absences..............................     6,525      6,300      7,119
Amortization of broadcast rights..................        --      8,760         --
                                                    --------   --------   --------
  Noncurrent Deferred Tax Asset...................     6,525     15,060      7,119
                                                    --------   --------   --------
  Net Noncurrent Deferred Tax Liability...........   621,425    518,687    496,004
                                                    --------   --------   --------
          Total Deferred Federal Income Tax.......  $712,529   $621,425   $518,686
                                                    ========   ========   ========

     A reconciliation between taxes computed at the federal statutory rate and the consolidated effective tax rate for the following years was as follows:

                               1998                  1997                  1996
                        ------------------    ------------------    ------------------
Federal statutory tax
  rate................  $1,601,090   34.00%   $1,370,806   34.00%   $1,350,859   34.00%
Deduction of state
  franchise tax.......     (29,460)  (0.63)%     (89,843)  (2.23)%     (30,917)  (0.78)%
Exclusion of 80% of
  earnings in
  subsidiary special
  deduction...........    (274,244)  (5.82)%    (244,707)  (6.07)%    (213,208)  (5.37)%
Other.................       4,312   (0.09)%       4,688    0.12%        7,171    0.18%
                        ----------   -----    ----------   -----    ----------   -----
          Total
             Federal
             Tax......  $1,301,698   27.46%   $1,040,944   25.82%   $1,113,905   28.03%
                        ==========   =====    ==========   =====    ==========   =====

                           KWTX BROADCASTING COMPANY

7. RETIREMENT PLAN FOR EMPLOYEES

     The Company has a retirement plan for employees. Eligible employees of the Company may participate in this plan after completing three years of employment. Under the plan, the Company is required to contribute to the trust fund an amount equal to $4 for each $3 which is contributed to the trust fund by the participants for the year, up to a maximum of $800 per employee per year. The Company contributed to the plan $22,544 for 1998, $20,704 for 1997, and $27,248 for 1996. The Internal Revenue Service has determined that the plan and its trust are qualified under Section 408(c) of the Internal Revenue Code and that the trust is exempt from federal income taxes under Section 408(e) of the Code.

8. OPERATING LEASES

     The Company has entered into various operating lease agreements for automobiles. Total lease expense incurred by the Company was $94,088, $95,252, and $93,107 in 1998, 1997, and 1996, respectively. As of December 31, 1998 the future minimum rental payments under non cancellable operating leases were as follows:

1999........................................................  $   861
2000........................................................   55,790
2001........................................................   14,904
                                                              -------
                                                              $71,555
                                                              =======

9. DISPOSAL OF AM/FM RADIO STATIONS

     In November 1996, the Company sold all of the assets and operations of KWTX-AM and KWTX-FM to Gulfstar Communications of Waco, Inc., resulting in a before tax gain of $3,624,562. As of December 31, 1996, the Company had a receivable of $61,320 from Gulfstar Communications of Waco, Inc. related to this sale. On January 2, 1997, a special dividend in an amount representing the net proceeds from this sale was paid to the Company's shareholders.

10. SUBSEQUENT EVENTS

     On April 13, 1999, the Company entered into an agreement and plan of merger with Gray Communications Systems, Inc. ("Gray") which provides for the acquisition of the Company by Gray. This agreement provides that the Company's shareholders will receive a combination of cash and Gray class B common stock aggregating $74,680,000, plus additional consideration for certain net working capital of the Company. Consummation of the transaction is conditioned upon, among other things, the requisite approvals of the Federal Communications Commission and the stockholders of the Company and Gray.

                            BRAZOS BROADCASTING CO.

                                 BALANCE SHEETS
                             JUNE 30, 1999 AND 1998

                                                                 1999         1998
                                                              ----------   ----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash, including interest bearing accounts...................  $  837,743   $  382,483
Investments.................................................   5,221,604    5,046,765
Accrued interest receivable.................................      18,968       60,303
Accounts receivable:
  Trade.....................................................   1,441,411    1,569,533
  Network...................................................      44,848       53,574
  Federal income tax receivable.............................          --       46,021
Program broadcast rights -- current.........................      77,858       67,093
Prepaid expenses............................................      51,882       47,689
                                                              ----------   ----------
         Total Current Assets...............................   7,694,314    7,273,461
                                                              ----------   ----------
Property and equipment, at cost -- net of accumulated
  depreciation..............................................   1,921,155    2,143,081
                                                              ----------   ----------
Program broadcast -- noncurrent.............................      41,080      118,938
Deposits and other assets...................................      78,148        7,045
                                                              ----------   ----------
         Total Assets.......................................  $9,734,697   $9,542,525
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and other liabilities......................  $  115,929   $  170,187
Program broadcast obligations -- current....................      19,883       90,239
Accrued salaries and wages..................................      64,515       69,598
Accrued management bonus....................................     252,144      291,185
Federal income tax payable..................................      18,163           --
Affiliated companies payable................................      26,773       51,406
                                                              ----------   ----------
         Total Current Liabilities..........................     497,407      672,615
                                                              ----------   ----------
LONG-TERM LIABILITIES:
Program broadcast obligations -- noncurrent.................      16,829       36,711
Deferred federal income tax payable.........................     279,653      276,518
                                                              ----------   ----------
         Total Long-term Liabilities........................     296,482      313,229
                                                              ----------   ----------
STOCKHOLDERS' EQUITY:
Common stock, $100 par value, 500 shares authorized, issued
  and outstanding...........................................      50,000       50,000
Retained earnings...........................................   8,890,808    8,506,681
                                                              ----------   ----------
         Total Stockholders' Equity.........................   8,940,808    8,556,681
                                                              ----------   ----------
         Total Liabilities and Stockholders' Equity.........  $9,734,697   $9,542,525
                                                              ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                              STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                             1999         1998
                                                          ----------   ----------
                                                                (UNAUDITED)
REVENUE.................................................  $3,749,252   $3,943,610
Less agency and representatives' commissions............     392,628      434,421
                                                          ----------   ----------
          Net Revenue...................................   3,356,624    3,509,189
                                                          ----------   ----------
Costs and Expenses:
Technical expenses......................................     161,201      148,364
News expenses...........................................     367,125      374,406
Production expenses.....................................     283,902      278,313
Sales expenses..........................................     316,251      296,863
Management bonus........................................     226,825      226,813
General and administrative expenses.....................     656,359      657,501
Depreciation expense....................................     191,744      196,466
                                                          ----------   ----------
          Total Costs and Expenses......................   2,203,407    2,178,726
                                                          ----------   ----------
Earnings from operations................................   1,153,217    1,330,463
OTHER INCOME/EXPENSE:
Other income (expense)..................................      14,133        6,338
Interest income.........................................     126,720      142,545
                                                          ----------   ----------
          Total Other Income............................     140,853      148,883
                                                          ----------   ----------
Earnings before income tax expense......................   1,294,070    1,479,346
Income tax expense......................................     449,395      502,301
                                                          ----------   ----------
          Net earnings..................................  $  844,675   $  977,045
                                                          ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                        STATEMENTS OF RETAINED EARNINGS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                           1999          1998
                                                        -----------   -----------
                                                               (UNAUDITED)
Balance at beginning of year..........................  $ 9,546,133   $ 8,529,636
  Add net earnings....................................      844,675       977,045
                                                        -----------   -----------
                                                         10,390,808     9,506,681
  Less dividends paid.................................   (1,500,000)   (1,000,000)
                                                        -----------   -----------
Balance at end of year................................  $ 8,890,808   $ 8,506,681
                                                        ===========   ===========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                               1999          1998
                                                            -----------   -----------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................  $   844,675   $   977,045
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation............................................      191,744       196,466
  Loss on sale of fixed assets............................        2,134        11,839
  Income tax deferred.....................................      (11,382)        7,884
  Changes in operating assets and liabilities:
     Accounts receivable..................................      207,844       (15,195)
     Network receivable...................................          816        (5,905)
     Prepaid expenses.....................................      (23,152)      (23,195)
     Accrued interest receivable..........................       16,487       (23,894)
     Federal income tax receivable........................           --       (46,021)
     Other assets.........................................      (38,713)        2,543
     Intercompany receivable..............................           --        12,866
     Program broadcast rights.............................       98,917        57,551
     Accounts payable.....................................     (142,975)        2,081
     Accrued liabilities..................................     (231,781)     (241,414)
     Income tax payable...................................      (50,984)      (14,992)
     Intercompany payable.................................       24,968        50,537
     Program broadcast obligations........................     (111,630)      (80,809)
     Other liabilities....................................          577            --
                                                            -----------   -----------
          Net cash provided by operating activities.......      777,545       867,387
                                                            -----------   -----------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchase of equipment.....................................     (127,189)     (118,053)
Net sale of short-term investments........................      233,378       614,519
Purchase of held-to-maturity securities...................     (867,516)   (1,350,734)
Sale of held-to maturity securities.......................    1,697,888       845,000
                                                            -----------   -----------
          Net cash provided by (used in) investing
            activities....................................      936,561        (9,268)
                                                            -----------   -----------
CASH FLOWS USED IN FINANCING ACTIVITIES:
Payment of dividends......................................   (1,500,000)   (1,000,000)
                                                            -----------   -----------
Net increase (decrease) in cash...........................      214,106      (141,881)
Cash at beginning of year.................................      623,637       524,364
                                                            -----------   -----------
Cash at end of year.......................................  $   837,743   $   382,483
                                                            ===========   ===========
SUPPLEMENTAL DISCLOSURES:
Income taxes paid.........................................  $   467,363   $   507,502
                                                            ===========   ===========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

1. GENERAL

     The accompanying unaudited condensed financial statements of Brazos Broadcasting Co. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed financial statements should be read in conjunction with the financial statements of Brazos Broadcasting Co. for the year ended December 31, 1998. Results of operations for the period ended June 30, 1999 are not necessarily indicative of results to be expected for the fiscal year ending December 31, 1999.

2. TRANSACTIONS WITH RELATED PARTIES

     Fifty percent of the Company's capital stock is owned by KWTX Broadcasting Company.

     As of June 30, 1999 and 1998, the Company had a payable to KWTX Broadcasting Company of $26,773 and $51,406, respectively. Each station is responsible for its own costs and expenses. Expenses incurred on behalf of an affiliated station are charged to such station based upon its direct usage.

     The Company has deposits with a bank of which a major shareholder of the bank is also a major shareholder of the Company. As of June 30, 1999, deposits with this bank were $3,842,938 and interest earned on these deposits was $68,568 for the six months then ended.

3. PENDING TRANSACTION

     On April 13, 1999, the Company entered into an agreement and plan of merger with Gray Communications Systems, Inc. ("Gray") which provides for the acquisition of the Company by Gray. This agreement provides that the Company's stockholders other than KWTX Broadcasting Company (who will be compensated through a related transaction) will receive a combination of cash and Gray class B common stock aggregating $22,820,000, plus additional consideration for certain net working capital of the Company. Consummation of the transaction is conditioned upon, among other things, the requisite approvals of the Federal Communications Commission and the stockholders of the Company and Gray.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Brazos Broadcasting Co.
Bryan, Texas

     We have audited the accompanying balance sheet of Brazos Broadcasting Co. as of December 31, 1998, and the related statement of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brazos Broadcasting Co. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     We have compiled the accompanying balance sheets of Brazos Broadcasting Co. as of December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for the years then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. These financial statements were compiled by us from financial statements for the same period that we previously audited on an income-tax basis, as indicated in our reports dated February 20, 1998 and February 21, 1997, respectively.

     A compilation is limited to presenting, in the form of financial statements, information that is the representation of management. We have not audited or reviewed these accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

     As more fully discussed in Note 8, the Company has approved a merger agreement that provides for the acquisition of the Company, subject to a number of conditions, including the approval of the Federal Communications Commission.

                                          PATTILLO, BROWN & HILL, L.L.P.

March 24, 1999,
except for Note 8 which
is as of April 13, 1999

                            BRAZOS BROADCASTING CO.

                                 BALANCE SHEETS

                                                                    DECEMBER 31
                                                       -------------------------------------
                                                          1998          1997         1996
                                                       -----------   ----------   ----------
                                                        (AUDITED)          (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash, including interest bearing accounts............  $   623,637   $  524,364   $  221,175
Investments..........................................    6,285,354    5,155,550    4,637,804
Accrued interest receivable..........................       35,455       36,409       36,945
Accounts receivable:
  Trade..............................................    1,649,255    1,554,338    1,131,104
  Network............................................       45,664       47,669       57,146
  Affiliated companies...............................           --       12,866           --
Program broadcast rights -- current..................      181,253      161,153      165,006
Prepaid expenses.....................................       28,730       24,494       25,360
                                                       -----------   ----------   ----------
         Total Current Assets........................    8,849,348    7,516,843    6,274,540
Property and equipment, at cost -- net of accumulated
  depreciation.......................................    1,987,844    2,233,333    2,121,226
Program broadcast -- noncurrent......................       36,602       82,429      113,433
Deposits and other assets............................       40,012        9,588        7,520
                                                       -----------   ----------   ----------
  Total Assets.......................................  $10,913,806   $9,842,193   $8,516,719
                                                       ===========   ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and other liabilities...............  $   258,904   $  168,106   $    5,640
Program broadcast obligations -- current.............      125,881      182,735      190,808
Accrued salaries and wages...........................       62,120      176,448      154,658
Accrued management bonus.............................      486,320      425,749      402,842
Federal income tax payable...........................       69,147       14,992      108,674
Affiliated companies payable.........................        1,805          869       25,882
Other liabilities....................................           --           --          557
                                                       -----------   ----------   ----------
         Total Current Liabilities...................    1,004,177      968,899      889,061
                                                       -----------   ----------   ----------
LONG-TERM LIABILITIES:
Program broadcast obligations -- noncurrent..........       22,461       25,024      106,743
Deferred federal income tax payable..................      291,035      268,634      240,592
                                                       -----------   ----------   ----------
         Total Long-term Liabilities.................      313,496      293,658      347,335
                                                       -----------   ----------   ----------
STOCKHOLDERS' EQUITY:
Common stock, $100 par value, 500 shares authorized,
  issued and outstanding.............................       50,000       50,000       50,000
Retained earnings....................................    9,546,133    8,529,636    7,230,323
                                                       -----------   ----------   ----------
         Total Stockholders' Equity..................    9,596,133    8,579,636    7,280,323
                                                       -----------   ----------   ----------
         Total Liabilities and Stockholders'
           Equity....................................  $10,913,806   $9,842,193   $8,516,719
                                                       ===========   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                              STATEMENTS OF INCOME

                                                     YEAR ENDED DECEMBER 31,
                                              -------------------------------------
                                                 1998          1997         1996
                                              -----------   ----------   ----------
                                               (AUDITED)          (UNAUDITED)
REVENUE.....................................  $ 8,223,429   $7,383,495   $6,774,080
Less agency and representatives'
  commissions...............................     (922,488)    (759,832)    (627,679)
                                              -----------   ----------   ----------
          Net Revenue.......................    7,300,941    6,623,663    6,146,401
                                              -----------   ----------   ----------
COSTS AND EXPENSES:
Technical expenses..........................      300,853      291,255      272,258
News expenses...............................      739,582      701,631      601,203
Production expenses.........................      589,197      572,807      583,531
Sales expenses..............................      631,245      594,722      554,448
Management bonus............................      484,441      425,749      402,842
General and administrative expenses.........    1,275,310    1,133,330    1,063,385
Depreciation expense........................      392,295      380,502      424,079
                                              -----------   ----------   ----------
          Total Costs and Expenses..........    4,412,923    4,099,996    3,901,746
                                              -----------   ----------   ----------
Earnings from operations....................    2,888,018    2,523,667    2,244,655
Other income................................      262,953      287,132      198,312
                                              -----------   ----------   ----------
Earnings before income tax expense..........    3,150,971    2,810,799    2,442,967
Income tax expense..........................    1,134,474    1,011,486      875,259
                                              -----------   ----------   ----------
          Net earnings......................  $ 2,016,497   $1,799,313   $1,567,708
                                              ===========   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                        STATEMENTS OF RETAINED EARNINGS

                                                     YEAR ENDED DECEMBER 31,
                                              -------------------------------------
                                                 1998          1997         1996
                                              -----------   ----------   ----------
                                               (AUDITED)          (UNAUDITED)
Balance at beginning of year................  $ 8,529,636   $7,230,323   $6,237,615
  Add net earnings..........................    2,016,497    1,799,313    1,567,708
                                              -----------   ----------   ----------
                                               10,546,133    9,029,636    7,805,323
  Less dividends paid.......................   (1,000,000)    (500,000)    (575,000)
                                              -----------   ----------   ----------
Balance at end of year......................  $ 9,546,133   $8,529,636   $7,230,323
                                              ===========   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                            STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                            ---------------------------------------
                                               1998          1997          1996
                                            -----------   -----------   -----------
                                             (AUDITED)           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................  $ 2,016,497   $ 1,799,313   $ 1,567,708
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation............................      392,295       380,502       424,079
  (Gain) loss on sale of fixed assets.....        7,269       (10,509)       34,254
  Barter acquisition of equipment.........           --            --      (205,424)
  Income tax deferred.....................       22,401        28,042       (28,922)
  Changes in operating assets and
     liabilities:
     Accounts receivable..................      (92,912)     (413,757)     (286,223)
     Prepaid expenses.....................       (4,236)          866        (5,485)
     Accrued interest receivable..........          954           536         2,303
     Other assets.........................      (30,424)       (2,068)       (1,508)
     Intercompany receivable..............       12,866       (12,866)           --
     Program broadcast rights.............       25,727        34,857       114,582
     Accounts payable and other
       liabilities........................       90,798       162,466        (4,145)
     Accrued liabilities..................      (53,757)       44,697       145,662
     Income tax payable...................       54,155       (93,682)        6,621
     Intercompany payable.................          936       (25,013)       24,716
     Program broadcast obligations........      (59,417)      (89,792)     (109,596)
     Other liabilities....................           --          (557)          557
                                            -----------   -----------   -----------
     Net cash provided by operating
       activities.........................    2,383,152     1,803,035     1,679,179
                                            -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment.....................     (154,075)     (482,100)     (392,352)
Proceeds from sale of equipment...........           --            --         9,050
Net purchase of short-term investments....   (2,960,804)     (441,746)      (44,990)
Purchase of held-to-maturity securities...   (1,860,000)   (4,041,000)   (3,615,000)
Sale of held-to maturity securities.......    3,691,000     3,965,000     3,000,000
                                            -----------   -----------   -----------
     Net cash used in investing
       activities.........................   (1,283,879)     (999,846)   (1,043,292)
                                            -----------   -----------   -----------
CASH FLOWS USED IN FINANCING ACTIVITIES:
Payment of dividends......................   (1,000,000)     (500,000)     (575,000)
                                            -----------   -----------   -----------
Net increase in cash......................       99,273       303,189        60,887
Cash at beginning of year.................      524,364       221,175       160,288
                                            -----------   -----------   -----------
Cash at end of year.......................  $   623,637   $   524,364   $   221,175
                                            ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES:
Income taxes paid.........................  $ 1,020,927   $   903,653   $   840,266
                                            ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                           (UNAUDITED 1997 AND 1996)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Brazos Broadcasting Co. (the "Company") owns and operates television station KBTX located in Bryan, Texas. The Company is a 50% owned, unconsolidated, subsidiary of KWTX Broadcasting Company, which operates television station KWTX in Waco, Texas.

REVENUE RECOGNITION

     The Company's policy is to recognize revenue as services are performed.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH

     Cash includes cash on hand and cash in checking and money market accounts which approximates fair market value.

INVESTMENTS

     The Company invests in treasury bills, treasury notes and other government securities. These investments are recorded at cost, which approximates market value.

PROGRAM BROADCAST RIGHTS

     Rights to programs available for broadcast under program license agreements are initially recorded at the beginning of the license period for the amounts of total license fees payable under the license agreements and are charged to operating expense on the basis of total programs available for use compared to the total number of programs run during the period. The portion of the unamortized balance expected to be charged to operating expense in succeeding periods is classified as a current asset, with the remainder classified as a noncurrent asset. The liability for the license fees payable under the program license agreement is classified as current or long-term, in accordance with the payment terms of the various license agreements. The capitalized costs of the rights are recorded at the lower of unamortized costs or net realizable value. All payments made on programs not yet available for broadcast are recorded as other assets until the time the license agreement begins and the program becomes available for broadcast.

                            BRAZOS BROADCASTING CO.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful lives of the related assets ranging from five to thirty-five years and by accelerated methods for income tax purposes.

     Maintenance and repairs are charged to operations; betterments are capitalized. The cost and related accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and the resulting gain or loss is included in income or expense.

INCOME TAXES

     Deferred federal income taxes are provided on the differences between the financial statement and income tax basis of assets and liabilities. The Company and its parent, KWTX Broadcasting Company, file separate federal income tax returns.

BARTER TRANSACTIONS

     The Company barters unsold advertising time for products and services. The asset or expense is recorded at the fair market value of the product or service when received and a liability is recognized for unearned revenue at the end of each period. Barter revenue is recognized when commercials are broadcast.

CONCENTRATION OF CREDIT RISK

     The Company provides advertising air time to national, regional, and local advertisers within the geographic area in which the Company operates. Credit is extended based on evaluation of the customer's financial condition and generally advance payment is not required. Credit losses are provided for in the financial statements and historically have been within management's expectations.

2. INVESTMENTS

     Investments consist primarily of term bank deposits and government securities. Government securities held at December 31, 1998 have maturity dates ranging from February 22, 1999 to July 1, 1999. Term bank deposits held at December 31, 1998, have maturity dates ranging from January 1, 1999 to February 28, 1999. All securities are

                            BRAZOS BROADCASTING CO.

carried at amortized cost, which approximates fair market value. The following schedule summarizes the Company's investments at December 31, 1998, 1997 and 1996.

                                                  1998         1997         1996
                                               ----------   ----------   ----------
Government securities........................  $2,209,038   $4,041,365   $3,928,970
Term bank deposits...........................   4,076,316    1,114,185      708,834
                                               ----------   ----------   ----------
                                               $6,285,354   $5,155,550   $4,637,804
                                               ==========   ==========   ==========

     The Company intends to hold all investments until maturity.

3. PROPERTY AND EQUIPMENT

     At December 31, 1998, 1997, and 1996, property and equipment consisted of the following:

                                               1998          1997          1996
                                            -----------   -----------   -----------
Land......................................  $    14,937   $    14,937   $    14,937
Buildings.................................      445,368       439,866       439,866
Radio and television equipment............    5,334,788     5,347,451     4,951,573
Transportation equipment..................      632,565       622,789       560,407
Furniture and fixtures....................      311,353       309,913       308,844
                                            -----------   -----------   -----------
                                              6,739,011     6,734,956     6,275,627
Less accumulated depreciation.............   (4,751,167)   (4,501,623)   (4,154,401)
                                            -----------   -----------   -----------
          Net Property and Equipment......  $ 1,987,844   $ 2,233,333   $ 2,121,226
                                            ===========   ===========   ===========

4. INCOME TAXES

     At December 31, 1998, 1997 and 1996, the provision for income taxes for the Company consisted of the following:

                                                    1998         1997        1996
                                                 ----------   ----------   --------
FEDERAL TAX EXPENSE:
Current........................................  $1,020,927   $  903,653   $840,266
Deferred.......................................      22,400       28,042    (28,922)
                                                 ----------   ----------   --------
          Total Federal Tax....................   1,043,327      931,695    811,344
State franchise tax............................      91,147       79,791     63,915
                                                 ----------   ----------   --------
          Total Income Tax Expense.............  $1,134,474   $1,011,486   $875,259
                                                 ==========   ==========   ========

                            BRAZOS BROADCASTING CO.

     At December 31, 1998, 1997, and 1996, components of deferred tax liabilities and assets consisted of the following:

                                                      1998       1997       1996
                                                    --------   --------   --------
DEFERRED TAX LIABILITY -- CURRENT:
Depreciation expense..............................  $    445   $ 10,961   $     --
Compensated absences..............................        --         --        467
Amortization of broadcast rights..................    22,505     18,678         --
                                                    --------   --------   --------
          Current Deferred Tax Liability..........    22,950     29,639        467
                                                    --------   --------   --------
DEFERRED TAX ASSET -- CURRENT:
Depreciation expense..............................        --         --     27,694
Compensated absences..............................       550      1,597         --
Amortization of broadcast rights..................        --         --      1,695
                                                    --------   --------   --------
          Current Deferred Tax Asset..............       550      1,597     29,389
                                                    --------   --------   --------
          Net Current Deferred Tax Liability......    22,400     28,042    (28,922)
                                                    --------   --------   --------
DEFERRED TAX LIABILITY -- NONCURRENT:
Depreciation expense..............................   260,991    250,030    277,724
Amortization of broadcast rights..................    12,180         --         --
                                                    --------   --------   --------
          Noncurrent Deferred Tax Liability.......   273,171    250,030    277,724
                                                    --------   --------   --------
DEFERRED TAX ASSET -- NONCURRENT:
Compensated absences..............................     4,536      2,940      3,407
Amortization of broadcast rights..................        --      6,498      4,803
                                                    --------   --------   --------
          Noncurrent Deferred Tax Asset...........     4,536      9,438      8,210
                                                    --------   --------   --------
          Net Noncurrent Deferred Tax Liability...   268,635    240,592    269,514
                                                    --------   --------   --------
          Total Deferred Federal Income Tax.......  $291,035   $268,634   $240,592
                                                    ========   ========   ========

     Differences between the statutory and effective tax rates are due to small differences resulting from the meals and entertainment deduction limitation for income tax purposes.

5. RETIREMENT PLAN FOR EMPLOYEES

     The Company has a retirement plan for employees. Eligible employees of the Company may participate in this plan after completing three years of employment. Under the plan, the Company is required to contribute to the trust fund an amount equal to $4 for each $3 which is contributed to the trust fund by the participants for the year, up to a maximum of $800 per employee per year. The Company contributed to such plan $11,700 for 1998, $10,206 for 1997 and $11,800 for 1996. The Internal Revenue Service has determined that the plan and its trust are qualified under Section 408(c) of the Internal Revenue Code and that the trust is exempt from federal income taxes under Section 408(e) of the Code.

                            BRAZOS BROADCASTING CO.

6. TRANSACTIONS WITH RELATED PARTIES

     Fifty percent of the Company's capital stock is owned by KWTX Broadcasting Company.

     As of December 31, 1998, 1997 and 1996, the Company had a payable to KWTX Broadcasting Company of $1,805, a net receivable of $11,997, and a payable of $25,882, respectively. Each station is responsible for its costs and expenses. Expenses incurred on the behalf of an affiliated station are charged to such station based upon the direct usage.

     The Company has deposits with a bank of which a major shareholder of the bank is also a major shareholder of the Company. As of December 31, 1998, deposits with this bank were $2,400,380, and interest earned on these deposits earned in 1998 was $40,774.

7. LEASE COMMITMENTS

     On April 13, 1982, Brazos Broadcasting Company, entered into a contract to lease a tower location for a 1,705 foot tower, situated in Grimes County, Texas. This lease is for a term of 50 years, at $12,000 per year, adjusted for the consumer price index. The cost of this lease was $19,951, $19,516 and $19,081 in 1998, 1997 and 1996, respectively.

     The Company has entered into various operating lease agreements for automobiles. Total lease expense was $12,270, $12,156, and $14,060 in 1998, 1997, and 1996, respectively. As of December 31, 1998, future minimum lease payments under non-cancellable operating leases were as follows:

1999........................................................  $12,327
2000........................................................    3,082
                                                              -------
                                                              $15,409
                                                              =======

8. SUBSEQUENT EVENTS

     On April 13, 1999, the Company entered into an agreement and plan of merger with Gray Communications Systems, Inc. ("Gray") which provides for the acquisition of the Company by Gray. This agreement provides that the Company's stockholders other than KWTX Broadcasting Company (who will be compensated through a related transaction) will receive a combination of cash and Gray class B common stock aggregating $22,820,000, plus additional consideration for certain net working capital of the Company. Consummation of the transaction is conditioned upon, among other things, the requisite approvals of the Federal Communications Commission and the stockholders of the Company and Gray.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                       CONDENSED COMBINED BALANCE SHEETS
                             JUNE 30, 1999 AND 1998

                                                               1999          1998
                                                            -----------   -----------
                                                                   (UNAUDITED)
ASSETS
Current assets:
Cash......................................................  $ 1,118,284   $   674,312
Accounts receivable less allowance for doubtful accounts
  of $17,867 and $20,839..................................    1,379,603     1,204,890
Employee accounts receivable..............................       11,437        15,465
Prepaid expenses..........................................       58,619        46,324
Broadcast rights..........................................      120,661        42,920
                                                            -----------   -----------
          Total current assets............................    2,688,604     1,983,911
                                                            -----------   -----------
Property, plant and equipment (Note 2)....................    5,337,114     5,681,163
Less accumulated depreciation.............................   (3,202,120)   (3,551,940)
                                                            -----------   -----------
          Total property, plant and equipment.............    2,134,994     2,129,223
                                                            -----------   -----------
Broadcast rights, less current portion....................       83,748            --
                                                            -----------   -----------
Goodwill, less accumulated amortization of $690,559 and
  $584,319................................................    3,559,032     3,665,272
                                                            -----------   -----------
Other assets..............................................        2,530         2,530
                                                            -----------   -----------
          Total assets....................................  $ 8,468,908   $ 7,780,936
                                                            ===========   ===========
LIABILITIES AND STOCKHOLDERS' AND PARTNERS' EQUITY
Current liabilities:
Notes payable -- related parties (Notes 2 and 3)..........  $     9,349   $    99,524
Current portion of long-term debt -- related party (Note
  2)......................................................       77,525       102,834
Current portion of long-term capital leases -- related
  party (Note 2)..........................................      178,236       160,551
Current portion of contracts payable for broadcast
  rights..................................................      156,370        45,056
Accounts payable -- trade.................................      165,474       458,923
Accrued liabilities (Notes 2 and 3).......................      262,506       181,954
                                                            -----------   -----------
          Total current liabilities.......................      849,460     1,048,842
Long-term debt -- related party, less current portion
  (Notes 2 and 4).........................................    3,818,267     3,895,792
Long-term capital lease obligations, less current
  portion -- related party (Note 2).......................      409,566       587,920
Contracts payable for broadcast rights, less current
  portion.................................................      102,260        43,198
                                                            -----------   -----------
          Total liabilities...............................    5,179,553     5,575,752
                                                            -----------   -----------
Commitments
STOCKHOLDERS' AND PARTNERS' EQUITY:
Common stock -- no par value; 10,000 shares authorized
  4,500 issued............................................           --       142,641
Retained earnings.........................................           --     1,186,168
Partners' equity..........................................    3,289,355       876,375
                                                            -----------   -----------
          Total stockholders' and partners' equity........    3,289,355     2,205,184
                                                            -----------   -----------
          Total liabilities and stockholders' and
            partners' equity..............................  $ 8,468,908   $ 7,780,936
                                                            ===========   ===========

See accompanying notes to condensed combined financial statements.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

           CONDENSED COMBINED STATEMENTS OF INCOME AND STOCKHOLDERS'
                              AND PARTNERS' EQUITY
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                             1999         1998
                                                          ----------   ----------
                                                                (UNAUDITED)
REVENUES:
Sales:
  Local.................................................  $  873,700   $  837,227
  Regional..............................................   1,492,621    1,263,044
  National..............................................     784,014      615,408
  Barter transactions...................................      14,880       24,750
                                                          ----------   ----------
          Total sales...................................   3,165,215    2,740,429
                                                          ----------   ----------
Less commissions:
  Agency................................................    (387,501)    (324,861)
  Representatives.......................................     (53,313)     (41,848)
                                                          ----------   ----------
          Total commissions.............................    (440,814)    (366,709)
                                                          ----------   ----------
          Net sales.....................................   2,724,401    2,373,720
  CBS income............................................     467,542      431,760
  Production income.....................................      16,235       19,225
  Other.................................................         610        9,801
                                                          ----------   ----------
          Total revenues................................   3,208,788    2,834,506
                                                          ----------   ----------
OPERATING EXPENSES:
  Technical.............................................     126,972      147,118
  Programming...........................................     618,026      565,790
  Sales.................................................     245,641      243,591
  General (Note 2)......................................     854,925      818,918
  Depreciation..........................................     198,266      174,458
  Amortization of goodwill..............................      53,120       53,120
                                                          ----------   ----------
          Total operating expenses......................   2,096,950    2,002,995
                                                          ----------   ----------
Income from operations..................................   1,111,838      831,511
Gain on sale of equipment...............................      90,000           --
  Interest expense......................................    (232,184)    (234,063)
                                                          ----------   ----------
  Income before income taxes............................     969,654      597,448
  Income taxes -- state.................................       4,106       12,493
                                                          ----------   ----------
          Net income....................................     965,548      584,955
  Distributions.........................................    (622,590)    (355,898)
  Stockholders' and partners' equity -- beginning of
     year...............................................   2,946,397    1,976,127
                                                          ----------   ----------
  Stockholders' and partners' equity -- end of year.....  $3,289,355   $2,205,184
                                                          ==========   ==========

See accompanying notes to condensed combined financial statements.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                   CONDENSED COMBINED STATEMENTS OF CASH FLOW
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                              1999        1998
                                                           ----------   ---------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................  $  965,548   $ 584,955
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation...........................................     198,266     174,458
  Gain on sale of equipment..............................     (90,000)         --
  Amortization of goodwill...............................      53,120      53,120
  Amortization of broadcast rights.......................      78,185      58,086
  Payments on contracts payable for broadcast rights.....     (67,334)    (28,890)
  Change in operating assets and liabilities:
     Increase in accounts receivable.....................    (167,437)   (185,216)
     Decrease (increase) in employee accounts............      25,987      (8,503)
     Decrease in prepaid expenses........................     (27,906)    (11,810)
     Increase in accounts payable -- trade...............     125,881     429,438
     Decrease in accrued expenses........................     (66,649)    (59,117)
                                                           ----------   ---------
          Net cash provided by operating activities......   1,027,661   1,006,521
                                                           ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment...................................    (335,567)   (371,569)
                                                           ----------   ---------
          Net cash used in investing activities..........    (335,567)   (371,569)
                                                           ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations....................     (82,421)    (60,602)
Payments of notes payable -- related party...............     (90,175)         --
Payments of long-term debt...............................     (35,984)         --
Distributions to shareholders and partners...............    (622,590)   (355,898)
                                                           ----------   ---------
          Net cash used in financing activities..........    (831,170)   (416,500)
                                                           ----------   ---------
Net increase (decrease) in cash..........................    (139,076)    218,452
Cash at beginning of year................................   1,257,360     455,860
                                                           ----------   ---------
Cash at end of year......................................  $1,118,284   $ 674,312
                                                           ==========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest.................................................  $  212,367   $ 209,970
                                                           ==========   =========
Income taxes -- state....................................  $   36,391   $  20,628
                                                           ==========   =========

See accompanying notes to condensed combined financial statements.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998

1. GENERAL

     The accompanying unaudited condensed combined financial statements of KXII Broadcasters, Inc. ("KXII, Inc.") and KXII Television, Ltd. ("KXII, Ltd.") (collectively, the "Companies") have been prepared in accordance with generally accepted accounting principles for interim financial information and rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed combined financial statements should be read in conjunction with the combined financial statements of the Companies for the year ended December 31, 1998. Results of operations for the period ended June 30, 1999 are not necessarily indicative of results to be expected for the fiscal year ending December 31, 1999.

2. RELATED PARTY TRANSACTIONS

     K-Twelve, Ltd. is a limited partnership, which is largely owned by the same shareholders as KXII, Inc. KXII, Inc. remitted $166,698 to K-Twelve, Ltd. during each of the six months ended June 30, 1999 and 1998 in connection with the use of various assets and services provided by K-Twelve, Ltd. Because this transaction is between related parties, it has been recorded as a capital lease and management fee for financial statement purposes. Principal and interest payments of $56,808 have been recorded to represent a capital lease for the broadcast studios and equipment in Sherman, Texas and Ardmore, Oklahoma, with the remainder, $111,890, reflected as management fees. KXII, Inc. also has a note payable to K-Twelve, Ltd. for the transfer of certain assets in 1992, which is discussed further in Note 4.

     KXII, Inc. leases certain equipment and buildings under capital leases from a related entity that is owned in part by a shareholder of KXII, Inc. The equipment is capitalized in the combined balance sheets at net book value of $894,127 and $976,558 at June 30, 1999 and 1998, respectively.

     Other transactions resulting in payments to related parties were as follows:

     - Note payable of $9,349 and $99,524, respectively, at June 30, 1999 and 1998 and accrued interest payable of $27,444 and $21,473 at June 30, 1999 and 1998, respectively, to a director of the Companies. Interest expense of $2,986 was incurred during the six months ended June 30, 1999 and 1998.

     - Management fees of $99,600 and $124,500 were paid during the six months ended June 30, 1999 and 1998, respectively, to officers of KXII, Inc. Management fees of $24,900 were paid during the six months ended June 30, 1999 to officers of KXII, Ltd. No such fees were paid in the six months ended June 30, 1998 to officers of KXII, Ltd.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

        NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     - Fees to the Board of Directors of KXII, Inc. of $15,000 were incurred during the six months ended June 30, 1999 and 1998.

3. NOTE PAYABLE -- RELATED PARTY

     As of January 1995, KXII, Inc. repurchased 500 shares of stock of KXII, Inc. from a former stockholder for $109,524. This amount was to be paid in installments through December 31, 1998 with interest on the unpaid balance at a rate of 6% per annum; however, it was still outstanding at June 30, 1999. At June 30, 1999 and 1998, there was a balance of $9,349 and $99,524, respectively, owed to the former stockholder, plus accrued interest of $27,444 and $21,473 at June 30, 1999 and 1998, respectively.

4. LONG-TERM DEBT -- RELATED PARTY

     On December 31, 1992, KXII, Inc. purchased certain assets of K-Twelve, Ltd. for a note payable in the amount of $4,249,591. The note, which bears interest at an annual rate of 10%, is due in quarterly payments of $116,064, including interest, with the final payment due on December 31, 2017. The balance of the note was $3,895,792 and $3,998,626 at June 30, 1999 and 1998, and interest expense of $196,145 and $199,529 was accrued for the six months ended June 30, 1999 and 1998, respectively.

5. SALE OF THE COMPANIES

     KXII Broadcasters, Ltd. (see Note 6 below) and KXII, Ltd. have signed an agreement to sell substantially all of the assets of the Companies for an aggregate purchase price of approximately $41.5 million. An application for the transfer of the broadcasting license has been granted by the Federal Communications Commission.

6. REORGANIZATION

     On April 19, 1999, the shareholders of KXII, Inc. contributed their stock to a newly formed corporation that subsequently contributed the stock to two newly formed subsidiaries. As permitted under the Texas Business Corporation Act and the Texas Revised Partnership Act, KXII, Inc. then was converted to a Texas limited partnership, KXII Broadcasters, Ltd. The broadcast operations of KXII Channel 12 will remain in the new partnership.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors, Stockholders and Partners
KXII Broadcasters, Inc.
KXII Television, Ltd.

     We have audited the accompanying combined balance sheet of KXII Broadcasters, Inc. and KXII Television, Ltd. (a limited partnership) (the Companies) as of December 31, 1998, and the related combined statements of income and stockholders' and partners' equity, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of KXII Broadcasters, Inc. and KXII Television, Ltd. as of December 31, 1998, and the results of their combined operations and their combined cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

     As more fully discussed in Note 10, the Companies have approved the sale of substantially all their assets. The transfer of certain broadcast licenses must be approved by the Federal Communications Commission before the sale is consummated.

     The accompanying combined balance sheets of the Companies as of December 31, 1997 and 1996 and the related combined statements of income and stockholders' and partners' equity, and cash flows for the years then ended were not audited by us and, accordingly, we do not express an opinion on them.

Jaynes, Reitmeier, Boyd & Therrell PC
April 9, 1999, except for Notes 10 and 11
which are as of April 19, 1999

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                            COMBINED BALANCE SHEETS
                        DECEMBER 31, 1998, 1997 AND 1996

                                                              1998          1997          1996
                                                           -----------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
ASSETS
Current assets:
Cash.....................................................  $ 1,257,360   $  455,860    $  443,404
Trade accounts receivable, less allowance for doubtful
  accounts of $14,827, $12,966 and $12,949...............    1,212,165    1,019,674     1,019,232
Employee accounts receivable (Note 2)....................       37,424        6,962         4,239
Prepaid expenses.........................................       30,713       34,514        28,488
Broadcast rights.........................................      120,661       61,718        76,914
                                                           -----------   ----------    ----------
      Total current assets...............................    2,658,323    1,578,728     1,572,277
                                                           -----------   ----------    ----------
Property, plant and equipment (Notes 2, 3 and 8).........    5,141,573    5,092,773     4,929,149
Less accumulated depreciation............................   (3,233,879)  (3,377,482)   (3,209,563)
                                                           -----------   ----------    ----------
      Property, plant and equipment......................    1,907,694    1,715,291     1,719,586
                                                           -----------   ----------    ----------
Broadcast rights, less current portion...................      161,933       39,288        84,416
                                                           -----------   ----------    ----------
Goodwill, less accumulated amortization of $637,439,
  $531,199 and $424,959..................................    3,612,152    3,718,392     3,824,632
                                                           -----------   ----------    ----------
Other assets.............................................        2,530        2,530         2,530
                                                           -----------   ----------    ----------
         Total assets....................................  $ 8,342,632   $7,054,229    $7,203,441
                                                           ===========   ==========    ==========
LIABILITIES AND STOCKHOLDERS' AND PARTNERS' EQUITY
Current liabilities:
Note payable -- related party (Notes 2 and 4)............  $    99,524   $   99,524    $   99,524
Current portion of long-term debt-related party (Notes 2
  and 6).................................................       73,791       66,850        60,563
Current portion of long-term capital lease
  obligations -- related party (Notes 2 and 8)...........      169,191      119,053       120,621
Current portion of contracts payable for broadcast rights
  (Note 5)...............................................      156,370       45,056        61,752
Accounts payable:
  Trade..................................................       39,593       29,485        42,216
  Related party..........................................           --           --        32,509
Accrued liabilities (Notes 2 and 4)......................      329,155      241,071       251,224
                                                           -----------   ----------    ----------
      Total current liabilities..........................      867,624      601,039       668,409
Long-term debt -- related party less current portion
  (Notes 2
  and 6).................................................    3,857,985    3,931,776     3,998,626
Long-term capital lease obligations -- related party less
  current portion (Notes 2 and 8)........................      501,032      473,200       592,253
Contracts payable for broadcast rights less current
  portion (Note 5).......................................      169,594       72,087       100,094
                                                           -----------   ----------    ----------
         Total liabilities...............................    5,396,235    5,078,102     5,359,382
                                                           -----------   ----------    ----------
Commitments (Note 9)
STOCKHOLDERS' AND PARTNERS' EQUITY:
Common stock -- no par value; 10,000 shares authorized;
  issued 4,500 shares....................................      142,641      142,641       142,641
Retained earnings........................................    1,650,193    1,097,533     1,203,466
Partners' equity.........................................    1,153,563      735,953       497,952
                                                           -----------   ----------    ----------
      Total stockholders' and partners' equity...........    2,946,397    1,976,127     1,844,059
                                                           -----------   ----------    ----------
         Total liabilities and stockholders' and
           partners' equity..............................  $ 8,342,632   $7,054,229    $7,203,441
                                                           ===========   ==========    ==========

See accompanying notes to combined financial statements.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                COMBINED STATEMENTS OF INCOME AND STOCKHOLDERS'
                              AND PARTNERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                               1998         1997          1996
                                            ----------   -----------   -----------
                                                         (UNAUDITED)   (UNAUDITED)
REVENUES:
Sales:
  Local...................................  $1,596,135   $ 1,631,390   $ 1,566,600
  Regional................................   2,823,514     2,157,497     2,222,178
  National................................   1,511,000     1,397,332     1,390,684
  Barter transactions.....................      69,420       108,880       105,914
                                            ----------   -----------   -----------
          Total sales.....................   6,000,069     5,295,099     5,285,376
                                            ----------   -----------   -----------
LESS COMMISSIONS:
  Agency..................................    (743,803)     (590,481)     (599,079)
  Representatives.........................    (101,094)      (94,995)      (94,464)
                                            ----------   -----------   -----------
          Total commissions...............    (844,897)     (685,476)     (693,543)
                                            ----------   -----------   -----------
          Net sales.......................   5,155,172     4,609,623     4,591,833
CBS income................................     897,179       942,554       935,319
Production income.........................      38,789        48,330        69,020
Other.....................................      10,818         3,595         7,912
                                            ----------   -----------   -----------
          Total revenues..................   6,101,958     5,604,102     5,604,084
                                            ----------   -----------   -----------
OPERATING EXPENSES:
Technical.................................     282,261       302,984       281,425
Programming...............................   1,166,608     1,075,167     1,058,516
Sales.....................................     549,422       525,582       614,435
General (Note 2)..........................   1,639,130     1,610,016     1,547,380
Depreciation..............................     442,290       408,918       426,101
Amortization of goodwill..................     106,240       106,240       106,240
                                            ----------   -----------   -----------
          Total operating expenses........   4,185,951     4,028,907     4,034,097
                                            ----------   -----------   -----------
Income from operations....................   1,916,007     1,575,195     1,569,987
OTHER INCOME (EXPENSES):
Interest expense (Notes 2 and 6)..........    (472,213)     (478,070)     (497,159)
Gain on sale of equipment.................      33,765         6,850         2,575
                                            ----------   -----------   -----------
Income before income taxes................   1,477,559     1,103,975     1,075,403
Income taxes -- state.....................      36,391        20,628        29,091
                                            ----------   -----------   -----------
          Net income......................   1,441,168     1,083,347     1,046,312
Distributions.............................    (470,898)     (951,279)     (556,354)
Stockholders' and partners' equity,
  beginning of year.......................   1,976,127     1,844,059     1,354,101
                                            ----------   -----------   -----------
Stockholders' and partners' equity, end of
  year....................................  $2,946,397   $ 1,976,127   $ 1,844,059
                                            ==========   ===========   ===========

See accompanying notes to combined financial statements.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                        COMBINED STATEMENTS OF CASH FLOW
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                 1998         1997          1996
                                              ----------   -----------   -----------
                                                           (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................  $1,441,168   $ 1,083,347   $1,046,312
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation..............................     442,290       408,918      426,101
  Amortization of goodwill..................     106,240       106,240      106,240
  Amortization of broadcast rights..........     115,917        87,774       90,544
  Gain on sale of equipment.................     (33,765)       (6,850)      (2,575)
  Payments on contracts payable for
     broadcast rights.......................     (88,684)      (72,153)     (64,981)
  Change in operating assets and
     liabilities:
     Increase in trade accounts
       receivable...........................    (192,491)         (442)     (69,480)
     Increase in employee accounts
       receivable...........................     (30,462)       (2,723)      (4,165)
     Decrease (increase) in prepaid expenses
       and other assets.....................       3,801        (6,026)         708
     Increase (decrease) in accounts
       payable..............................      10,108       (45,240)    (234,731)
     Increase (decrease) in accrued
       liabilities..........................      88,084       (10,153)     103,285
                                              ----------   -----------   ----------
          Net cash provided by operating
             activities.....................   1,862,206     1,542,692    1,397,258
                                              ----------   -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment.............      33,765         6,850        2,575
Capital expenditures........................    (417,873)     (404,623)    (313,298)
                                              ----------   -----------   ----------
          Net cash used in investing
             activities.....................    (384,108)     (397,773)    (310,723)
                                              ----------   -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations.......    (138,850)     (120,621)    (128,575)
Payments on long-term debt..................     (66,850)      (60,563)    (104,867)
Distributions to shareholders and
  partners..................................    (470,898)     (951,279)    (556,354)
                                              ----------   -----------   ----------
          Net cash used in financing
             activities.....................    (676,598)   (1,132,463)    (789,796)
                                              ----------   -----------   ----------
Net increase in cash........................     801,500        12,456      296,739
Cash at beginning of year...................     455,860       443,404      146,665
                                              ----------   -----------   ----------
Cash at end of year.........................  $1,257,360   $   455,860   $  443,404
                                              ==========   ===========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the period for:
  Interest..................................  $  437,883   $   472,787   $  530,497
                                              ==========   ===========   ==========
  Income taxes -- state.....................  $   20,628   $    29,091   $   36,189
                                              ==========   ===========   ==========

See accompanying notes to combined financial statements.

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                         (UNAUDITED FOR 1997 AND 1996)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPAL BUSINESS ACTIVITY

     These combined financial statements include the accounts of KXII Broadcasters, Inc. ("KXII, Inc.") and KXII Television, Ltd. ("KXII, Ltd.") (collectively, the "Companies"). KXII, Inc. is an S Corporation that was created in December 1992 to hold the assets, FCC license and CBS network affiliation agreement for the operation of KXII Television Channel 12 ("KXII Channel 12"). KXII Channel 12 is a television broadcasting station with studios in Sherman, Texas and Ardmore, Oklahoma. KXII Channel 12's broadcast signal covers a radius of 75 miles in north Texas and south Oklahoma. As part of the broadcast operations, KXII, Inc. extends credit to advertising clients in the broadcast area.

     KXII, Ltd.(a limited partnership) was formed in January 1996 to support the operations of KXII, Inc. by supplying the sales and marketing activities of KXII Channel 12. KXII, Inc. is the general partner of KXII, Ltd., while the other limited partners of KXII, Ltd. are the same individuals as the shareholders of KXII, Inc.

(B) PRINCIPLES OF COMBINATION

     The accompanying combined financial statements present the combination of the financial statements of KXII, Inc. and KXII, Ltd. in order to give a more accurate presentation of the operations of KXII Channel 12. Material intercompany transactions and balances have been eliminated in combination.

(C) CASH EQUIVALENTS

     The Companies consider all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1998, 1997 or 1996.

(D) PROPERTY, PLANT AND EQUIPMENT

     Property and equipment are valued at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Maintenance and repair costs are charged to expense as incurred. Gains and losses on disposition of property and equipment are reflected in income. Depreciation is computed on the straight-line and accelerated methods for financial accounting purposes, based on the estimated useful lives of the assets which range from five to thirty nine years.

(E) GOODWILL

     Goodwill represents the excess cost over net assets acquired when KXII Channel 12 was purchased by a related entity in 1986. On December 31, 1992, the operating assets of

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

KXII Channel 12 were transferred to KXII, Inc. In addition, certain assets of K-Twelve, Ltd. were purchased for $4,249,591 by KXII, Inc. for a note payable to the related entity. The goodwill is being amortized on a straight-line basis over 40 years. KXII, Inc. assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

(F) BARTER TRANSACTIONS

     The Companies enter into agreements in which advertising time is traded for various products or services. Barter transactions are reported at the normal advertising rates in effect. Revenue or expense and a corresponding asset or liability are reported when advertisements are aired or when goods and services are received.

(G) ADVERTISING

     Advertising costs, which are principally included in sales expenses, are expensed as incurred. Advertising expense was $26,373, $42,059, and $7,210 for the years ended December 31, 1998, 1997, and 1996, respectively.

(H) INCOME TAXES

     KXII, Inc. is an S corporation pursuant to the Internal Revenue Service Code. In general, the federal income tax which results from taxable income generated in an S corporation is the liability of the individual stockholders.

     KXII, Ltd. is taxed as a partnership. No provision is made for income taxes, since a partnership is not a taxable entity. The income of the partnership flows through to the partners to be taxed at the individual level.

     Taxes on income which are reflected in the combined financial statements represent current state franchise taxes for Texas and Oklahoma.

(I) FCC LICENSE AND CBS NETWORK AFFILIATION AGREEMENT

     KXII, Inc. has received an FCC license dated July 24, 1998 which expires in August 2006. This license allows KXII, Inc. to broadcast its signal for KXII Channel 12.

     KXII, Inc. also has a network affiliation agreement with CBS for the period January 1, 1996 to December 31, 2000. Under the agreement, KXII, Inc. will receive various payments as well as television programs and advertising from CBS as part of the agreement to air CBS programming.

(J) BROADCAST RIGHTS

     Broadcast rights consist principally of rights to broadcast syndicated programs, sports and feature films and are stated at the lower of cost or estimated net realizable value. The

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

total cost of these rights is recorded as an asset and a liability when the program becomes available for broadcast. The amount recorded as an asset is charged to operations based on the number of programs to be aired over the broadcast period. The liability is reduced as payments are made on the contract. The current portion of broadcast rights represents those rights available for broadcast that are expected to be amortized in the succeeding year.

(K) USE OF ESTIMATES

     The preparation of the accompanying combined financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue and expenses. Actual results may differ from these estimates.

(L) CREDIT RISK CONCENTRATIONS

     At December 31, 1998, and at various times during the three years then ended, the balance of cash at one financial institution exceeded the amount of federal deposit insurance coverage.

2. RELATED PARTY TRANSACTIONS

     K-Twelve, Ltd. is a limited partnership, which is largely owned by the same shareholders as KXII, Inc. KXII, Inc. remitted $335,396 to K-Twelve, Ltd. in each of 1998, 1997 and 1996 in connection with the use of various assets and services provided. Because this transaction is between related parties, it has been recorded as a capital lease and management fee for financial statements purposes. Principal and interest payments of $113,617 have been recorded to represent a capital lease for the broadcast studios and equipment in Sherman, Texas and Ardmore, Oklahoma, with the remainder, $221,779, reflected as management fees. KXII, Inc. also has a note payable to K-Twelve, Ltd. for the purchase of certain assets in 1992, which is discussed further in Note 6.

     KXII, Inc. also leases certain equipment under capital lease arrangements from an entity which is owned in part by a shareholder of KXII, Inc., as discussed in Note 8.

     Other transactions resulting in payments to related parties were as follows:

     - Note payable of $99,524 as of December 31, 1998, 1997, and 1996 and accrued interest payable of $24,458, $18,487, and $12,515 at December 31, 1998, 1997, and 1996, respectively, to a director of KXII, Inc. Interest expense of $5,971 was accrued during each of 1998, 1997, and 1996.

     - Management fees of $199,200, $199,200, and $124,500 were paid during 1998, 1997, and 1996, respectively, to officers of KXII, Inc. Management fees of $49,800, $49,800, and $124,500 were paid during 1998, 1997, and
       1996, respectively, to officers of KXII, Ltd.

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     - Fees to the Board of Directors of KXII, Inc. of $30,000 were paid during each of 1998, 1997, and 1996.

     - At December 31, 1998, there was an advance of $32,388 due from a shareholder of KXII, Inc.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1998, 1997 and 1996 consisted of the following:

                                                                              ESTIMATED
                                        1998         1997         1996       USEFUL LIVES
                                     ----------   ----------   ----------   --------------
Buildings..........................  $  562,318      562,318      559,566   15 to 39 years
Transmitter and tower..............   1,447,816    1,041,592    1,040,467    5 to 39 years
Equipment..........................   2,267,128    2,546,230    2,452,027     5 to 7 years
Furniture and fixtures.............     261,880      367,917      350,183     5 to 7 years
Automobiles........................     372,405      344,690      296,880          5 years
Airplane...........................     230,026      230,026      230,026          5 years
                                     ----------   ----------   ----------
                                     $5,141,573    5,092,773    4,929,149
                                     ==========   ==========   ==========

4. NOTE PAYABLE -- RELATED PARTY

     As of January, 1995, KXII, Inc. purchased 500 shares of stock from a former stockholder for $109,524. This amount was to be paid in installments through December 31, 1998, with interest on the unpaid balance at a per annum rate of 6%; however, it was still outstanding at December 31, 1998. At December 31, 1998, 1997, and 1996, there was a balance of $99,524 owed to the former stockholder, plus accrued interest of $24,458, $18,487, and $12,515 at December 31, 1998, 1997, and 1996, respectively.

5. CONTRACTS PAYABLE FOR BROADCAST RIGHTS

     Contracts payable for broadcast rights are classified as current or long-term liabilities in accordance with the payment terms of the contracts. Required payments under contractual agreements for broadcast rights recorded at December 31, 1998 were as follows:

1999........................................................  $156,370
2000........................................................    99,394
2001........................................................    10,530
2002........................................................    14,040
2003........................................................    14,040
Thereafter..................................................    31,590
                                                              --------
                                                              $325,964
                                                              ========

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. LONG-TERM DEBT -- RELATED PARTY

     On December 31, 1992, KXII, Inc., purchased certain assets of K-Twelve, Ltd. for a note payable in the amount of $4,249,591. The note, which bears interest at 10% per annum, is due in quarterly payments of $116,064, including interest, with the final payment due on December 31, 2017. The balance of the note was $3,931,776, $3,998,626, and $4,059,189 at December 31, 1998, 1997, and
1996, respectively, and interest expense of $397,407, $403,695, and $409,390 was accrued during 1998, 1997, and 1996, respectively. Following is a schedule of future debt payments at December 31, 1998.

1999........................................................  $   73,791
2000........................................................      81,450
2001........................................................      89,906
2002........................................................      99,239
2003........................................................     109,541
Thereafter..................................................   3,477,849
                                                              ----------
                                                               3,931,776
Less current portion........................................      73,791
                                                              ----------
                                                              $3,857,985
                                                              ==========

7. RETIREMENT PLAN

     The Companies have an Individual Retirement Account Plan and Trust (the "Plan") for their employees. All employees who have completed at least three years of continuous service with one or more of the Companies are eligible to participate. In order to participate in the Plan, eligible employees are required to contribute to the trust a portion of their base annual compensation, which will be matched by the Companies' contribution of $4.00 for every $3.00 contributed by the employees. The maximum annual per-employee contribution to the Plan is $600. The employees are fully vested in all contributions made to their trust accounts. The Companies made contributions of $13,526, $9,922, and $11,520 for the years ended December 31, 1998, 1997, and 1996, respectively.

8. LEASES

     KXII, Inc. leases certain equipment and buildings from related entities under capital leases. The equipment is capitalized in the combined balance sheet at net book value of $902,975, $596,994 and $704,650 at December 31, 1998, 1997
and 1996, respectively. The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1998:

Year Ending December 31,
     1999...................................................  $230,480
     2000...................................................   220,637
     2001...................................................   169,556

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     2002...................................................   169,556
     2003...................................................    23,308
                                                              --------
Total minimum lease payments................................   813,537
Less: amount representing interest at 10.0% to 12.0%........   143,314
Less: current portion.......................................   169,191
                                                              --------
Long-term capital lease obligations less current portion....  $501,032
                                                              ========

9. COMMITMENTS

     KXII, Inc. has a buy-sell agreement to purchase the stock of the station manager (500 shares) for book value as of the prior year-end, when and if certain "triggering events" occur. As of December 31, 1998, none of the "triggering events" had occurred.

     KXII, Inc. has employment contracts with three key members of its broadcast team. These contracts provide stated annual salaries for two and three-year periods ending in 2000 and 2001.

     Under various program license agreements, KXII, Inc. is obligated to broadcast certain programs a specified number of times. In addition, as stated in Note 1, KXII, Inc. has certain broadcast and other requirements in order to maintain its FCC license and CBS network affiliation.

10. SALE OF THE COMPANIES

     KXII Broadcasters, Ltd. (see Note 11 below) and KXII, Ltd. have signed an agreement with Gray Communications Systems, Inc. to sell substantially all of the assets of the Companies for an aggregate purchase price of approximately $41.5 million. An application for the transfer of license has been submitted to the Federal Communications Commission for approval.

11. SUBSEQUENT EVENTS

     On April 19, 1999, the shareholders of KXII, Inc. contributed their stock to a newly formed corporation that subsequently contributed the stock to two newly formed subsidiaries. As permitted under the Texas Business Corporation Act and the Texas Revised Partnership Act, KXII, Inc. then was converted to a Texas limited partnership, KXII Broadcasters, Ltd. The broadcast operations of KXII Channel 12 will remain in the new partnership.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       GRAY COMMUNICATIONS SYSTEMS, INC.,

                       GRAY COMMUNICATIONS OF TEXAS, INC.

                                      AND

                           KWTX BROADCASTING COMPANY

                           DATED AS OF APRIL 13, 1999

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
                                                                      A-1
SECTION 1.  DEFINITIONS............................................
1.1    Affiliate...................................................   A-1
1.2    Agreement...................................................   A-1
1.3    Assignment Application......................................   A-2
1.4    Brazos Broadcasting Company.................................   A-2
1.5    Brazos Shares...............................................   A-2
1.6    Closing.....................................................   A-2
1.7    Closing Date................................................   A-2
1.8    Code........................................................   A-2
1.9    Company.....................................................   A-2
1.10   Company Common Stock........................................   A-2
1.11   Earnest Money...............................................   A-2
1.12   Effective Time..............................................   A-2
1.13   Encumbrances................................................   A-2
1.14   Environmental Claim.........................................   A-2
1.15   Environmental Matter........................................   A-2
1.16   Escrow Agent................................................   A-2
1.17   FCC.........................................................   A-2
1.18   FCC Consent.................................................   A-2
1.19   FCC Licenses................................................   A-3
1.20   Final Order.................................................   A-3
1.21   Gray........................................................   A-3
1.22   Gray Common Stock...........................................   A-3
1.23   Governmental Authority......................................   A-3
1.24   HSR Act.....................................................   A-3
1.25   Intangible Property.........................................   A-3
1.26   KBTX Agreement..............................................   A-3
1.27   Knowledge, Know, Known......................................   A-3
1.28   Law.........................................................   A-3
1.29   Leased Property.............................................   A-3
1.30   Lorena Property.............................................   A-4
1.31   Material Adverse Change or Material Adverse Effect..........   A-4
1.32   Merger......................................................   A-4
1.33   Merger Consideration........................................   A-4
1.34   NYSE........................................................   A-4
1.35   Permits.....................................................   A-4
1.36   Permitted Liens.............................................   A-4
1.37   Person......................................................   A-4
1.38   Preliminary Balance Sheets..................................   A-4
1.39   Program Rights..............................................   A-4
1.40   Real Property...............................................   A-4
1.41   SEC.........................................................   A-5
1.42   Schedule....................................................   A-5
1.43   Shareholder Representative..................................   A-5
1.44   Shareholders................................................   A-5
1.45   Shares......................................................   A-5
1.46   Station.....................................................   A-5

                                                                     PAGE
                                                                     ----
1.47   Tangible Personal Property..................................   A-5
1.48   Tax or Taxes................................................   A-5
1.49   Tax Returns.................................................   A-5
1.50   Tradeout Agreement..........................................   A-5
1.51   Working Capital Surplus.....................................   A-5
                                                                      A-6
SECTION 2.  MERGER.................................................
2.1    Merger......................................................   A-6
2.2    Time and Place of Closing...................................   A-6
2.3    Effective Time..............................................   A-6
2.4    Articles of Incorporation...................................   A-6
2.5    Bylaws......................................................   A-6
2.6    Directors and Officers......................................   A-7
2.7    Reorganization..............................................   A-7
                                                                      A-7
SECTION 3.  MERGER CONSIDERATION; EXCHANGE PROCEDURES..............
3.1    Merger Consideration........................................   A-7
3.2    Cash Percentage Election....................................   A-8
3.3    Rights As Shareholders; Share Transfers.....................  A-10
3.4    Fractional Shares...........................................  A-10
3.5    Exchange Procedures.........................................  A-11
3.6    Treasury Shares.............................................  A-12
3.7    Earnest Money...............................................  A-12
3.8    Determination of Working Capital Surplus....................  A-12
3.9    Accounting Principles.......................................  A-13
                                                                     A-14
SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
  SHAREHOLDERS.....................................................
4.1    Organization, Corporate Power, and Qualifications of the
       Company.....................................................  A-14
4.2    Authorization and Validity..................................  A-14
4.3    Ownership of Shares.........................................  A-15
4.4    Capitalization of the Company...............................  A-15
4.5    Ownership of Brazos Shares; Investments and Subsidiaries....  A-15
4.6    Noncontravention............................................  A-15
4.7    Consents, Approvals.........................................  A-16
4.8    Financial Statements........................................  A-16
4.9    Title to and Condition of Real Property.....................  A-16
4.10   Title to and Condition of Tangible Personal Property........  A-17
4.11   Litigation..................................................  A-18
4.12   Environmental Matters.......................................  A-18
4.13   Trade Names, Trade Marks, etc...............................  A-20
4.14   Governmental Authorization and Compliance With Laws.........  A-20
4.15   FCC Licenses................................................  A-20
4.16   Labor Relations.............................................  A-21
4.17   Insurance...................................................  A-21
4.18   Accounts Receivable.........................................  A-22
4.19   Accounts Payable............................................  A-22
4.20   Tax Returns, Audits, and Liabilities........................  A-22
4.21   Bank Accounts...............................................  A-22
4.22   Certain Contracts...........................................  A-22
4.23   Employees...................................................  A-23
4.24   Employee Benefit Plans......................................  A-23

                                                                     PAGE
                                                                     ----
4.25   No Brokers..................................................  A-24
4.26   Computer Software and Database..............................  A-24
4.27   Interested Transactions.....................................  A-25
4.28   Full Disclosure.............................................  A-25
4.29   Reliance and Survival.......................................  A-25
                                                                     A-25
SECTION 5.  REPRESENTATIONS AND WARRANTIES OF GRAY AND MERGER
  CORP.............................................................
5.1    Organization and Existence..................................  A-25
5.2    Authorization and Validity..................................  A-25
5.3    Noncontravention............................................  A-25
5.4    Consents, Approvals.........................................  A-26
5.5    No Brokers..................................................  A-26
5.6    Capitalization..............................................  A-26
5.7    SEC Filings; Financial Statements...........................  A-27
5.8    Financial Ability...........................................  A-27
                                                                     A-27
SECTION 6.  FCC APPROVAL...........................................
6.1    Filing and Prosecution of Application.......................  A-27
6.2    Expenses....................................................  A-27
6.3    Time for FCC Consent........................................  A-28
6.4    Control of Station..........................................  A-28
6.5    No Reversion of Licenses....................................  A-28
6.6    Regulatory Matters..........................................  A-28
                                                                     A-28
SECTION 7.  SPECIAL COVENANTS AND AGREEMENTS.......................
7.1    HSR Act.....................................................  A-28
7.2    Confidentiality.............................................  A-29
7.3    Cooperation.................................................  A-29
7.4    Access to Books and Records.................................  A-29
7.5    Certain Investments.........................................  A-29
7.6    Acquisition Proposals.......................................  A-29
7.7    Meetings of Shareholders....................................  A-30
7.8    Meetings of Gray and Merger Corp. Shareholders..............  A-30
7.9    Registration Statements.....................................  A-30
7.10   Publicity...................................................  A-32
7.11   Registration and Listing of Gray Common Stock...............  A-32
7.12   Supplying of Financial Statements...........................  A-32
7.13   Supplements to Schedules....................................  A-32
7.14   Affiliates of the Company...................................  A-33
                                                                     A-33
SECTION 8.  CONDITIONS PRECEDENT FOR THE COMPANY...................
8.1    Representations and Warranties..............................  A-33
8.2    Performance of this Agreement...............................  A-33
8.3    Proceedings.................................................  A-33
8.4    FCC Consent.................................................  A-33
8.5    Litigation..................................................  A-34
8.6    Expiration of HSR Waiting Periods...........................  A-34
8.7    Effective Registration Statement............................  A-34
8.8    Legal Opinion...............................................  A-34
8.9    Tax Opinion.................................................  A-35
8.10   NYSE Listing................................................  A-36
8.11   Voting Agreement and Irrevocable Proxy......................  A-36

                                                                     PAGE
                                                                     ----
                                                                     A-36
SECTION 9.  CONDITIONS PRECEDENT FOR GRAY AND MERGER CORP..........
9.1    Representations and Warranties..............................  A-36
9.2    Performance of this Agreement...............................  A-36
9.3    Proceedings.................................................  A-36
9.4    FCC Consent.................................................  A-36
9.5    Litigation..................................................  A-37
9.6    Opinions of Counsel for the Company.........................  A-37
9.7    Title Insurance Policies....................................  A-37
9.8    Environmental Audit.........................................  A-38
9.9    Expiration of HSR Waiting Periods...........................  A-38
9.10   Consummation of Related Transactions........................  A-38
9.11   Effective Registration Statement............................  A-38
9.12   Tax Opinion.................................................  A-38
9.13   NYSE Listing................................................  A-39
9.14   Gray Shareholder Approval...................................  A-39
9.15   Affiliates of the Company...................................  A-39
9.16   Voting Agreement and Irrevocable Proxy......................  A-39
9.17   Shareholder Approval........................................  A-39
9.18   Due Diligence and Schedules.................................  A-39
                                                                     A-39
SECTION 10.  CLOSING...............................................
10.1   Deliveries by the Company...................................  A-39
10.2   Postponement of Closing Date................................  A-40
                                                                     A-40
SECTION 11.  INDEMNIFICATION.......................................
11.1   By the Shareholders.........................................  A-40
11.2   By Gray and Merger Corp.....................................  A-41
11.3   Procedure for Indemnification...............................  A-41
11.4   Escrow Fund.................................................  A-43
11.5   Limitation on Damages.......................................  A-43
                                                                     A-44
SECTION 12.  CONDUCT OF BUSINESS PENDING CLOSING...................
                                                                     A-45
SECTION 13.  TERMINATION...........................................
                                                                     A-46
SECTION 14.  MISCELLANEOUS PROVISIONS..............................
14.1   Expenses of Negotiation and Transfer........................  A-46
14.2   Schedules...................................................  A-46
14.3   Survival....................................................  A-46
14.4   Entire Agreement; Amendment; Waivers........................  A-46
14.5   Headings....................................................  A-47
14.6   Further Assurances..........................................  A-47
14.7   Situs and Construction......................................  A-47
14.8   Notices.....................................................  A-47
14.9   Binding Effect..............................................  A-47
14.10  Execution in Counterparts...................................  A-48
14.11  Shareholder Representative..................................  A-48

                               INDEX OF SCHEDULES

Schedule 4.3      --   Stock Ownership
Schedule 4.5      --   Ownership of Brazos Shares; Investments and Subsidiaries
Schedule 4.8      --   Financial Statements
Schedule 4.9(1)   --   Description of Real Property
Schedule 4.9(3)   --   Ground Leases
Schedule 4.9(4)   --   Tenant Leases
Schedule 4.10(1)  --   Tangible Personal Property
Schedule 4.10(2)  --   Leased Tangible Personal Property
Schedule 4.11     --   Litigation
Schedule 4.12     --   Hazardous Substance Sites
Schedule 4.13     --   Trade Names, Trade Marks, Etc.
Schedule 4.14     --   Governmental Licenses, Certificates, Permits and
                       Approvals
Schedule 4.15     --   FCC Licenses
Schedule 4.16     --   Employment and Related Agreements
Schedule 4.17     --   Insurance
Schedule 4.20     --   Tax Matters
Schedule 4.21     --   Bank Accounts
Schedule 4.22     --   Certain Contracts
Schedule 4.23     --   Employees
Schedule 4.24     --   Employee Benefit Plans
Schedule 4.28     --   Interested Transactions

                               INDEX OF EXHIBITS

Exhibit A  --   Form of Shareholder Representative Appointment Agreement
Exhibit B  --   Form of Escrow Agreement (Indemnification)
Exhibit C  --   Form of Escrow Agreement (Earnest Money)
Exhibit D  --   Form of Preliminary Balance Sheets
Exhibit E  --   Form of Final Balance Sheets
Exhibit F  --   Form of Opinion of Deaver & Deaver
Exhibit G  --   Form of Opinion of Dennis Kelly

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and executed as of April 13, 1999, by and among GRAY COMMUNICATIONS SYSTEMS, INC., a Georgia corporation ("Gray"), GRAY COMMUNICATIONS OF TEXAS, INC., a Georgia corporation and wholly-owned subsidiary of Gray ("Merger Corp.") and KWTX BROADCASTING COMPANY, a Texas corporation (the "Company").

                                    RECITALS

     The Company is the licensee of television station KWTX-TV, Channel 10, in Waco, Texas (the "Station") pursuant to authorizations issued by the Federal Communications Commission ("FCC"). The Boards of Directors of Gray, Merger Corp. and the Company are of the opinion that the transactions described in this Agreement are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of the Company by Gray through the merger of the Company with and into Merger Corp. At the Effective Time of such merger, the outstanding shares of capital stock of the Company will be converted into the right to receive shares of the common stock of Gray and cash. As a result (i) the Shareholders will become shareholders of Gray, and
(ii) Merger Corp. will conduct the business and operations of the Company as a wholly-owned subsidiary of Gray. It is the intention of the parties to this Agreement that the merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Code for federal income tax purposes. Certain terms used in this Agreement are defined in Section 1 hereof.

     The acquisition of the Company by Gray through the merger of the Company with and into Merger Corp. is one of two related transactions involving the acquisition of two television stations owned by the Company and Brazos Broadcasting Company. Gray anticipates completing the acquisition of both television stations after the parties have received approval from the FCC.

     NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

     The following terms, when used in capitalized form within this Agreement, or within any Exhibit or Schedule to this Agreement in which the terms are not otherwise defined, shall have the following meanings:

     1.1 "AFFILIATE" of a Person shall mean: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee, agent, or representative or direct or indirect beneficial or legal owner of any 10% or greater equity or voting interest of such Person; (iii) any entity for which a Person described in (ii) above acts in any such capacity.

     1.2 "AGREEMENT" shall mean this Agreement and Plan of Merger, and all Exhibits, Schedules, certificates, and instruments attached hereto or referred to herein.

     1.3  "ASSIGNMENT APPLICATION" shall have the meaning specified in Section
6.1 below.

     1.4 "BRAZOS BROADCASTING COMPANY" shall mean Brazos Broadcasting Company, a Texas corporation, with its principal offices at 4141 East 29th Street, Bryan, Texas 77802, which owns television station KBTX, Channel 3, licensed to Bryan, Texas.

     1.5 "BRAZOS SHARES" shall mean 250 shares of the capital stock in Brazos Broadcasting Company, owned by the Company, which constitute 50% of the shares of capital stock issued and outstanding in Brazos Broadcasting Company.

     1.6 "CLOSING" shall mean the consummation of the Merger pursuant to this Agreement in accordance with the provisions of Section 10.

     1.7 "CLOSING DATE" shall mean the date on which the Closing occurs, as determined pursuant to Section 2.2.

     1.8 "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     1.9 "COMPANY" shall mean KWTX Broadcasting Company, as identified above, a Texas corporation with its principal offices at 6700 American Plaza, Waco, Texas 76712.

     1.10 "COMPANY COMMON STOCK" shall mean the common stock, no par value, of the Company.

     1.11 "EARNEST MONEY" shall mean the cash deposit in the amount of One Million Dollars ($1,000,000) paid by Gray to the Escrow Agent upon the execution of this Agreement, in the amount and in accordance with provisions set forth in
Section 3.7 below, together with interest thereon, if any.

     1.12 "EFFECTIVE TIME" shall mean the later of (i) the date and time that the Articles of Merger reflecting the Merger are filed with the Secretary of State of the State of Texas (or such later date and time as may be specified in the Articles of Merger) and (ii) the date and time that the Articles of Merger reflecting the Merger are filed with the Secretary of State of the State of Georgia (or such later date and time as may be specified in the Articles of Merger).

     1.13 "ENCUMBRANCES" shall mean security interests, mortgages, liens, pledges, options, rights of first refusal, and other restrictions on the use or transferability of property and claims or charges on any interest in property in favor of a person other than the owner of the property, whether or not relating to the extension of credit or the borrowing of money and whether or not existing by reason of statute, contract, or common law.

     1.14 "ENVIRONMENTAL CLAIM" shall have the meaning ascribed in Section 4.12(6)(a).

     1.15 "ENVIRONMENTAL MATTER" shall have the meaning ascribed in Section 4.12(6)(a).

     1.16  "ESCROW AGENT" shall mean American Bank, N.A., Waco, Texas.

     1.17 "FCC" shall mean the Federal Communications Commission, as defined in the recitals to this Agreement.

     1.18 "FCC CONSENT" shall mean action by the FCC in the form of a public notice or some other written document granting its consent to the Assignment Application.

     1.19 "FCC LICENSES" shall mean all licenses and authorizations issued by the FCC to the Company in connection with the business or operations of the Station, including the right to use the call letters "KWTX-TV."

     1.20 "FINAL ORDER" means action of the FCC approving the transfer of control of the Company to Gray or Merger Corp., which action is no longer subject to reconsideration or court review under the provisions of the Communications Act of 1934, as amended, and with respect to which no timely filed request for administrative or judicial review or stay is pending and as to which the time for filing any such request, or for the FCC to set aside the action on its own motion, has expired.

     1.21 "GRAY" shall mean Gray Communications Systems, Inc., as identified above, a Georgia corporation, with its principal offices at 4370 Peachtree Road, Atlanta, Georgia 30319.

     1.22 "GRAY COMMON STOCK" shall mean the Class B Common Stock, no par value, of Gray, with identical rights to those shares issued under the initial public offering of 3,500,000 shares as described in that one certain prospectus dated September 24, 1996.

     1.23 "GOVERNMENTAL AUTHORITY" shall mean any federal, state, county, local or other governmental or public agency, instrumentality, commission, authority, board or body.

     1.24 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     1.25 "INTANGIBLE PROPERTY" shall mean all copyrights, trademarks, trade names, service marks, service names, the call letters "KWTX-TV," licenses, patents, permits, jingles, proprietary information, technical information and data, computer software, formats, customer lists, advertiser lists, machinery and equipment warranties, and other similar intangible property rights and interests (other than the FCC Licenses)(and any goodwill associated with any of the foregoing) applied for, issued to, or owned by the Company or under which the Company is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

     1.26 "KBTX AGREEMENT" shall mean the Agreement and Plan of Merger dated the same date as this Agreement for the merger of Brazos Broadcasting Company with and into Merger Corp. or, in the event Gray and Merger Corp. exercise the Cash Election Option (as defined in Section 3.1(3) herein), the merger of Merger Corp. (or its permitted assignee) with and into Brazos Broadcasting Company.

     1.27 "KNOWLEDGE," "KNOW," "KNOWN" and words of similar import, with respect to the Company, shall mean collectively those facts actually known, now or in the past, by the Company, Ray M. Deaver, Jim Baronet and M.N. Bostick.

     1.28 "LAW" shall mean any federal, state, or local code, law, legal principal, order, ordinance, regulation, rule, or statute of any Governmental Authority.

     1.29 "LEASED PROPERTY" shall mean any and all Real Property used or occupied by the Company as lessee under any oral or written lease, together with any additions thereto, and extensions or renewals thereof, between the date of this Agreement and the Closing Date.

     1.30 "LORENA PROPERTY" shall mean a tract of 120.19 acres located near the town of Lorena, Texas which the Company presently owns but which the Company will transfer to Milford N. Bostick prior to the Closing.

     1.31 "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" shall mean a significant negative impact on the Company taken as a whole or the business of the Station, excluding any negative impact attributable to (i) factors affecting the television broadcasting industry generally, (ii) general national, regional, or local economic conditions, or (iii) governmental or legislative laws, rules, or regulations affecting the television broadcasting industry generally.

     1.32 "MERGER" shall mean the merger of the Company with and into Merger Corp. or, in the event Gray and Merger Corp. exercise the Cash Election Option (as defined in Section 3.1(3) herein), the merger of Merger Corp. (or its permitted assignee) with and into the Company.

     1.33 "MERGER CONSIDERATION" shall mean the aggregate consideration to be paid to the Shareholders pursuant to the Merger, as more fully defined in
Section 3.1(l).

     1.34  "NYSE" shall mean the New York Stock Exchange.

     1.35 "PERMITS" shall mean all licenses, permits, and other authorizations (other than the FCC Licenses), issued to the Company by the Federal Aviation Administration or any other federal, state, or local governmental authority in connection with the conduct of the business and operations of the Station, together with any additions, extensions, or renewals of same between the date of this Agreement and the Closing Date.

     1.36 "PERMITTED LIENS" shall mean (i) liens for Taxes and assessments not yet due and payable, mechanics' and other statutory liens arising in the ordinary course of business that secure obligations not delinquent, (ii) restrictions or rights granted to Governmental Authorities under applicable Law, that are not otherwise objectionable to Gray, and (iii) liens, restrictions and easements on the Real Property (as defined below) that, in Gray's reasonable judgment, do not detract from the value or impair the use of the property subject thereto; provided, however, in no event shall "Permitted Liens" include Encumbrances relating to the extension of credit or the borrowing of money.

     1.37 "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

     1.38  "PRELIMINARY BALANCE SHEETS" shall have the meaning set forth in
Section 3.8(1) below.

     1.39 "PROGRAM RIGHTS" shall mean all rights of the Company, presently existing or obtained prior to the Closing, to broadcast television programs, movies, and films, including all film and program rights under barter agreements, as a part of the programming for the Station, for which the Company is obligated to compensate the vendor of such Program Rights.

     1.40 "REAL PROPERTY" shall mean all of the Company's real property and interests in real property, purchase options, easements, licenses, rights to access, rights of way, all buildings and other improvements thereon, and all other real property interests which are used in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but shall exclude the Lorena Property.

     1.41  "SEC" shall mean the Securities and Exchange Commission.

     1.42 "SCHEDULE" shall mean those Schedules referred to in this Agreement delivered concurrently with the execution of this Agreement and attached hereto (or bound separately) or delivered pursuant to Section 9.18, all of which Schedules are incorporated in and made a part hereof by reference.

     1.43 "SHAREHOLDER REPRESENTATIVE" shall mean the Person(s) appointed as the Shareholder Representative pursuant to the Shareholder Representative Appointment Agreement, substantially in the form of Exhibit A to this Agreement, which initially shall be Ray Deaver.

     1.44  "SHAREHOLDERS" shall mean the shareholders of the Company.

     1.45 "SHARES" shall mean One Thousand Five Hundred Fifty (1,550) shares of the capital stock in the Company, owned by the Shareholders, which constitutes one hundred percent (100%) of the shares of capital stock issued and outstanding in the Company.

     1.46 "STATION" shall mean KWTX-TV, Channel 10, a CBS affiliate licensed to Waco, Texas, as identified above.

     1.47 "TANGIBLE PERSONAL PROPERTY" shall mean all of the Company's fixed assets, furniture, fixtures, equipment, machinery, motor vehicles, leasehold improvements, office equipment, computer hardware, spare parts, inventory, and other such tangible personal property which is used or useful in the conduct of the business or operations of the Station, together with any additions, replacements, or improvements thereto between the date of this Agreement and the Closing Date.

     1.48 "TAX" OR "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees imposed or payable to the United States, or any state, county, or local government, subdivision or agency thereof, and in each instance, such term shall include any interest, penalties, or additions to tax attributable to any such Tax.

     1.49 "TAX RETURNS" means any returns, statements, filings, reports, estimates, declarations, and forms relating to Taxes that the Company is required to file, record, or deposit with any Governmental Authority, including any attachment thereto or amendment thereof.

     1.50 "TRADEOUT AGREEMENT" shall mean any written or oral contract, agreement, or commitment of the Company, pursuant to which the Company has sold or traded commercial air time of the Station in consideration of any property or services in lieu of or in addition to cash, excluding all film and program barter agreements.

     1.51 "WORKING CAPITAL SURPLUS" shall mean the amount by which the current assets and certain other assets of the Company or Brazos Broadcasting Company, as the case may be, exceed its current liabilities, as reflected on the books of the Company or Brazos Broadcasting Company, as the case may be, as of the close of business on the day immediately preceding the Closing Date, determined in accordance with the provisions of Section 3.8 and 3.9 below.

SECTION 2. MERGER.

     2.1 MERGER. Subject to the terms and conditions of this Agreement and subject to Gray's and Merger Corp.'s exercise of the Cash Election Option pursuant to Section 3.1(3), at the Effective Time, the Company shall be merged with and into Merger Corp. in accordance with the applicable provisions of the Georgia Business Corporation Code (the "GBCC") and the Texas Business Corporation Act (the "TBCA") (the "Merger"). The separate corporate existence of the Company shall cease and Merger Corp. shall be the surviving corporation resulting from the Merger and continue to be a wholly-owned subsidiary of Gray and shall continue to be governed by the Laws of the State of Georgia (Merger Corp., as the surviving corporation in the Merger, sometimes being referred herein as the "Surviving Corporation"). The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company, Merger Corp. and Gray. In the event that Gray and Merger Corp. exercise the Cash Election Option, (i) the Merger shall automatically without any further action by the parties be deemed to be the merger of Merger Corp. (or its permitted assignee) with and into the Company in accordance with the applicable provisions of the GBCC and the TBCA and (ii) accordingly, the separate existence of Merger Corp. shall cease and the Company (rather than Merger Corp.) shall be the surviving corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Texas. In the event that Gray and Merger Corp. exercise the Cash Election Option, the term "Surviving Corporation" shall automatically without any further action by the parties be deemed to mean the Company and not Merger Corp. as stated above.

     2.2 TIME AND PLACE OF CLOSING. The closing (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs at the offices of Deaver & Deaver, 200 West Highway 6, Suite 501, Waco, Texas 76712, or at such other time and date as the Company and Gray may mutually agree or such date to which the Closing may be postponed pursuant to Section 10.2 (such actual date of Closing, the "Closing Date").

     2.3 EFFECTIVE TIME. The parties shall cause the Effective Time to occur on the tenth (10th) day after the last of the conditions set forth in Sections 8 and 9 of this Agreement have been satisfied or waived in accordance with the terms of this Agreement. Subject to the provisions of this Agreement, the parties shall file Articles of Merger executed in accordance with the relevant provisions of the TBCA and the GBCC and shall make all other filings or recordings required under the TBCA and the GBCC. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger become effective with the Secretaries of State of the States of Texas and Georgia.

     2.4 ARTICLES OF INCORPORATION. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the Articles of Incorporation of Merger Corp. in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed. In the event that Gray and Merger Corp. exercise the Cash Election Option, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.5 BYLAWS. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the Bylaws of Merger Corp. in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed. In the event that Gray and Merger Corp. exercise the Cash Election Option, the Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.6 DIRECTORS AND OFFICERS. Whether or not the Cash Election Option is exercised by Gray and Merger Corp., the directors and officers of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, will serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation and in accordance with the terms of their original election.

     2.7 REORGANIZATION. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the parties hereby adopt this Agreement as a plan of reorganization intended to qualify for tax-deferred treatment under Section 368(a) of the Code. In the event that the Cash Election Option is exercised by Gray and Merger Corp., the parties hereby adopt this Agreement to be treated for federal income tax purposes as an acquisition of the capital stock of the Company.

SECTION 3.  MERGER CONSIDERATION; EXCHANGE PROCEDURES.

     3.1. MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or Shareholder:

          (1) Outstanding Company Common Stock. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, each share (excluding shares held by the Company or any of its subsidiaries or by Gray or any of its subsidiaries, in each case other than in a fiduciary capacity ("Treasury Shares")) of the Company Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive an amount in a combination of cash and Gray Common Stock (as described in Sections 3.1(2) and 3.2 below) equal to (A) the sum of (a) Seventy-Four Million Six Hundred Eighty Thousand Dollars ($74,680,000) plus (b) the Working Capital Surplus of the Company determined based on the Preliminary Balance Sheets plus (c) fifty percent (50%) of the Working Capital Surplus of Brazos Broadcasting Company determined based on the Preliminary Balance Sheets (such sum of clauses (a) through (c) being referred to as the "Merger Consideration") divided by (B) 1,550 (such result of dividing (A) by (B) being referred to as the "Merger Consideration Per Share").

          (2) Cash and Gray Common Stock Components of Merger Consideration. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the Merger Consideration will be paid in a combination of cash and Gray Common Stock. Pursuant to Section 3.2, each Shareholder will have the right to elect the percentage of the Merger Consideration that he, she or it receives in the form of cash (the "Cash Percentage") and the percentage to be received in the form of Gray Common Stock (the "Stock Percentage"); provided, however, that in no event shall the Stock Percentage be less than forty percent (40%). The Cash Percentage of the Merger Consideration for each Shareholder electing to receive any of the Merger Consideration in cash shall be reduced on a pro rata basis

     (calculated on the basis of the aggregate amount of cash to be received by each Shareholder) by Seven Hundred Fifty Thousand Dollars ($750,000) to be held in the Escrow Fund pursuant to Section 11.4 below. The Escrow Fund shall be disbursed pursuant to the terms of Section 11.4 below and the Escrow Agreement substantially in the form of Exhibit B attached hereto.

          (3) Cash Election Option. In the event that either the average Market Value (as defined in Section 3.2(1)(ii)) during the Valuation Period (as defined in Section 3.2(1)(iii)) or the Market Value at the Closing Date is less than $12 per share, Gray and Merger Corp. shall have the option in their sole and absolute discretion to pay the Merger Consideration in cash, in which event the Merger Consideration shall be reduced from the amount specified in Section 3.1(1) by $1,530,000. In addition, the parties agree that if the Cash Election Option is exercised, they intend for the Merger to be treated as an acquisition of the capital stock of the Company for federal income tax purposes. Gray and Merger Corp. may exercise the Cash Election Option at any time prior to the Closing by providing oral and written notice to the Company of such exercise as promptly as practicable after making the decision to exercise such Cash Election Option. Each of the parties shall use their commercially reasonable best efforts to effect the Cash Election Option, including without limitation, revising this Agreement in any way reasonably necessary or desirable to accomplish the Cash Election Option consistent with this paragraph and cooperating in seeking any additional required approvals of the FCC or other Governmental Authorities.

          (4) Outstanding Merger Corp. Common Stock. Subject to the Cash Election Option on the part of Gray described in Section 3.1(3) above, each share of the common stock of Merger Corp. ("Merger Corp. Common Stock") issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation. In the event that Gray and Merger Corp. exercise the Cash Option Election, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

     3.2.  CASH PERCENTAGE ELECTION.

          (1) Holders of the Company Common Stock shall be provided with an opportunity to elect to receive as much as sixty percent (60%) of the Merger Consideration Per Share in cash with the remainder of the Merger Consideration Per Share in the form of Gray Common Stock, in accordance with the election procedures set forth below in this Section 3.2; provided, however, that in the event the Market Value on the Closing Date is less than $14.00 per share, each holder of Company Common Stock shall be deemed to have elected to receive sixty percent (60%) of the Merger Consideration Per Share in cash and forty percent (40%) of the Merger Consideration Per Share in the form of Gray Common Stock. The number of shares of Gray Common Stock to be paid as part of the Merger Consideration Per Share will be calculated by dividing the dollar amount of the stock portion of the Merger Consideration Per Share by the Valuation Period Market Value (as defined below). For purposes of this Section 3.2:

             (i) "Valuation Period Market Value" shall mean the average Market Value during the Valuation Period; provided, however, that in the event the average

        Market Value during the Valuation Period is less than $14.00 per share, the Valuation Period Market Value shall be deemed to be $14.00 per share and in the event the average Market Value during the Valuation Period is greater than $15.00 per share, the Valuation Period Market Value shall be deemed to be $15.00 per share;

             (ii) "Market Value" shall mean the closing sales price for Gray Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source); and

             (iii) "Valuation Period" shall mean the twenty (20) consecutive trading day period during which the shares of Gray Common Stock are traded on the NYSE ending on the last trading day prior to the Closing Date.

          (2) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Company Common Stock ("Old Certificates") shall pass, only upon proper delivery of such Old Certificates to an exchange agent designated by Gray (the "Exchange Agent")) in such form as Gray and the Company shall mutually agree ("Election Form") shall be mailed at the time of the mailing of the Proxy Statement/Prospectus provided for in Section 7.9 hereof or on such other date as the Company and Gray shall mutually agree ("Mailing Date") to each holder of record of Company Common Stock as of the record date for the Shareholder Meeting (as defined in Section 7.7) ("Election Form Record Date").

          (3) Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Company Common Stock to elect to receive as much as sixty percent (60%) of the Merger Consideration Per Share in cash with the remainder of the Merger Consideration Per Share in the form of Gray Common Stock; provided, however, that in the event the Market Value on the Closing Date is less than $14.00 per share, each holder of Company Common Stock shall be deemed to have elected to receive sixty percent (60%) of the Merger Consideration Per Share in cash and forty percent (40%) of the Merger Consideration Per Share in the form of Gray Common Stock.

          (4) Any shares of Company Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the day of the Shareholder Meeting (the "Election Deadline") shall be entitled to receive the Merger Consideration Per Share sixty percent (60%) in cash and forty percent (40%) in Gray Common Stock (such shares being "No Election Shares").

          (5) Gray shall make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

          (6) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the

     Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of the Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Gray shall cause the certificates representing Company Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the Person who submitted the Election Form. Such Person may submit a new Election Form with respect to such shares at any time prior to the Election Deadline. If no new Election Form is submitted with respect to such shares, they shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Gray nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (7) Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) above, in the event that the Market Value at Closing is less than the Valuation Period Market Value, Gray shall increase the number of shares of Gray Common Stock to be issued to each Shareholder by a sufficient number to ensure that the value of the Stock Portion of the Merger Consideration received by each Shareholder at Closing will be no less than 40% of the Merger Consideration received by that Shareholder at Closing.

     3.3. RIGHTS AS SHAREHOLDERS; SHARE TRANSFERS. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, Shareholders of the Company, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the date hereof and the Merger Consideration provided under this Section 3. After the Effective Time, there shall be no transfers on the share transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

     3.4. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Gray Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Gray shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Gray Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Gray Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) NYSE trading days immediately preceding the Effective Date.

     3.5.  EXCHANGE PROCEDURES.

          (1) At or prior to the Effective Time, Gray shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 3, certificates representing the shares of Gray Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Section 3 in exchange for outstanding shares of Company Common Stock.

          (2) As promptly as practicable after the Effective Date, Gray shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such Shareholder's Old Certificates for the consideration set forth in this
     Section 3. Gray shall cause the New Certificates into which shares of a Shareholder's Company Common Stock are converted on the Effective Date and any check in respect of the cash portion of the Merger Consideration Per Share and any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such Shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or an affidavit and indemnity in form reasonably satisfactory to Gray and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such Shareholder. No interest will be paid on any such cash to be paid pursuant to this Section 3 upon such delivery.

          (3) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (4) No dividends or other distributions with respect to Gray Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive shares of such Gray Common Stock until the holder thereof shall surrender such Old Certificate in accordance with this Section 3. After the surrender of an Old Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Gray Common Stock represented by such Old Certificate.

          (5) Any portion of the Exchange Fund that remains unclaimed by the Shareholders of the Company for twelve months after the Effective Time shall be paid to Gray. Any Shareholders of the Company who have not theretofore complied with this Section 3 shall thereafter look only to Gray for payment of the shares of Gray Common Stock, cash, cash in lieu of any fractional shares and unpaid dividends and distributions on the Gray Common Stock deliverable in respect of each share of Company Common Stock such Shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.6. TREASURY SHARES. Each of the shares of Company Common Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.7 EARNEST MONEY. The Earnest Money, in the form of cash, shall be paid to the Escrow Agent for the account of the Company within three (3) business days after the date hereof. The cash Earnest Money shall be held in accordance with the provisions of the Escrow Agreement substantially in the form of Exhibit C attached hereto and shall be paid to Merger Corp. at the Closing.

     3.8  DETERMINATION OF WORKING CAPITAL SURPLUS.

          (1) At least seven (7) days prior to the Closing Date, the Company shall prepare and deliver to Gray pro forma statements of estimated assets and liabilities of the Company and of Brazos Broadcasting Company as of the close of business at 11:59 p.m. midnight on the day preceding the Closing Date (the "Preliminary Balance Sheets"), substantially in the form of Exhibit D attached hereto, containing estimates of the Working Capital Surplus of each corporation.

          (2) Within ninety (90) days after the Closing, Gray shall prepare final statements of assets and liabilities of the Company and of Brazos Broadcasting Company as of the Closing Date (the "Final Balance Sheets"), substantially in the form of Exhibit E attached hereto, and shall submit such statements to the Shareholder Representative for review and approval. Gray shall also provide all information reasonably necessary to determine the correct amount of Working Capital Surplus of each corporation, including appropriate supporting documents and such other information as may be reasonably requested by the Shareholder Representative. The Final Balance Sheets shall be certified by an officer on behalf of Gray to be true and complete. The Shareholder Representative (and his authorized representatives) shall have the right to visit the Station during normal business hours to verify and review such documentation upon providing reasonable notice to Gray. If the Shareholder Representative disputes the amounts of Working Capital Surplus determined by Gray, he shall so notify Gray within thirty (30) days after receipt of the Final Balance Sheets and provide Gray with his own Final Balance Sheets. If the Shareholder Representative notifies Gray that he accepts the Final Balance Sheets, or fails to deliver his own alternate Final Balance Sheets within the thirty
     (30) day period specified in the preceding sentence, Gray's determination of the amounts of Working Capital Surplus shall be conclusive and binding on the parties upon the expiration of such period.

          (3) Gray and the Shareholder Representative shall use good faith efforts to resolve any dispute involving the determination of the amounts of Working Capital Surplus and the Final Balance Sheets. If the parties are unable to resolve any dispute within fifteen days following the delivery of the Shareholder Representative's notice concerning disputed adjustments, Gray and the Shareholder Representative shall jointly designate a qualified Big 5 firm of independent certified public accountants (the "Neutral Auditors") to resolve such dispute. If the parties are unable to agree on the designation of the Neutral Auditors, then an accounting firm will be selected by lot from two names submitted by the Shareholder Representative and two names submitted by Gray, none of which shall be employed by the Shareholder Representative or Gray. The Neutral Auditors' resolution of the dispute shall be made within sixty (60) days of their selection, shall be based on presentations by the

     Shareholder Representative and Gray and not by independent financial audit, and shall be final and binding on the parties. The Neutral Auditors' resolution of the dispute may be enforced by any court of competent jurisdiction. Fees of the Neutral Auditors shall be split equally between the parties.

          (4) If the amount of Working Capital Surplus of the Company plus one-half of the Working Capital Surplus of Brazos Broadcasting Company reflected on the Final Balance Sheets as finally determined in accordance with the preceding provisions of this Section 3.8 are more than $10,000 less than such amounts reflected on the Preliminary Balance Sheets, then the Escrow Agent shall refund the entire difference (without regard to the $10,000 threshold) to the Surviving Corporation out of the Escrow Fund. The payment required hereunder shall be made within seven (7) days after all of the procedures specified in this Section 3.8 have run their course.

          (5) If Neutral Auditors should be appointed by the parties to the KBTX Agreement, then the Neutral Auditors so appointed shall serve as the Neutral Auditors under this Agreement, and all proceedings before the Neutral Auditors shall be consolidated to promote efficiency and reduce expenses of the parties.

     3.9 ACCOUNTING PRINCIPLES. Completion of the Preliminary Balance Sheets and Final Balance Sheets, and determination of the amounts of Working Capital Surplus, shall be made by the application of the following accounting principles:

          (1) Current assets shall be reduced by an amount equal to two (2%) percent of the value of accounts receivable included within the computation. For purposes of this Section 3.9, accounts receivable shall include accounts receivable due from trade, but shall exclude accounts receivable due from network and affiliated stations (as the terms "trade," "network," and "affiliated stations" have been customarily used by the Company and Brazos Broadcasting Company for the purpose of preparing their financial statements).

          (2) The account balances for deferred trade expense and cash value life insurance shall be included in the computation.

          (3) The book value of the Company's tube inventory, Television Alliance Group stock, and Brazos Shares and one share of stock in Ridgewood Country Club shall be excluded from the computation.

          (4) Current liabilities shall contain an accrual for any Taxes due on account of the sale, liquidation, or other disposition of any investment securities in the period ending on the Closing Date.

          (5) Otherwise, all revenues and all expenses arising from the operation of the Company and Brazos Broadcasting Company, including business and nongovernmental license fees, utility charges, real and personal property taxes and assessments levied against the Company and Brazos Broadcasting Company, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes, programming fees and expenses, employee compensation, including wages, commissions, bonus pay, payroll taxes, accrued vacation, sick leave, holiday, and compensatory pay for all employees of the Company and Brazos Broadcasting Company, prepaid and deferred items, and dividends, shall be charged or credited in accordance with the methods historically used by the Company and Brazos Broadcasting Company as disclosed in their annual audited financial statements, and prorated as of the close of business at 12:00 a.m. midnight on the day preceding the Closing Date. All special assessments and similar charges or liens, or installments thereof, imposed against the Real Property or the Station, or against the real property belonging to Brazos Broadcasting Company or station KBTX, and payable on or prior to the Closing Date shall be reflected on the Preliminary Balance Sheets and Final Balance Sheets, and amounts payable with respect to such assessments and similar charges or liens or installments thereof, imposed against the Real Property or the Station, or against the real property belonging to Brazos Broadcasting Company or station KBTX, and payable after the Closing Date, shall be excluded. Ad valorem real and personal property taxes assessed or assessable for the year in which the Closing takes place shall be prorated based upon the number of days elapsed from January 1 to the Closing Date, divided by 365 days.

          (6) Any and all rebates due after the Closing Date to any advertiser or other user of the Station's facilities, or of the facilities of Brazos Broadcasting Company, based on business, advertising, or services purchased or rendered prior to the Closing Date, shall be reflected on the Preliminary Balance Sheets and Final Balance Sheets ratably in proportion to revenues received or volume of business done during the applicable period. Agency commissions shall be adjusted based upon revenue, volume of business done, or services rendered in part before the Closing Date and in part after the Closing Date and charged to the Preliminary Balance Sheets ratably in proportion to the revenue, volume of business done, or services rendered, as the case may be, during the applicable period. All payments relating to Program Rights will be allocated ratably in accordance with the payment terms of the contract or agreement for such properties, and prorated to the Closing Date.

          (7) The Preliminary Balance Sheets and Final Balance Sheets shall be adjusted to the extent any liabilities on the books of the Company and Brazos Broadcasting Company under Tradeout Agreements exceed the value of assets from Tradeout Agreements as of the date received, but no increase shall be made in Working Capital Surplus if the value of assets from Tradeout Agreements exceeds the liabilities from Tradeout Agreements, as of the Closing Date.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS.

     The Company represents and warrants unto Gray and Merger Corp., and this Agreement is made and expressly conditioned upon, the following representations and warranties:

     4.1 ORGANIZATION, CORPORATE POWER, AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation in each jurisdiction where the nature and extent of its business requires such qualification.

     4.2 AUTHORIZATION AND VALIDITY. The Company has the full corporate power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including without limitation, the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject to the approval of this Agreement by the holders of two-thirds (2/3) of the Shares, which is the only shareholder vote required for approval of this Agreement and the consummation of the Merger by the Company. This Agreement has been executed and delivered by duly authorized officers of the Company and constitutes the legal, valid, and binding obligation of the Company. This Agreement is enforceable with respect to the Company in accordance with its terms.

     4.3 OWNERSHIP OF SHARES. Each of the Shareholders owns (beneficially and legally) the number of Shares specified on Schedule 4.3, opposite his, her, or its name, free and clear of any Encumbrance of any kind.

     4.4 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of One Thousand Five Hundred Fifty (1,550) shares of common stock, without par value, of which One Thousand Five Hundred Fifty (1,550) shares are issued and outstanding, and Five Hundred (500) shares of preferred stock, with a par value of One Hundred Dollars ($100.00) per share, of which no shares are issued and outstanding. The number of shares of common stock issued to each of the Shareholders is accurately set forth on Schedule 4.3 to this Agreement. All issued and outstanding Shares of capital stock in the Company have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights, are free of any preemptive rights and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, (the "Securities Act"), and all applicable state securities laws. There are no options, warrants, or other rights, nor any agreements, commitments, or arrangements of any kind relating to the subscription to or the issuance, voting, acquisition, sale, repurchase, transfer, or disposition of (i) any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, or
(ii) any options, warrants, or subscription rights relating to any such capital stock or securities of the Company. No Person has any contract or agreement or any right or privilege capable of becoming a binding contract for the purchase from any of the Shareholders of any of the Shares. The consummation of the transactions contemplated in this Agreement will convey to Gray good title to the Shares free and clear of all Encumbrances, security interests, charges, or restrictions on transfer of any nature whatsoever.

     4.5 OWNERSHIP OF BRAZOS SHARES; INVESTMENTS AND SUBSIDIARIES. The Company is the owner of the Brazos Shares as defined in Section 1.5 of the Agreement. The Brazos Shares will be conveyed free and clear of any Encumbrance of any kind. Other than the Brazos Shares and other than as disclosed on Schedule 4.5, the Company has not in the past owned and does not currently own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person.

     4.6 NONCONTRAVENTION. The execution and delivery by the Company of this Agreement and the other agreements contemplated on its part hereby does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate, or result (with the passage of time, the giving of notice or both) in a violation of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of, any Encumbrance upon any of the property of the Company pursuant to any provision of any mortgage, lien, lease, agreement, license, or instrument to which the Company is a party or is subject, (iii) constitute an event permitting termination or acceleration of any mortgage, lien, lease, agreement, license, or instrument to which the Company is a party, or (iv) violate (A) any judgment, order, writ, injunction, decree, regulation, or rule of any court or Governmental Authority applicable to the Company or the Station or (B) any Law.

     4.7 CONSENTS, APPROVALS. Except for filings with and approvals of the transactions contemplated hereby by the FCC and the expiration of applicable waiting periods under the HSR Act, and except for consent from the CBS Television Network, neither the Shareholders nor the Company is required to make or obtain any consent, approval, notification, authorization or order of, or declaration, filing, or registration with any third party, including, without limitation, any Governmental Authority (i) in connection with the consummation of the transactions contemplated hereby, (ii) to avoid the loss of any license or the violation, breach, or termination of, or any default under, or the creation of any lien on any of the assets of the Station pursuant to the terms of any Law, order, or other requirement or any contract binding upon the Company or to which assets of the Station may be subject, or (iii) to enable Merger Corp. to continue the operation of the Station after the Closing substantially as conducted prior to the Closing.

     4.8 FINANCIAL STATEMENTS. Schedule 4.8 contains true and complete copies of (i) the audited financial statements of the Company for calendar years 1994-1998, prepared by its independent auditors, Pattillo, Brown and Hill, Certified Public Accountants, Waco, Texas (the "Tax Basis Statements") and (ii)
(A) the audited balance sheet of the Company as of December 31, 1998 and the audited statements of income and cash flows for the year then ended and (B) the unaudited balance sheet of the Company as of December 31, 1997 and 1996 and the unaudited statements of income and cash flows of the Company for the years ended December 31, 1996 and 1997, prepared by its independent auditors, Pattillo, Brown and Hill, Certified Public Accountants, Waco Texas (collectively, the "GAAP Basis Statements"). The Tax Basis Statements have been prepared, and when prepared, the Preliminary Balance Sheets and Final Balance Sheets will have been prepared, in accordance with the accounting principles described in the independent auditors' reports and footnotes accompanying said Tax Basis Statements and fairly present the financial condition of the Company as of the respective dates thereof, and the results of operations, cash flows and retained earnings, and changes in financial position, respectively, of the Company, for the respective periods thereof. In addition, the Preliminary Balance Sheets and Final Balance Sheets, when prepared, will be based on the Company's historical accounting practices, consistently applied. The GAAP Basis Statements have been prepared in accordance with generally accepted accounting principles, consistently applied and fairly present the financial condition of the Company as of the respective dates thereof, and the results of operations, cash flows and retained earnings, and changes in financial position, respectively, of the Company, for the respective periods thereof. Since December 31, 1998, (i) the Company has carried on its business only in the ordinary course of business consistent with past practice, (ii) there has been no Material Adverse Change, and (iii) the Company has not made any change in any method of accounting or any accounting practice.

     4.9  TITLE TO AND CONDITION OF REAL PROPERTY.

          (1) Schedule 4.9(1) contains a complete and accurate description of all the Real Property and the Company's interest therein.

          (2) The Company has good, marketable and insurable fee simple title to all of the Real Property free and clear of all Encumbrances, except for Permitted Liens, and no portion of the Real Property is included in a Tax parcel that includes property other than Real Property.

          (3) Schedule 4.9(3) contains a complete and accurate description of all the Leased Property and of the applicable lease creating the Company's interest in the Leased Property (the "Ground Leases") and the terms of the Company's interest therein. The Company has good, marketable and insurable leasehold title to all of the Leased Property described on Schedule 4.9(3) free and clear of all Encumbrances, except for Permitted Liens. The Company has delivered to Gray true and complete copies of all of the Ground Leases.

          (4) Schedule 4.9(4) contains a complete and accurate description of all leases of the Real Property and Leased Property pursuant to which the Company is the landlord or sublandlord, (the "Tenant Leases") and the Company has delivered true and complete copies of the Tenant Leases to Gray. There are no leases or other agreements relating to occupancy of the Real Property or Leased Property, except for the Tenant Leases and no Person other than the tenants under the Tenant Leases has any right to occupancy of any portion of the Real Property or Leased Property. The Company is the lessor or landlord or the successor lessor or landlord under the Tenant Leases free and clear of all Encumbrances except for the Permitted Liens and is entitled to receive the rents, issues and profits from the Tenant Leases.

          (5) Except as disclosed on Schedule 4.9(1), all towers, guy anchors, buildings, and other improvements owned by the Company are located entirely on the Real Property listed on Schedule 4.9(1).

          (6) All Real Property (i) is available for immediate use in the conduct of the business and operations of the Station and (ii) complies in all material respects with all applicable building, fire, health, handicapped persons, sanitation, use and occupancy or zoning Laws and the regulations of any Governmental Authority having jurisdiction thereof. There is no pending or, to the Company's Knowledge, threatened condemnation or eminent domain proceedings that would affect the Real Property, or any part thereof and the Company has full legal and practical access to the Real Property and all utilities are available to the Real Property from a publicly dedicated right of way or through a valid private easement. The Company has furnished to Gray copies of any and all notices or reports received from any insurance company, engineer, or Governmental Authority with respect to any violations (or potential violations) of any applicable law affecting the Real Property or otherwise requiring or recommending work be performed on or at any of the Real Property (or improvements thereon), and all of the violations and requirements set forth in any such notices and reports have been cured or fulfilled to the satisfaction of those entities.

          (7) The Real Property listed on Schedule 4.9(1) and the Tenant Leases listed on Schedule 4.9(4) comprise all real property interests necessary to conduct the business and operations of the Company as now conducted.

     4.10  TITLE TO AND CONDITION OF TANGIBLE PERSONAL PROPERTY.

          (1) Schedule 4.10(1) lists all material items of Tangible Personal Property owned by the Company, which together with the leased Tangible Personal Property comprises all material items of Tangible Personal Property necessary to conduct the business and operations of the Station as now conducted. Except as specified on Schedule 4.10(1) the Company owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by the

     Company is subject to any Encumbrance, other than Permitted Liens. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. Each item of Tangible Personal Property is in good condition and repair, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices. Each item of Tangible Personal Property is adequate for its present and intended uses and operation. All items of transmitting equipment included in the Tangible Personal Property permit the Station to operate in all material respects in compliance with the terms of the FCC Licenses, the rules and regulations of the FCC, and with all other applicable Laws.

          (2) Schedule 4.10(2) contains a complete and accurate description of all the leased Tangible Personal Property and of the applicable lease creating the Company's interest in the leased Tangible Personal Property, which includes the leases for motor vehicles (collectively, the "Personal Property Leases") and the terms of the Company's interest therein. The Company has good leasehold title to the leased Tangible Personal Property subject to the terms of the applicable Personal Property Lease and free of any Encumbrances, other than Permitted Liens. The Company has delivered to Gray true and complete copies of all of the Personal Property Leases. The owned Tangible Personal Property listed on Schedule 4.10(1) and the leased Tangible Personal Property listed on Schedule 4.10(2) comprise all personal property interests necessary to conduct the business and operations of the Company as now conducted.

     4.11 LITIGATION. There are no actions, suits, claims, investigations, or proceedings (legal, administrative, or arbitrative) pending, or to the Company's Knowledge threatened, against the Company, and to the Company's Knowledge no basis for any of the foregoing exists, whether at law or in equity and whether civil or criminal in nature, before or by any Federal, State, municipal, or other court, arbitrator, governmental department, commission, agency, or instrumentality, domestic or foreign, nor are there are any judgments, decrees, or orders of any such court, arbitrator, governmental department, commission, agency, or instrumentality outstanding against the Company. Except as disclosed on Schedule 4.11, no litigation (as described in the preceding sentence) has been pending during the three (3) years prior to the date hereof that, individually or in the aggregate, resulted in losses, damages, costs or expenses (whether or not covered by insurance) in excess of $10,000 or granted any injunctive relief against the Company.

     4.12  ENVIRONMENTAL MATTERS.

          (1) To the Company's Knowledge, none of the Real Property, assets or premises of the Company or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former subsidiaries (which are identified on Schedule 4.5), contains, nor is there present at any such Real Property, assets or premises of the Company or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former subsidiaries (which are identified on Schedule 4.5), any (i) "hazardous substances" (as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended), (ii) asbestos, (iii) radon gas, (iv) underground storage tanks,
     (v) items or equipment containing polychlorinated biphenyls in excess of 50 parts per million, (vi) stored, spilled, or leaked petroleum products, or
     (vii) accumulation of rubbish, debris, or other solid waste; nor is any of the Real Property, assets or premises of the Company or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former subsidiaries (which are identified on Schedule 4.5), the subject of governmental regulation or liability because of the past release, threat of release, discharge, storage, treatment, generation, or disposal of such substances.

          (2) To the Company's Knowledge, the Company is in compliance with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its predecessors or any of its current or former subsidiaries has received any written notice of a charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice having been filed or commenced against the Company or any of its predecessors or any of its current or former subsidiaries in connection with its operation of the Station alleging any failure to comply with any such law, rule, or regulation.

          (3) To the Company's Knowledge, neither the Company nor any of its predecessors or any of its current or former subsidiaries has any liability that could reasonably be expected to have a Material Adverse Effect under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning the (i) release or threatened release of hazardous substances, (ii) pollution, or (iii) protection of the environment.

          (4) To the Company's Knowledge, all waste containing any hazardous substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company or any of its predecessors or any of its current or its former subsidiaries has been released or disposed of in compliance with all applicable reporting requirements under any Law, and neither the Company nor the Shareholders have Knowledge of any Environmental Claim (as herein defined) with respect to any such release or disposal.

          (5) To the Company's Knowledge, without limiting the generality of any of the foregoing, (i) all on-site and off-site locations where the Company or any of its predecessors or any of its current or former subsidiaries has stored, disposed or arranged for the disposal of hazardous substances are identified in Schedule 4.12, and (ii) no polychlorinated biphenyls (PCB's) are used or stored on or in any Real Property owned, leased, operated or managed by the Company or any of its predecessors or any of its current or former subsidiaries.

          (6) For purposes of this Agreement:

             (a) "Environmental Claim" shall mean any Litigation in any court or before or by any Governmental Authority or private arbitrator, mediator or tribunal against the Company (including, without limitation, notice or other communication written or oral by any Person alleging potential liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability, or alleged Liability under, or violation or alleged violation under, any Environmental Law.

             (b) "Environmental Matter" shall mean any matter or circumstances existing prior to Closing related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any hazardous substance into the environment, or (ii) the treatment, storage, recycling or other handling of any hazardous substance or (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any hazardous substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Real Property.

     4.13 TRADE NAMES, TRADE MARKS, ETC. The Company has and owns, or has the right to use, all trademarks, service marks, trade names, business names, copyrights, designs, trade secrets, and know-how used in the operation of the Station, including, but not limited to, the items listed on Schedule 4.13 as a part of the Intangible Property. There are no claims or proceedings pending, or to the Company's Knowledge threatened, against the Company asserting that its use of any Intangible Property infringes the rights of any other Person and the Company has no Knowledge of any use by the Company that may, with notice or passage of time, give rise to such a claim. The Company has not licensed or otherwise assigned any Intangible Property to any third party and, to the Company's Knowledge, there are no existing infringing uses of the Intangible Property by any third parties. All royalties, limitations, restrictions, or other obligations of the Company with respect to the ownership or use of the Intangible Property are set forth on Schedule 4.13.

     4.14 GOVERNMENTAL AUTHORIZATION AND COMPLIANCE WITH LAWS. All governmental licenses, certificates, permits, and approvals required for the conduct of the Company's business as now conducted are listed on Schedule 4.14. The Company has obtained all such licenses, permits, and approvals and all are in full force and effect. The business of the Station has been operated in compliance with all applicable Laws, orders, regulations, policies, and guidelines of all Governmental Authorities (including, without limitation, those relating to FCC matters and environmental laws and regulations), except for violations of such Laws, orders, regulations, policies, and guidelines which do not affect and cannot reasonably be expected to have a Material Adverse Effect on the Station or the business, financial condition, assets, liabilities, results of operations or cash flows of the Company. The Company has received no notice of, and no investigation or review is pending before, or to the Company's Knowledge threatened by, any Governmental Authority (i) with respect to any alleged violation by the Company of any Law, order, regulation, policy, or guideline of any Governmental Authority related to the operation of the Station, or (ii) with respect to any alleged failure to have all permits, certificates, licenses, approvals, and other authorizations required in connection with the operation of the Station.

     4.15 FCC LICENSES. The Company is now and on the Closing Date will be the holder of the FCC Licenses as listed in Schedule 4.15, with regular unconditional renewals thereof having been granted for the full license term. The FCC Licenses constitute all of the licenses and authorizations required for and/or used in the operation of the Station as now operated, and the FCC Licenses are now and on the Closing Date will be in full force and effect and unimpaired by any act or omission of the Company, or its officers, directors, employees, or agents. There is not now pending, or to the Company's Knowledge, threatened, any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any of the FCC Licenses, or any investigation, Order to Show Cause, Notice of Violation, Notice of Apparent Liability, or a forfeiture or material complaint against the Station or the Company. The Company does not Know of any reason why the FCC would not renew the FCC Licenses in the ordinary course. In the event of any such action, or the filing or issuance of any such order, notice, or complaint or Knowledge of the threat thereof, the Company shall notify Gray of same in writing within five (5) days, and shall take all reasonable measures to contest in good faith or seek removal or rescission of such action, order, notice, or complaint, and shall pay any sanctions imposed. All material reports, forms, and statements required to be filed by the Company with the FCC with respect to the Station have been filed and are complete and accurate in all material respects. The Station is now and on the Closing Date will be operating in accordance with the FCC Licenses, and in compliance with the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC. The operation of the Station, including, but not limited to, the Company's use and operation of its existing tower sites, conforms to the standards adopted by the FCC in Guidelines Evaluating the Environmental Effects of Radio Frequency Radiation, Report and Order, IT Docket 93-62 (August 1, 1996) (FCC 96-326), as modified on reconsideration, Second Memorandum Opinion and Order, FCC 97-303 (released August 23, 1997).

     4.16  LABOR RELATIONS.

          (1) The Company has paid or made provision for payment of all salaries and wages of employees accrued through the date of this Agreement. The Company is in compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, safety of the workplace, wages and hours, and nondiscrimination in employment, and is not Knowingly engaged in any unfair or illegal employment practice;

          (2) There is no charge, complaint, other claim, compliance review, audit or investigation pending before, being conducted by or, to the Company's Knowledge, threatened by any court, agency, arbitral panel or other tribunal alleging, or that could result in an allegation of, unlawful discrimination, unauthorized employment, harassment, any unfair labor practice or violation of any Law or legal principle by the Company relating to any aspect of employment or the workplace, nor to the Company's Knowledge is there a basis for any such claims;

          (3) There is no labor strike, dispute, slowdown, or stoppage actually pending or, to the Company's Knowledge, threatened against or involving the Company;

          (4) There are no collective bargaining agreements binding on the Company;

          (5) To Company's Knowledge, no employee representative or labor organization is seeking to represent the Company's employees or has requested an election or a collective bargaining agreement, nor is the Company currently negotiating or contemplating negotiating such an agreement; and

          (6) Except as listed specifically on Schedule 4.16, the Company has no written contract of employment, change of control agreement or other agreement with any employee of the Station, and the Company has no unwritten contract of employment, change of control agreement or other agreement that is not terminable at will without any payment or other obligation on the part of Company or any successor, including Merger Corp.

     4.17 INSURANCE. Schedule 4.17 is a true and complete list, showing company and type and amount of coverage, of all insurance policies providing coverage for the Company or the operation of the Station, its employees, or third parties. The Company has provided correct and complete copies of each such policy to Gray on or before the date hereof. The Company is neither in default with respect to any provision of any of its insurance policies nor has it failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies which would result in failure to recover in full under such policies. The Company has complied with the insurance requirements of (i) all leases related to the Station to which it is a party; (ii) all other contracts and agreements to which the Company is a party; and (iii) all Laws.

     4.18 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected on its financial statements, as prepared and maintained through the Closing Date, arose from bona fide transactions in the ordinary course of business, and constitute valid and binding obligations of the account debtors for the full face amount thereof, without discount, offset, or other claim or allowance. The reserve for doubtful accounts contained in the financial statements is adequate to protect the Company from losses by reason of noncollection of such accounts.

     4.19 ACCOUNTS PAYABLE. All accounts payable of the Company reflected on its financial statements, as prepared and maintained through the Closing Date, arose from bona fide transactions in the ordinary course of business, and constitute valid debts or obligations of the Company for the full face amount thereof.

     4.20  TAX RETURNS, AUDITS, AND LIABILITIES.

          (1) The Company has: (i) timely filed all Tax Returns in accordance with all applicable laws (including any applicable extensions); (ii) paid all Taxes shown to have become due pursuant to such Tax Returns; (iii) properly accrued for all Taxes due or payable in respect of the current period in the Financial Statements; and (iv) paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable, other than Taxes being contested in good faith, as identified on Schedule 4.20 for which an adequate reserve has been established. All such Tax Returns are true and correct in all material respects and reflected the true facts regarding the income, business, assets, operations, activities, and status of the Company and any other information required to be shown therein.

          (2) Except as disclosed on Schedule 4.20, in the past five (5) years, none of the Company's Tax Returns has been audited by any Governmental Authority. There is no action, suit, proceeding, investigation, audit, claim, or assessment pending or proposed with respect to Taxes or with respect to any Tax Return for the Company; (ii) there are no liens for Taxes upon the assets of the Company, other than liens for taxes not yet past due; (iii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that remains in effect; and (iv) there are no Tax rulings, request for rulings, or closing agreements relating to the Company that could affect its liability for Taxes for any period after the Closing Date.

     4.21 BANK ACCOUNTS. All of the Company's bank accounts, and the names of all authorized signatories on all such accounts are set forth on Schedule 4.21 to this Agreement.

     4.22  CERTAIN CONTRACTS.

          (1) Except as listed on Schedule 4.22:

             (a) the Company does not have any employment agreements or any incentive compensation, profit-sharing, stock option, stock appreciation rights, stock purchase, savings, deferred compensation, retirement, pension, or other plans or benefit arrangements or practices with or for the benefit of any officer, employee, or any other person, or any consulting agreement or other arrangement with any officer, employee, former officer, or former employee;

             (b) no officer, director or Shareholder of the Company has any other agreement with the Company or any interest in any real, personal, or intellectual property used in or pertaining to the operation of the Station; and

             (c) except for contracts for the sale of advertising time entered into in the normal course of business, the Company is not a party to or bound by any contract, commitment, purchase order, or sales order, oral or written, related to the operation of the Station. All leases, agreements, licenses, or instruments to which the Company is a party are in full force and effect and are binding obligations of the parties thereto, and no event or condition has occurred or exists, or is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or the giving of notice or both, might constitute a material default or a basis for acceleration of any obligation, force majeure, or other claim of excusable delay or nonperformance thereunder or in respect thereof, whether on the part of the Company or any other party. In connection with the Merger or otherwise, there are no consents, approvals, notifications, or other actions required to be taken pursuant to the terms of any contract or commitment to which the Company is a party, except as described on
        Schedule 4.22.

          (2) Schedule 4.22 contains a list and correct and complete copies of the following contracts and agreements:

             (a) all powers of attorney given by the Company;

             (b) all programming and network affiliation agreements of the Company or that relate to the Station;

             (c) all Tradeout Agreements; and

             (d) any contract or agreement that (i) provides for monthly payments in excess of $1,000 or yearly payments in excess of $12,000;
        (ii) requires performance by the Company of any obligation for a period of time extending beyond six (6) months from the Effective Time or is not terminable by the Company without penalty upon sixty (60) days or less notice; (iii) evidences, creates or guarantees indebtedness of the Company; or (iv) guarantees or endorses the liabilities or obligations of any other Person.

     4.23 EMPLOYEES. Schedule 4.23 is a true and complete list of all personnel employed by the Company as of the date of this Agreement, including the names and current addresses of all such persons, their job classifications, rates of pay, length of service, and a brief description of the employment benefits provided to them, including group insurance, vacation, severance, health and accident benefits, and retirement pay, if any.

     4.24  EMPLOYEE BENEFIT PLANS.

          (1) Schedule 4.24 contains an accurate and complete list of each employee benefit plan established, maintained, or contributed to by the Company. Each such plan is maintained and administered in material compliance with the Employee

     Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable Laws, its governing documents and any oral or written communications from the Company to any participant in or beneficiary of such plan. Neither the Company nor any such employee benefit plan is liable for any material fine, excise tax, or loss of income tax deduction with respect to the operation of any such employee benefit plan. No reportable event, as defined in Section 4043 of ERISA, that could have a Material Adverse Effect on the Company, has occurred with respect to any employee benefit plan of the Company. The consummation of the transactions contemplated by this Agreement will not result in any withdrawal liability on the part of the Company under a multi-employer plan. No plan or benefit arrangement established or maintained by the Company or to which the Company is obligated to contribute has any "accumulated funding deficiency" as defined by ERISA. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation with respect to any such plan. There are no material claims (other than routine claims for benefits), lawsuits or governmental proceedings pending or, to the Company's Knowledge, threatened with respect to any employee benefit plan of the Company. No claims or liabilities in respect of any of the Company's employee benefit plans shall be imposed upon Gray or Merger Corp. as a result of the transactions described herein.

          (2) The Company has filed all returns and reports required to be filed with respect to its employee benefit plans, and has paid or made provision for the payment of all fees, interest, penalties, assessments, or deficiencies that may have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties, and assessments that are payable by or for the Company have been timely reported, fully paid, and discharged. There are no unpaid fees, penalties, interest, or assessments due from the Company relating to any employee benefit plan that are or could become an Encumbrance on any assets of the Station or are otherwise material. The Company has furnished to Gray true and complete copies of all documents setting forth the terms and funding of each employee benefit plan.

          (3) The Company is not liable for any welfare benefits (as defined in ERISA Section 3(1)) to its employees or other individuals associated with the Company after retirement or other separation from service other than to the extent required by Code Section 4980B and Part VI of Title I of ERISA (COBRA).

          (4) For purposes of this Section 4.24, "Company" means the Company and any entity which, together with the Company, would be treated as a single employer under Section 414(n) of the Code.

     4.25 NO BROKERS. Neither the Company nor any of its Shareholders has employed any brokers or finders, or incurred any liability for any brokerage fees, commissions, finders' fees, or financial advisory fees in connection with the transactions contemplated hereby, and the Shareholders agree to hold Gray and Merger Corp. harmless from any claim relating to such fees or compensation made by the Company or the Shareholders or anyone employed by the Company or the Shareholders.

     4.26 COMPUTER SOFTWARE AND DATABASE. All computer software licensed, leased or otherwise used in connection with the Station is standard, pre-packaged and licensed and none of such computer software is proprietary, internally developed or owned by the Company. The Company has, and upon consummation of the transactions contemplated by this Agreement, Merger Corp. will have, all computer software and databases that are necessary to operate the Station as presently conducted by the Company and all documentation and necessary licenses relating to all such computer software and databases.

     4.27 INTERESTED TRANSACTIONS. Except as set forth in Schedule 4.27, the Company is not a party to any contract or other transaction with any Affiliate of the Company, any Related Party of any Affiliate of the Company (other than as a Shareholder or employee of the Company), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Each of such contracts and other transactions described in the preceding sentence was negotiated on an arm's length basis, contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Schedule 4.27, none of the Persons described in the first sentence of this Section 4.27 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally (individually or in the aggregate), five percent (5%) or more of the equity or voting interests of any Person that competes with the Company or the Station.

     4.28 FULL DISCLOSURE. No statement contained herein or in any document, certificate, or other writing furnished or to be furnished by the Company to Gray pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements therein not misleading. The due diligence materials delivered by the Company to Gray and Merger Corp. are correct and complete in all material respects and do not omit any material facts necessary to make the facts disclosed by such materials not misleading.

     4.29 RELIANCE AND SURVIVAL. The foregoing representations and warranties have been made by the Company with the knowledge and expectation that Gray and Merger Corp. are placing complete reliance thereon, and all such representations and warranties shall survive the Closing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF GRAY AND MERGER CORP.

     Each of Gray and Merger Corp. represents and warrants to the Company as follows:

     5.1 ORGANIZATION AND EXISTENCE. Each of Gray and Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Georgia and has the power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

     5.2 AUTHORIZATION AND VALIDITY. Each of Gray and Merger Corp. has the full power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated on its part hereby and to consummate the transactions contemplated on its part hereby and thereby; each of Gray's and Merger Corp.'s execution and delivery of this Agreement and consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors; and this Agreement has been duly executed and delivered and constitutes the valid and binding agreement of each of Gray and Merger Corp. enforceable in accordance with its terms.

     5.3 NONCONTRAVENTION. Neither the execution nor delivery of this Agreement by either Gray or Merger Corp. nor the consummation by either Gray or Merger Corp. of the transactions contemplated hereby and thereby will violate any provision of the Articles of

Incorporation or Bylaws of either Gray or Merger Corp., or of any other material instrument, agreement, order, or decree binding on either Gray or Merger Corp. the effect of which violation would be the prevention, delay, avoidance, or voidableness of this Agreement or the transactions contemplated hereby.

     5.4 CONSENTS, APPROVALS. Except for filings with and approvals of the transactions contemplated hereby by the FCC and expiration of applicable waiting periods under the HSR Act, neither Gray nor Merger Corp. is required to make or obtain any consent, approval, notification, authorization or order of, or declaration, filing, or registration with any Governmental Authority or any other third party in connection with consummation by either Gray or Merger Corp. of the transactions contemplated hereby.

     5.5 NO BROKERS. Other than an approximately 1% fee paid by Gray to Bull Run Corporation (which does not affect the Merger Consideration hereunder), neither Gray nor Merger Corp. has employed any brokers or finders or incurred any liability for any brokerage fees, commissions, finders' fees, or financial advisory fees in connection with the transactions contemplated hereby and each of Gray and Merger Corp. agrees to hold the Company harmless from any claim relating to such fees or compensation made by either Gray or Merger Corp. or anyone employed by either of them.

     5.6  CAPITALIZATION.

          (1) The authorized capital stock of Gray consists of 15,000,000 shares of Gray Common Stock, 15,000,000 shares of Class A Common Stock, no par value ("Class A Common Stock"), and 20,000,000 shares of Preferred Stock, no par value ("Preferred Stock"), of which as of March 11, 1999 there were issued and outstanding 5,125,465 shares of Gray Common Stock, 6,832,042 shares of Class A Common Stock and 1,000 shares of Series A Preferred Stock and 350 shares of Series B Preferred Stock. As of December 31, 1998, 135,080 issued shares of Gray Common Stock, 1,129,532 issued shares of Class A Common Stock and no shares of Preferred Stock were held as treasury shares. All issued shares of Gray Common Stock, Class A Common Stock and Preferred Stock are duly authorized and validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. All shares of Gray Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person.

          (2) All outstanding shares of capital stock of the consolidated subsidiaries of Gray (the "Gray Subsidiaries") (A) are owned by Gray or a wholly owned subsidiary of Gray, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature except for pledge of the capital stock of the Gray Subsidiaries to secure certain debt of Gray,
     (B) were duly authorized and validly issued and are fully paid and nonassessable, and (C) have not been issued in violation of any preemptive rights. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Gray Subsidiaries, or contracts, understandings or arrangements to which Gray or a Gray Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Gray Subsidiary.

          (3) As of the date hereof, the authorized capital stock of Merger Corp. consists of 1,000 shares of common stock, no par value per share, all of which were duly authorized and validly issued and are fully paid and nonassessable and are owned by Gray.

     5.7 SEC FILINGS; FINANCIAL STATEMENTS. Gray and each of the Gray Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Gray with the SEC since January 1, 1998, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Gray SEC Filings." As of the respective dates of their filing with the SEC, the Gray SEC Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Each of the consolidated financial statements (including any related notes or schedules) included in the Gray SEC Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the SEC. Such consolidated financial statements fairly present the consolidated financial position of Gray and the Gray Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year end audit adjustments on a basis consistent with past periods).

     5.8 FINANCIAL ABILITY. Gray has the financial ability to close the transactions contemplated under this Agreement, and will close those transactions according to the terms of, and subject to the conditions contained in, this Agreement.

SECTION 6.  FCC APPROVAL.

     6.1 FILING AND PROSECUTION OF APPLICATION. Within ten (10) days after the execution of this Agreement, Gray and the Company shall each file applications with the FCC requesting the transfer and assignment of the FCC Licenses of the Station from the Company to Merger Corp. or its assignee (the "Assignment Application"). Gray and the Company shall take all steps reasonably necessary to the expeditious prosecution of the Assignment Application to a favorable conclusion, using their commercially reasonable best efforts throughout. The parties acknowledge that the Assignment Application to be filed by Gray will need to include a request for satellite designation of KBTX-TV so as to authorize continued common control of KBTX-TV and KWTX-TV, and Gray agrees to prepare and file said request contemporaneously with its Assignment Application.

     6.2 EXPENSES. Each party shall bear its own expenses in connection with the preparation of the applicable sections of the Assignment Application and in connection with the prosecution of such application. The Company and Gray will divide and pay equally any filing fee or grant fee imposed by the FCC.

     6.3 TIME FOR FCC CONSENT. If the FCC rejects the Assignment Application for incompleteness, it shall be completed by the party (or parties) whose portion of the Assignment Application was incomplete and then shall be promptly resubmitted. If the Assignment Application is rejected by the FCC for a reason which precludes resubmission, this Agreement shall terminate without notice or other action by the parties. If the FCC accepts the Assignment Application, whether as initially filed or as resubmitted, then, if the FCC has not given its written consent to the transfer of the FCC Licenses by December 31, 1999, the time for FCC consent shall be automatically extended until May 31, 2000, so long as no party is otherwise in default hereunder. In the event that the FCC consent has not been granted on or before May 31, 2000, either party may terminate this Agreement pursuant to Section 13.4. If the Closing has not occurred prior to August 15, 1999, the Company shall apply to the FCC prior to such date for all necessary authorizations to construct and operate digital television facilities on or before May 1, 2002.

     6.4 CONTROL OF STATION. Until the Closing, Gray shall not, directly or indirectly, control, supervise, or direct the operation of the Station, but such operation shall be the sole responsibility of the Company. Pending the Closing, Gray shall not represent that it is acting as agent or representative of the Company in connection with the operation of the Station or any personnel actions affecting the Station's employees.

     6.5 NO REVERSION OF LICENSES. Neither the Shareholders, nor any person affiliated with the Shareholders, has retained any right of reversion of the FCC Licenses. Further, no person affiliated with the Shareholders has the right to a reassignment of the FCC Licenses in the future, and the Shareholders or their affiliates have not reserved the right to use the facilities of the Station for any period whatsoever. There is no contract, arrangement, or understanding, express or implied, pursuant to which, as consideration or partial consideration for the transactions contemplated hereby, such rights as stated above are retained.

     6.6 REGULATORY MATTERS. Gray and the Shareholders will cooperate and use their best efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each party shall be primarily responsible for accomplishing all such matters applicable to it (or them) but shall take all such further action in that regard as the other party shall reasonably request.

SECTION 7.  SPECIAL COVENANTS AND AGREEMENTS.

     7.1 HSR ACT. Within thirty (30) days after the execution of this Agreement, each of the Company and Gray shall make the filings required by the HSR Act. The Company and Gray (i) will cooperate with each other in connection with such HSR Act filings by furnishing each other with any information or documents that may be reasonably required in connection with such filing; (ii) will promptly file, after any request by the Federal Trade Commission ("FTC") or Department of Justice ("DOJ") and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (iii) will furnish each other with any correspondence from or to, and notify each other of any other communications with, the

FTC or DOJ that relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ. The consummation of the transactions described in this Agreement is expressly conditioned upon the waiting period relating to any such filings having duly expired or been terminated by the appropriate Governmental Authorities without the enforcement of any action by any such agencies to restrain or postpone the transactions contemplated hereby. The Company and Gray shall share equally in the payment of filing fees required for the HSR Act filings. In addition, Gray shall make its legal counsel available to the Company to assist in the preparation of the Company's filings required by the HSR Act and Gray shall pay the first $10,000 of the fees of its legal counsel incurred in connection with the Company's HSR filings.

     7.2 CONFIDENTIALITY. Except as necessary for the consummation of the transactions contemplated by this Agreement, except as and to the extent required by law or securities filings, and except as permitted by Section 7.10, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

     7.3 COOPERATION. Gray and the Company shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Gray and the Company shall execute such other documents as may be necessary and desirable to implement and consummate this Agreement, and shall otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement, including without limitation accomplishing the events listed in
Section 13.6 by the dates identified in such Section.

     7.4 ACCESS TO BOOKS AND RECORDS. Gray shall provide the Shareholder Representatives reasonable access and the right to copy for a period of three years from the Closing Date any books and records relating to the Company.

     7.5 CERTAIN INVESTMENTS. Prior to the Closing, the Company will liquidate any and all investment securities and cash equivalents which it owns so that the current assets of the Company at the time of the Closing will consist only of cash, accounts receivable and prepaid expenses. Prior to the Closing, Employee accounts will be liquidated or written off at the election of the Company.

     7.6 ACQUISITION PROPOSALS. None of the Shareholders, the Company or any of its officers and directors shall, and the Company and each of the Shareholders will use its best efforts to cause its respective employees, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or the Shareholders) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company, or any purchase of all or any significant portion of the assets of the Company, or any equity interest in the Company, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal.

     7.7 MEETINGS OF SHAREHOLDERS. The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of the Shareholders (the "Shareholder Meeting") as promptly as practicable to consider and vote upon the approval of the Merger.

     7.8 MEETINGS OF GRAY AND MERGER CORP. SHAREHOLDERS. Gray and Merger Corp. will each take all actions necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the Merger, and to convene subsequent meetings of its shareholders as necessary to consider and vote upon such other matters as may be required by this Agreement.

     7.9  REGISTRATION STATEMENTS.

          (1) Gray will, at its sole cost and expense, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 or other appropriate form (the "Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the Gray Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company will, as promptly as practicable, prepare a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement and form of proxy, in connection with the vote of the Company's Shareholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's Shareholders, is herein called the "Proxy Statement/Prospectus"). Gray and the Company will use their commercially reasonable best efforts to have or cause the Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and the Company will use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Shareholders at the earliest practicable date including without limitation, by providing to Gray all financial statements, financial information and business information required or desirable for the Registration Statement and the Proxy Statement/Prospectus.

          (2) Gray will, at its sole cost and expense, as promptly as practicable after the Closing Date, prepare and file with the SEC a registration statement on Form S-3 or other appropriate form (the "Resale Registration Statement"), containing a prospectus, in connection with the registration under the Securities Act of the resale by the Shareholders of the Gray Common Stock issued in the Merger that are not otherwise eligible for public resale without limitation without an effective resale registration statement. Gray and the Company will use their commercially reasonable best efforts to have or cause the Resale Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and the Company and the Shareholders will provide to Gray all financial statements, financial information and business information required or desirable for the Resale Registration Statement. In the event that the Company and the Shareholders whose Gray Common Stock is to be resold under the Resale Registration Statement do not comply with the terms of this Section 7.9(2), including without limitation, by providing information regarding such selling Shareholders, the Company, Brazos Broadcasting Company and the means of distribution of all Gray Common Stock to be resold pursuant thereto, then Gray automatically shall be excused from its obligations pursuant to this Section 7.9(2). Notwithstanding any other provision of this Section 7.9 to the contrary, Gray shall not pay for, or otherwise be responsible for, any brokerage or similar expenses associated with the resale of any of the Gray Common Stock. Promptly upon request from Gray no more frequently than once each 12 month period, the Shareholder Representative shall provide Gray with the identity of such Shareholder who has resold any of the Gray Common Stock issued in the Merger and the number of shares of Gray Common Stock sold by each such Shareholder. Gray shall use its commercially reasonable best efforts to keep the Resale Registration Statement effective until the earlier of (i) the date on which all of the Gray Common Stock initially covered by the Resale Registration Statement has been sold by the Shareholders or (ii) the date on which all of the Gray Common Stock initially covered by the Resale Registration Statement is eligible for public resale without limitation without an effective resale registration statement. During such time as the effectiveness of the Resale Registration Statement is required to be maintained pursuant to the preceding sentence, Gray timely shall make all filings with the SEC and the NYSE necessary to maintain the effectiveness of the Resale Registration Statement.

          (3) Gray shall cause (i) the Registration Statement and the Resale Registration Statement to comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and (ii) the Registration Statement and the Resale Registration Statement (except with respect to information concerning the Company and the Brazos Broadcasting Company furnished in writing by or on behalf of the Company specifically for use therein, for which information the Shareholders shall be responsible) and the Proxy Statement (but only with respect to information concerning Gray and the Gray Subsidiaries furnished in writing by or on behalf of Gray specifically for use therein, for which information Gray shall be responsible) to not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. Gray will advise the Company in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement or the Resale Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

          (4) Prior to Closing, the Company will indemnify Gray, its directors, officers, employees and agents, and each Person who controls Gray within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Gray and such directors, officers, employees and agents and control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement in reliance upon and in conformity with information furnished to Gray by the Company or any of the Shareholders for use therein.

          (5) After Closing, each of the Shareholders will indemnify the Company and Gray, each of their respective directors, officers, employees and agents, and each Person who controls the Company or Gray within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and Gray and such directors, officers, employees and agents and control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement in reliance upon and in conformity with information furnished to Gray by the Company or any of the Shareholders for use therein.

     7.10 PUBLICITY. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and shall use their best efforts to agree upon the text of any such press release or the making of such public announcement.

     7.11 REGISTRATION AND LISTING OF GRAY COMMON STOCK. Gray will use its commercially reasonable best efforts to file the Registration Statement with respect to the Gray Common Stock to be issued pursuant to this Agreement under the applicable provisions of the Securities Act, and Gray will use its commercially reasonable best efforts to cause the Gray Common Stock to be issued pursuant to this Agreement to be listed for trading on the NYSE.

     7.12 SUPPLYING OF FINANCIAL STATEMENTS. The Company shall deliver to Gray within twenty (20) days following the end of each month true and complete copies of all unaudited monthly financial statements of the Company for each calendar month ending subsequent to December 31, 1998 and prior to the Closing Date in the format historically utilized internally by the Company and, to the extent applicable, within ninety (90) days following the end of each year true and completed copies of annual audited financial statements of the Company for each year subsequent to 1998.

     7.13 SUPPLEMENTS TO SCHEDULES. The Company shall from time to time after the date hereof, supplement or amend the Schedules referred to in Section 4 with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. Gray may unilaterally extend the Closing Date if necessary to allow Gray ten (10) business days to review such supplements to the Schedules prior to the Closing Date. If, in Gray's reasonable determination, any such supplements to the Schedules reveal any Material Adverse Change, or any condition or event that reasonably threatens to result in a Material Adverse Change, Gray shall give written notice to the Company of its determination. The Company shall then have a period of ten (10) business days to reasonably satisfy Gray that there has been no Material Adverse Change, or to remedy such Material Adverse Change, or such condition or event, to Gray's reasonable satisfaction. If, following such ten (10) business day cure period, in Gray's reasonable determination, such Material Adverse Change, or such condition or event that reasonably threatens to result in a Material Adverse Change, still exists, Gray may terminate this Agreement pursuant to Section 13.5.

     7.14 AFFILIATES OF THE COMPANY. Prior to the Closing Date, the Company shall deliver to Gray a letter identifying all Persons who are reasonably and in good faith believed to be, at the time of the Shareholder Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each Person who is so identified as an affiliate to deliver to Gray, on or prior to the Closing Date, a written agreement, in form reasonably satisfactory to Gray, that such Person will not offer to sell or otherwise dispose of any of the shares of Gray Common Stock issued in connection with the Merger in violation of the Securities Act.

SECTION 8.  CONDITIONS PRECEDENT FOR THE COMPANY.

     The Company's obligation to effect the Merger shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at or prior to the Closing.

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Gray and Merger Corp. contained in this Agreement shall be true, complete, and correct in all material respects as of the date when made and, except for changes expressly contemplated by this Agreement, on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and Gray and Merger Corp. shall have delivered to the Shareholder Representatives a certificate, signed by the Chairman or the President of Gray and Merger Corp. and dated the Closing Date, to such effect.

     8.2 PERFORMANCE OF THIS AGREEMENT. Each of Gray and Merger Corp. shall have performed and complied in all material respects with all covenants, conditions, and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date and Gray and Merger Corp. shall have delivered to the Company and its counsel all of the documents specified or required to be delivered in accordance with the provisions hereof.

     8.3 PROCEEDINGS. All corporate and other proceedings to be taken by Gray and Merger Corp. in connection with the transactions contemplated hereby shall have been completed and all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

     8.4 FCC CONSENT. The FCC Consent shall have been granted without the imposition of any condition thereon adverse to the Company or the Shareholders and (unless waived by the Company) shall have become a Final Order. All other consents and authorizations by third parties and all governmental consents, approvals, licenses, and permits, the granting of which are necessary for the consummation of the transactions contemplated hereby or for preventing the termination of any material right, privilege, license, or agreement of the Company or Merger Corp. related to the Station, or any material loss or disadvantage to the Company or Merger Corp., upon the consummation of the transactions contemplated hereby, shall have been obtained or made.

     8.5 LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, there shall not be pending any action, inquiry, investigation, or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

     8.6 EXPIRATION OF HSR WAITING PERIODS. All applicable waiting periods, including any extensions thereof, relating to the HSR Act, shall have expired or otherwise terminated.

     8.7 EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

     8.8 LEGAL OPINION. The Company shall have received a favorable opinion from Alston & Bird LLP, Heyman & Sizemore or Proskauer Rose LLP (or a combination thereof), counsel for Gray and Merger Corp., dated as of the Closing Date, in form and substance satisfactory to the Company, to the effect that:

          (1) each of Gray and Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to own and operate its properties and to carry on its business as being conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement;

          (2) all necessary corporate, stockholder and other action has been taken on the part of each of Gray and Merger Corp. to authorize and approve this Agreement and the transactions contemplated hereby; and this Agreement has been duly executed and delivered by each of Gray and Merger Corp.;

          (3) Gray has full legal power and authority to issue and deliver the shares of Gray Common Stock to the Shareholders in the manner contemplated by this Agreement; such shares are duly authorized and, upon consummation of the Merger, will be validly issued, fully paid and nonassessable and free of any lien, encumbrance, equity or claim created or suffered to exist by Gray or Merger Corp.;

          (4) the execution, delivery and performance of this Agreement by Gray and Merger Corp. and the consummation by Gray and Merger Corp. of the transactions contemplated by this Agreement (i) will not result in a breach or violation by Gray or Merger Corp. of, or constitute a default by Gray or Merger Corp. under, any statute, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument included as an exhibit to the Gray SEC Filings to which Gray or any of its subsidiaries, including Merger Corp., is a party or by which Gray or any of its subsidiaries is bound or the Certificate or Articles of Incorporation or Bylaws of Gray or any of its subsidiaries and (ii) do not require any consents, approvals, authorizations, registrations or filings by Gray or Merger Sub that have not been obtained or completed;

          (5) the shares of Gray Common Stock which will be delivered to the Shareholders pursuant to this Agreement are authorized for listing on the New York Stock Exchange upon official notice of issuance; and the stockholders of Gray have no preemptive rights with respect to such shares;

          (6) the Registration Statement with respect to the shares of Gray Common Stock which will be delivered to the Shareholders pursuant to this Agreement has become effective; to the best of such counsel's knowledge no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC;

          (7) except only for matters set forth in the Agreement or Schedules thereto or in the Gray SEC Filings, to the best of such counsel's knowledge there is no legal action or governmental proceeding or investigation pending or threatened against or affecting Gray or any of its subsidiaries or their respective businesses, properties, assets or goodwill which if determined adversely to Gray or any of its subsidiaries would individually or in the aggregate have a material adverse effect on the consolidated financial condition or results of operations of Gray or would materially adversely affect or prevent the Merger;

          (8) as of the effective time specified in the Certificate of Merger each issued and outstanding share of Company Common Stock will be converted into the consideration provided in Section 3.1 of the Agreement.

     In addition, such opinion shall state that such counsel has participated in the preparation of the Registration Statement and in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, and representatives of the Shareholders, at which the contents of the Registration Statement and related matters were discussed and, although such counsel has made certain inquiries and investigations in connection with the preparation of the Registration Statement, such counsel did not independently verify the accuracy or completeness of the statements made in the Registration Statement and the limitations inherent in the role of outside counsel are such that such counsel cannot and does not assume responsibility for or pass on the accuracy and completeness of such statements, except insofar as such statements relate to such counsel and to the extent set forth in certain specified paragraphs of the Registration Statement. Subject to the foregoing, such counsel shall state to the Shareholders that such counsel's work in connection with this matter did not disclose any information that caused such counsel to believe that the Registration Statement as of its date or as of the Effective Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading (other than financial statement and other information of a statistical or financial nature which are or should be contained therein and other than FCC and other regulating matters, as to which such counsel need express no view).

     8.9 TAX OPINION. Unless Gray and Merger Corp. exercise the Cash Election Option described in Section 3.1(3) above, the Company shall have received an opinion from King & Spalding or such other tax counsel as is reasonably acceptable to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

          (i) No gain or loss should be recognized by Gray, the Company or Merger Corp. as a result of the Merger; and

          (ii) No gain or loss should be recognized by the Shareholders to the extent that they exchange their Company Common Stock for Gray Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Gray Common Stock).

     In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Gray, the Company and Merger Corp. and others.

     8.10 NYSE LISTING. The shares of Gray Common Stock issuable pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange.

     8.11 VOTING AGREEMENT AND IRREVOCABLE PROXY. Simultaneously with the execution of this Agreement, each of Hilton H. Howell, Jr., Robert S. Prather, Jr., J. Mack Robinson, Harriet J. Robinson and Bull Run Corporation shall enter into a Voting Agreement and Irrevocable Proxy in form and substance reasonably acceptable to the Company.

SECTION 9.  CONDITIONS PRECEDENT FOR GRAY AND MERGER CORP.

     Gray's and Merger Corp.'s obligations to effect the Merger shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at or prior to the Closing.

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true, complete, and correct in all material respects as of the date when made and, except for changes expressly contemplated by this Agreement, on and as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date, and the Company shall have delivered to Gray and Merger Corp. a certificate, signed by the Chairman or the President of the Company and dated the Closing Date, to such effect.

     9.2 PERFORMANCE OF THIS AGREEMENT. The Company and the Shareholders shall have performed and complied in all material respects with all covenants, conditions, and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date and the Company and the Shareholders shall have delivered to Gray and Merger Corp. and their counsel all of the instruments of transfer, certificates, Exhibits, Schedules, and other documents specified or required to be delivered in accordance with the provisions hereof.

     9.3 PROCEEDINGS. All corporate and other proceedings to be taken by the Company, its Board of Directors and the Shareholders in connection with the transactions contemplated hereby shall have been completed and all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to Gray and Merger Corp., and Gray and Merger Corp. shall have received all such counterpart originals or certified or other copies of such documents as Gray may reasonably request.

     9.4 FCC CONSENT. The FCC Consent shall have been granted without the imposition of any condition thereon adverse to Gray or Merger Corp. and (unless waived by Gray) shall have become a Final Order. All other consents and authorizations by third parties and all governmental consents, approvals, licenses, and permits, the granting of which are necessary for the consummation of the transactions contemplated hereby or for preventing the termination of any material right, privilege, license, or agreement of the Company or Merger Corp. related to the Station, or any material loss or disadvantage to

Gray or Merger Corp., upon the consummation of the transactions contemplated hereby, shall have been obtained or made. Gray hereby agrees that a determination by the Mass Media Bureau of the FCC that KBTX-TV is a satellite of KWTX-TV does not constitute an adverse condition. The Company hereby agrees that a determination by the Mass Media Bureau of the FCC that KBTX-TV is not a satellite of KWTX-TV does constitute an adverse condition.

     9.5 LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or affect Gray's ownership or control of the Company, the Station or Merger Corp., and there shall not be pending any action, inquiry, investigation, or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

     9.6 OPINIONS OF COUNSEL FOR THE COMPANY. Gray and Merger Corp. shall have received opinions from Deaver & Deaver, counsel to the Company, and from Dennis Kelly, special FCC counsel to the Company, dated as of the Closing Date, in substantially the forms attached hereto as Exhibits F and G, respectively.

     9.7 TITLE INSURANCE POLICIES. Gray or Merger Corp., at Gray's sole cost and expense, shall have received standard form policies of owner's or lessee's title insurance, issued by a title insurance company doing business in the state in which such property is located, acceptable to Gray, insuring the Company's title as owner or as lessee, as the case may be, with current survey coverage, based on a current ALTA Survey, in form and substance reasonably satisfactory to Gray, in all of the Real Property in amounts specified by Gray, containing only those exceptions, conditions, and reservations acceptable to Gray and its counsel in their reasonable discretion (collectively, the "Permitted Exceptions"), together with legible copies of the documents creating the Permitted Exceptions.

     9.8  ENVIRONMENTAL AUDIT.

          (1) Gray, at Gray's sole cost and expense, shall have received the written results of an environmental audit, prepared at the direction of Gray, confirming that:

             (i) The Real Property does not contain any hazardous wastes, hazardous substances, toxic substances, hazardous air pollutants, or toxic pollutants, as those terms are defined in state and federal environmental laws and regulations promulgated pursuant to such laws, in amounts which are in violation of such laws or regulations;

             (ii) No part of the Real Property is currently or potentially subject to any federal, state, or local compliance or enforcement action, clean-up action, or other action because of the presence of stored, leaked, spilled, or disposed petroleum products, waste materials or debris, "PCB's" or "PCB items," underground storage tanks, "asbestos," or any dangerous, hazardous, or toxic substance as defined in or regulated by any federal or state or local laws, regulations, or orders;

             (iii) No part of the Real Property has been filled with debris, garbage, stumps, or other similar waste materials; and

             (iv) No condition currently exists on the Real Property, whether owned or leased, which is or may be characterized by any federal, state, or local government or agency as an actual or potential threat or danger to public health or the environment.

          (2) If the environmental audit obtained by Gray recommends remedial measures to clean up contamination identified in the environmental audit, the Company may complete the remedial measures at its sole cost and expense so long as such cost and expense is less than the Working Capital Surplus of the Company, in which case, the time for the Closing hereunder shall be extended up to 120 days as reasonably necessary to allow for such remediation. If the Company refuses to complete such remedial measures, Gray may, at Gray's option,

             (i) complete the remedial measures at Gray's sole cost and expense, in which case, the time for Closing hereunder shall be extended as reasonably necessary to allow for such remediation and the cash portion of the Merger Consideration shall be reduced by such cost and expense, or

             (ii) cancel and terminate this Agreement without further liability to Gray or the Company.

     9.9 EXPIRATION OF HSR WAITING PERIODS. All applicable waiting periods, including any extensions thereof, relating to the HSR Act, shall have expired or otherwise terminated.

     9.10 CONSUMMATION OF RELATED TRANSACTIONS. All conditions and approvals necessary for the consummation of related transactions under the KBTX Agreement shall have occurred or been performed or fulfilled, so that the transactions described under this Agreement can be closed simultaneously with or immediately prior to the closing under the KBTX Agreement.

     9.11 EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

     9.12 TAX OPINION. Unless Gray and Merger Corp. exercise the Cash Election Option described in Section 3.1(3) above, Gray and Merger Corp. shall have received an opinion from King & Spalding or such other tax counsel as is reasonably acceptable to Gray and Merger Corp., dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

          (i) No gain or loss should be recognized by Gray, the Company or Merger Corp. as a result of the Merger; and

          (ii) No gain or loss should be recognized by the Shareholders who exchange their Company Common Stock for Gray Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Gray Common Stock).

     In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Gray, the Company and Merger Corp. and others.

     9.13 NYSE LISTING. The shares of Gray Common Stock issuable pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange.

     9.14 GRAY SHAREHOLDER APPROVAL. The shareholders of Gray shall have approved the issuance of the Gray Common Stock as required by this Agreement.

     9.15 AFFILIATES OF THE COMPANY. On or prior to the Closing Date, Gray shall have received the agreements and instruments referred to in Section 7.13.

     9.16 VOTING AGREEMENT AND IRREVOCABLE PROXY. Simultaneously with the execution of this Agreement, each Shareholder of the Company who is an officer or director of the Company or who holds at least 5% of the outstanding Company Common Stock shall enter into a Voting Agreement and Irrevocable Proxy in form and substance reasonably acceptable to Gray and Merger Corp.

     9.17 SHAREHOLDER APPROVAL. This Agreement and the merger contemplated hereby shall have been approved by an affirmative vote of all of the Shareholders.

     9.18 DUE DILIGENCE AND SCHEDULES. Gray and Merger Corp. shall be reasonably satisfied with their due diligence review of the Company and the Station, including the information disclosed on the Schedules. This condition shall be deemed to have been satisfied if notice to the contrary has not been given to the Company no later than ten (10) business days after receipt by Gray and Merger Corp. of all of the due diligence information reasonably requested by the them and receipt by Gray and Merger Corp. of all of the Schedules.

SECTION 10.  CLOSING.

     10.1 DELIVERIES BY THE COMPANY. At the Closing, Gray will release and pay or cause the payment of the Merger Consideration upon receipt of the following instruments and documents executed by the Company, where appropriate, in form and content satisfactory to Gray and its counsel:

          (1) All original minute book(s) and stock transfer book(s) of the Company;

          (2) The corporate seal of the Company;

          (3) A true and complete copy of the Articles of Incorporation of the Company and all amendments thereto certified by its state of incorporation;

          (4) A Certificate of Account Status for the Company from the Texas Comptroller of Public Accounts, dated no more than thirty (30) days prior to the Closing Date;

          (5) A true and complete copy of the Bylaws and all amendments thereto of the Company certified by its secretary;

          (6) A certificate of the secretary of the Company stating that the Articles of Incorporation have not been amended since the date of the certificate described in Subsection 10.1(3) above and that nothing has occurred since the date of issuance of the Certificate of Account Status specified in Subsection 10.1(4) above that would adversely affect the Company's corporate existence or good standing;

          (7) The Closing Certificate referred to in Section 9.1 of this Agreement;

          (8) An Owner's and Contractor's Affidavit and such other form documents, instruments or information as may be requested by the title insurance company which is providing owner's or lessee's title insurance coverage for the Real Property;

          (9) The opinions of the Company's counsel and the Company's special FCC counsel; and

          (10) Such other documents as Gray or its Counsel may reasonably request for the complete fulfillment of the Company's and the Shareholders' obligation hereunder.

     10.2  POSTPONEMENT OF CLOSING DATE.

          (1) If either the average Market Value (as defined in Section 3.2(1)(ii)) during the Valuation Period (as defined in Section 3.2(1)(iii)) or the Market Value at the Closing Date is less than $10 per share and additional shares of Gray Common Stock are required to be issued pursuant to Section 3.2(7), Gray may unilaterally extend the Closing Date for as much time as reasonably may be required to allow Gray to obtain approval of Gray's shareholders for the issuance of additional shares of Gray Common Stock sufficient to allow the Closing to occur and to effect the registration of such Gray Common Stock under the Securities Act and the listing of such Gray Common Stock for trading on the NYSE.

          (2) In the event that Gray and Merger Corp. elect in their sole and absolute discretion to pay the Merger Consideration pursuant to the Cash Election Option (as defined in Section 3.1(3)), Gray in its sole and absolute discretion may unilaterally extend the Closing Date for thirty
     (30) days from the time of the exercise of the Cash Election Option.

SECTION 11.  INDEMNIFICATION.

     11.1 BY THE SHAREHOLDERS. After the Closing Date, to the limit of the Escrow Fund described in Section 11.4, below, the Shareholders shall indemnify and hold harmless each of Gray and Merger Corp. and their respective officers, directors, employees, agents, representatives, successors, and permitted assigns against:

          (1) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from a breach of any representation or warranty of the Company or the Shareholders contained in this Agreement;

          (2) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from a breach of any agreement of the Company or the Shareholders contained in this Agreement;

          (3) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from any debt, obligation, or liability of the Company not specifically and expressly reflected on the Company's December 31, 1998 Balance Sheet, or if incurred in the ordinary course of business thereafter, on the Final Balance Sheets, including any Taxes relating to the period ending on the Closing Date;

          (4) any damages, losses, obligations, liabilities, claims, actions or causes or action sustained or suffered by Gray or Merger Corp. and arising from a breach of any representation, warranty or agreement of the Company or the Shareholders relating to the sale of the Brazos Shares or arising under corresponding provisions of this Section 11 contained in the KBTX Agreement;

          (5) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from any Environmental Claim or any Environmental Matter;

          (6) all ordinary and necessary costs, expenses, or settlement payments (including, without limitation, reasonable attorneys', accountants', and other professional fees) incurred by Gray in connection with any action, claim, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against under this Section 11.

     The Company and the Shareholders acknowledge and agree that the provisions of this Section 11 are intended to complement corresponding provisions of the KBTX Agreement so that Gray and Merger Corp. shall be entitled to indemnification for and recovery of any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Gray or Merger Corp. on account of acquisition of Brazos Broadcasting Company, payable one-half from the Shareholders and one-half from the persons named as the Shareholders in the KBTX Agreement, on a several and pro-rata basis.

     11.2 BY GRAY AND MERGER CORP. After the Closing Date, to the limit of the amount of the Escrow Fund, from time to time, described in Section 11.4 below, each of Gray and Merger Corp. shall indemnify and hold harmless the Shareholders and their respective successors and permitted assigns against:

          (1) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by the Shareholders and arising from a breach of any representation or warranty of Gray or Merger Corp. contained in this Agreement;

          (2) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by the Shareholders and arising from a breach of any agreement of Gray or Merger Corp. contained in this Agreement;

          (3) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by the Shareholders and arising from
     (a) any debt, obligation, or liability of the Company properly reflected on the Final Balance Sheets; or, (b) the conduct of the business of the Company after the Closing Date;

          (4) any taxes incurred by the Company, Gray or Merger Corp., resulting from the merger contemplated hereby; and

          (5) all ordinary and necessary costs, expenses, or settlement payments (including, without limitation, reasonable attorneys', accountants', and other professional fees) incurred by the Shareholders or the Shareholder Representative in connection with any action, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against under this Section 11.

     11.3 PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

          (1) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten (10) days after written notice of such action, suit, or proceeding was given to Claimant, provided that any failure to give notice of such action, suit, or proceeding within such ten (10) day period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such party in the defense or resolution of any such claim. The notice of a claim may be amended on one or more occasions with respect to the amount of the claim at any time prior to final resolution of the obligation to indemnify relating to the claim.

          (2) With respect to claims solely between the parties, following receipt of notice from the Claimant of the claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day
     (30) period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day (30) period (or any mutually agreed upon extension thereof), the Claimant may seek an appropriate remedy at law or equity.

          (3) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. The Indemnifying Party may elect to compromise or contest, at its own expense and with counsel reasonably acceptable to the Claimant, any third party claim. If the Indemnifying Party elects to compromise or contest such third party claim, it shall within thirty (30) days after receipt of the notice of the claim (or sooner, if the nature of the third party claim so requires) notify the Claimant of its intent to do so by sending a notice to the Indemnified Party (the "Contest Notice"), and the Claimant shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such third party claim. If the Indemnifying Party elects not to compromise or contest the third party claim, fails to notify the Claimant of its election as herein provided or contests its obligation to indemnify under this Agreement, the Claimant (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such third party claim on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 11.3 to the contrary notwithstanding, (i) the Claimant shall have the right, at its own cost and for its own account, to compromise or contest any third party claim, and (ii) the Indemnifying Party shall not, without the Claimant's written consent, settle or compromise any third party claim or consent to entry of any judgment which does not include an unconditional term releasing the Claimant from all liability in respect of such third party claim. In any event, the Claimant and the Indemnifying Party may participate, at their own expense, in the contest of such third party claim. In addition, with respect to any claim related to Taxes, Gray and Merger Corp. shall have the right to participate in and attend any meeting or proceeding (at Gray's and Merger Corp.'s own cost and expense) with respect thereto, shall be provided with copies of any written communication or information regarding any oral communication with respect thereto as soon as possible after the receipt thereof (including, but not limited to, information with respect to any proposed meeting or proceeding) and shall have the right to approve any settlement thereof if the terms of such settlement could increase, directly or indirectly, any liability for Taxes of Gray or Merger Corp. in any period following the Closing. If the Indemnifying Party elects to assume control of the defense of a third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

          (4) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

          (5) The indemnification rights provided in Sections 11.1 and 11.2 shall extend to the shareholders, directors, officers, members, employees, and representatives of any Claimant.

     11.4 ESCROW FUND. At the Closing, the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) out of the Merger Consideration (the "Escrow Fund") shall be deposited with the Escrow Agent. The Escrow Fund shall be held in accordance with the terms hereof and the terms of the Escrow Agreement substantially in the form of Exhibit B attached hereto. The Escrow Fund shall be used as a source of funds to satisfy indemnification claims by Gray and Merger Corp. under this
Section 11. Upon final determination of a claim in favor of Gray and Merger Corp. by a court of competent jurisdiction or by mutual agreement of Gray, Merger Corp. and the Shareholder Representative, Gray and Merger Corp. shall be entitled to the amount of such claim from the Escrow Fund. On the first anniversary of the Closing Date, the Escrow Fund shall be reduced to Three Hundred Seventy-Five Thousand Dollars ($375,000.00), unless there are outstanding claims presented by Gray or Merger Corp. against the Escrow Fund, in which case, the Escrow Fund shall be reduced to the sum which is Three Hundred Seventy-Five Thousand Dollars ($375,000.00) more than the pending claims of Gray and Merger Corp. All claims by Gray and Merger Corp. against the Escrow Fund must be made by Gray or Merger Corp. before the date which is four (4) years after the Closing Date (the "Indemnity Termination Date"). On the Indemnity Termination Date, the Escrow Agent shall disburse to the Shareholder Representative the Indemnity Fund together with all interest earned thereon less the amount of any claims made by Gray or Merger Corp. against the Escrow Fund prior to such date (the "Claim Amount"). The Claim Amount shall be retained by the Escrow Agent in escrow until the underlying claim or claims related thereto have been finally determined by a court of competent jurisdiction or by mutual agreement of Gray and the Shareholder Representative. Gray and the Shareholder Representative hereby agree to jointly direct the Escrow Agent to disburse any portion of the Escrow Fund to any party which is entitled thereto pursuant to the terms hereof.

     11.5 LIMITATION ON DAMAGES. Notwithstanding any provision of this Agreement to the contrary, the Shareholders' liability to Gray and Merger Corp. for any breach of any representation, warranty or other applicable provision of this Agreement shall be several and divided pro-rata among the Shareholders, in accordance with their percentage ownership of the Shares, and, after Closing, shall be limited to the Escrow Fund described in Section 11.4. In no event, after the Closing hereof, shall the total amount of monetary damages that Gray and Merger Corp. may collect from Shareholders as damages for one or more breaches by the Shareholders or the Company under this Agreement exceed said Escrow Fund. Notwithstanding any other provision of this Agreement to the contrary, after the Closing, Merger Corp., as successor to the Company, shall not be liable to the Shareholders for any inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement and the Shareholders shall have no right of contribution from or any other claim or action against Merger Corp., as successor to the Company.

SECTION 12.  CONDUCT OF BUSINESS PENDING CLOSING.

     The Company covenants, represents, and warrants in favor of Gray and Merger Corp. that, pending the Closing, unless otherwise agreed to in writing by Gray:

     12.1 The Company will not sell, transfer, or otherwise dispose of, or enter into any transaction, contract, or commitment for the sale or disposition of all or any portion of the assets of the Station, except in the ordinary course of business, none of which transactions shall materially affect Merger Corp. or the Station from and after the Closing Date.

     12.2 The Company will carry and continue in full force through the Closing such fire and extended coverage, and theft, liability, and other insurance in substantially the same form and amount as are currently in force.

     12.3 The Company will use its best efforts to preserve the business organization and all equipment and records thereof in good order, to keep available for Merger Corp. all of the present employees of the Company, and to preserve for Merger Corp. the goodwill of suppliers, customers, advertisers, and others having business relationships with the Company.

     12.4 The Company will maintain, repair and replace the Leased Property, Real Property and the Tangible Personal Property in accordance with its customary practices, in substantially the same condition and state of repair as all such property is in on the date of this Agreement, ordinary wear and tear excepted.

     12.5 The Company shall permit Gray and its representatives, independent accountants, and attorneys, reasonable access during normal business hours to its properties, books, records, and other information with respect to the Company as Gray may request, and to make copies of such books, records, and other documents that Gray considers necessary or appropriate for the purposes of familiarizing itself with the Company.

     12.6 Between the date of this Agreement and the Closing Date, the Company will deliver to Gray information necessary to update the Schedules hereto and the lists, documents, and other information furnished by the Company as contemplated by this Agreement, and updated copies of new or changed documents relating to or included as a part of such Schedules, in order that all such Schedules, lists, documents, and other information and items shall be complete and accurate in all respects as of the Closing Date.

     12.7 Except for written employment agreements in existence on the date hereof and listed in Schedule 4.22, none of the Company, any of the Shareholders or any of their respective representatives has made or will make oral, written or other representations to any employee of the Company or to any other Person regarding the benefits, compensation or other terms or conditions of employment that will be provided to such individuals after the Closing Date. Whether or not a particular individual will or will not be retained in employment after the Closing Date constitutes a term or condition of employment.

SECTION 13.  TERMINATION.

     This Agreement may be terminated at any time prior to the Closing Date in the following manner:

     13.1  by mutual written consent of Gray, Merger Corp. and the Company;

     13.2 if any representation, warranty, covenant or agreement of the Company, or if any representation, warranty, covenant or agreement of Gray or Merger Corp., contained herein (that materially affects the financial condition or business of Gray or the Company) shall have been incorrect or breached and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the Closing Date; provided, however, that prior to such termination the party in default shall be given written notice by the other party, and shall have ten (10) days in which to cure such default;

     13.3 by Gray and Merger Corp., if any condition to the consummation of the transactions contemplated hereby which must be fulfilled to its satisfaction has (in their good faith judgment) not been fulfilled, or has become impossible to fulfill;

     13.4 without any action by Gray and Merger Corp. or the Company, if the Closing Date has not occurred by December 31, 1999, unless the Assignment Application jointly filed by the Company or the Shareholders and Gray and Merger Corp. is still pending before the FCC on that date, in which case this Agreement shall not be terminated until May 31, 2000 pursuant to this Section 13.4, but after which, either the Company or Gray and Merger Corp. may terminate the Agreement;

     13.5  by Gray and Merger Corp. pursuant to Section 7.13; or

     13.6 by the Company if Gray fails to accomplish the following events by the dates indicated:

          (a) filing the Registration Statement by the later of (i) thirty (30) days after Gray receives from the Company, Brazos Broadcasting Company, KXII Broadcasters, Inc., KXII Broadcasters, Ltd., KXII Television, Ltd. and K-Twelve, Ltd. all of the financial statements, financial information and business information required or desirable for inclusion in the Registration Statement or (ii) sixty (60) days after the date of this Agreement;

          (b) obtaining Gray shareholder approval of the issuance of the Gray Common Stock in the Merger within forty (40) days after the Registration Statement has been declared effective by the SEC; and

          (c) file the Resale Registration Statement by the later of (i) twenty
     (20) days after the approval of the Merger by the Shareholders or (ii) twenty (20) days after the Closing Date.

     If the termination of this Agreement occurs without breach or default of the Company or Gray and Merger Corp., then this Agreement shall become wholly void and shall have no further force and effect, and neither Gray or Merger Corp., on the one hand, nor the Company, on the other, shall have any liability or obligation with respect to each other. Upon such termination, the Escrow Agent shall refund the Earnest Money to Gray within three (3) days after the date upon which the termination becomes effective. If the termination occurs as a result of a breach or default by the Company, then Gray and Merger Corp. shall be entitled to seek specific performance of the Company's obligation to effect the Merger in accordance with the provisions hereof, or obtain the return of the Earnest Money. If the termination occurs as a result of a breach or default by Gray or Merger Corp., the Company may request the Earnest Money from the Escrow Agent and retain the Earnest Money as liquidated damages to compensate the Company and the Shareholders for the damages resulting from such breach or default. The parties agree that actual damages pursuant to a breach of this Agreement prior to Closing would be impossible to measure. Receipt of the Earnest Money shall be the sole and exclusive remedy that the Company shall have in the event of such breach or default and shall constitute a waiver of any and all other legal or equitable rights or remedies that the Company may otherwise have as a result of Gray's or Merger Corp.'s breach or default, and that in consideration for the receipt of the Earnest Money as liquidated damages, the Company may not obtain any further legal or equitable relief, including specific performance, to which it may otherwise have been entitled and neither Gray nor Merger Corp. shall have any further liability to the Company or the Shareholders as a result of such breach or default or the non-occurrence of Closing. If the Closing does not occur due to the nonfulfillment of any of the conditions in Section 9 or for any other reason except Gray's or Merger Corp.'s material breach or default in the performance of any of its obligations under this Agreement, the Company shall not be entitled to the proceeds of the Earnest Money and, promptly after the termination of this Agreement, the proceeds of the Earnest Money shall be returned to Gray.

SECTION 14.  MISCELLANEOUS PROVISIONS.

     14.1  EXPENSES OF NEGOTIATION AND TRANSFER.

          (1) The Company and Gray shall share equally in the payment of FCC filing fees, and the HSR filing fees, and the Shareholders and Gray shall share equally in the payment of the fees of the Neutral Auditors.

          (2) Except as provided above, each party to this Agreement shall pay its own expenses and other costs incidental to or resulting from this Agreement, whether or not the transactions contemplated hereby are consummated.

     14.2 SCHEDULES. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for each of the other Sections or Schedules of this Agreement with respect to which the substance of the disclosure is clear and unambiguous on the face of the disclosure.

     14.3 SURVIVAL. All of the covenants, agreements, representations, and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

     14.4 ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement of the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations, or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver, or termination of this

Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

     14.5 HEADINGS. The descriptive headings of the Sections and Subsections of this Agreement and the Table of Contents are for convenience only and do not constitute a part of this Agreement.

     14.6 FURTHER ASSURANCES. Each party agrees to execute and deliver such further certificates, agreements, and other documents and it shall take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     14.7 SITUS AND CONSTRUCTION. This Agreement and any other agreements to be made and entered into pursuant hereto shall be construed in accordance with and governed by the laws of the State of Texas.

     14.8 NOTICES. All notices under this Agreement shall be made in writing and shall be delivered by U.S. Mail, overnight courier, facsimile, or other means calculated to give prompt, actual notice to the recipient party, in the following manner:

          If to the     Milford N. Bostick, Chairman
            Company:
                        KWTX Broadcasting Company
                        200 West Highway 6
                        Suite 210
                        Waco, TX 76712
                        Phone: 254-772-9155
                        Fax: 254-772-7350

          with a copy   Kyle Deaver and John Lee Deaver
            to:
                        Deaver & Deaver
                        200 West Highway 6
                        Suite 501
                        Waco, TX 76712
                        Phone: 254-741-0400
                        Fax: 254-751-8369

          If to the     Robert S. Prather, Jr.
            Gray:
                        Gray Communications Systems, Inc.
                        4370 Peachtree Road
                        Atlanta, Georgia 30319
                        Phone: 404-266-8333
                        Fax: 404-261-9067

          with a copy   Alston & Bird LLP
            to:
                        1201 West Peachtree Street
                        Atlanta, Georgia 30309-3424
                        Attention: Stephen A. Opler
                        Phone: 404-881-7000
                        Fax: 404-881-4777

     14.9 BINDING EFFECT. All of the covenants, conditions, agreements, and undertakings set forth in this Agreement shall extend to and be binding upon the Company, the Shareholders, Gray and Merger Corp. and their respective successors and assigns. No party to this Agreement may assign any of its rights or obligations hereunder, except that Merger Corp. may assign its rights and obligations to any other entity of which Gray owns a majority of the equity interests.

     14.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed but one instrument.

     14.11  SHAREHOLDER REPRESENTATIVE.

          (1) By approving this Merger Agreement and accepting the Merger Consideration, each of the Shareholders hereby irrevocably makes, constitutes, and appoints Ray M. Deaver as the representative, agent and true and lawful attorney in fact of and for each of the Shareholders in connection with this Agreement (the "Shareholder Representative"). Each of the Shareholders hereby authorizes and empowers the Shareholder Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the Shareholders as each such Shareholder could do for himself, itself or herself, including with respect to the amendment of any provision of this Agreement. Each of the Shareholders further authorizes and empowers the Shareholder Representative to (i) receive all demands, notices or other communications directed to such Shareholder under this Agreement and to take any action (or to determine to refrain from taking any action) with respect thereto as he may deem appropriate as effectively as such Shareholder could act for himself, itself or herself (including, without limitation, the settlement or compromise of any dispute or controversy) and (ii) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Shareholder had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to the Shareholders hereunder shall be deemed effective if given to the Shareholder Representative. Upon the death, resignation or incapacity of the Shareholder Representative, or at any other time, a successor may be appointed by the vote of the holders of a majority of the Shares outstanding immediately prior to the Effective Time, and such successor shall agree in writing to accept such appointment in accordance with the terms hereof. Notice of the selection of a successor Shareholder Representative appointed in the manner permitted in this
     Section 14.11 shall be provided to Gray and Merger Corp. promptly.

          (2) Without limiting the generality of the foregoing paragraph (1), if Gray, Merger Corp. or any of the other Persons specified in Section 11.1 asserts a claim for indemnification based upon the provisions of Section 11, the notice requirements of Sections 11.3 and 14.8 shall be satisfied by delivery of any required notice to the Shareholder Representative as representative of and on behalf of each of the Shareholders, and the Shareholder Representative shall exercise all rights of the Shareholders, as indemnifying parties under Section 11, and shall cause all obligations of the Shareholders, as indemnifying parties under Section 11, to be performed. Each of the Shareholders agrees to be bound by all actions and failures to act of the Shareholder Representative in accordance with this
     Section 14.11. Notwithstanding the foregoing, it shall be the obligation of each Shareholder, and not of the Shareholder Representative, to indemnify Gray, Merger Corp. and the other Persons specified in Section 11.1 based upon the provisions of Section 11. By approving this Merger Agreement and by accepting the Merger Consideration, each Shareholder hereby agrees to indemnify and to save and hold harmless the Shareholder

     Representative from any liability incurred by the Shareholder Representative based upon or arising out of any act, whether of omission or commission, of the Shareholder Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Shareholder Representative that constitute gross negligence or willful misconduct in the exercise by the Shareholder Representative of the authority herein granted.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Company, Gray and Merger Corp. have executed this Agreement and Plan of Merger by their duly authorized officers on and as of the date set forth above.

                                                      GRAY:

ATTEST:                                               Gray Communications Systems, Inc.

---------------------------------------------         By: /s/  ROBERT S. PRATHER, JR.
                                                      --------------------------------------------

Title: --------------------------------------         Title: Executive Vice President
                                                      --------------------------------------------

                                                      MERGER CORP.:

ATTEST:                                               Gray Communications of Texas, Inc.

---------------------------------------------         By: /s/  ROBERT S. PRATHER, JR.
                                                      --------------------------------------------

Title: --------------------------------------         Title: President
                                                      --------------------------------------------

                                                      THE COMPANY:

ATTEST:                                               KWTX Broadcasting Company

             /s/ ROSS SAMS, JR.                       By: /s/ RAY DEAVER
---------------------------------------------
                                                       --------------------------------------------

Title: Secretary                                      Title: President
                                                      --------------------------------------------
--------------------------------------------

                                                                      APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       GRAY COMMUNICATIONS SYSTEMS, INC.,

                       GRAY COMMUNICATIONS OF TEXAS, INC.

                                      AND

                          BRAZOS BROADCASTING COMPANY

                           DATED AS OF APRIL 13, 1999

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
                                                                      B-1
SECTION 1.  DEFINITIONS............................................
1.1    Affiliate...................................................   B-1
1.2    Agreement...................................................   B-1
1.3    Assignment Application......................................   B-2
1.4    Closing.....................................................   B-2
1.5    Closing Date................................................   B-2
1.6    Code........................................................   B-2
1.7    Company.....................................................   B-2
1.8    Company Common Stock........................................   B-2
1.9    Earnest Money...............................................   B-2
1.10   Effective Time..............................................   B-2
1.11   Encumbrances................................................   B-2
1.12   Environmental Claim.........................................   B-2
1.13   Environmental Matter........................................   B-2
1.14   Escrow Agent................................................   B-2
1.15   FCC.........................................................   B-2
1.16   FCC Consent.................................................   B-2
1.17   FCC Licenses................................................   B-2
1.18   Final Order.................................................   B-2
1.19   Governmental Authority......................................   B-3
1.20   Gray........................................................   B-3
1.21   Gray Common Stock...........................................   B-3
1.22   HSR Act.....................................................   B-3
1.23   Intangible Property.........................................   B-3
1.24   Knowledge, Know, Known......................................   B-3
1.25   KWTX Agreement..............................................   B-3
1.26   KWTX Broadcasting Company...................................   B-3
1.27   Law.........................................................   B-3
1.28   Leased Property.............................................   B-3
1.29   Material Adverse Change or Material Adverse Effect..........   B-3
1.30   Merger......................................................   B-4
1.31   Merger Consideration........................................   B-4
1.32   NYSE........................................................   B-4
1.33   Permits.....................................................   B-4
1.34   Permitted Liens.............................................   B-4
1.35   Person......................................................   B-4
1.36   Preliminary Balance Sheets..................................   B-4
1.37   Program Rights..............................................   B-4
1.38   Real Property...............................................   B-4
1.39   Schedule....................................................   B-4
1.40   SEC.........................................................   B-4
1.41   Shareholder Representative..................................   B-5
1.42   Shareholders................................................   B-5
1.43   Shares......................................................   B-5
1.44   Station.....................................................   B-5
1.45   Tangible Personal Property..................................   B-5
1.46   Tax Or Taxes................................................   B-5
1.47   Tax Returns.................................................   B-5

                                                                     PAGE
                                                                     ----
1.48   Tradeout Agreement..........................................   B-5
1.49   Working Capital Surplus.....................................   B-5
                                                                      B-5
SECTION 2.  MERGER.................................................
2.1    Merger......................................................   B-5
2.2    Time and Place of Closing...................................   B-6
2.3    Effective Time..............................................   B-6
2.4    Articles of Incorporation...................................   B-6
2.5    Bylaws......................................................   B-6
2.6    Directors and Officers......................................   B-6
2.7    Reorganization..............................................   B-7
                                                                      B-7
SECTION 3.  MERGER CONSIDERATION; EXCHANGE PROCEDURES..............
3.1    Merger Consideration........................................   B-7
3.2    Cash Percentage Election....................................   B-8
3.3    Rights as Shareholders; Share Transfers.....................  B-10
3.4    Fractional Shares...........................................  B-10
3.5    Exchange Procedures.........................................  B-10
3.6    Treasury Shares.............................................  B-11
3.7    Earnest Money...............................................  B-11
3.8    Determination of Working Capital Surplus....................  B-11
3.9    Accounting Principles.......................................  B-13
                                                                     B-14
SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
  SHAREHOLDERS.....................................................
4.1    Organization, Corporate Power, and Qualifications of the
       Company.....................................................  B-14
4.2    Authorization and Validity..................................  B-14
4.3    Ownership of Shares.........................................  B-14
4.4    Capitalization of the Company...............................  B-14
4.5    Investments and Subsidiaries................................  B-15
4.6    Noncontravention............................................  B-15
4.7    Consents, Approvals.........................................  B-15
4.8    Financial Statements........................................  B-15
4.9    Title to and Condition of Real Property.....................  B-16
4.10   Title to and Condition of Tangible Personal Property........  B-17
4.11   Litigation..................................................  B-17
4.12   Environmental Matters.......................................  B-18
4.13   Trade Names, Trade Marks, etc...............................  B-19
4.14   Governmental Authorization and Compliance with Laws.........  B-19
4.15   FCC Licenses................................................  B-20
4.16   Labor Relations.............................................  B-20
4.17   Insurance...................................................  B-21
4.18   Accounts Receivable.........................................  B-21
4.19   Accounts Payable............................................  B-21
4.20   Tax Returns, Audits, and Liabilities........................  B-21
4.21   Bank Accounts...............................................  B-22
4.22   Certain Contracts...........................................  B-22
4.23   Employees...................................................  B-23
4.24   Employee Benefit Plans......................................  B-23
4.25   No Brokers..................................................  B-24
4.26   Computer Software and Database..............................  B-24
4.27   Interested Transactions.....................................  B-24
4.28   Full Disclosure.............................................  B-24
4.29   Reliance and Survival.......................................  B-25

                                                                     PAGE
                                                                     ----
                                                                     B-25
SECTION 5.  REPRESENTATIONS AND WARRANTIES OF GRAY AND MERGER
CORP...............................................................
5.1    Organization and Existence..................................  B-25
5.2    Authorization and Validity..................................  B-25
5.3    Noncontravention............................................  B-25
5.4    Consents, Approvals.........................................  B-25
5.5    No Brokers..................................................  B-25
5.6    Capitalization..............................................  B-26
5.7    SEC Filings; Financial Statements...........................  B-26
5.8    Financial Ability...........................................  B-27
                                                                     B-27
SECTION 6.  FCC APPROVAL...........................................
6.1    Filing and Prosecution of Application.......................  B-27
6.2    Expenses....................................................  B-27
6.3    Time for FCC Consent........................................  B-27
6.4    Control of Station..........................................  B-27
6.5    No Reversion of Licenses....................................  B-28
6.6    Regulatory Matters..........................................  B-28
                                                                     B-28
SECTION 7.  SPECIAL COVENANTS AND AGREEMENTS.......................
7.1    HSR Act.....................................................  B-28
7.2    Confidentiality.............................................  B-28
7.3    Cooperation.................................................  B-29
7.4    Access to Books and Records.................................  B-29
7.5    Certain Investments.........................................  B-29
7.6    Acquisition Proposals.......................................  B-29
7.7    Meetings of Shareholders....................................  B-29
7.8    Meetings of Gray and Merger Corp. Shareholders..............  B-29
7.9    Registration Statements.....................................  B-29
7.10   Publicity...................................................  B-32
7.11   Registration and Listing of Gray Common Stock...............  B-32
7.12   Supplying of Financial Statements...........................  B-32
7.13   Supplements to Schedules....................................  B-32
7.14   Affiliates of the Company...................................  B-32
                                                                     B-32
SECTION 8.  CONDITIONS PRECEDENT FOR THE COMPANY...................
8.1    Representations and Warranties..............................  B-32
8.2    Performance of this Agreement...............................  B-33
8.3    Proceedings.................................................  B-33
8.4    FCC Consent.................................................  B-33
8.5    Litigation..................................................  B-33
8.6    Expiration of HSR Waiting Periods...........................  B-33
8.7    Effective Registration Statement............................  B-33
8.8    Legal Opinion...............................................  B-33
8.9    Tax Opinion.................................................  B-35
8.10   NYSE Listing................................................  B-35
8.11   Voting Agreement and Irrevocable Proxy......................  B-35
                                                                     B-36
SECTION 9.  CONDITIONS PRECEDENT FOR GRAY AND MERGER CORP..........
9.1    Representations and Warranties..............................  B-36
9.2    Performance of this Agreement...............................  B-36
9.3    Proceedings.................................................  B-36
9.4    FCC Consent.................................................  B-36
9.5    Litigation..................................................  B-36
9.6    Opinions of Counsel for the Company.........................  B-36

                                                                     PAGE
                                                                     ----
9.7    Title Insurance Commitments.................................  B-37
9.8    Environmental Audit.........................................  B-37
9.9    Expiration of HSR Waiting Periods...........................  B-38
9.10   Consummation of Related Transactions........................  B-38
9.11   Effective Registration Statement............................  B-38
9.12   Tax Opinion.................................................  B-38
9.13   NYSE Listing................................................  B-38
9.14   Gray Shareholder Approval...................................  B-38
9.15   Affiliates of the Company...................................  B-38
9.16   Voting Agreement and Irrevocable Proxy......................  B-38
9.17   Shareholder Approval........................................  B-38
9.18   Due Diligence and Schedules.................................  B-39
                                                                     B-39
SECTION 10.  CLOSING...............................................
10.1   Deliveries by the Company...................................  B-39
10.2   Postponement of Closing Date................................  B-39
                                                                     B-40
SECTION 11.  INDEMNIFICATION.......................................
11.1   By the Shareholders.........................................  B-40
11.2   By Gray and Merger Corp.....................................  B-40
11.3   Procedure for Indemnification...............................  B-41
11.4   Escrow Fund.................................................  B-42
11.5   Limitation on Damages.......................................  B-43
                                                                     B-43
SECTION 12.  CONDUCT OF BUSINESS PENDING CLOSING...................
                                                                     B-44
SECTION 13.  TERMINATION...........................................
                                                                     B-46
SECTION 14.  MISCELLANEOUS PROVISIONS..............................
14.1   Expenses of Negotiation and Transfer........................  B-46
14.2   Schedules...................................................  B-46
14.3   Survival....................................................  B-46
14.4   Entire Agreement; Amendment; Waivers........................  B-46
14.5   Headings....................................................  B-46
14.6   Further Assurances..........................................  B-46
14.7   Situs and Construction......................................  B-46
14.8   Notices.....................................................  B-47
14.9   Binding Effect..............................................  B-47
14.10  Execution in Counterparts...................................  B-47
14.11  Shareholder Representative..................................  B-47

                               INDEX OF SCHEDULES

Schedule 4.3      --   Stock Ownership
Schedule 4.5      --   Investments and Subsidiaries
Schedule 4.8      --   Financial Statements
Schedule 4.9(1)   --   Description of Real Property
Schedule 4.9(3)   --   Ground Leases
Schedule 4.9(4)   --   Tenant Leases
Schedule 4.10(1)  --   Tangible Personal Property
Schedule 4.10(2)  --   Leased Tangible Personal Property
Schedule 4.11     --   Litigation
Schedule 4.12     --   Hazardous Substance Sites
Schedule 4.13     --   Trade Names, Trade Marks, Etc.
Schedule 4.14     --   Governmental Licenses, Certificates, Permits and
                       Approvals
Schedule 4.15     --   FCC Licenses
Schedule 4.16     --   Employment and Related Agreements
Schedule 4.17     --   Insurance
Schedule 4.20     --   Tax Matters
Schedule 4.21     --   Bank Accounts
Schedule 4.22     --   Certain Contracts
Schedule 4.23     --   Employees
Schedule 4.24     --   Employee Benefit Plans
Schedule 4.27     --   Interested Transactions

                               INDEX OF EXHIBITS

Exhibit A  --   Form of Shareholder Representative Appointment Agreement
Exhibit B  --   Form of Escrow Agreement (Indemnification)
Exhibit C  --   Form of Escrow Agreement (Earnest Money)
Exhibit D  --   Form of Preliminary Balance Sheets
Exhibit E  --   Form of Final Balance Sheets
Exhibit F  --   Form of Opinion of Deaver & Deaver
Exhibit G  --   Form of Opinion of Dennis Kelly

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and executed as of April 13, 1999, by and among GRAY COMMUNICATIONS SYSTEMS, INC., a Georgia corporation ("Gray"), GRAY COMMUNICATIONS OF TEXAS, INC., a Georgia corporation and wholly-owned subsidiary of Gray ("Merger Corp.") and BRAZOS BROADCASTING COMPANY, a Texas corporation (the "Company").

                                    RECITALS

     The Company is the licensee of television station KBTX-TV, Channel 3, in Bryan, Texas (the "Station") pursuant to authorizations issued by the Federal Communications Commission ("FCC"). The Boards of Directors of Gray, Merger Corp. and the Company are of the opinion that the transactions described in this Agreement are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of the Company by Gray through the merger of the Company with and into Merger Corp. At the Effective Time of such merger, the outstanding shares of capital stock of the Company will be converted into the right to receive shares of the common stock of Gray and cash. As a result (i) the Shareholders will become shareholders of Gray, and
(ii) Merger Corp. will conduct the business and operations of the Company as a wholly-owned subsidiary of Gray. It is the intention of the parties to this Agreement that the merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Code for federal income tax purposes. Certain terms used in this Agreement are defined in Section 1 hereof.

     The acquisition of the Company by Gray through the merger of the Company with and into Merger Corp. is one of two related transactions involving the acquisition of two television stations owned by KWTX Broadcasting Company and the Company. Gray anticipates completing the acquisition of both television stations after the parties have received approval from the FCC.

     NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

     The following terms, when used in capitalized form within this Agreement, or within any Exhibit or Schedule to this Agreement in which the terms are not otherwise defined, shall have the following meanings:

     1.1 "AFFILIATE" of a Person shall mean: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee, agent, or representative or direct or indirect beneficial or legal owner of any 10% or greater equity or voting interest of such Person; (iii) any entity for which a Person described in (ii) above acts in any such capacity.

     1.2 "AGREEMENT" shall mean this Agreement and Plan of Merger, and all Exhibits, Schedules, certificates, and instruments attached hereto or referred to herein.

     1.3  "ASSIGNMENT APPLICATION" shall have the meaning specified in Section
6.1 below.

     1.4 "CLOSING" shall mean the consummation of the Merger pursuant to this Agreement in accordance with the provisions of Section 10.

     1.5 "CLOSING DATE" shall mean the date on which the Closing occurs, as determined pursuant to Section 2.2.

     1.6 "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     1.7 "COMPANY" shall mean Brazos Broadcasting Company, as identified above, a Texas corporation with its principal offices at 4141 East 29th Street, Bryan, Texas 77802.

     1.8 "COMPANY COMMON STOCK" shall mean the common stock, $100 par value, of the Company.

     1.9 "EARNEST MONEY" shall mean the cash deposit in the amount of One Million Dollars ($1,000,000) paid by Gray to the Escrow Agent upon the execution of this Agreement, in the amount and in accordance with provisions set forth in
Section 3.7 below, together with interest thereon, if any.

     1.10 "EFFECTIVE TIME" shall mean the later of (i) the date and time that the Articles of Merger reflecting the Merger are filed with the Secretary of State of the State of Texas (or such later date and time as may be specified in the Articles of Merger) and (ii) the date and time that the Articles of Merger reflecting the Merger are filed with the Secretary of State of the State of Georgia (or such later date and time as may be specified in the Articles of Merger).

     1.11 "ENCUMBRANCES" shall mean security interests, mortgages, liens, pledges, options, rights of first refusal, and other restrictions on the use or transferability of property and claims or charges on any interest in property in favor of a person other than the owner of the property, whether or not relating to the extension of credit or the borrowing of money and whether or not existing by reason of statute, contract, or common law.

     1.12 "ENVIRONMENTAL CLAIM" shall have the meaning ascribed in Section 4.12(6)(a).

     1.13 "ENVIRONMENTAL MATTER" shall have the meaning ascribed in Section 4.12(6)(b).

     1.14  "ESCROW AGENT" shall mean American Bank, N.A., Waco, Texas.

     1.15 "FCC" shall mean the Federal Communications Commission, as defined in the recitals to this Agreement.

     1.16 "FCC CONSENT" shall mean action by the FCC in the form of a public notice or some other written document granting its consent to the Assignment Application.

     1.17 "FCC LICENSES" shall mean all licenses and authorizations issued by the FCC to the Company in connection with the business or operations of the Station, including the right to use the call letters "KBTX-TV."

     1.18 "FINAL ORDER" means action of the FCC approving the transfer of control of the Company to Gray or Merger Corp., which action is no longer subject to reconsideration or court review under the provisions of the Communications Act of 1934, as amended, and with respect to which no timely filed request for administrative or judicial review or stay is pending and as to which the time for filing any such request, or for the FCC to set aside the action on its own motion, has expired.

     1.19 "GOVERNMENTAL AUTHORITY" shall mean any federal, state, county, local or other governmental or public agency, instrumentality, commission, authority, board or body.

     1.20 "GRAY" shall mean Gray Communications Systems, Inc., as identified above, a Georgia corporation, with its principal offices at 4370 Peachtree Road, Atlanta, Georgia 30319.

     1.21 "GRAY COMMON STOCK" shall mean the Class B Common Stock, no par value, of Gray, with identical rights to those shares issued under the initial public offering of 3,500,000 shares as described in that one certain prospectus dated September 24, 1996.

     1.22 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     1.23 "INTANGIBLE PROPERTY" shall mean all copyrights, trademarks, trade names, service marks, service names, the call letters "KBTX-TV," licenses, patents, permits, jingles, proprietary information, technical information and data, computer software, formats, customer lists, advertiser lists, machinery and equipment warranties, and other similar intangible property rights and interests (other than the FCC Licenses)(and any goodwill associated with any of the foregoing) applied for, issued to, or owned by the Company or under which the Company is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

     1.24 "KNOWLEDGE," "KNOW," "KNOWN" and words of similar import, with respect to the Company, shall mean collectively those facts actually known, now or in the past, by the Company, Ray M. Deaver, Jim Baronet and M.N. Bostick.

     1.25 "KWTX AGREEMENT" shall mean the Agreement and Plan of Merger dated the same date as this Agreement for the merger of KWTX Broadcasting Company with and into Merger Corp. or, in the event Gray and Merger Corp. exercise the Cash Election Option (as defined in Section 3.1(3) herein), the merger of Merger Corp. (or its permitted assignee) with and into Brazos Broadcasting Company.

     1.26 "KWTX BROADCASTING COMPANY" shall mean KWTX Broadcasting Company, a Texas corporation, with its principal offices at 6700 American Plaza, Waco, Texas 76712, which owns television station KWTX, Channel 10, licensed to Waco, Texas.

     1.27 "LAW" shall mean any federal, state, or local code, law, legal principal, order, ordinance, regulation, rule, or statute of any Governmental Authority.

     1.28 "LEASED PROPERTY" shall mean any and all Real Property used or occupied by the Company as lessee under any oral or written lease, together with any additions thereto, and extensions or renewals thereof, between the date of this Agreement and the Closing Date.

     1.29 "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" shall mean a significant negative impact on the Company taken as a whole or the business of the Station, excluding any negative impact attributable to (i) factors affecting the television broadcasting industry generally, (ii) general national, regional, or local economic conditions, or (iii) governmental or legislative laws, rules, or regulations affecting the television broadcasting industry generally.

     1.30 "MERGER" shall mean the merger of the Company with and into Merger Corp. or, in the event Gray and Merger Corp. exercise the Cash Election Option (as defined in Section 3.1(3) herein), the merger of Merger Corp. (or its permitted assignee) with and into the Company.

     1.31 "MERGER CONSIDERATION" shall mean the aggregate consideration to be paid to the Shareholders pursuant to the Merger, as more fully defined in
Section 3.1(l).

     1.32  "NYSE" shall mean the New York Stock Exchange.

     1.33 "PERMITS" shall mean all licenses, permits, and other authorizations (other than the FCC Licenses), issued to the Company by the Federal Aviation Administration or any other federal, state, or local governmental authority in connection with the conduct of the business and operations of the Station, together with any additions, extensions, or renewals of same between the date of this Agreement and the Closing Date.

     1.34 "PERMITTED LIENS" shall mean (i) liens for Taxes and assessments not yet due and payable, mechanics' and other statutory liens arising in the ordinary course of business that secure obligations not delinquent, (ii) restrictions or rights granted to Governmental Authorities under applicable Law, that are not otherwise objectionable to Gray, and (iii) liens, restrictions and easements on the Real Property (as defined below) that, in Gray's reasonable judgment, do not detract from the value or impair the use of the property subject thereto; provided, however, in no event shall "Permitted Liens" include Encumbrances relating to the extension of credit or the borrowing of money.

     1.35 "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

     1.36  "PRELIMINARY BALANCE SHEETS" shall have the meaning set forth in
Section 3.8(1) below.

     1.37 "PROGRAM RIGHTS" shall mean all rights of the Company, presently existing or obtained prior to the Closing, to broadcast television programs, movies, and films, including all film and program rights under barter agreements, as a part of the programming for the Station, for which the Company is obligated to compensate the vendor of such Program Rights.

     1.38 "REAL PROPERTY" shall mean all of the Company's real property and interests in real property, purchase options, easements, licenses, rights to access, rights of way, all buildings and other improvements thereon, and all other real property interests which are used in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

     1.39 "SCHEDULE" shall mean those Schedules referred to in this Agreement delivered concurrently with the execution of this Agreement and attached hereto (or bound separately) or delivered pursuant to Section 9.18, all of which Schedules are incorporated in and made a part hereof by reference.

     1.40  "SEC" shall mean the Securities and Exchange Commission.

     1.41 "SHAREHOLDER REPRESENTATIVE" shall mean the Person(s) appointed as the Shareholder Representative pursuant to the Shareholder Representative Appointment Agreement, substantially in the form of Exhibit A to this Agreement, which initially shall be Ray Deaver.

     1.42  "SHAREHOLDERS" shall mean the shareholders of the Company.

     1.43 "SHARES" shall mean Five Hundred (500) shares of the capital stock in the Company, owned by the Shareholders, which constitutes one hundred percent (100%) of the shares of capital stock issued and outstanding in the Company.

     1.44 "STATION" shall mean KBTX-TV, Channel 3, a CBS affiliate licensed to Bryan, Texas, as identified above.

     1.45 "TANGIBLE PERSONAL PROPERTY" shall mean all of the Company's fixed assets, furniture, fixtures, equipment, machinery, motor vehicles, leasehold improvements, office equipment, computer hardware, spare parts, inventory, and other such tangible personal property which is used or useful in the conduct of the business or operations of the Station, together with any additions, replacements, or improvements thereto between the date of this Agreement and the Closing Date.

     1.46 "TAX" or "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees imposed or payable to the United States, or any state, county, or local government, subdivision or agency thereof, and in each instance, such term shall include any interest, penalties, or additions to tax attributable to any such Tax.

     1.47 "TAX RETURNS" means any returns, statements, filings, reports, estimates, declarations, and forms relating to Taxes that the Company is required to file, record, or deposit with any Governmental Authority, including any attachment thereto or amendment thereof.

     1.48 "TRADEOUT AGREEMENT" shall mean any written or oral contract, agreement, or commitment of the Company, pursuant to which the Company has sold or traded commercial air time of the Station in consideration of any property or services in lieu of or in addition to cash, excluding all film and program barter agreements.

     1.49 "WORKING CAPITAL SURPLUS" shall mean the amount by which the current assets and certain other assets of the Company exceed its current liabilities, as reflected on the books of the Company as of the close of business on the day immediately preceding the Closing Date, determined in accordance with the provisions of Section 3.8 and 3.9 below.

SECTION 2.  MERGER.

     2.1 MERGER. Subject to the terms and conditions of this Agreement and subject to Gray's and Merger Corp.'s exercise of the Cash Election Option pursuant to Section 3.1(3), at the Effective Time, the Company shall be merged with and into Merger Corp. in accordance with the applicable provisions of the Georgia Business Corporation Code (the "GBCC") and the Texas Business Corporation Act (the "TBCA") (the "Merger"). The separate corporate existence of the Company shall cease and Merger Corp. shall be the surviving corporation resulting from the Merger and continue to be a wholly-owned subsidiary of Gray and shall continue to be governed by the Laws of the State of Georgia (Merger Corp., as the surviving corporation in the Merger, sometimes being referred herein as the "Surviving Corporation"). The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company, Merger Corp. and Gray. In the event that Gray and Merger Corp. exercise the Cash Election Option,
(i) the Merger shall automatically without any further action by the parties be deemed to be the merger of Merger Corp. (or its permitted assignee) with and into the Company in accordance with the applicable provisions of the GBCC and the TBCA and (ii) accordingly, the separate existence of Merger Corp. shall cease and the Company (rather than Merger Corp.) shall be the surviving corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Texas. In the event that Gray and Merger Corp. exercise the Cash Election Option, the term "Surviving Corporation" shall automatically without any further action by the parties be deemed to mean the Company and not Merger Corp. as stated above.

     2.2 TIME AND PLACE OF CLOSING. The closing (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs at the offices of Deaver & Deaver, 200 West Highway 6, Suite 501, Waco, Texas 76712, or at such other time and date as the Company and Gray may mutually agree or such date to which the Closing may be postponed pursuant to Section 10.2 (such actual date of Closing, the "Closing Date").

     2.3 EFFECTIVE TIME. The parties shall cause the Effective Time to occur on the tenth (10th) day after the last of the conditions set forth in Sections 8 and 9 of this Agreement have been satisfied or waived in accordance with the terms of this Agreement. Subject to the provisions of this Agreement, the parties shall file Articles of Merger executed in accordance with the relevant provisions of the TBCA and the GBCC and shall make all other filings or recordings required under the TBCA and the GBCC. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger become effective with the Secretaries of State of the States of Texas and Georgia.

     2.4 ARTICLES OF INCORPORATION. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the Articles of Incorporation of Merger Corp. in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed. In the event that Gray and Merger Corp. exercise the Cash Election Option, the Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.5 BYLAWS. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the Bylaws of Merger Corp. in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed. In the event that Gray and Merger Corp. exercise the Cash Election Option, the Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.6 DIRECTORS AND OFFICERS. Whether or not the Cash Election Option is exercised by Gray and Merger Corp., the directors and officers of Merger Corp. in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, will serve as the directors and officers, respectively, of the Surviving

Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation and in accordance with the terms of their original election.

     2.7 REORGANIZATION. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the parties hereby adopt this Agreement as a plan of reorganization intended to qualify for tax-deferred treatment under Section 368(a) of the Code. In the event that the Cash Election Option is exercised by Gray and Merger Corp., the parties hereby adopt this Agreement to be treated for federal income tax purposes as an acquisition of the capital stock of the Company.

SECTION 3.  MERGER CONSIDERATION; EXCHANGE PROCEDURES.

     3.1. MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or Shareholder:

          (1) Outstanding Company Common Stock. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, each share (excluding shares held by the Company or any of its subsidiaries or by Gray or any of its subsidiaries, in each case other than in a fiduciary capacity ("Treasury Shares") and specifically excluding the Two Hundred Fifty (250) shares held by KWTX Broadcasting Company, which shares shall be cancelled at the Effective Time) of the Company Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive an amount in a combination of cash and Gray Common Stock (as described in Sections 3.1(2) and 3.2 below) equal to (A) the sum of (a) Twenty-Two Million Eight Hundred Twenty Thousand Dollars ($22,820,000) plus (b) fifty percent (50%) of the Working Capital Surplus of the Company determined based on the Preliminary Balance Sheets (such sum of clauses (a) and (b) being referred to as the "Merger Consideration") divided by (B) 250 (such result of dividing (A) by
     (B) being referred to as the "Merger Consideration Per Share").

          (2) Cash and Gray Common Stock Components of Merger Consideration. Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) below, the Merger Consideration will be paid in a combination of cash and Gray Common Stock. Pursuant to Section 3.2, each Shareholder will have the right to elect the percentage of the Merger Consideration that he, she or it receives in the form of cash (the "Cash Percentage") and the percentage to be received in the form of Gray Common Stock (the "Stock Percentage"); provided, however, that in no event shall the Stock Percentage be less than forty percent (40%). The Cash Percentage of the Merger Consideration for each Shareholder electing to receive any of the Merger Consideration in cash shall be reduced on a pro rata basis (calculated on the basis of the aggregate amount of cash to be received by each Shareholder) by Two Hundred Fifty Thousand Dollars ($250,000) to be held in the Escrow Fund pursuant to Section 11.4 below. The Escrow Fund shall be disbursed pursuant to the terms of Section 11.4 below and the Escrow Agreement substantially in the form of Exhibit B attached hereto.

          (3) Cash Election Option. In the event that either the average Market Value (as defined in Section 3.2(1)(ii)) during the Valuation Period (as defined in Section 3.2(1)(iii)) or the Market Value at the Closing Date is less than $12 per share, Gray and Merger Corp. shall have the option in their sole and absolute discretion to pay the Merger Consideration in cash, in which event the Merger Consideration shall be reduced from the amount specified in Section 3.1(1) by $470,000. In addition, the parties agree that if the Cash Election Option is exercised, they intend for the Merger to be treated as an acquisition of the capital stock of the Company for federal income tax purposes. Gray and Merger Corp. may exercise the Cash Election Option at any time prior to the Closing by providing oral and written notice to the Company of such exercise as promptly as practicable after making the decision to exercise such Cash Election Option. Each of the parties shall use their commercially reasonable best efforts to effect the Cash Election Option, including without limitation, revising this Agreement in any way reasonably necessary or desirable to accomplish the Cash Election Option consistent with this paragraph and cooperating in seeking any additional required approvals of the FCC or other Governmental Authorities.

          (4) Outstanding Merger Corp. Common Stock. Subject to Gray's and Merger Corp's exercise of the Cash Election Option described in Section 3.1(3) above, each share of the common stock of Merger Corp. ("Merger Corp. Common Stock") issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation. In the event that Gray and Merger Corp. exercise the Cash Option Election, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

     3.2.  CASH PERCENTAGE ELECTION.

          (1) Holders of the Company Common Stock shall be provided with an opportunity to elect to receive as much as sixty percent (60%) of the Merger Consideration Per Share in cash with the remainder of the Merger Consideration Per Share in the form of Gray Common Stock, in accordance with the election procedures set forth below in this Section 3.2; provided, however, that in the event the Market Value on the Closing Date is less than $14.00 per share, each holder of Company Common Stock shall be deemed to have elected to receive sixty percent (60%) of the Merger Consideration Per Share in cash and forty percent (40%) of the Merger Consideration Per Share in the form of Gray Common Stock. The number of shares of Gray Common Stock to be paid as part of the Merger Consideration Per Share will be calculated by dividing the dollar amount of the stock portion of the Merger Consideration Per Share by the Valuation Period Market Value (as defined below). For purposes of this Section 3.2:

             (i) "Valuation Period Market Value" shall mean the average Market Value during the Valuation Period; provided, however, that in the event the average Market Value during the Valuation Period is less than $14.00 per share, the Valuation Period Market Value shall be deemed to be $14.00 per share and in the event the average Market Value during the Valuation Period is greater than $15.00 per share, the Valuation Period Market Value shall be deemed to be $15.00 per share;

             (ii) "Market Value" shall mean the closing sales price for Gray Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source); and

             (iii) "Valuation Period" shall mean the twenty (20) consecutive trading day period during which the shares of Gray Common Stock are traded on the NYSE ending on the last trading day prior to the Closing Date.

          (2) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Company Common Stock ("Old Certificates") shall pass, only upon proper delivery of such Old Certificates to an exchange agent designated by Gray (the "Exchange Agent")) in such form as Gray and the Company shall mutually agree ("Election Form") shall be mailed at the time of the mailing of the Proxy Statement/Prospectus provided for in Section 7.9 hereof or on such other date as the Company and Gray shall mutually agree ("Mailing Date") to each holder of record of Company Common Stock as of the record date for the Shareholder Meeting (as defined in Section 7.7) ("Election Form Record Date").

          (3) Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Company Common Stock to elect to receive as much as sixty percent (60%) of the Merger Consideration Per Share in cash with the remainder of the Merger Consideration Per Share in the form of Gray Common Stock; provided, however, that in the event the Market Value on the Closing Date is less than $14.00 per share, each holder of Company Common Stock shall be deemed to have elected to receive sixty percent (60%) of the Merger Consideration Per Share in cash and forty percent (40%) of the Merger Consideration Per Share in the form of Gray Common Stock.

          (4) Any shares of Company Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the day of the Shareholder Meeting (the "Election Deadline") shall be entitled to receive the Merger Consideration Per Share sixty percent (60%) in cash and forty percent (40%) in Gray Common Stock (such shares being "No Election Shares").

          (5) Gray shall make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

          (6) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of the Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Gray shall cause the certificates representing Company Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the Person who submitted the Election Form. Such Person may submit a new Election Form with respect to such shares at any time prior to the Election Deadline. If no new Election Form is submitted with respect to such shares, they shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Gray nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (7) Subject to Gray's and Merger Corp.'s exercise of the Cash Election Option described in Section 3.1(3) above, in the event that the Market Value at Closing is less than the Valuation Period Market Value, Gray shall increase the number of shares of Gray Common Stock to be issued to each Shareholder by a sufficient number to ensure that the value of the Stock Portion of the Merger Consideration received by each Shareholder at Closing will be no less than 40% of the Merger Consideration received by that Shareholder at Closing.

     3.3. RIGHTS AS SHAREHOLDERS; SHARE TRANSFERS. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, Shareholders of the Company, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the date hereof and the Merger Consideration provided under this Section 3. After the Effective Time, there shall be no transfers on the share transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

     3.4. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Gray Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Gray shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Gray Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Gray Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) NYSE trading days immediately preceding the Effective Date.

     3.5.  EXCHANGE PROCEDURES.

          (1) At or prior to the Effective Time, Gray shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 3, certificates representing the shares of Gray Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Section 3 in exchange for outstanding shares of Company Common Stock.

          (2) As promptly as practicable after the Effective Date, Gray shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of

     Company Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such Shareholder's Old Certificates for the consideration set forth in this Section 3. Gray shall cause the New Certificates into which shares of a Shareholder's Company Common Stock are converted on the Effective Date and any check in respect of the cash portion of the Merger Consideration Per Share and any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such Shareholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Common Stock (or an affidavit and indemnity in form reasonably satisfactory to Gray and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such Shareholder. No interest will be paid on any such cash to be paid pursuant to this Section 3 upon such delivery.

          (3) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (4) No dividends or other distributions with respect to Gray Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Common Stock converted in the Merger into the right to receive shares of such Gray Common Stock until the holder thereof shall surrender such Old Certificate in accordance with this Section 3. After the surrender of an Old Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Gray Common Stock represented by such Old Certificate.

          (5) Any portion of the Exchange Fund that remains unclaimed by the Shareholders of the Company for twelve months after the Effective Time shall be paid to Gray. Any Shareholders of the Company who have not theretofore complied with this Section 3 shall thereafter look only to Gray for payment of the shares of Gray Common Stock, cash, cash in lieu of any fractional shares and unpaid dividends and distributions on the Gray Common Stock deliverable in respect of each share of Company Common Stock such Shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.6. TREASURY SHARES. Each of the shares of Company Common Stock held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.7 EARNEST MONEY. The Earnest Money, in the form of cash, shall be paid to the Escrow Agent for the account of the Company within three (3) business days after the date hereof. The cash Earnest Money shall be held in accordance with the provisions of the Escrow Agreement substantially in the form of Exhibit C attached hereto and shall be paid to Merger Corp. at the Closing.

     3.8  DETERMINATION OF WORKING CAPITAL SURPLUS.

          (1) At least seven (7) days prior to the Closing Date, the Company shall prepare and deliver to Gray pro forma statements of estimated assets and liabilities of the Company as of the close of business at 11:59 p.m. on the day preceding the Closing Date (the "Preliminary Balance Sheets"), substantially in the form of

     Exhibit D attached hereto, containing estimates of the Working Capital Surplus of each corporation.

          (2) Within ninety (90) days after the Closing, Gray shall prepare final statements of assets and liabilities of the Company as of the Closing Date (the "Final Balance Sheets"), substantially in the form of Exhibit E attached hereto, and shall submit such statements to the Shareholder Representative for review and approval. Gray shall also provide all information reasonably necessary to determine the correct amount of Working Capital Surplus of each corporation, including appropriate supporting documents and such other information as may be reasonably requested by the Shareholder Representative. The Final Balance Sheets shall be certified by an officer on behalf of Gray to be true and complete. The Shareholder Representative (and his authorized representatives) shall have the right to visit the Station during normal business hours to verify and review such documentation upon providing reasonable notice to Gray. If the Shareholder Representative disputes the amounts of Working Capital Surplus determined by Gray, he shall so notify Gray within thirty (30) days after receipt of the Final Balance Sheets and provide Gray with his own Final Balance Sheets. If the Shareholder Representative notifies Gray that he accepts the Final Balance Sheets, or fails to deliver his own alternate Final Balance Sheets within the thirty (30) day period specified in the preceding sentence, Gray's determination of the amounts of Working Capital Surplus shall be conclusive and binding on the parties upon the expiration of such period.

          (3) Gray and the Shareholder Representative shall use good faith efforts to resolve any dispute involving the determination of the amounts of Working Capital Surplus and the Final Balance Sheets. If the parties are unable to resolve any dispute within fifteen days following the delivery of the Shareholder Representative's notice concerning disputed adjustments, Gray and the Shareholder Representative shall jointly designate a qualified Big 5 firm of independent certified public accountants (the "Neutral Auditors") to resolve such dispute. If the parties are unable to agree on the designation of the Neutral Auditors, then an accounting firm will be selected by lot from two names submitted by the Shareholder Representative and two names submitted by Gray, none of which shall be employed by the Shareholder Representative or Gray. The Neutral Auditors' resolution of the dispute shall be made within sixty (60) days of their selection, shall be based on presentations by the Shareholder Representative and Gray and not by independent financial audit, and shall be final and binding on the parties. The Neutral Auditors' resolution of the dispute may be enforced by any court of competent jurisdiction. Fees of the Neutral Auditors shall be split equally between the parties.

          (4) If the amount of Working Capital Surplus of the Company reflected on the Final Balance Sheet as finally determined in accordance with the preceding provisions of this Section 3.8 is more than $10,000 less than such amount reflected on the Preliminary Balance Sheet, then the Escrow Agent shall refund fifty percent (50%) of the difference (without regard to the $10,000 threshold) to the Surviving Corporation out of the Escrow Fund. The payment required hereunder shall be made within seven (7) days after all of the procedures specified in this Section 3.8 have run their course.

          (5) If Neutral Auditors should be appointed by the parties to the KWTX Agreement, then the Neutral Auditors so appointed shall serve as the Neutral Auditors under this Agreement, and all proceedings before the Neutral Auditors shall be consolidated to promote efficiency and reduce expenses of the parties.

     3.9 ACCOUNTING PRINCIPLES. Completion of the Preliminary Balance Sheets and Final Balance Sheets, and determination of the amounts of Working Capital Surplus, shall be made by the application of the following accounting principles:

          (1) Current assets shall be reduced by an amount equal to two (2%) percent of the value of accounts receivable included within the computation. For purposes of this Section 3.9, accounts receivable shall include accounts receivable due from trade, but shall exclude accounts receivable due from network and affiliated stations (as the terms "trade," "network," and "affiliated stations" have been customarily used by the Company for the purpose of preparing their financial statements).

          (2) The account balances for deferred trade expense and cash value life insurance shall be included in the computation.

          (3) Current liabilities shall contain an accrual for any Taxes due on account of the sale, liquidation, or other disposition of any investment securities in the period ending on the Closing Date.

          (4) Otherwise, all revenues and all expenses arising from the operation of the Company, including business and nongovernmental license fees, utility charges, real and personal property taxes and assessments levied against the Company, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes, programming fees and expenses, employee compensation, including wages, commissions, bonus pay, payroll taxes, accrued vacation, sick leave, holiday, and compensatory pay for all employees of the Company, prepaid and deferred items, and dividends, shall be charged or credited in accordance with the methods historically used by the Company as disclosed in its annual audited financial statements, and prorated as of the close of business at 12:00 a.m. midnight on the day preceding the Closing Date. All special assessments and similar charges or liens, or installments thereof, imposed against the Real Property or the Station, and payable on or prior to the Closing Date shall be reflected on the Preliminary Balance Sheets and Final Balance Sheets, and amounts payable with respect to such assessments and similar charges or liens or installments thereof, imposed against the Real Property or the Station, and payable after the Closing Date, shall be excluded. Ad valorem real and personal property taxes assessed or assessable for the year in which the Closing takes place shall be prorated based upon the number of days elapsed from January 1 to the Closing Date, divided by 365 days.

          (5) Any and all rebates due after the Closing Date to any advertiser or other user of the Station's facilities, based on business, advertising, or services purchased or rendered prior to the Closing Date, shall be reflected on the Preliminary Balance Sheets and Final Balance Sheets ratably in proportion to revenues received or volume of business done during the applicable period. Agency commissions shall be adjusted based upon revenue, volume of business done, or services rendered in part before the Closing Date and in part after the Closing Date and charged to the Preliminary Balance Sheets and Final Balance Sheets ratably in proportion to the revenue, volume of business done, or services rendered, as the case may be, during the applicable period. All payments relating to Program Rights will be allocated ratably in accordance with the payment terms of the contract or agreement for such properties, and prorated to the Closing Date.

          (6) The Preliminary Balance Sheets and Final Balance Sheets shall be adjusted to the extent any liabilities on the books of the Company under Tradeout Agreements exceed the value of assets from Tradeout Agreements as of the date received, but no increase shall be made in Working Capital Surplus if the value of assets from Tradeout Agreements exceeds the liabilities from Tradeout Agreements, as of the Closing Date.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SHAREHOLDERS.

     The Company represents and warrants unto Gray and Merger Corp., and this Agreement is made and expressly conditioned upon, the following representations and warranties:

     4.1 ORGANIZATION, CORPORATE POWER, AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation in each jurisdiction where the nature and extent of its business requires such qualification.

     4.2 AUTHORIZATION AND VALIDITY. The Company has the full corporate power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including without limitation, the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject to the approval of this Agreement by the holders of two-thirds (2/3) of the Shares, which is the only shareholder vote required for approval of this Agreement and the consummation of the Merger by the Company. This Agreement has been executed and delivered by duly authorized officers of the Company and constitutes the legal, valid, and binding obligation of the Company. This Agreement is enforceable with respect to the Company in accordance with its terms.

     4.3 OWNERSHIP OF SHARES. Each of the Shareholders owns (beneficially and legally) the number of Shares specified on Schedule 4.3, opposite his, her, or its name, free and clear of any Encumbrance of any kind.

     4.4 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of Five Hundred (500) shares of common stock, $100 par value, of which Five Hundred (500) shares are issued and outstanding. The number of shares of common stock issued to each of the Shareholders is accurately set forth on Schedule 4.3 to this Agreement. All issued and outstanding Shares of capital stock in the Company have been duly authorized and validly issued, are fully paid and nonassessable, were issued without violation of any preemptive rights, are free of any preemptive rights and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, (the "Securities Act"), and all applicable state securities laws. There are no options, warrants, or other rights, nor any agreements, commitments, or arrangements of any kind relating to the subscription to or the issuance, voting, acquisition, sale, repurchase, transfer, or disposition of (i) any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, or (ii) any options, warrants, or subscription rights relating to any such capital stock or securities of the Company. No Person has any contract or agreement or any right or privilege capable of becoming a binding contract for the purchase from any of the Shareholders of any of the

Shares. The consummation of the transactions contemplated in this Agreement will convey to Gray good title to the Shares free and clear of all Encumbrances, security interests, charges, or restrictions on transfer of any nature whatsoever.

     4.5 INVESTMENTS AND SUBSIDIARIES. The Company has not in the past owned and does not currently own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person.

     4.6 NONCONTRAVENTION. The execution and delivery by the Company of this Agreement and the other agreements contemplated on its part hereby does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate, or result (with the passage of time, the giving of notice or both) in a violation of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of, any Encumbrance upon any of the property of the Company pursuant to any provision of any mortgage, lien, lease, agreement, license, or instrument to which the Company is a party or is subject, (iii) constitute an event permitting termination or acceleration of any mortgage, lien, lease, agreement, license, or instrument to which the Company is a party, or (iv) violate (A) any judgment, order, writ, injunction, decree, regulation, or rule of any court or Governmental Authority applicable to the Company or the Station or (B) any Law.

     4.7 CONSENTS, APPROVALS. Except for filings with and approvals of the transactions contemplated hereby by the FCC and the expiration of applicable waiting periods under the HSR Act, and except for consent from the CBS Television Network, neither the Shareholders nor the Company is required to make or obtain any consent, approval, notification, authorization or order of, or declaration, filing, or registration with any third party, including, without limitation, any Governmental Authority (i) in connection with the consummation of the transactions contemplated hereby, (ii) to avoid the loss of any license or the violation, breach, or termination of, or any default under, or the creation of any lien on any of the assets of the Station pursuant to the terms of any Law, order, or other requirement or any contract binding upon the Company or to which assets of the Station may be subject, or (iii) to enable Merger Corp. to continue the operation of the Station after the Closing substantially as conducted prior to the Closing.

     4.8 FINANCIAL STATEMENTS. Schedule 4.8 contains true and complete copies of (i) the audited financial statements of the Company for calendar years 1994-1998, prepared by its independent auditors, Pattillo, Brown and Hill, Certified Public Accountants, Waco, Texas (the "Tax Basis Statements") and (ii)
(A) the audited balance sheet of the Company as of December 31, 1998 and the audited statements of income and cash flows for the year then ended and (B) the unaudited balance sheet of the Company as of December 31, 1997 and 1996 and the unaudited statements of income and cash flows of the Company for the years ended December 31, 1996 and 1997, prepared by its independent auditors, Pattillo, Brown and Hill, Certified Public Accountants, Waco Texas (collectively, the "GAAP Basis Statements"). The Tax Basis Statements have been prepared, and when prepared, the Preliminary Balance Sheets and Final Balance Sheets will have been prepared, in accordance with the accounting principles described in the independent auditors' reports and footnotes accompanying said Tax Basis Statements and fairly present the financial condition of the Company as of the respective dates thereof, and the results of operations, cash flows and retained earnings, and changes in financial position, respectively, of the Company, for the respective periods thereof. In addition, the Preliminary Balance Sheets and Final Balance Sheets, when prepared, will be based on the

Company's historical accounting practices, consistently applied. The GAAP Basis Statements have been prepared in accordance with generally accepted accounting principles, consistently applied and fairly present the financial condition of the Company as of the respective dates thereof, and the results of operations, cash flows and retained earnings, and changes in financial position, respectively, of the Company, for the respective periods thereof. Since December 31, 1998, (i) the Company has carried on its business only in the ordinary course of business consistent with past practice, (ii) there has been no Material Adverse Change, and (iii) the Company has not made any change in any method of accounting or any accounting practice.

     4.9  TITLE TO AND CONDITION OF REAL PROPERTY.

          (1) Schedule 4.9(1) contains a complete and accurate description of all the Real Property and the Company's interest therein.

          (2) The Company has good, marketable and insurable fee simple title to all of the Real Property free and clear of all Encumbrances, except for Permitted Liens, and no portion of the Real Property is included in a Tax parcel that includes property other than Real Property.

          (3) Schedule 4.9(3) contains a complete and accurate description of all the Leased Property and of the applicable lease creating the Company's interest in the Leased Property (the "Ground Leases") and the terms of the Company's interest therein. The Company has good, marketable and insurable leasehold title to all of the Leased Property described on Schedule 4.9(3) free and clear of all Encumbrances, except for Permitted Liens. The Company has delivered to Gray true and complete copies of all of the Ground Leases.

          (4) Schedule 4.9(4) contains a complete and accurate description of all leases of the Real Property and Leased Property pursuant to which the Company is the landlord or sublandlord, (the "Tenant Leases") and the Company has delivered true and complete copies of the Tenant Leases to Gray. There are no leases or other agreements relating to occupancy of the Real Property or Leased Property, except for the Tenant Leases and no Person other than the tenants under the Tenant Leases has any right to occupancy of any portion of the Real Property or Leased Property. The Company is the lessor or landlord or the successor lessor or landlord under the Tenant Leases free and clear of all Encumbrances except for the Permitted Liens and is entitled to receive the rents, issues and profits from the Tenant Leases.

          (5) Except as disclosed on Schedule 4.9(l), all towers, guy anchors, buildings, and other improvements owned by the Company are located entirely on the Real Property listed on Schedule 4.9(1).

          (6) All Real Property (i) is available for immediate use in the conduct of the business and operations of the Station and (ii) complies in all material respects with all applicable building, fire, health, handicapped persons, sanitation, use and occupancy or zoning Laws and the regulations of any Governmental Authority having jurisdiction thereof. There is no pending or, to the Company's Knowledge, threatened condemnation or eminent domain proceedings that would affect the Real Property, or any part thereof and the Company has full legal and practical access to the Real Property and all utilities are available to the Real Property from a publicly dedicated right of way or through a valid private easement. The Company has furnished to Gray copies of any and all notices or reports received from any insurance company, engineer, or Governmental Authority with respect to any violations (or potential violations) of any applicable law affecting the Real Property or otherwise requiring or recommending work be performed on or at any of the Real Property (or improvements thereon), and all of the violations and requirements set forth in any such notices and reports have been cured or fulfilled to the satisfaction of those entities.

          (7) The Real Property listed on Schedule 4.9(1) and the Tenant Leases listed on Schedule 4.9(4) comprise all real property interests necessary to conduct the business and operations of the Company as now conducted.

     4.10  TITLE TO AND CONDITION OF TANGIBLE PERSONAL PROPERTY.

          (1) Schedule 4.10(1) lists all material items of Tangible Personal Property owned by the Company, which together with the leased Tangible Personal Property comprises all material items of Tangible Personal Property necessary to conduct the business and operations of the Station as now conducted. Except as specified on Schedule 4.10(1) the Company owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by the Company is subject to any Encumbrance, other than Permitted Liens. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Station. Each item of Tangible Personal Property is in good condition and repair, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices. Each item of Tangible Personal Property is adequate for its present and intended uses and operation. All items of transmitting equipment included in the Tangible Personal Property permit the Station to operate in all material respects in compliance with the terms of the FCC Licenses, the rules and regulations of the FCC, and with all other applicable Laws.

          (2) Schedule 4.10(2) contains a complete and accurate description of all the leased Tangible Personal Property and of the applicable lease creating the Company's interest in the leased Tangible Personal Property, which includes the leases for motor vehicles (collectively, the "Personal Property Leases") and the terms of the Company's interest therein. The Company has good leasehold title to the leased Tangible Personal Property subject to the terms of the applicable Personal Property Lease and free of any Encumbrances, other than Permitted Liens. The Company has delivered to Gray true and complete copies of all of the Personal Property Leases. The owned Tangible Personal Property listed on Schedule 4.10(1) and the leased Tangible Personal Property listed on Schedule 4.10(2) comprise all personal property interests necessary to conduct the business and operations of the Company as now conducted.

     4.11 LITIGATION. There are no actions, suits, claims, investigations, or proceedings (legal, administrative, or arbitrative) pending, or to the Company's Knowledge threatened, against the Company, and to the Company's Knowledge no basis for any of the foregoing exists, whether at law or in equity and whether civil or criminal in nature, before or by any Federal, State, municipal, or other court, arbitrator, governmental department, commission, agency, or instrumentality, domestic or foreign, nor are there are any judgments, decrees, or orders of any such court, arbitrator, governmental department, commission, agency, or instrumentality outstanding against the Company. Except as disclosed on Schedule 4.11, no litigation (as described in the preceding sentence) has been pending during the three (3) years prior to the date hereof that, individually or in the aggregate, resulted in losses, damages, costs or expenses (whether or not covered by insurance) in excess of $10,000 or granted any injunctive relief against the Company.

     4.12  ENVIRONMENTAL MATTERS.

          (1) To the Company's Knowledge, none of the Real Property, assets or premises of the Company or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former subsidiaries (which are identified on Schedule 4.5), contains, nor is there present at any such Real Property, assets or premises of the Company or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former subsidiaries (which are identified on Schedule 4.5), any (i) "hazardous substances" (as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended), (ii) asbestos, (iii) radon gas, (iv) underground storage tanks,
     (v) items or equipment containing polychlorinated biphenyls in excess of 50 parts per million, (vi) stored, spilled, or leaked petroleum products, or
     (vii) accumulation of rubbish, debris, or other solid waste; nor is any of the Real Property, assets or premises of the Company or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the Company or any of its predecessors or any of its current or former subsidiaries (which are identified on Schedule 4.5), the subject of governmental regulation or liability because of the past release, threat of release, discharge, storage, treatment, generation, or disposal of such substances.

          (2) To the Company's Knowledge, the Company is in compliance with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its predecessors or any of its current or former subsidiaries has received any written notice of a charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice having been filed or commenced against the Company or any of its predecessors or any of its current or former subsidiaries in connection with its operation of the Station alleging any failure to comply with any such law, rule, or regulation.

          (3) To the Company's Knowledge, neither the Company nor any of its predecessors or any of its current or former subsidiaries has any liability that could reasonably be expected to have a Material Adverse Effect under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning the (i) release or threatened release of hazardous substances, (ii) pollution, or (iii) protection of the environment.

          (4) To the Company's Knowledge, all waste containing any hazardous substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company or any of its predecessors or any of its current or its former subsidiaries has been released or disposed of in compliance with all applicable reporting requirements under any Law, and neither the Company nor the Shareholders have Knowledge of any Environmental Claim (as herein defined) with respect to any such release or disposal.

          (5) To the Company's Knowledge, without limiting the generality of any of the foregoing, (i) all on-site and off-site locations where the Company or any of its predecessors or any of its current or former subsidiaries has stored, disposed or arranged for the disposal of hazardous substances are identified in Schedule 4.12, and (ii) no polychlorinated biphenyls (PCB's) are used or stored on or in any Real Property owned, leased, operated or managed by the Company or any of its predecessors or any of its current or former subsidiaries.

          (6) For purposes of this Agreement:

             (a) "Environmental Claim" shall mean any Litigation in any court or before or by any Governmental Authority or private arbitrator, mediator or tribunal against the Company (including, without limitation, notice or other communication written or oral by any Person alleging potential liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability, or alleged Liability under, or violation or alleged violation under, any Environmental Law.

             (b) "Environmental Matter" shall mean any matter or circumstances existing prior to Closing related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any hazardous substance into the environment, or (ii) the treatment, storage, recycling or other handling of any hazardous substance or (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any hazardous substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Real Property.

     4.13 TRADE NAMES, TRADE MARKS, ETC. The Company has and owns, or has the right to use, all trademarks, service marks, trade names, business names, copyrights, designs, trade secrets, and know-how used in the operation of the Station, including, but not limited to, the items listed on Schedule 4.13 as a part of the Intangible Property. There are no claims or proceedings pending, or to the Company's Knowledge threatened, against the Company asserting that its use of any Intangible Property infringes the rights of any other Person and the Company has no Knowledge of any use by the Company that may, with notice or passage of time, give rise to such a claim. The Company has not licensed or otherwise assigned any Intangible Property to any third party and, to the Company's Knowledge, there are no existing infringing uses of the Intangible Property by any third parties. All royalties, limitations, restrictions, or other obligations of the Company with respect to the ownership or use of the Intangible Property are set forth on Schedule 4.13.

     4.14 GOVERNMENTAL AUTHORIZATION AND COMPLIANCE WITH LAWS. All governmental licenses, certificates, permits, and approvals required for the conduct of the Company's business as now conducted are listed on Schedule 4.14. The Company has obtained all such licenses, permits, and approvals and all are in full force and effect. The business of the Station has been operated in compliance with all applicable Laws, orders, regulations, policies, and guidelines of all Governmental Authorities (including, without limitation, those relating to FCC matters and environmental laws and regulations), except for violations of such Laws, orders, regulations, policies, and guidelines which do not affect and cannot reasonably be expected to have a Material Adverse Effect on the Station or the business, financial condition, assets, liabilities, results of operations or cash flows of the

Company. The Company has received no notice of, and no investigation or review is pending before, or to the Company's Knowledge threatened by, any Governmental Authority (i) with respect to any alleged violation by the Company of any Law, order, regulation, policy, or guideline of any Governmental Authority related to the operation of the Station, or (ii) with respect to any alleged failure to have all permits, certificates, licenses, approvals, and other authorizations required in connection with the operation of the Station.

     4.15 FCC LICENSES. The Company is now and on the Closing Date will be the holder of the FCC Licenses as listed in Schedule 4.15, with regular unconditional renewals thereof having been granted for the full license term. The FCC Licenses constitute all of the licenses and authorizations required for and/or used in the operation of the Station as now operated, and the FCC Licenses are now and on the Closing Date will be in full force and effect and unimpaired by any act or omission of the Company, or its officers, directors, employees, or agents. There is not now pending, or to the Company's Knowledge, threatened, any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any of the FCC Licenses, or any investigation, Order to Show Cause, Notice of Violation, Notice of Apparent Liability, or a forfeiture or material complaint against the Station or the Company. The Company does not Know of any reason why the FCC would not renew the FCC Licenses in the ordinary course. In the event of any such action, or the filing or issuance of any such order, notice, or complaint or Knowledge of the threat thereof, the Company shall notify Gray of same in writing within five (5) days, and shall take all reasonable measures to contest in good faith or seek removal or rescission of such action, order, notice, or complaint, and shall pay any sanctions imposed. All material reports, forms, and statements required to be filed by the Company with the FCC with respect to the Station have been filed and are complete and accurate in all material respects. The Station is now and on the Closing Date will be operating in accordance with the FCC Licenses, and in compliance with the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC. The operation of the Station, including, but not limited to, the Company's use and operation of its existing tower sites, conforms to the standards adopted by the FCC in Guidelines Evaluating the Environmental Effects of Radio Frequency Radiation, Report and Order, IT Docket 93-62 (August 1, 1996) (FCC 96-326), as modified on reconsideration, Second Memorandum Opinion and Order, FCC 97-303 (released August 23, 1997).

     4.16  LABOR RELATIONS.

          (1) The Company has paid or made provision for payment of all salaries and wages of employees accrued through the date of this Agreement. The Company is in compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, safety of the workplace, wages and hours, and nondiscrimination in employment, and is not Knowingly engaged in any unfair or illegal employment practice;

          (2) There is no charge, complaint, other claim, compliance review, audit or investigation pending before, being conducted by or, to the Company's Knowledge, threatened by any court, agency, arbitral panel or other tribunal alleging, or that could result in an allegation of, unlawful discrimination, unauthorized employment, harassment, any unfair labor practice or violation of any Law or legal principle by the Company relating to any aspect of employment or the workplace, nor to the Company's Knowledge is there a basis for any such claims;

          (3) There is no labor strike, dispute, slowdown, or stoppage actually pending or, to the Company's Knowledge, threatened against or involving the Company;

          (4) There are no collective bargaining agreements binding on the Company;

          (5) To Company's Knowledge, no employee representative or labor organization is seeking to represent the Company's employees or has requested an election or a collective bargaining agreement, nor is the Company currently negotiating or contemplating negotiating such an agreement; and

          (6) Except as listed specifically on Schedule 4.16, the Company has no written contract of employment, change of control agreement or other agreement with any employee of the Station, and the Company has no unwritten contract of employment, change of control agreement or other agreement that is not terminable at will without any payment or other obligation on the part of Company or any successor, including Merger Corp.

     4.17 INSURANCE. Schedule 4.17 is a true and complete list, showing company and type and amount of coverage, of all insurance policies providing coverage for the Company or the operation of the Station, its employees, or third parties. The Company has provided correct and complete copies of each such policy to Gray on or before the date hereof. The Company is neither in default with respect to any provision of any of its insurance policies nor has it failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies which would result in failure to recover in full under such policies. The Company has complied with the insurance requirements of (i) all leases related to the Station to which it is a party;
(ii) all other contracts and agreements to which the Company is a party; and
(iii) all Laws.

     4.18 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected on its financial statements, as prepared and maintained through the Closing Date, arose from bona fide transactions in the ordinary course of business, and constitute valid and binding obligations of the account debtors for the full face amount thereof, without discount, offset, or other claim or allowance. The reserve for doubtful accounts contained in the financial statements is adequate to protect the Company from losses by reason of noncollection of such accounts.

     4.19 ACCOUNTS PAYABLE. All accounts payable of the Company reflected on its financial statements, as prepared and maintained through the Closing Date, arose from bona fide transactions in the ordinary course of business, and constitute valid debts or obligations of the Company for the full face amount thereof.

     4.20  TAX RETURNS, AUDITS, AND LIABILITIES.

          (1) The Company has: (i) timely filed all Tax Returns in accordance with all applicable laws (including any applicable extensions); (ii) paid all Taxes shown to have become due pursuant to such Tax Returns; (iii) properly accrued for all Taxes due or payable in respect of the current period in the Financial Statements; and (iv) paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable, other than Taxes being contested in good faith, as identified on Schedule 4.20 for which an adequate reserve has been established. All such Tax Returns are true and correct in all material respects and reflected the true facts regarding the income, business, assets, operations, activities, and status of the Company and any other information required to be shown therein.

          (2) Except as disclosed on Schedule 4.20, in the past five (5) years, none of the Company's Tax Returns has been audited by any Governmental Authority. There is no action, suit, proceeding, investigation, audit, claim, or assessment pending or proposed with respect to Taxes or with respect to any Tax Return for the Company; (ii) there are no liens for Taxes upon the assets of the Company, other than liens for taxes not yet past due; (iii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that remains in effect; and (iv) there are no Tax rulings, request for rulings, or closing agreements relating to the Company that could affect its liability for Taxes for any period after the Closing Date.

     4.21 BANK ACCOUNTS. All of the Company's bank accounts, and the names of all authorized signatories on all such accounts are set forth on Schedule 4.21 to this Agreement.

     4.22  CERTAIN CONTRACTS.

          (1) Except as listed on Schedule 4.22:

             (a) the Company does not have any employment agreements or any incentive compensation, profit-sharing, stock option, stock appreciation rights, stock purchase, savings, deferred compensation, retirement, pension, or other plans or benefit arrangements or practices with or for the benefit of any officer, employee, or any other person, or any consulting agreement or other arrangement with any officer, employee, former officer, or former employee;

             (b) no officer, director or Shareholder of the Company has any other agreement with the Company or any interest in any real, personal, or intellectual property used in or pertaining to the operation of the Station; and

             (c) except for contracts for the sale of advertising time entered into in the normal course of business, the Company is not a party to or bound by any contract, commitment, purchase order, or sales order, oral or written, related to the operation of the Station. All leases, agreements, licenses, or instruments to which the Company is a party are in full force and effect and are binding obligations of the parties thereto, and no event or condition has occurred or exists, or is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or the giving of notice or both, might constitute a material default or a basis for acceleration of any obligation, force majeure, or other claim of excusable delay or nonperformance thereunder or in respect thereof, whether on the part of the Company or any other party. In connection with the Merger or otherwise, there are no consents, approvals, notifications, or other actions required to be taken pursuant to the terms of any contract or commitment to which the Company is a party, except as described on
        Schedule 4.22.

          (2) Schedule 4.22 contains a list and correct and complete copies of the following contracts and agreements:

             (a) all powers of attorney given by the Company;

             (b) all programming and network affiliation agreements of the Company or that relate to the Station;

             (c) all Tradeout Agreements; and

             (d) any contract or agreement that (i) provides for monthly payments in excess of $1,000 or yearly payments in excess of $12,000;
        (ii) requires performance by the Company of any obligation for a period of time extending beyond six (6) months from the Effective Time or is not terminable by the Company without penalty upon sixty (60) days or less notice; (iii) evidences, creates or guarantees indebtedness of the Company; or (iv) guarantees or endorses the liabilities or obligations of any other Person.

     4.23 EMPLOYEES. Schedule 4.23 is a true and complete list of all personnel employed by the Company as of the date of this Agreement, including the names and current addresses of all such persons, their job classifications, rates of pay, length of service, and a brief description of the employment benefits provided to them, including group insurance, vacation, severance, health and accident benefits, and retirement pay, if any.

     4.24  EMPLOYEE BENEFIT PLANS.

          (1) Schedule 4.24 contains an accurate and complete list of each employee benefit plan established, maintained, or contributed to by the Company. Each such plan is maintained and administered in material compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable Laws, its governing documents and any oral or written communications from the Company to any participant in or beneficiary of such plan. Neither the Company nor any such employee benefit plan is liable for any material fine, excise tax, or loss of income tax deduction with respect to the operation of any such employee benefit plan. No reportable event, as defined in Section 4043 of ERISA, that could have a Material Adverse Effect on the Company, has occurred with respect to any employee benefit plan of the Company. The consummation of the transactions contemplated by this Agreement will not result in any withdrawal liability on the part of the Company under a multi-employer plan. No plan or benefit arrangement established or maintained by the Company or to which the Company is obligated to contribute has any "accumulated funding deficiency" as defined by ERISA. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation with respect to any such plan. There are no material claims (other than routine claims for benefits), lawsuits or governmental proceedings pending or, to the Company's Knowledge, threatened with respect to any employee benefit plan of the Company. No claims or liabilities in respect of any of the Company's employee benefit plans shall be imposed upon Gray or Merger Corp. as a result of the transactions described herein.

          (2) The Company has filed all returns and reports required to be filed with respect to its employee benefit plans, and has paid or made provision for the payment of all fees, interest, penalties, assessments, or deficiencies that may have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties, and assessments that are payable by or for the Company have been timely reported, fully paid, and discharged. There are no unpaid fees, penalties, interest, or assessments due from the Company relating to any employee benefit plan that are or could become an Encumbrance on any assets of the Station or are otherwise material. The Company has furnished to Gray true and complete copies of all documents setting forth the terms and funding of each employee benefit plan.

          (3) The Company is not liable for any welfare benefits (as defined in ERISA Section 3(1)) to its employees or other individuals associated with the Company after retirement or other separation from service other than to the extent required by Code Section 4980B and Part VI of Title I of ERISA (COBRA).

          (4) For purposes of this Section 4.24, "Company" means the Company and any entity which, together with the Company, would be treated as a single employer under Section 414(n) of the Code.

     4.25 NO BROKERS. Neither the Company nor any of its Shareholders has employed any brokers or finders, or incurred any liability for any brokerage fees, commissions, finders' fees, or financial advisory fees in connection with the transactions contemplated hereby, and the Shareholders agree to hold Gray harmless from any claim relating to such fees or compensation made by the Company or the Shareholders or anyone employed by the Company or the Shareholders.

     4.26 COMPUTER SOFTWARE AND DATABASE. All computer software licensed, leased or otherwise used in connection with the Station is standard, pre-packaged and licensed and none of such computer software is proprietary, internally developed or owned by the Company. The Company has, and upon consummation of the transactions contemplated by this Agreement, Merger Corp. will have, all computer software and databases that are necessary to operate the Station as presently conducted by the Company and all documentation and necessary licenses relating to all such computer software and databases.

     4.27 INTERESTED TRANSACTIONS. Except as set forth in Schedule 4.27, the Company is not a party to any contract or other transaction with any Affiliate of the Company, any Related Party of any Affiliate of the Company (other than as a Shareholder or employee of the Company), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Each of such contracts and other transactions described in the preceding sentence was negotiated on an arm's length basis, contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Schedule 4.27, none of the Persons described in the first sentence of this Section 4.27 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally (individually or in the aggregate), five percent (5%) or more of the equity or voting interests of any Person that competes with the Company or the Station.

     4.28 FULL DISCLOSURE. No statement contained herein or in any document, certificate, or other writing furnished or to be furnished by the Company to Gray pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements therein not misleading. The due diligence materials delivered by the Company to Gray and Merger Corp. are correct and complete in all material respects and do not omit any material facts necessary to make the facts disclosed by such materials not misleading.

     4.29 RELIANCE AND SURVIVAL. The foregoing representations and warranties have been made by the Company with the knowledge and expectation that Gray and Merger Corp. are placing complete reliance thereon, and all such representations and warranties shall survive the Closing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF GRAY AND MERGER CORP.

     Each of Gray and Merger Corp. represents and warrants to the Company as follows:

     5.1 ORGANIZATION AND EXISTENCE. Each of Gray and Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Georgia and has the power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

     5.2 AUTHORIZATION AND VALIDITY. Each of Gray and Merger Corp. has the full power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated on its part hereby and to consummate the transactions contemplated on its part hereby and thereby; each of Gray's and Merger Corp.'s execution and delivery of this Agreement and consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors; and this Agreement has been duly executed and delivered and constitutes the valid and binding agreement of each of Gray and Merger Corp. enforceable in accordance with its terms.

     5.3 NONCONTRAVENTION. Neither the execution nor delivery of this Agreement by either Gray or Merger Corp. nor the consummation by either Gray or Merger Corp. of the transactions contemplated hereby and thereby will violate any provision of the Articles of Incorporation or Bylaws of either Gray or Merger Corp., or of any other material instrument, agreement, order, or decree binding on either Gray or Merger Corp. the effect of which violation would be the prevention, delay, avoidance, or voidableness of this Agreement or the transactions contemplated hereby.

     5.4 CONSENTS, APPROVALS. Except for filings with and approvals of the transactions contemplated hereby by the FCC and expiration of applicable waiting periods under the HSR Act, neither Gray nor Merger Corp. is required to make or obtain any consent, approval, notification, authorization or order of, or declaration, filing, or registration with any Governmental Authority or any other third party in connection with consummation by either Gray or Merger Corp. of the transactions contemplated hereby.

     5.5 NO BROKERS. Other than an approximately 1% fee paid by Gray to Bull Run Corporation (which does not affect the Merger Consideration hereunder), neither Gray nor Merger Corp. has employed any brokers or finders or incurred any liability for any brokerage fees, commissions, finders' fees, or financial advisory fees in connection with the transactions contemplated hereby and each of Gray and Merger Corp. agrees to hold the Company harmless from any claim relating to such fees or compensation made by either Gray or Merger Corp. or anyone employed by either of them.

     5.6  CAPITALIZATION.

          (1) The authorized capital stock of Gray consists of 15,000,000 shares of Gray Common Stock, 15,000,000 shares of Class A Common Stock, no par value ("Class A Common Stock"), and 20,000,000 shares of Preferred Stock, no par value ("Preferred Stock"), of which as of March 11, 1999 there were issued and outstanding 5,125,465 shares of Gray Common Stock, 6,832,042 shares of Class A Common Stock and 1,000 shares of Series A Preferred Stock and 350 shares of Series B Preferred Stock. As of December 31, 1998, 135,080 issued shares of Gray Common Stock, 1,129,532 issued shares of Class A Common Stock and no shares of Preferred Stock were held as treasury shares. All issued shares of Gray Common Stock, Class A Common Stock and Preferred Stock are duly authorized and validly issued and are fully paid and nonassessable and no holder thereof is entitled to preemptive rights. All shares of Gray Common Stock to be issued pursuant to the Merger, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will not violate the preemptive rights of any person.

          (2) All outstanding shares of capital stock of the consolidated subsidiaries of Gray (the "Gray Subsidiaries") (A) are owned by Gray or a wholly owned subsidiary of Gray, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature except for pledge of the capital stock of the Gray Subsidiaries to secure certain debt of Gray,
     (B) were duly authorized and validly issued and are fully paid and nonassessable, and (C) have not been issued in violation of any preemptive rights. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Gray Subsidiaries, or contracts, understandings or arrangements to which Gray or a Gray Subsidiary is a party, or by which any of them is or may be bound, to issue additional shares of capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Gray Subsidiary.

          (3) As of the date hereof, the authorized capital stock of Merger Corp. consists of 1,000 shares of common stock, no par value per share, all of which were duly authorized and validly issued and are fully paid and nonassessable and are owned by Gray.

     5.7 SEC FILINGS; FINANCIAL STATEMENTS. Gray and each of the Gray Subsidiaries have timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Gray with the SEC since January 1, 1998, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Gray SEC Filings." As of the respective dates of their filing with the SEC, the Gray SEC Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Each of the consolidated financial statements (including any related notes or schedules) included in the Gray SEC Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with all applicable rules and regulations of the SEC. Such consolidated financial statements fairly present the consolidated financial position of Gray and the Gray Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year end audit adjustments on a basis consistent with past periods).

     5.8 FINANCIAL ABILITY. Gray has the financial ability to close the transactions contemplated under this Agreement, and will close those transactions according to the terms of, and subject to the conditions contained in, this Agreement.

SECTION 6.  FCC APPROVAL.

     6.1 FILING AND PROSECUTION OF APPLICATION. Within ten (10) days after the execution of this Agreement, Gray and the Company shall each file applications with the FCC requesting the transfer and assignment of the FCC Licenses of the Station from the Company to Merger Corp. or its assignee (the "Assignment Application"). Gray and the Company shall take all steps reasonably necessary to the expeditious prosecution of the Assignment Application to a favorable conclusion, using their commercially reasonable best efforts throughout. The parties acknowledge that the Assignment Application to be filed by Gray will need to include a request for satellite designation of KBTX-TV so as to authorize continued common control of KWTX-TV and KBTX-TV, and Gray agrees to prepare and file said request contemporaneously with its Assignment Application.

     6.2 EXPENSES. Each party shall bear its own expenses in connection with the preparation of the applicable sections of the Assignment Application and in connection with the prosecution of such application. The Company and Gray will divide and pay equally any filing fee or grant fee imposed by the FCC.

     6.3 TIME FOR FCC CONSENT. If the FCC rejects the Assignment Application for incompleteness, it shall be completed by the party (or parties) whose portion of the Assignment Application was incomplete and then shall be promptly resubmitted. If the Assignment Application is rejected by the FCC for a reason which precludes resubmission, this Agreement shall terminate without notice or other action by the parties. If the FCC accepts the Assignment Application, whether as initially filed or as resubmitted, then, if the FCC has not given its written consent to the transfer of the FCC Licenses by December 31, 1999, the time for FCC consent shall be automatically extended until May 31, 2000, so long as no party is otherwise in default hereunder. In the event that the FCC consent has not been granted on or before May 31, 2000, either party may terminate this Agreement pursuant to Section 13.4. If the Closing has not occurred prior to August 15, 1999, the Company shall apply to the FCC prior to such date for all necessary authorizations to construct and operate digital television facilities on or before May 1, 2002.

     6.4 CONTROL OF STATION. Until the Closing, Gray shall not, directly or indirectly, control, supervise, or direct the operation of the Station, but such operation shall be the sole responsibility of the Company. Pending the Closing, Gray shall not represent that it is acting as agent or representative of the Company in connection with the operation of the Station or any personnel actions affecting the Station's employees.

     6.5 NO REVERSION OF LICENSES. Neither the Shareholders, nor any person affiliated with the Shareholders, has retained any right of reversion of the FCC Licenses. Further, no person affiliated with the Shareholders has the right to a reassignment of the FCC Licenses in the future, and the Shareholders or their affiliates have not reserved the right to use the facilities of the Station for any period whatsoever. There is no contract, arrangement, or understanding, express or implied, pursuant to which, as consideration or partial consideration for the transactions contemplated hereby, such rights as stated above are retained.

     6.6 REGULATORY MATTERS. Gray and the Shareholders will cooperate and use their best efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each party shall be primarily responsible for accomplishing all such matters applicable to it (or them) but shall take all such further action in that regard as the other party shall reasonably request.

SECTION 7.  SPECIAL COVENANTS AND AGREEMENTS.

     7.1 HSR ACT. Within thirty (30) days after the execution of this Agreement, each of the Company and Gray shall make the filings required by the HSR Act. The Company and Gray (i) will cooperate with each other in connection with such HSR Act filings by furnishing each other with any information or documents that may be reasonably required in connection with such filing; (ii) will promptly file, after any request by the Federal Trade Commission ("FTC") or Department of Justice ("DOJ") and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (iii) will furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ that relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ. The consummation of the transactions described in this Agreement is expressly conditioned upon the waiting period relating to any such filings having duly expired or been terminated by the appropriate Governmental Authorities without the enforcement of any action by any such agencies to restrain or postpone the transactions contemplated hereby. The Company and Gray shall share equally in the payment of filing fees required for the HSR Act filings. In addition, Gray shall make its legal counsel available to the Company to assist in the preparation of the Company's filings required by the HSR Act and Gray shall pay the first $10,000 of the fees of its legal counsel incurred in connection with the Company's HSR filings.

     7.2 CONFIDENTIALITY. Except as necessary for the consummation of the transactions contemplated by this Agreement, except as and to the extent required by law or securities filings, and except as permitted by Section 7.10, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

     7.3 COOPERATION. Gray and the Company shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Gray and the Company shall execute such other documents as may be necessary and desirable to implement and consummate this Agreement, and shall otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement, including without limitation accomplishing the events listed in
Section 13.6 by the dates identified in such Section.

     7.4 ACCESS TO BOOKS AND RECORDS. Gray shall provide the Shareholder Representatives reasonable access and the right to copy for a period of three years from the Closing Date any books and records relating to the Company.

     7.5 CERTAIN INVESTMENTS. Prior to the Closing, the Company will liquidate any and all investment securities and cash equivalents which it owns so that the current assets of the Company at the time of the Closing will consist only of cash, accounts receivable and prepaid expenses. Prior to the Closing, Employee accounts will be liquidated or written off at the election of the Company.

     7.6 ACQUISITION PROPOSALS. None of the Shareholders, the Company or any of its officers and directors shall, and the Company and each of the Shareholders will use its best efforts to cause its respective employees, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or the Shareholders) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company, or any purchase of all or any significant portion of the assets of the Company, or any equity interest in the Company, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal.

     7.7 MEETINGS OF SHAREHOLDERS. The Company will take all actions necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of the Shareholders (the "Shareholder Meeting") as promptly as practicable to consider and vote upon the approval of the Merger.

     7.8 MEETINGS OF GRAY AND MERGER CORP. SHAREHOLDERS. Gray and Merger Corp. will each take all actions necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the Merger, and to convene subsequent meetings of its shareholders as necessary to consider and vote upon such other matters as may be required by this Agreement.

     7.9  REGISTRATION STATEMENTS.

          (1) Gray will, at its sole cost and expense, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 or other appropriate form (the "Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the Gray Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company will, as promptly as practicable, prepare a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement and form of proxy, in connection with the vote of the Company's Shareholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's Shareholders, is herein called the "Proxy Statement/Prospectus"). Gray and the Company will use their commercially reasonable best efforts to have or cause the Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and the Company will use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Shareholders at the earliest practicable date including without limitation, by providing to Gray all financial statements, financial information and business information required or desirable for the Registration Statement and the Proxy Statement/Prospectus.

          (2) Gray will, at its sole cost and expense, as promptly as practicable after the Closing Date, prepare and file with the SEC a registration statement on Form S-3 or other appropriate form (the "Resale Registration Statement"), containing a prospectus, in connection with the registration under the Securities Act of the resale by the Shareholders of the Gray Common Stock issued in the Merger that are not otherwise eligible for public resale without limitation without an effective resale registration statement. Gray and the Company will use their commercially reasonable best efforts to have or cause the Resale Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and the Company and the Shareholders will provide to Gray all financial statements, financial information and business information required or desirable for the Resale Registration Statement. In the event that the Company and the Shareholders whose Gray Common Stock is to be resold under the Resale Registration Statement do not comply with the terms of this Section 7.9(2), including without limitation, by providing information regarding such selling Shareholders, the Company and the means of distribution of all Gray Common Stock to be resold pursuant thereto, then Gray automatically shall be excused from its obligations pursuant to this Section 7.9(2). Notwithstanding any other provision of this Section 7.9 to the contrary, Gray shall not pay for, or otherwise be responsible for, any brokerage or similar expenses associated with the resale of any of the Gray Common Stock. Promptly upon request from Gray no more frequently than once each 12 month period, the Shareholder Representative shall provide Gray with the identity of such Shareholder who has resold any of the Gray Common Stock issued in the Merger and the number of shares of Gray Common Stock sold by each such Shareholder. Gray shall use its commercially reasonable best efforts to keep the Resale Registration Statement effective until the earlier of (i) the date on which all of the Gray Common Stock initially covered by the Resale Registration Statement has been sold by the Shareholders or (ii) the date on which all of the Gray Common Stock initially covered by the Resale Registration Statement is eligible for public resale without limitation without an effective resale registration statement. During such time as the effectiveness of the Resale Registration Statement is required to be maintained pursuant to the preceding sentence, Gray timely shall make all filings with the SEC and the NYSE necessary to maintain the effectiveness of the Resale Registration Statement.

          (3) Gray shall cause (i) the Registration Statement and the Resale Registration Statement to comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted thereunder, and (ii) the Registration Statement and the Resale Registration

     Statement (except with respect to information concerning the Company furnished in writing by or on behalf of the Company specifically for use therein, for which information the Shareholders shall be responsible) and the Proxy Statement (but only with respect to information concerning Gray and the Gray Subsidiaries furnished in writing by or on behalf of Gray specifically for use therein, for which information Gray shall be responsible) to not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. Gray will advise the Company in writing if prior to the Effective Time it shall obtain knowledge of any fact that would, in its opinion, make it necessary to amend or supplement the Registration Statement or the Resale Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

          (4) Prior to Closing, the Company will indemnify Gray, its directors, officers, employees and agents, and each Person who controls Gray within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Gray and such directors, officers, employees and agents and control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement in reliance upon and in conformity with information furnished to Gray by the Company or any of the Shareholders for use therein.

          (5) After Closing, each of the Shareholders will indemnify the Company and Gray, each of their respective directors, officers, employees and agents, and each Person who controls the Company or Gray within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and Gray and such directors, officers, employees and agents and control Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made (or incorporated by reference) in the Registration Statement, the Proxy Statement/Prospectus or the Resale Registration Statement in reliance upon and in conformity with information furnished to Gray by the Company or any of the Shareholders for use therein.

     7.10 PUBLICITY. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and shall use their best efforts to agree upon the text of any such press release or the making of such public announcement.

     7.11 REGISTRATION AND LISTING OF GRAY COMMON STOCK. Gray will use its commercially reasonable best efforts to file the Registration Statement with respect to the Gray Common Stock to be issued pursuant to this Agreement under the applicable provisions of the Securities Act, and Gray will use its commercially reasonable best efforts to cause the Gray Common Stock to be issued pursuant to this Agreement to be listed for trading on the NYSE.

     7.12 SUPPLYING OF FINANCIAL STATEMENTS. The Company shall deliver to Gray within twenty (20) days following the end of each month true and complete copies of all unaudited monthly financial statements of the Company for each calendar month ending subsequent to December 31, 1998 and prior to the Closing Date in the format historically utilized internally by the Company and, to the extent applicable, within ninety (90) days following the end of each year true and completed copies of annual audited financial statements of the Company for each year subsequent to 1998.

     7.13 SUPPLEMENTS TO SCHEDULES. The Company shall from time to time after the date hereof, supplement or amend the Schedules referred to in Section 4 with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. Gray may unilaterally extend the Closing Date if necessary to allow Gray ten (10) business days to review such supplements to the Schedules prior to the Closing Date. If, in Gray's reasonable determination, any such supplements to the Schedules reveal any Material Adverse Change, or any condition or event that reasonably threatens to result in a Material Adverse Change, Gray shall give written notice to the Company of its determination. The Company shall then have a period of ten (10) business days to reasonably satisfy Gray that there has been no Material Adverse Change, or to remedy such Material Adverse Change, or such condition or event, to Gray's reasonable satisfaction. If, following such ten (10) business day cure period, in Gray's reasonable determination, such Material Adverse Change, or such condition or event that reasonably threatens to result in a Material Adverse Change, still exists, Gray may terminate this Agreement pursuant to Section 13.5.

     7.14 AFFILIATES OF THE COMPANY. Prior to the Closing Date, the Company shall deliver to Gray a letter identifying all Persons who are reasonably and in good faith believed to be, at the time of the Shareholder Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each Person who is so identified as an affiliate to deliver to Gray, on or prior to the Closing Date, a written agreement, in form reasonably satisfactory to Gray, that such Person will not offer to sell or otherwise dispose of any of the shares of Gray Common Stock issued in connection with the Merger in violation of the Securities Act.

SECTION 8.  CONDITIONS PRECEDENT FOR THE COMPANY.

     The Company's obligation to effect the Merger shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at or prior to the Closing.

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Gray and Merger Corp. contained in this Agreement shall be true, complete, and correct in all material respects as of the date when made and, except for changes expressly contemplated by this Agreement, on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and Gray and Merger Corp. shall have delivered to the Shareholder Representatives a certificate, signed by the Chairman or the President of Gray and Merger Corp. and dated the Closing Date, to such effect.

     8.2 PERFORMANCE OF THIS AGREEMENT. Each of Gray and Merger Corp. shall have performed and complied in all material respects with all covenants, conditions, and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date and Gray and Merger Corp. shall have delivered to the Company and its counsel all of the documents specified or required to be delivered in accordance with the provisions hereof.

     8.3 PROCEEDINGS. All corporate and other proceedings to be taken by Gray and Merger Corp. in connection with the transactions contemplated hereby shall have been completed and all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

     8.4 FCC CONSENT. The FCC Consent shall have been granted without the imposition of any condition thereon adverse to the Company or the Shareholders and (unless waived by the Company) shall have become a Final Order. All other consents and authorizations by third parties and all governmental consents, approvals, licenses, and permits, the granting of which are necessary for the consummation of the transactions contemplated hereby or for preventing the termination of any material right, privilege, license, or agreement of the Company or Merger Corp. related to the Station, or any material loss or disadvantage to the Company or Merger Corp., upon the consummation of the transactions contemplated hereby, shall have been obtained or made.

     8.5 LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, there shall not be pending any action, inquiry, investigation, or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

     8.6 EXPIRATION OF HSR WAITING PERIODS. All applicable waiting periods, including any extensions thereof, relating to the HSR Act, shall have expired or otherwise terminated.

     8.7 EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

     8.8 LEGAL OPINION. The Company shall have received a favorable opinion from Alston & Bird LLP, Heyman & Sizemore or Proskauer Rose LLP (or a combination thereof), counsel for Gray and Merger Corp., dated as of the Closing Date, in form and substance satisfactory to the Company, to the effect that:

          (1) each of Gray and Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the corporate power and authority to own and operate its properties and to carry on its business as being conducted and to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement;

          (2) all necessary corporate, stockholder and other action has been taken on the part of each of Gray and Merger Corp. to authorize and approve this Agreement and the transactions contemplated hereby; and this Agreement has been duly executed and delivered by each of Gray and Merger Corp.;

          (3) Gray has full legal power and authority to issue and deliver the shares of Gray Common Stock to the Shareholders in the manner contemplated by this Agreement; such shares are duly authorized and, upon consummation of the Merger, will be validly issued, fully paid and nonassessable and free of any lien, encumbrance, equity or claim created or suffered to exist by Gray or Merger Corp.;

          (4) the execution, delivery and performance of this Agreement by Gray and Merger Corp. and the consummation by Gray and Merger Corp. of the transactions contemplated by this Agreement (i) will not result in a breach or violation by Gray or Merger Corp. of, or constitute a default by Gray or Merger Corp. under, any statute, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument included as an exhibit to the Gray SEC Filings to which Gray or any of its subsidiaries, including Merger Corp., is a party or by which Gray or any of its subsidiaries is bound or the Certificate or Articles of Incorporation or Bylaws of Gray or any of its subsidiaries and (ii) do not require any consents, approvals, authorizations, registrations or filings by Gray or Merger Sub that have not been obtained or completed;

          (5) the shares of Gray Common Stock which will be delivered to the Shareholders pursuant to this Agreement are authorized for listing on the New York Stock Exchange upon official notice of issuance; and the stockholders of Gray have no preemptive rights with respect to such shares;

          (6) the Registration Statement with respect to the shares of Gray Common Stock which will be delivered to the Shareholders pursuant to this Agreement has become effective; to the best of such counsel's knowledge no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC;

          (7) except only for matters set forth in the Agreement or Schedules thereto or in the Gray SEC Filings, to the best of such counsel's knowledge there is no legal action or governmental proceeding or investigation pending or threatened against or affecting Gray or any of its subsidiaries or their respective businesses, properties, assets or goodwill which if determined adversely to Gray or any of its subsidiaries would individually or in the aggregate have a material adverse effect on the consolidated financial condition or results of operations of Gray or would materially adversely affect or prevent the Merger;

          (8) as of the effective time specified in the Certificate of Merger each issued and outstanding share of Company Common Stock will be converted into the consideration provided in Section 3.1 of the Agreement.

     In addition, such opinion shall state that such counsel has participated in the preparation of the Registration Statement and in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, and representatives of the Shareholders, at which the contents of the Registration Statement and related matters were discussed and, although such counsel has made certain inquiries and investigations in connection with the preparation of the Registration Statement, such counsel did not independently verify the accuracy or completeness of the statements made in the Registration Statement and the limitations inherent in the role of outside counsel are such that such counsel cannot and does not assume responsibility for or pass on the accuracy and completeness of such statements, except insofar as such statements relate to such counsel and to the extent set forth in certain specified paragraphs of the Registration Statement. Subject to the foregoing, such counsel shall state to the Shareholders that such counsel's work in connection with this matter did not disclose any information that caused such counsel to believe that the Registration Statement as of its date or as of the Effective Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading (other than financial statement and other information of a statistical or financial nature which are or should be contained therein and other than FCC and other regulating matters, as to which such counsel need express no view).

     8.9 TAX OPINION. The Company shall have received an opinion from King & Spalding or such other tax counsel as is reasonably acceptable to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

          (i) No gain or loss should be recognized by Gray, the Company or Merger Corp. as a result of the Merger; and

          (ii) No gain or loss should be recognized by the Shareholders to the extent that they exchange their Company Common Stock for Gray Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Gray Common Stock).

     In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Gray, the Company and Merger Corp. and others.

     8.10 NYSE LISTING. The shares of Gray Common Stock issuable pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange.

     8.11 VOTING AGREEMENT AND IRREVOCABLE PROXY. Simultaneously with the execution of this Agreement, each of Hilton H. Howell, Jr., Robert S. Prather, Jr., J. Mack Robinson, Harriet J. Robinson and Bull Run Corporation shall enter into a Voting Agreement and Irrevocable Proxy in form and substance reasonably acceptable to the Company.

SECTION 9.  CONDITIONS PRECEDENT FOR GRAY AND MERGER CORP.

     Gray's and Merger Corp.'s obligations to effect the Merger shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at or prior to the Closing.

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true, complete, and correct in all material respects as of the date when made and, except for changes expressly contemplated by this Agreement, on and as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date, and the Company shall have delivered to Gray and Merger Corp. a certificate, signed by the Chairman or the President of the Company and dated the Closing Date, to such effect.

     9.2 PERFORMANCE OF THIS AGREEMENT. The Company and the Shareholders shall have performed and complied in all material respects with all covenants, conditions, and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date and the Company and the Shareholders shall have delivered to Gray and Merger Corp. and their counsel all of the instruments of transfer, certificates, Exhibits, Schedules, and other documents specified or required to be delivered in accordance with the provisions hereof.

     9.3 PROCEEDINGS. All corporate and other proceedings to be taken by the Company, its Board of Directors and the Shareholders in connection with the transactions contemplated hereby shall have been completed and all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to Gray and Merger Corp., and Gray and Merger Corp. shall have received all such counterpart originals or certified or other copies of such documents as Gray may reasonably request.

     9.4 FCC CONSENT. The FCC Consent shall have been granted without the imposition of any condition thereon adverse to Gray or Merger Corp. and (unless waived by Gray) shall have become a Final Order. All other consents and authorizations by third parties and all governmental consents, approvals, licenses, and permits, the granting of which are necessary for the consummation of the transactions contemplated hereby or for preventing the termination of any material right, privilege, license, or agreement of the Company or Merger Corp. related to the Station, or any material loss or disadvantage to Gray or Merger Corp., upon the consummation of the transactions contemplated hereby, shall have been obtained or made. Gray hereby agrees that a determination by the Mass Media Bureau of the FCC that KBTX-TV is a satellite of KWTX-TV does not constitute an adverse condition. The Company hereby agrees that a determination by the Mass Media Bureau of the FCC that KBTX-TV is not a satellite of KWTX-TV does constitute an adverse condition.

     9.5 LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or affect Gray's ownership or control of the Company, the Station or Merger Corp., and there shall not be pending any action, inquiry, investigation, or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

     9.6 OPINIONS OF COUNSEL FOR THE COMPANY. Gray and Merger Corp. shall have received opinions from Deaver & Deaver, counsel to the Company, and from Dennis Kelly, special FCC counsel to the Company, dated as of the Closing Date, in substantially the forms attached hereto as Exhibits F and G, respectively.

     9.7 TITLE INSURANCE POLICIES. Gray or Merger Corp., at Gray's sole cost and expense, shall have received standard form policies of owner's or lessee's title insurance, issued by a title insurance company doing business in the state in which such property is located, acceptable to Gray, insuring the Company's title as owner or as lessee, as the case may be, with current survey coverage, based on a current ALTA Survey, in form and substance reasonably satisfactory to Gray, in all of the Real Property in amounts specified by Gray, containing only those exceptions, conditions, and reservations acceptable to Gray and its counsel in their reasonable discretion (collectively, the "Permitted Exceptions"), together with legible copies of the documents creating the Permitted Exceptions.

     9.8  ENVIRONMENTAL AUDIT.

          (1) Gray, at Gray's sole cost and expense, shall have received the written results of an environmental audit, prepared at the direction of Gray, confirming that:

             (i) The Real Property does not contain any hazardous wastes, hazardous substances, toxic substances, hazardous air pollutants, or toxic pollutants, as those terms are defined in state and federal environmental laws and regulations promulgated pursuant to such laws, in amounts which are in violation of such laws or regulations;

             (ii) No part of the Real Property is currently or potentially subject to any federal, state, or local compliance or enforcement action, clean-up action, or other action because of the presence of stored, leaked, spilled, or disposed petroleum products, waste materials or debris, "PCB's" or "PCB items," underground storage tanks, "asbestos," or any dangerous, hazardous, or toxic substance as defined in or regulated by any federal or state or local laws, regulations, or orders;

             (iii) No part of the Real Property has been filled with debris, garbage, stumps, or other similar waste materials; and

             (iv) No condition currently exists on the Real Property, whether owned or leased, which is or may be characterized by any federal, state, or local government or agency as an actual or potential threat or danger to public health or the environment.

          (2) If the environmental audit obtained by Gray recommends remedial measures to clean up contamination identified in the environmental audit, the Company may complete the remedial measures at its sole cost and expense so long as such cost and expense is less than the Working Capital Surplus of the Company, in which case, the time for the Closing hereunder shall be extended up to 120 days as reasonably necessary to allow for such remediation. If the Company refuses to complete such remedial measures, Gray may, at Gray's option,

             (i) complete the remedial measures at Gray's sole cost and expense, in which case, the time for Closing hereunder shall be extended as reasonably necessary to allow for such remediation and the cash portion of the Merger Consideration shall be reduced by such cost and expense, or

             (ii) cancel and terminate this Agreement without further liability to Gray or the Company.

     9.9 EXPIRATION OF HSR WAITING PERIODS. All applicable waiting periods, including any extensions thereof, relating to the HSR Act, shall have expired or otherwise terminated.

     9.10 CONSUMMATION OF RELATED TRANSACTIONS. All conditions and approvals necessary for the consummation of related transactions under the KWTX Agreement shall have occurred or been performed or fulfilled, so that the transactions described under this Agreement can be closed simultaneously with or immediately after the closing under the KWTX Agreement.

     9.11 EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

     9.12 TAX OPINION. Gray and Merger Corp. shall have received an opinion from King & Spalding or such other tax counsel as is reasonably acceptable to Gray and Merger Corp., dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

          (i) No gain or loss should be recognized by Gray, the Company or Merger Corp. as a result of the Merger; and

          (ii) No gain or loss should be recognized by the Shareholders who exchange their Company Common Stock for Gray Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Gray Common Stock).

     In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Gray, the Company and Merger Corp. and others.

     9.13 NYSE LISTING. The shares of Gray Common Stock issuable pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange.

     9.14 GRAY SHAREHOLDER APPROVAL. The shareholders of Gray shall have approved the issuance of the Gray Common Stock as required by this Agreement.

     9.15 AFFILIATES OF THE COMPANY. On or prior to the Closing Date, Gray shall have received the agreements and instruments referred to in Section 7.13.

     9.16 VOTING AGREEMENT AND IRREVOCABLE PROXY. Simultaneously with the execution of this Agreement, each Shareholder of the Company who is an officer or director of the Company or who holds at least 5% of the outstanding Company Common Stock shall enter into a Voting Agreement and Irrevocable Proxy in form and substance reasonably acceptable to Gray and Merger Corp.

     9.17 SHAREHOLDER APPROVAL. This Agreement and the merger contemplated hereby shall have been approved by an affirmative vote of all of the Shareholders.

     9.18 DUE DILIGENCE AND SCHEDULES. Gray and Merger Corp. shall be reasonably satisfied with their due diligence review of the Company and the Station, including the information disclosed on the Schedules. This condition shall be deemed to have been satisfied if notice to the contrary has not been given to the Company no later than ten (10) business days after receipt by Gray and Merger Corp. of all of the due diligence information reasonably requested by them and receipt by Gray and Merger Corp. of all of the Schedules.

SECTION 10.  CLOSING.

     10.1 DELIVERIES BY THE COMPANY. At the Closing, Gray will release and pay or cause the payment of the Merger Consideration upon receipt of the following instruments and documents executed by the Company, where appropriate, in form and content satisfactory to Gray and its counsel:

          (1) All original minute book(s) and stock transfer book(s) of the Company;

          (2) The corporate seal of the Company;

          (3) A true and complete copy of the Articles of Incorporation of the Company and all amendments thereto certified by its state of incorporation;

          (4) A Certificate of Account Status for the Company from the Texas Comptroller of Public Accounts, dated no more than thirty (30) days prior to the Closing Date;

          (5) A true and complete copy of the Bylaws and all amendments thereto of the Company certified by its secretary;

          (6) A certificate of the secretary of the Company stating that the Articles of Incorporation have not been amended since the date of the certificate described in Subsection 10.1(3) above and that nothing has occurred since the date of issuance of the Certificate of Account Status specified in Subsection 10.1(4) above that would adversely affect the Company's corporate existence or good standing;

          (7) The Closing Certificate referred to in Section 9.1 of this Agreement;

          (8) An Owner's and Contractor's Affidavit and such other form documents, instruments or information as may be requested by the title insurance company which is providing owner's or lessee's title insurance coverage for the Real Property;

          (9) The opinions of the Company's counsel and the Company' special FCC counsel; and

          (10) Such other documents as Gray or its Counsel may reasonably request for the complete fulfillment of the Company's and the Shareholders' obligation hereunder.

     10.2  POSTPONEMENT OF CLOSING DATE.

          (1) If either the average Market Value (as defined in Section 3.2(1)(ii)) during the Valuation Period (as defined in Section 3.2(1)(iii)) or the Market Value at the Closing Date is less than $10 per share and additional shares of Gray Common Stock are required to be issued pursuant to Section 3.2(7), Gray may unilaterally extend the Closing Date for as much time as reasonably may be required to allow Gray to obtain approval of Gray's shareholders for the issuance of additional shares of Gray Common

     Stock sufficient to allow the Closing to occur and to effect the registration of such Gray Common Stock under the Securities Act and the listing of such Gray Common Stock for trading on the NYSE.

          (2) In the event that Gray and Merger Corp. elect in their sole and absolute discretion to pay the Merger Consideration pursuant to the Cash Election Option (as defined in Section 3.1(3)), Gray in its sole and absolute discretion may unilaterally extend the Closing Date for thirty
     (30) days from the time of the exercise of the Cash Election Option.

SECTION 11.  INDEMNIFICATION.

     11.1 BY THE SHAREHOLDERS. After the Closing Date, to the limit of the Escrow Fund described in Section 11.4, below, the Shareholders shall indemnify and hold harmless each of Gray and Merger Corp. and their respective officers, directors, employees, agents, representatives, successors, and permitted assigns against:

          (1) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from a breach of any representation or warranty of the Company or the Shareholders contained in this Agreement;

          (2) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from a breach of any agreement of the Company or the Shareholders contained in this Agreement;

          (3) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from any debt, obligation, or liability of the Company not specifically and expressly reflected on the Company's December 31, 1998 Balance Sheet, or if incurred in the ordinary course of business thereafter, on the Final Balance Sheets, including any Taxes relating to the period ending on the Closing Date;

          (4) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray or Merger Corp. and arising from any Environmental Claim or any Environmental Matter;

          (5) all ordinary and necessary costs, expenses, or settlement payments (including, without limitation, reasonable attorneys', accountants', and other professional fees) incurred by Gray in connection with any action, claim, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against under this Section 11.

     The Company and the Shareholders acknowledge and agree that the provisions of this Section 11 are intended to complement corresponding provisions of the KWTX Agreement so that Gray and Merger Corp. shall be entitled to indemnification for and recovery of any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Gray or Merger Corp. on account of acquisition of Brazos Broadcasting Company, payable one-half from the Shareholders and one-half from the persons named as the Shareholders in the KWTX Agreement, on a several and pro-rata basis.

     11.2 BY GRAY AND MERGER CORP. After the Closing Date, to the limit of the amount of the Escrow Fund, from time to time, described in Section 11.4 below, each of Gray and

Merger Corp. shall indemnify and hold harmless the Shareholders and their respective successors and permitted assigns against:

          (1) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by the Shareholders and arising from a breach of any representation or warranty of Gray or Merger Corp. contained in this Agreement;

          (2) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by the Shareholders and arising from a breach of any agreement of Gray or Merger Corp. contained in this Agreement;

          (3) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by the Shareholders and arising from
     (a) any debt, obligation, or liability of the Company properly reflected on the Final Balance Sheets; or, (b) the conduct of the business of the Company after the Closing Date;

          (4) any taxes incurred by the Company, Gray or Merger Corp., resulting from the merger contemplated hereby; and

          (5) all ordinary and necessary costs, expenses, or settlement payments (including, without limitation, reasonable attorneys', accountants', and other professional fees) incurred by the Shareholders or the Shareholder Representative in connection with any action, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against under this Section 11.

     11.3 PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

          (1) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten (10) days after written notice of such action, suit, or proceeding was given to Claimant, provided that any failure to give notice of such action, suit, or proceeding within such ten (10) day period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such party in the defense or resolution of any such claim. The notice of a claim may be amended on one or more occasions with respect to the amount of the claim at any time prior to final resolution of the obligation to indemnify relating to the claim.

          (2) With respect to claims solely between the parties, following receipt of notice from the Claimant of the claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day
     (30) period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day (30) period (or any mutually agreed upon extension thereof), the Claimant may seek an appropriate remedy at law or equity.

          (3) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. The Indemnifying Party may elect to compromise or contest, at its own expense and with counsel reasonably acceptable to the Claimant, any third party claim. If the Indemnifying Party elects to compromise or contest such third party claim, it shall within thirty (30) days after receipt of the notice of the claim (or sooner, if the nature of the third party claim so requires) notify the Claimant of its intent to do so by sending a notice to the Indemnified Party (the "Contest Notice"), and the Claimant shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such third party claim. If the Indemnifying Party elects not to compromise or contest the third party claim, fails to notify the Claimant of its election as herein provided or contests its obligation to indemnify under this Agreement, the Claimant (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such third party claim on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 11.3 to the contrary notwithstanding, (i) the Claimant shall have the right, at its own cost and for its own account, to compromise or contest any third party claim, and (ii) the Indemnifying Party shall not, without the Claimant's written consent, settle or compromise any third party claim or consent to entry of any judgment which does not include an unconditional term releasing the Claimant from all liability in respect of such third party claim. In any event, the Claimant and the Indemnifying Party may participate, at their own expense, in the contest of such third party claim. In addition, with respect to any claim related to Taxes, Gray and Merger Corp. shall have the right to participate in and attend any meeting or proceeding (at Gray's and Merger Corp.'s own cost and expense) with respect thereto, shall be provided with copies of any written communication or information regarding any oral communication with respect thereto as soon as possible after the receipt thereof (including, but not limited to, information with respect to any proposed meeting or proceeding) and shall have the right to approve any settlement thereof if the terms of such settlement could increase, directly or indirectly, any liability for Taxes of Gray or Merger Corp. in any period following the Closing. If the Indemnifying Party elects to assume control of the defense of a third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

          (4) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

          (5) The indemnification rights provided in Sections 11.1 and 11.2 shall extend to the shareholders, directors, officers, members, employees, and representatives of any Claimant.

     11.4 ESCROW FUND. At the Closing, the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) out of the Merger Consideration (the "Escrow Fund") shall be deposited with the Escrow Agent. The Escrow Fund shall be held in accordance with the terms hereof and the terms of the Escrow Agreement substantially in the form of Exhibit B attached hereto. The Escrow Fund shall be used as a source of funds to satisfy indemnification claims by Gray and Merger Corp. under this Section 11. Upon final determination of a claim in favor of Gray and Merger Corp. by a court of competent jurisdiction or by mutual agreement of Gray, Merger Corp. and the Shareholder Representative, Gray and Merger Corp. shall be entitled to the amount of such claim from the Escrow Fund. On the first anniversary of the Closing Date, the Escrow Fund shall be reduced to One Hundred Twenty-Five Thousand Dollars ($125,000.00), unless there are outstanding claims presented by Gray or Merger Corp. against the Escrow Fund, in which case, the Escrow Fund shall be reduced to the sum which is One Hundred Twenty-Five Thousand Dollars ($125,000.00) more than the pending claims of Gray and Merger Corp. All claims by Gray and Merger Corp. against the Escrow Fund must be made by Gray or Merger Corp. before the date which is four (4) years after the Closing Date (the "Indemnity Termination Date"). On the Indemnity Termination Date, the Escrow Agent shall disburse to the Shareholder Representative the Indemnity Fund together with all interest earned thereon less the amount of any claims made by Gray or Merger Corp. against the Escrow Fund prior to such date (the "Claim Amount"). The Claim Amount shall be retained by the Escrow Agent in escrow until the underlying claim or claims related thereto have been finally determined by a court of competent jurisdiction or by mutual agreement of Gray and the Shareholder Representative. Gray and the Shareholder Representative hereby agree to jointly direct the Escrow Agent to disburse any portion of the Escrow Fund to any party which is entitled thereto pursuant to the terms hereof.

     11.5 LIMITATION ON DAMAGES. Notwithstanding any provision of this Agreement to the contrary, the Shareholders' liability to Gray and Merger Corp. for any breach of any representation, warranty or other applicable provision of this Agreement shall be several and divided pro-rata among the Shareholders, in accordance with their percentage ownership of the Shares, and, after Closing, shall be limited to the Escrow Fund described in Section 11.4. In no event, after the Closing hereof, shall the total amount of monetary damages that Gray and Merger Corp. may collect from Shareholders as damages for one or more breaches by the Shareholders or the Company under this Agreement exceed said Escrow Fund. Notwithstanding any other provision of this Agreement to the contrary, after the Closing, Merger Corp., as successor to the Company, shall not be liable to the Shareholders for any inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement and the Shareholders shall have no right of contribution from or any other claim or action against Merger Corp., as successor to the Company.

SECTION 12.  CONDUCT OF BUSINESS PENDING CLOSING.

     The Company covenants, represents, and warrants in favor of Gray and Merger Corp. that, pending the Closing, unless otherwise agreed to in writing by Gray:

     12.1 The Company will not sell, transfer, or otherwise dispose of, or enter into any transaction, contract, or commitment for the sale or disposition of all or any portion of the assets of the Station, except in the ordinary course of business, none of which transactions shall materially affect Merger Corp. or the Station from and after the Closing Date.

     12.2 The Company will carry and continue in full force through the Closing such fire and extended coverage, and theft, liability, and other insurance in substantially the same form and amount as are currently in force.

     12.3 The Company will use its best efforts to preserve the business organization and all equipment and records thereof in good order, to keep available for Merger Corp. all of the present employees of the Company, and to preserve for Merger Corp. the goodwill of suppliers, customers, advertisers, and others having business relationships with the Company.

     12.4 The Company will maintain, repair and replace the Leased Property, Real Property and the Tangible Personal Property in accordance with its customary practices, in substantially the same condition and state of repair as all such property is in on the date of this Agreement, ordinary wear and tear excepted.

     12.5 The Company shall permit Gray and its representatives, independent accountants, and attorneys, reasonable access during normal business hours to its properties, books, records, and other information with respect to the Company as Gray may request, and to make copies of such books, records, and other documents that Gray considers necessary or appropriate for the purposes of familiarizing itself with the Company.

     12.6 Between the date of this Agreement and the Closing Date, the Company will deliver to Gray information necessary to update the Schedules hereto and the lists, documents, and other information furnished by the Company as contemplated by this Agreement, and updated copies of new or changed documents relating to or included as a part of such Schedules, in order that all such Schedules, lists, documents, and other information and items shall be complete and accurate in all respects as of the Closing Date.

     12.7 Except for written employment agreements in existence on the date hereof and listed in Schedule 4.22, none of the Company, any of the Shareholders or any of their respective representatives has made or will make oral, written or other representations to any employee of the Company or to any other Person regarding the benefits, compensation or other terms or conditions of employment that will be provided to such individuals after the Closing Date. Whether or not a particular individual will or will not be retained in employment after the Closing Date constitutes a term or condition of employment.

SECTION 13.  TERMINATION.

     This Agreement may be terminated at any time prior to the Closing Date in the following manner:

     13.1  by mutual written consent of Gray, Merger Corp. and the Company;

     13.2 if any representation, warranty, covenant or agreement of the Company, or if any representation, warranty, covenant or agreement of Gray or Merger Corp., contained herein (that materially affects the financial condition or business of Gray or the Company) shall have been incorrect or breached and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the Closing Date; provided, however, that prior to such termination the party in default shall be given written notice by the other party, and shall have ten (10) days in which to cure such default;

     13.3 by Gray and Merger Corp., if any condition to the consummation of the transactions contemplated hereby which must be fulfilled to its satisfaction has (in their good faith judgment) not been fulfilled, or has become impossible to fulfill;

     13.4 without any action by Gray and Merger Corp. or the Company, if the Closing Date has not occurred by December 31, 1999, unless the Assignment Application jointly filed by the Company or the Shareholders and Gray and Merger Corp. is still pending before the FCC on that date, in which case this Agreement shall not be terminated until May 31, 2000 pursuant to this Section 13.4, but after which, either the Company or Gray and Merger Corp. may terminate the Agreement;

     13.5  by Gray and Merger Corp. pursuant to Section 7.13; or

     13.6 by the Company if Gray fails to accomplish the following events by the dates indicated:

          (a) filing the Registration Statement by the later of (i) thirty (30) days after Gray receives from the Company, KWTX Broadcasting Company, KXII Broadcasters, Inc., KXII Broadcasters, Ltd., KXII Television, Ltd. and K-Twelve, Ltd. all of the financial statements, financial information and business information required or desirable for inclusion in the Registration Statement or (ii) sixty (60) days after the date of this Agreement;

          (b) obtaining Gray shareholder approval of the issuance of the Gray Common Stock in the Merger within forty (40) days after the Registration Statement has been declared effective by the SEC; and

          (c) file the Resale Registration Statement by the later of (i) twenty
     (20) days after the approval of the Merger by the Shareholders or (ii) twenty (20) days after the Closing Date.

     If the termination of this Agreement occurs without breach or default of the Company or Gray and Merger Corp., then this Agreement shall become wholly void and shall have no further force and effect, and neither Gray or Merger Corp., on the one hand, nor the Company, on the other, shall have any liability or obligation with respect to each other. Upon such termination, the Escrow Agent shall refund the Earnest Money to Gray within three (3) days after the date upon which the termination becomes effective. If the termination occurs as a result of a breach or default by the Company, then Gray and Merger Corp. shall be entitled to seek specific performance of the Company's obligation to effect the Merger in accordance with the provisions hereof, or obtain the return of the Earnest Money. If the termination occurs as a result of a breach or default by Gray or Merger Corp., the Company may request the Earnest Money from the Escrow Agent and retain the Earnest Money as liquidated damages to compensate the Company and the Shareholders for the damages resulting from such breach or default. The parties agree that actual damages pursuant to a breach of this Agreement prior to Closing would be impossible to measure. Receipt of the Earnest Money shall be the sole and exclusive remedy that the Company shall have in the event of such breach or default and shall constitute a waiver of any and all other legal or equitable rights or remedies that the Company may otherwise have as a result of Gray's or Merger Corp.'s breach or default, and that in consideration for the receipt of the Earnest Money as liquidated damages, the Company may not obtain any further legal or equitable relief, including specific performance, to which it may otherwise have been entitled and neither Gray nor Merger Corp. shall have any further liability to the Company or the Shareholders as a result of such breach or default or the non-occurrence of Closing. If the Closing does not occur due to the nonfulfillment of any of the conditions in
Section 9 or for any other reason except Gray's or Merger Corp.'s material breach or default in the performance of any of its obligations under this Agreement, the Company shall not be entitled to the proceeds of the Earnest Money and, promptly after the termination of this Agreement, the proceeds of the Earnest Money shall be returned to Gray.

SECTION 14.  MISCELLANEOUS PROVISIONS.

     14.1  EXPENSES OF NEGOTIATION AND TRANSFER.

          (1) The Company and Gray shall share equally in the payment of FCC filing fees, and the HSR filing fees, and the Shareholders and Gray shall share equally in the payment of the fees of the Neutral Auditors.

          (2) Except as provided above, each party to this Agreement shall pay its own expenses and other costs incidental to or resulting from this Agreement, whether or not the transactions contemplated hereby are consummated.

     14.2 SCHEDULES. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for each of the other Sections or Schedules of this Agreement with respect to which the substance of the disclosure is clear and unambiguous on the face of the disclosure.

     14.3 SURVIVAL. All of the covenants, agreements, representations, and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

     14.4 ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement of the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations, or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

     14.5 HEADINGS. The descriptive headings of the Sections and Subsections of this Agreement and the Table of Contents are for convenience only and do not constitute a part of this Agreement.

     14.6 FURTHER ASSURANCES. Each party agrees to execute and deliver such further certificates, agreements, and other documents and it shall take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     14.7 SITUS AND CONSTRUCTION. This Agreement and any other agreements to be made and entered into pursuant hereto shall be construed in accordance with and governed by the laws of the State of Texas.

     14.8 NOTICES. All notices under this Agreement shall be made in writing and shall be delivered by U. S. Mail, overnight courier, facsimile, or other means calculated to give prompt, actual notice to the recipient party, in the following manner:


        If to the Company:    Milford N. Bostick, Chairman
                              Brazos Broadcasting Company
                              200 West Highway 6
                              Suite 210
                              Waco, TX 76712
                              Phone: 254-772-9155
                              Fax: 254-772-7350

        with a copy to:       Kyle Deaver and John Lee Deaver
                              Deaver & Deaver
                              200 West Highway 6
                              Suite 501
                              Waco, TX 76712
                              Phone: 254-741-0400
                              Fax: 254-751-8369

        If to the Gray:       Robert S. Prather, Jr.
                              Gray Communications Systems, Inc.
                              4370 Peachtree Road
                              Atlanta, Georgia 30319
                              Phone: 404-266-8333
                              Fax: 404-261-9067

        with a copy to:       Alston & Bird LLP
                              1201 West Peachtree Street
                              Atlanta, Georgia 30309-3424
                              Attention: Stephen A. Opler
                              Phone: 404-881-7000
                              Fax: 404-881-4777

     14.9 BINDING EFFECT. All of the covenants, conditions, agreements, and undertakings set forth in this Agreement shall extend to and be binding upon the Company, the Shareholders, Gray and Merger Corp. and their respective successors and assigns. No party to this Agreement may assign any of its rights or obligations hereunder, except that Merger Corp. may assign its rights and obligations to any other entity of which Gray owns a majority of the equity interests.

     14.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed but one instrument.

     14.11  SHAREHOLDER REPRESENTATIVE.

          (1) By approving this Merger Agreement and accepting the Merger Consideration, each of the Shareholders hereby irrevocably makes, constitutes, and appoints Ray M. Deaver as the representative, agent and true and lawful attorney in fact of and for each of the Shareholders in connection with this Agreement (the "Shareholder Representative"). Each of the Shareholders hereby authorizes and empowers the Shareholder Representative to make or give any approval, waiver, request, consent, instruction or other communication on behalf of each of the

     Shareholders as each such Shareholder could do for himself, itself or herself, including with respect to the amendment of any provision of this Agreement. Each of the Shareholders further authorizes and empowers the Shareholder Representative to (i) receive all demands, notices or other communications directed to such Shareholder under this Agreement and to take any action (or to determine to refrain from taking any action) with respect thereto as he may deem appropriate as effectively as such Shareholder could act for himself, itself or herself (including, without limitation, the settlement or compromise of any dispute or controversy) and
     (ii) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Shareholder had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to the Shareholders hereunder shall be deemed effective if given to the Shareholder Representative. Upon the death, resignation or incapacity of the Shareholder Representative, or at any other time, a successor may be appointed by the vote of the holders of a majority of the Shares outstanding immediately prior to the Effective Time, and such successor shall agree in writing to accept such appointment in accordance with the terms hereof. Notice of the selection of a successor Shareholder Representative appointed in the manner permitted in this Section 14.11 shall be provided to Gray and Merger Corp. promptly.

          (2) Without limiting the generality of the foregoing paragraph (1), if Gray, Merger Corp. or any of the other Persons specified in Section 11.1 asserts a claim for indemnification based upon the provisions of Section 11, the notice requirements of Sections 11.3 and 14.8 shall be satisfied by delivery of any required notice to the Shareholder Representative as representative of and on behalf of each of the Shareholders, and the Shareholder Representative shall exercise all rights of the Shareholders, as indemnifying parties under Section 11, and shall cause all obligations of the Shareholders, as indemnifying parties under Section 11, to be performed. Each of the Shareholders agrees to be bound by all actions and failures to act of the Shareholder Representative in accordance with this
     Section 14.11. Notwithstanding the foregoing, it shall be the obligation of each Shareholder, and not of the Shareholder Representative, to indemnify Gray, Merger Corp. and the other Persons specified in Section 11.1 based upon the provisions of Section 11. By approving this Merger Agreement and by accepting the Merger Consideration, each Shareholder hereby agrees to indemnify and to save and hold harmless the Shareholder Representative from any liability incurred by the Shareholder Representative based upon or arising out of any act, whether of omission or commission, of the Shareholder Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Shareholder Representative that constitute gross negligence or willful misconduct in the exercise by the Shareholder Representative of the authority herein granted.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Company, Gray and Merger Corp. have executed this Agreement and Plan of Merger by their duly authorized officers on and as of the date set forth above.

                                                      GRAY:

ATTEST:                                               Gray Communications Systems, Inc.

                                                      By: /s/  ROBERT S. PRATHER, JR.
                                                       --------------------------------------------
---------------------------------------------

                                                      Title: Executive Vice President
Title: --------------------------------------          --------------------------------------------

                                                      MERGER CORP.:

ATTEST:                                               Gray Communications of Texas, Inc.

                                                      By: /s/  ROBERT S. PRATHER, JR.
                                                       --------------------------------------------
---------------------------------------------

                                                      Title: President
Title: --------------------------------------          --------------------------------------------

                                                      THE COMPANY:

ATTEST:                                               Brazos Broadcasting Company

             /s/ ROSS SAMS, JR.                       By: /s/ RAY DEAVER
---------------------------------------------         --------------------------------------------


Title: Secretary                                      Title: President
--------------------------------------------          --------------------------------------------

                                                                      APPENDIX C

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       GRAY COMMUNICATIONS SYSTEMS, INC.,
                   GRAY COMMUNICATIONS OF TEXAS-SHERMAN, INC.
                              KXII LICENSEE CORP.,
                            KXII BROADCASTERS, LTD.,
                             KXII TELEVISION, LTD.,
                                K-TWELVE, LTD.,
                                  KBI 1, INC.,
                                  KBI 2, INC.,
                             KXII PROPERTIES, INC.

                                      AND

                   THE SHAREHOLDERS OF KXII PROPERTIES, INC.

                           DATED AS OF APRIL 26, 1999

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
                                                                      C-1
SECTION 1.  DEFINITIONS............................................
1.1    Accounts Payable............................................   C-1
1.2    Accounts Receivable.........................................   C-1
1.3    Affiliate...................................................   C-2
1.4    Agreement...................................................   C-2
1.5    Assets......................................................   C-2
1.6    Assignment Application......................................   C-2
1.7    Assumed Liabilities.........................................   C-2
1.8    Audited Balance Sheets......................................   C-3
1.9    Audited Balance Sheet Date..................................   C-3
1.10   Business....................................................   C-3
1.11   Closing.....................................................   C-3
1.12   Closing Date................................................   C-3
1.13   Code........................................................   C-3
1.14   Contract....................................................   C-3
1.15   Default.....................................................   C-3
1.16   Earnest Money...............................................   C-3
1.17   Earnest Money Escrow Agent..................................   C-3
1.18   Employee Benefit Plan.......................................   C-3
1.19   Encumbrances................................................   C-4
1.20   Environmental Claim.........................................   C-4
1.21   Environmental Matter........................................   C-4
1.22   ERISA.......................................................   C-4
1.23   ERISA Plan..................................................   C-4
1.24   FCC.........................................................   C-4
1.25   FCC Consent.................................................   C-4
1.26   FCC Licenses................................................   C-4
1.27   Final Order.................................................   C-4
1.28   Financial Statements........................................   C-4
1.29   GAAP........................................................   C-4
1.30   GAAP Basis Financial Statements.............................   C-5
1.31   Gray........................................................   C-5
1.32   Governmental Authority......................................   C-5
1.33   Historical Financial Statements.............................   C-5
1.34   Indemnity Escrow Agent......................................   C-5
1.35   Intangible Property.........................................   C-5
1.36   KBI 1.......................................................   C-5
1.37   KBI 2.......................................................   C-5
1.38   KXII Parties................................................   C-5
1.39   KXII Properties.............................................   C-5
1.40   KXII Television.............................................   C-5
1.41   KBTX Merger Agreement.......................................   C-5
1.42   Knowledge, Know, Known......................................   C-5
1.43   K-Twelve....................................................   C-5
1.44   KWTX Merger Agreement.......................................   C-6
1.45   Law.........................................................   C-6
1.46   Leased Property.............................................   C-6

                                                                     PAGE
                                                                     ----
1.47   Liability...................................................   C-6
1.48   Licensee....................................................   C-6
1.49   Litigation..................................................   C-6
1.50   Material or Materially......................................   C-6
1.51   Material Adverse Change or Material Adverse Effect..........   C-6
1.52   Order.......................................................   C-6
1.53   Other Agreements............................................   C-6
1.54   Owners......................................................   C-6
1.55   Permits.....................................................   C-6
1.56   Permitted Liens.............................................   C-7
1.57   Person......................................................   C-7
1.58   Preliminary Statement of Accounts Receivable................   C-7
1.59   Program Rights..............................................   C-7
1.60   Purchase Price..............................................   C-7
1.61   Purchaser...................................................   C-7
1.62   Real Property...............................................   C-7
1.63   Related Person..............................................   C-8
1.64   Retained Assets.............................................   C-8
1.65   Retained Liabilities........................................   C-8
1.66   Schedule....................................................   C-9
1.67   Seller......................................................   C-9
1.68   Station.....................................................   C-9
1.69   Subsidiary..................................................   C-9
1.70   Tangible Personal Property..................................   C-9
1.71   Tax or Taxes................................................   C-9
1.72   Tax Returns.................................................  C-10
1.73   Third Party or Third Parties................................  C-10
1.74   Tradeout Agreement..........................................  C-10
1.75   Unaudited Balance Sheets....................................  C-10
1.76   Unaudited Balance Sheet Date................................  C-10
1.77   Undisclosed Liabilities.....................................  C-10
                                                                     C-10
SECTION 2.  PURCHASE AND SALE OF ASSETS............................
2.1    Purchase of the Assets and the FCC Licenses.................  C-10
2.2    Purchase Price..............................................  C-10
2.3    Determination of Accounts Receivable........................  C-11
2.4    Payment of the Cash Portion of the Purchase Price...........  C-12
2.5    Prorations and Certain Payments.............................  C-12
2.6    Closing.....................................................  C-13
2.7    Deliveries..................................................  C-13
                                                                     C-13
SECTION 3.  ASSUMPTION OF LIABILITIES..............................
3.1    General.....................................................  C-13
3.2    Assumption of the Liabilities...............................  C-13
3.3    Assignment of Certain Contracts.............................  C-14
3.4    Payment of Accounts Payable and Other Liabilities of
       Seller......................................................  C-14
3.5    No Intention to Benefit Third Parties.......................  C-14
                                                                     C-15
SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE KXII PARTIES.....
4.1    Organization, Power, and Qualifications of Seller...........  C-15
4.2    Organization, Power, and Qualifications of K-Twelve.........  C-15

                                                                     PAGE
                                                                     ----
4.3    Organization, Power, and Qualifications of KXII
       Television..................................................  C-15
4.4    Organization, Corporate Power, and Qualifications of KBI
       1...........................................................  C-15
4.5    Organization, Corporate Power, and Qualifications of KBI
       2...........................................................  C-15
4.6    Organization, Corporate Power, and Qualifications of KXII
       Properties..................................................  C-15
4.7    Authorization and Validity..................................  C-15
4.8    Ownership of Equity Interests...............................  C-16
4.9    Noncontravention............................................  C-16
4.10   Consents, Approvals.........................................  C-16
4.11   Subsidiaries and Investments................................  C-16
4.12   Financial Statements........................................  C-16
4.13   Title to and Condition of Real Property.....................  C-17
4.14   Title to and Condition of Tangible Personal Property........  C-18
4.15   Litigation..................................................  C-18
4.16   Environmental Matters.......................................  C-19
4.17   Trade Names, Trade Marks, Etc...............................  C-20
4.18   Governmental Authorization and Compliance with Laws.........  C-20
4.19   FCC Licenses................................................  C-21
4.20   Labor Relations.............................................  C-21
4.21   Insurance...................................................  C-22
4.22   Accounts Receivable.........................................  C-22
4.23   Accounts Payable............................................  C-22
4.24   Tax Returns, Audits, and Liabilities........................  C-22
4.25   Certain Contracts...........................................  C-23
4.26   Employees...................................................  C-24
4.27   Employee Benefit Plans......................................  C-24
4.28   No Brokers..................................................  C-25
4.29   Computer Software and Database..............................  C-25
4.30   Interested Transactions.....................................  C-25
4.31   Full Disclosure.............................................  C-26
4.32   Absence of Undisclosed Liabilities..........................  C-26
4.33   Compliance With the Immigration Reform and Control Act......  C-26
4.34   Absence of Changes..........................................  C-26
4.35   Reliance and Survival.......................................  C-26
                                                                     C-27
SECTION 5.  REPRESENTATIONS AND WARRANTIES OF GRAY, PURCHASER AND
  LICENSEE.........................................................
5.1    Organization and Existence of Gray, Purchaser and
       Licensee....................................................  C-27
5.2    Authorization and Validity..................................  C-27
5.3    Noncontravention............................................  C-27
5.4    Consents, Approvals.........................................  C-27
5.5    No Brokers..................................................  C-27
5.6    Financial Ability...........................................  C-28
                                                                     C-28
SECTION 6.  FCC APPROVAL...........................................
6.1    Filing and Prosecution of Application.......................  C-28
6.2    Expenses....................................................  C-28
6.3    Time for FCC Consent........................................  C-28
6.4    Control of Station..........................................  C-28
6.5    No Reversion of Licenses....................................  C-28
6.6    Regulatory Matters..........................................  C-28

                                                                     PAGE
                                                                     ----
                                                                     C-29
SECTION 7.  SPECIAL COVENANTS AND AGREEMENTS.......................
7.1    Confidentiality.............................................  C-29
7.2    Cooperation.................................................  C-29
7.3    Access to Books and Records.................................  C-29
7.4    Certain Investments.........................................  C-29
7.5    Acquisition Proposals.......................................  C-29
7.6    Publicity...................................................  C-29
7.7    Supplying of Financial Statements...........................  C-29
7.8    Cooperation in Preparation of Filings.......................  C-30
7.9    Supplements to Schedules....................................  C-30
7.10   Use of Name.................................................  C-30
7.11   Certain Tax Matters.........................................  C-30
7.12   Other Expenses..............................................  C-31
7.13   Further Assurances..........................................  C-31
7.14   Title Search; Discharge of Encumbrances; Title Insurance....  C-31
7.15   Transfer of Real Property...................................  C-31
7.16   Transfer of Certain Assets..................................  C-31
7.17   Digital Television Applications.............................  C-31
7.18   Earnest Money...............................................  C-32
                                                                     C-32
SECTION 8.  CONDITIONS PRECEDENT FOR SELLER AND THE OWNERS.........
8.1    Representations and Warranties..............................  C-32
8.2    Performance of this Agreement...............................  C-32
8.3    Proceedings.................................................  C-32
8.4    FCC Consent.................................................  C-32
8.5    Litigation..................................................  C-32
8.6    Closing of Mergers..........................................  C-33
                                                                     C-33
SECTION 9.  CONDITIONS PRECEDENT FOR GRAY, PURCHASER AND
  LICENSEE.........................................................
9.1    Representations and Warranties..............................  C-33
9.2    Performance of this Agreement...............................  C-33
9.3    Proceedings.................................................  C-33
9.4    FCC Consent.................................................  C-33
9.5    Litigation..................................................  C-33
9.6    Opinions of Counsel for Seller..............................  C-33
9.7    Title Insurance Commitments.................................  C-34
9.8    Environmental Audit.........................................  C-34
9.9    No Material Adverse Change..................................  C-34
9.10   Zoning Certificate..........................................  C-35
9.11   Closing of Mergers..........................................  C-35
9.12   Transfer of Real Property...................................  C-35
9.13   Transfer of Certain Assets..................................  C-35
9.14   Due Diligence and Schedules.................................  C-35
                                                                     C-35
SECTION 10.  CLOSING...............................................
10.1   Deliveries by Seller........................................  C-35
10.2   Deliveries by Gray, Purchaser and Licensee..................  C-37
                                                                     C-37
SECTION 11.  INDEMNIFICATION.......................................
11.1   By Seller...................................................  C-37
11.2   By Gray, Purchaser and Licensee.............................  C-38

                                                                     PAGE
                                                                     ----
11.3   Procedure for Indemnification...............................  C-38
11.4   Escrow Fund.................................................  C-39
11.5   Limitation on Damages.......................................  C-40
                                                                     C-40
SECTION 12.  CONDUCT OF BUSINESS PENDING CLOSING...................
12.1   Conduct of Business Pending Closing.........................  C-40
                                                                     C-41
SECTION 13.  TERMINATION...........................................
13.1   Termination.................................................  C-41
13.2   Risk of Loss................................................  C-42
                                                                     C-43
SECTION 14.  MISCELLANEOUS PROVISIONS..............................
14.1   Expenses of Negotiation and Transfer........................  C-43
14.2   Schedules...................................................  C-43
14.3   Survival....................................................  C-43
14.4   Entire Agreement; Amendment; Waivers........................  C-43
14.5   Headings....................................................  C-43
14.6   Further Assurances..........................................  C-43
14.7   Situs and Construction......................................  C-44
14.8   Notices.....................................................  C-44
14.9   Binding Effect..............................................  C-44
14.10  Execution in Counterparts...................................  C-44

                               INDEX OF SCHEDULES

Schedule 2.2(b)   --   Purchase Price Allocation
Schedule 4.1      --   Foreign Qualifications
Schedule 4.8      --   Stock Ownership
Schedule 4.12     --   Financial Statements
Schedule 4.13(a)  --   Description of Real Property
Schedule 4.13(c)  --   Ground Leases
Schedule 4.13(d)  --   Tenant Leases
Schedule 4.14(a)  --   Owned Tangible Personal Property
Schedule 4.14(b)  --   Leased Tangible Personal Property
Schedule 4.15     --   Litigation
Schedule 4.16     --   Environmental Sites
Schedule 4.17     --   Trade Names, Trade Marks, etc.
Schedule 4.18     --   Governmental Licenses, Certificates, Permits and
                       Approvals
Schedule 4.19     --   FCC Licenses
Schedule 4.20     --   Employment and Related Agreements
Schedule 4.21     --   Insurance
Schedule 4.24     --   Tax Matters
Schedule 4.25     --   Certain Contracts
Schedule 4.26     --   Employees
Schedule 4.27     --   Employee Benefit Plans
Schedule 4.30     --   Interested Transactions
Schedule 4.34     --   Absence of Changes

                               INDEX OF EXHIBITS

Exhibit A  --   Form of Escrow Agreement (Earnest Money)
Exhibit B  --   Form of Opinion of Deaver & Deaver
Exhibit C  --   Form of Opinion of Dennis Kelly
Exhibit D  --   Bill of Sale
Exhibit E  --   Assignment and Assumption Agreement
Exhibit F  --   Form of Escrow Agreement (Indemnity)

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and executed as of April 26, 1999, by and among GRAY COMMUNICATIONS SYSTEMS, INC., a Georgia corporation ("Gray"), GRAY COMMUNICATIONS OF TEXAS-SHERMAN, INC., a Georgia corporation and wholly-owned subsidiary of Gray ("Purchaser"), KXII LICENSEE CORP., a Delaware corporation ("Licensee"), KXII BROADCASTERS LTD., a Texas limited partnership ("Seller"), KXII TELEVISION, LTD., a Texas limited partnership ("KXII Television"), K-TWELVE, LTD., a Texas limited partnership ("K-Twelve"), KBI 1, INC., a Delaware corporation ("KBI 1"), KBI 2, INC., a Delaware corporation ("KBI 2"), KXII PROPERTIES, INC., a Texas corporation ("KXII Properties"), and Rich Adams, Ellen Deaver, John Deaver, Kyle Deaver (all residents of the State of Texas) and Martha Phipps, a resident of the State of Oklahoma (individually, a "Shareholder" and collectively, the "Shareholders" and together with KBI 1, KBI 2 and KXII Properties, sometimes individually referred to as an "Owner" and collectively as the "Owners").

                                    RECITALS

     Seller owns and operates television station KXII in Sherman, Texas pursuant to authorizations issued by the Federal Communications Commission ("FCC"). The Owners are the direct and indirect owners of all of the partnership interests of Seller. KBI 1 is the 1% general partner of Seller and KBI 2 is the 99% limited partner of Seller. Each of KBI 1 and KBI 2 are wholly-owned subsidiaries of KXII Properties. KXII Properties is owned by the Shareholders.

     KXII Television is owned by Seller and the Shareholders and, pursuant to a contract with Seller, operates the sales of advertising for Seller. K-Twelve owns certain real estate used by Seller in its operation of the Station. Seller is the owner of, and desires to sell, and Purchaser desires to purchase, substantially all of the assets of Seller related to the Business upon the terms and subject to the conditions set forth herein. Certain defined terms used in this Agreement are defined in Section 1 hereof.

     IN CONSIDERATION OF the foregoing, the mutual covenants, agreements, representations and warranties contained in this Agreement, $10.00 in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

     The following terms, when used in capitalized form within this Agreement, or within any Exhibit or Schedule to this Agreement in which the terms are not otherwise defined, shall have the following meanings:

     1.1 "ACCOUNTS PAYABLE" means all accounts payable (trade and otherwise) and all other monies due from Seller, KXII Television and, solely with respect to the Real Property, K-Twelve for purchases of goods and the performance of services.

     1.2 "ACCOUNTS RECEIVABLE" means all accounts receivable, notes receivable and other monies due to Seller for sales and deliveries of goods, sale of advertising or broadcasting time, performance of services and other business transactions (whether or not on the books of Seller) on the Closing Date;

     1.3 "AFFILIATE" of a Person means: (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee, agent, or representative or direct or indirect beneficial or legal owner of any 10% or greater equity or voting interest of such Person; and (iii) any entity for which a Person described in (ii) above acts in any such capacity.

     1.4 "AGREEMENT" means this Asset Purchase Agreement and all Exhibits, Schedules, certificates, and instruments attached hereto or referred to herein.

     1.5 "ASSETS" means all of the assets, properties and rights of Seller, KXII Television and, solely with respect to the Real Property, K-Twelve, of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise (other than the Retained Assets) relating to or utilized in the Business, directly or indirectly, in whole or in part, in existence on the date hereof and any additions thereto on or before the Closing Date, whether or not carried on the books and records of Seller or KXII Television, and whether or not owned in the name of Seller or KXII Television or any Affiliate of Seller or KXII Television and wherever located, including but not limited to the following:

          (i) the Real Property;

          (ii) the Tangible Personal Property;

          (iii) the Inventory;

          (iv) the Accounts Receivable;

          (v) the Intangible Property of Seller and KXII Television;

          (vi) the Contracts of Seller, KXII Television and, solely with respect to the Real Property, K-Twelve;

          (vii) the Permits of Seller, K-Twelve and KXII Television;

          (viii) the Goodwill of the Business, including, but not limited to, goodwill associated with trademarks, service marks, and tradenames and assumed names; and

          (ix) the customer lists, advertiser lists, mailing lists, customer files, advertiser files, supplier files, electronic data files, sales agent and representative files, credit files, and credit data relating to the Assets and the Assumed Liabilities, all other files, records, drawings, catalogues, stationery, advertising materials and other documents (or copies thereof) related to the Assets or the Business, and the use of any telephone numbers that are used in the operation of the Business and any other tangible assets owned by Seller or KXII Television on the Closing Date and used in the Business.

     1.6 "ASSIGNMENT APPLICATION" has the meaning specified in Section 6.1 below.

     1.7 "ASSUMED LIABILITIES" means Liabilities for which an obligation to pay or perform becomes due on or after the Closing Date under or pursuant to Contracts of Seller, K-Twelve or KXII Television assigned to Purchaser pursuant to this Agreement (including, without limitation, outstanding purchase orders and sales commitments of

Seller or KXII Television); provided, however, such Liabilities shall not include any Liabilities resulting from or arising out of any Default by Seller, K-Twelve or KXII Television prior to the Closing Date under or with respect to any of such Contracts.

     1.8 "AUDITED BALANCE SHEETS" means the audited balance sheets of Seller and KXII Television as of December 31, 1998 included in the Financial Statements.

     1.9  "AUDITED BALANCE SHEET DATE" means the date of the Audited Balance
Sheet.

     1.10 "BUSINESS" means Seller's business of owning and operating television station KXII in Sherman, Texas and related operations in Ardmore, Oklahoma.

     1.11 "CLOSING" means the consummation of the asset acquisitions and the other transactions contemplated by this Agreement in accordance with Section 10.

     1.12 "CLOSING DATE" means the date on which the closing occurs, as determined pursuant to Section 2.6.

     1.13 "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     1.14 "CONTRACT" means any written or oral contract, agreement, understanding, lease, usufruct, license, plan, instrument, commitment, restriction, arrangement, obligation, undertaking, practice or authorization of any kind or character or other document to which any Person is a party or that is binding on any Person or its securities, assets or business.

     1.15 "DEFAULT" means (1) a breach of, default under, or misrepresentation in or with respect to any Contract, Permit or FCC License, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of, default under, or misrepresentation in any Contract, Permit or FCC License, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate, change the terms of or renegotiate any Contract, Permit or FCC License or to accelerate, increase, or impose any Liability under any Contract, Permit or FCC License.

     1.16 "EARNEST MONEY" means the cash deposit in the amount of One Million Dollars ($1,000,000) paid by Gray to the Earnest Money Escrow Agent upon the execution of this Agreement, in the amount and in accordance with the provisions set forth in Section 7.18 below, together with interest thereon, if any.

     1.17  "EARNEST MONEY ESCROW AGENT" means American Bank, N.A., Waco, Texas.

     1.18 "EMPLOYEE BENEFIT PLAN" means collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by Seller or KXII Television or any Subsidiary of either of them or Affiliate of either of them for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate.

The "employee benefit plans" as defined in section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee of Seller or KXII Television or any Subsidiary of either of them, or any dependent or beneficiary of either of them, maintained by Seller or KXII Television or any Subsidiary of either of them or under which Seller or KXII Television or any Subsidiary of either of them has any obligation or Liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funding or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of Seller or KXII Television or any Subsidiary of either of them (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

     1.19 "ENCUMBRANCES" means security interests, mortgages, liens, pledges, options, rights of first refusal, and other restrictions on the use or transferability of property and claims or charges on any interest in property in favor of a Person other than the owner of the property, whether or not relating to the extension of credit or the borrowing of money and whether or not existing by reason of statute, contract, or common law.

     1.20 "ENVIRONMENTAL CLAIM" shall have the meaning ascribed in Section 4.16(f)(i).

     1.21 "ENVIRONMENTAL MATTER" shall have the meaning ascribed in Section 4.16(f)(iv).

     1.22 "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

     1.23 "ERISA PLAN" means any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA.

     1.24 "FCC" means the Federal Communications Commission, as defined in the recitals to this Agreement.

     1.25 "FCC CONSENT" means action by the FCC in the form of a public notice or some other written document granting its consent to the Assignment Application.

     1.26 "FCC LICENSES" shall mean all licenses and authorizations issued by the FCC to Seller in connection with the business or operations of the Station, including the right to use the call letters "KXII-TV," along with goodwill associated therewith.

     1.27 "FINAL ORDER" means action of the FCC approving the transfer of the FCC Licenses of Seller to Licensee, which action is no longer subject to reconsideration or court review under the provisions of the Communications Act of 1934, as amended, and with respect to which no timely filed request for administrative or judicial review or stay is pending and as to which the time for filing any such request, or for the FCC to set aside the action on its own motion, has expired.

     1.28 "FINANCIAL STATEMENTS" means the combined financial statements of Seller and KXII Television set forth in Schedule 4.12 and to be delivered pursuant to Section 7.7.

     1.29 "GAAP" means generally accepted accounting principles consistently applied.

     1.30 "GAAP BASIS FINANCIAL STATEMENTS" means the combined audited financial statements of Seller and KXII Television for the calendar year ended December 31, 1998 and the combined unaudited financial statements of Seller and KXII Television for the calendar years ended December 31, 1997 and 1996. Such financial statements shall include the balance sheet at such dates and statements of operations, retained earnings and cash flows for the periods then ended.

     1.31 "GRAY" means Gray Communications Systems, Inc., as identified above, a Georgia corporation, with its principal offices at 4370 Peachtree Road, Atlanta, Georgia 30319.

     1.32 "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

     1.33 "HISTORICAL FINANCIAL STATEMENTS" means the combined unaudited tax basis financial statements of Seller and KXII Television for the calendar years 1998, 1997 and 1996. Such financial statements shall include the balance sheet at such dates and statements of operations, retained earnings and cash flows for the periods then ended.

     1.34  "INDEMNITY ESCROW AGENT" means American Bank, N.A., Waco, Texas.

     1.35 "INTANGIBLE PROPERTY" means all copyrights, trademarks, trade names, service marks, service names, the call letters "KXII-TV," licenses, patents, permits, jingles, proprietary information, technical information and data, electronic data files, computer software, formats, customer lists, advertiser lists, machinery and equipment warranties, and other similar intangible property rights and interests (other than the FCC Licenses) (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or KXII Television or, solely with respect to the Real Property, K-Twelve or under which Seller or KXII Television or, solely with respect to the Real Property, K-Twelve is licensed or franchised and which are used or useful in the Business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

     1.36  "KBI 1" means KBI 1, Inc., a Delaware corporation.

     1.37  "KBI 2" means KBI 2, Inc., a Delaware corporation.

     1.38  "KXII PARTIES" means Seller, K-Twelve, KXII Television and the
Owners.

     1.39  "KXII PROPERTIES" means KXII Properties, Inc., a Texas corporation.

     1.40 "KXII TELEVISION" means KXII Television, Ltd., a Texas limited partnership.

     1.41 "KBTX MERGER AGREEMENT" means that certain Agreement and Plan of Merger, dated as of April 13, 1999, by and among Gray, Gray Communications of Texas, Inc., and Brazos Broadcasting Company.

     1.42 "KNOWLEDGE," "KNOW," "KNOWN" and words of similar import, with respect to Seller, K-Twelve and KXII Television, mean collectively those facts actually known, now or in the past, by Seller, K-Twelve, KXII Television, KBI 1, KBI 2, Rich Adams, Ray M. Deaver and M.N. Bostick.

     1.43  "K-TWELVE" means K-Twelve, Ltd., a Texas limited partnership.

     1.44 "KWTX MERGER AGREEMENT" means that certain Agreement and Plan of Merger, dated as of April 13, 1999, by and among Gray, Gray Communications of Texas, Inc., and KWTX Broadcasting Company.

     1.45 "LAW" means any federal, state, local or foreign code, law, legal principal, order, ordinance, regulation, rule, or statute of any Governmental Authority.

     1.46 "LEASED PROPERTY" means any and all Real Property used or occupied by Seller as lessee under any oral or written lease, together with any additions thereto, and extensions or renewals thereof, between the date of this Agreement and the Closing Date.

     1.47 "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

     1.48  "LICENSEE" means KXII Licensee Corp., a Delaware corporation.

     1.49 "LITIGATION" means any action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, inquiry, hearing, investigation (governmental or otherwise), notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting Seller, the Business, the Assets (including, without limitation, Contracts or FCC Licenses of or relating to Seller or KXII Television or, solely with respect to the Real Property K-Twelve), or the transactions contemplated by this Agreement.

     1.50 "MATERIAL" or "MATERIALLY" shall be determined in light of the facts and circumstances of the matter in question; provided, however, that any specific monetary amount cited in this Agreement shall be deemed to determine materiality in that instance.

     1.51 "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means a significant negative impact on Seller, KXII Television and, solely with respect to the Real Property, K-Twelve, taken as a whole or the Business of the Station, excluding any negative impact attributable to (i) factors affecting the television broadcasting industry generally, (ii) general national, regional, or local economic conditions, or (iii) governmental or legislative laws, rules, or regulations affecting the television broadcasting industry generally.

     1.52 "ORDER" means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

     1.53 "OTHER AGREEMENTS" means the agreements, documents, assignments and instruments to be executed and delivered by any of the KXII Parties, Gray, Licensee and Purchaser pursuant to this Agreement.

     1.54 "OWNERS" means KBI 1, KBI 2, KXII Properties, Rich Adams, Ellen Deaver, John Deaver, Kyle Deaver and Martha Phipps.

     1.55 "PERMITS" means all licenses, permits, and other authorizations (other than the FCC Licenses), issued to Seller or KXII Television or, solely with respect to the Real

Property, K-Twelve by the Federal Aviation Administration or any other federal, state, or local governmental authority in connection with the conduct of the Business and operations of the Station, together with any additions, extensions, or renewals of same between the date of this Agreement and the Closing Date.

     1.56 "PERMITTED LIENS" means (i) liens for taxes and assessments not yet due and payable, mechanics' and other statutory liens arising in the ordinary course of business that secure obligations not delinquent, (ii) restrictions or rights granted to Governmental Authorities under applicable Law that are not otherwise objectionable to Gray, and (iii) liens, restrictions and easements on the Real Property (as defined below) that in Gray's reasonable judgment, do not detract from the value or impair the use of the property subject thereto; provided, however, in no event shall "Permitted Liens" include Encumbrances relating to the extension of credit or the borrowing of money.

     1.57 "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.

     1.58 "PRELIMINARY STATEMENT OF ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section 2.3.

     1.59 "PROGRAM RIGHTS" means all rights of Seller, presently existing or obtained prior to the Closing, to broadcast television programs, movies, and films, including all film and program rights under barter agreements, as a part of the programming for the Station, for which Seller is obligated to compensate the vendor of such Program Rights.

     1.60 "PURCHASE PRICE" means the total consideration to be paid to Seller by Purchaser and Licensee for the purchase of the Assets and the FCC Licenses pursuant to this Agreement and which shall be calculated in accordance with
Section 2.2 and paid in accordance with Section 2.4 of this Agreement.

     1.61 "PURCHASER" means Gray Communications of Texas-Sherman, Inc., a Georgia corporation and wholly-owned subsidiary of Gray.

     1.62 "REAL PROPERTY" means collectively all of the real property or interests in real property used in or necessary to conduct the Business, including, without limitation, the real property or interests in real property listed on Schedule 4.13(a), together with (i) all rights, easements, tenements, hereditaments, appurtenances, privileges, immunities, mineral rights and other benefits belonging or appertaining to the real property or interests in real property listed on Schedule 4.13(a) which have not been previously reserved or conveyed, and which run with said real property and (ii) all right, title and interest, if any, of Seller or K-Twelve in and to (A) any land lying in the bed of any street, road, avenue, open or proposed, adjoining said real property, (B) any award made or to be made in lieu of the land described in the preceding clause (A), (C) any unpaid award for damage to said real property, (D) all strips and rights-of-way abutting or adjoining said real property, if any, and
(E) all other real property interests which are used in the Business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date. The Real Property includes, without limitation, all buildings, structures, fixtures and other improvements located on the land described in the preceding sentence. Notwithstanding anything to the contrary contained herein, the parties hereto agree that the real property owned by K-Twelve which is located in the State of Louisiana and in

McLennan County, Texas is not used or necessary to conduct the Business, and forms no part of the Real Property.

     1.63 "RELATED PERSON" means, with regard to any Person, his spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

     1.64 "RETAINED ASSETS" means the following assets, none of which are being purchased by Purchaser or Licensee pursuant to this Agreement:

          (i) all of Sellers' and KXII Television's cash or cash equivalents and Tax refunds;

          (ii) records and reports maintained by Seller pertaining exclusively to other Retained Assets or Retained Liabilities; and

          (iii) the Beechcraft King Air F-90 airplane, Serial Number LJ-64, FAA registration number N322GK.

     1.65 "RETAINED LIABILITIES" means any Liability of Seller, KXII Television or K-Twelve that is not an Assumed Liability, including, without limitation, the following:

          (i) any Liabilities for any Taxes of any KXII Party;

          (ii) any Liabilities relating to current or former assets of Seller, KXII Television or K-Twelve not being acquired by Purchaser or Licensee pursuant to this Agreement, including, without limitation, the Retained Assets;

          (iii) any Contract of Seller, KXII Licensee or K-Twelve not validly assigned to Purchaser;

          (iv) any Liability incurred by the KXII Parties as a result of any Default by any KXII Party under any provision of this Agreement or the Other Agreements;

          (v) any Liability of Seller or KXII Television for severance payments or other severance obligations relating to any Person employed by Seller or KXII Television on or before the Closing Date;

          (vi) any Liability of Seller or KXII Television for continuation of coverage under any group health plan maintained by Seller or KXII Television required under the provisions of Code sec. 4980B or Sections 601-608 of ERISA with respect to any Person employed by Seller or KXII Television who experiences a "qualifying event" (as defined in the Code and ERISA) on or before the Closing Date;

          (vii) any Liability of Seller or KXII Television to pay bonuses or other compensation on account of the transactions contemplated by this Agreement;

          (viii) any Undisclosed Liability;

          (ix) any Liability of Seller, KXII Television or K-Twelve, of any nature whatsoever, to any current or former Owner or Affiliate of Seller, KXII Television or K-Twelve;

          (x) any Liability (including without limitation, any Liability relating to any Litigation) relating to, based upon, or arising out of (A) the conduct of the Business or the ownership of the Assets or the FCC Licenses prior to the Closing Date or

     (B) any act, omission, transaction, circumstance, sale of goods, services, advertising or broadcasting time, state of facts or other condition which occurred or existed prior to the Closing Date, whether or not then known, due or payable and whether or not disclosed in this Agreement or the Other Agreements;

          (xi) any Liability that Purchaser may incur in connection with any Litigation brought against Purchaser under the Worker Adjustment and Retraining Notification Act or any similar Law that relates to actions taken by Seller or KXII Television with regard to any employees or any site of employment;

          (xii) any of the events, circumstances, or conditions described in
     Schedule 4.16, or any Environmental Claim, or Liability arising from any Environmental Matter;

          (xiii) any Liability of Seller or KXII Television under or relating to any Employee Benefit Plan;

          (xiv) any Liability to or Encumbrance of any Third Party pursuant to the bulk sales or fraudulent conveyance or other Laws of any jurisdiction that may be asserted against any of the Assets or the FCC Licenses (whether asserted against Seller, any of the Owners, K-Twelve, the Assets, the FCC Licenses, Gray, Purchaser or Licensee);

          (xv) any claim by any broker, finder or other Person employed or allegedly employed by Seller, K-Twelve or any of the Owners in connection with the transactions contemplated by this Agreement; or

          (xvi) any Accounts Payable.

     1.66 "SCHEDULE" means those Schedules referred to in this Agreement delivered concurrently with the execution of this Agreement and attached hereto (or bound separately) or delivered pursuant to Section 9.14, all of which Schedules are incorporated in and made a part hereof by reference.

     1.67 "SELLER" means KXII Broadcasters, Ltd., as identified above, a Texas limited partnership with its principal offices at 4201 Texoma Parkway, Sherman, Texas.

     1.68 "STATION" means KXII-TV, Channel 12, a CBS affiliate licensed to Seller, as identified above.

     1.69 "SUBSIDIARY" means any Person of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person which is at the time directly or indirectly owned or controlled by another Person, or by any one or more Subsidiaries.

     1.70 "TANGIBLE PERSONAL PROPERTY" means all of Seller's and KXII Television's fixed assets, furniture, fixtures, equipment, machinery, motor vehicles, leasehold improvements, office equipment, computer hardware, spare parts, inventory, and other such tangible personal property which is used or useful in the conduct of the business or operations of the Station, together with any additions, replacements, or improvements thereto between the date of this Agreement and the Closing Date.

     1.71 "TAX" or "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees imposed or payable to the United States, or any state, county, local, or foreign government, subdivision or agency thereof, and in each instance, such term shall include any interest, penalties, or additions to tax attributable to any such Tax.

     1.72 "TAX RETURNS" means any returns, statements, filings, reports, estimates, declarations, and forms relating to Taxes that Seller, KXII Television or, solely with respect to the Real Property, K-Twelve is required to file, record, or deposit with any Governmental Authority, including any attachment thereto or amendment thereof.

     1.73 "THIRD PARTY" or "THIRD PARTIES" means any Person that is not Purchaser, Gray, Licensee, or a KXII Party.

     1.74 "TRADEOUT AGREEMENT" means any written contract, agreement, or commitment of Seller or KXII Television, pursuant to which Seller or KXII Television has sold or traded commercial air time of the Station in consideration of any property or services in lieu of or in addition to cash, excluding all film and program barter agreements.

     1.75 "UNAUDITED BALANCE SHEETS" means the combined unaudited balance sheets of Seller and KXII Television as of December 31, 1997 and 1996 included in the Financial Statements.

     1.76 "UNAUDITED BALANCE SHEET DATE" means the date of the Unaudited Balance Sheets.

     1.77 "UNDISCLOSED LIABILITIES" means any Liability that is not fully reflected or reserved against in the Financial Statements or fully disclosed in a Schedule.

SECTION 2.  PURCHASE AND SALE OF ASSETS.

     2.1  PURCHASE OF THE ASSETS AND THE FCC LICENSES.

          (a) Subject to the terms and conditions of this Agreement, at the Closing, (i) Seller shall sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase and accept from Seller all of the Assets, free and clear of any and all Encumbrances other than the Permitted Liens and (ii) Seller shall sell, convey, transfer and deliver to Licensee and Licensee shall purchase and accept from Seller the FCC Licenses, free and clear of any and all Encumbrances other than the Permitted Liens.

          (b) None of the Retained Assets are being purchased by Purchaser or Licensee pursuant to this Agreement.

     2.2  PURCHASE PRICE.

          (a) The total Purchase Price for the acquisition of the Assets and the FCC Licenses shall be equal to the sum of (i) the amount of the Assumed Liabilities plus (ii) Forty-One Million Five Hundred Thousand Dollars ($41,500,000) plus (iii) the value of the Accounts Receivable set forth on the Preliminary Statement of Accounts Receivable reduced by an amount equal to two percent (2%) of such value minus all reserves for doubtful accounts or similar reserves (Accounts Receivable as so reduced being called herein the "Accounts Receivable Adjustment").

          (b) The Purchase Price shall be allocated among the Assets and the FCC Licenses as set forth in Schedule 2.2(b) and Purchaser, Licensee and Seller shall execute and file with the IRS in a timely manner Form 8594 with respect to such allocation. None of Purchaser, Licensee or any of the KXII Parties shall file a Tax Return or take any position with any Taxing Authority that is inconsistent with such final allocation.

     2.3  DETERMINATION OF ACCOUNTS RECEIVABLE.

          (a) On the day immediately prior to the Closing Date, Seller shall prepare and deliver to Gray, Purchaser and Licensee pro forma statements of the estimated Accounts Receivable of Seller (including all Accounts Receivable of KXII Television, if any) as of 11:59 p.m. on the day immediately preceding the Closing Date (the "Preliminary Statement of Accounts Receivable"). The Preliminary Statement of Accounts Receivable, when prepared, will be based on Seller's historical accounting practices, consistently applied.

          (b) Within ninety (90) days after the Closing, Gray, Purchaser and Licensee shall prepare a final statement of Accounts Receivable of Seller as of the Closing Date (the "Final Statement of Accounts Receivable") and shall submit such statement to Seller for review and approval. Gray, Purchaser and Licensee shall also provide all information reasonably necessary to determine the correct amount of the Accounts Receivable, including appropriate supporting documents and such other information as may be reasonably requested by Seller. The Final Statement of Accounts Receivable shall be based on Seller's historical accounting practices, consistently applied and shall be certified by an officer on behalf of Gray, Purchaser and Licensee to be true and complete. Seller shall have the right to visit the Station during normal business hours to verify and review such documentation upon providing reasonable notice to Gray, Purchaser and Licensee. If Seller disputes the amount of Accounts Receivable determined by Gray, Purchaser and Licensee, it shall so notify Gray, Purchaser and Licensee within thirty (30) days after receipt of the Final Statement of Accounts Receivable and provide Gray, Purchaser and Licensee with its own Final Statement of Accounts Receivable. If Seller notifies Gray that it accepts the Final Statement of Accounts Receivable, or fails to deliver its own alternate Final Statement of Accounts Receivable within the thirty (30) day period specified in the preceding sentence, Gray's, Purchaser's and Licensee's determination of the amount of Accounts Receivable shall be conclusive and binding on the parties upon the expiration of such period.

          (c) Gray and Seller shall use good faith efforts to resolve any dispute involving the determination of the amount of Accounts Receivable and the Final Statement of Accounts Receivable. If the parties are unable to resolve any dispute within fifteen days following the delivery of Seller's notice concerning disputed adjustments, Gray and Seller shall jointly designate a qualified Big 5 firm of independent certified public accountants (the "Neutral Auditors") to resolve such dispute. If the parties are unable to agree on the designation of the Neutral Auditors, then an accounting firm will be selected by lot from two names submitted by Seller and two names submitted by Gray, none of which shall be employed by Seller or Gray. The Neutral Auditors' resolution of the dispute shall be made within sixty (60) days of their selection, shall be based on presentations by Seller and Gray and not by independent financial audit, and shall be final and binding on the parties. The Neutral Auditors' resolution of the dispute may be enforced by any court of competent jurisdiction. Fees of the Neutral Auditors shall be split equally between the parties.

          (d) If the amount of Accounts Receivable reflected on the Final Statement of Accounts Receivable as finally determined in accordance with the preceding provisions of this Section 2.3 are more than $500 less than the amount reflected on the Preliminary Statement of Accounts Receivable, then the Indemnity Escrow Agent shall refund the entire difference (without regard to the $500 threshold) to Purchaser out of the Escrow Fund; provided, however, that payments received on the Closing Date shall become the property of Purchaser, and any corresponding Account Receivable reflected on the Preliminary Statement of Accounts Receivable shall be deemed to be outstanding for the purposes of the calculations set forth in this Section 2.3. If the amount of the Accounts Receivable as finally determined in accordance with the preceding provisions of this Section 2.3 are more than $500 more than the amounts reflected on the Preliminary Statement of Accounts Receivable, then Gray shall pay the entire difference by wire transfer to Seller. The payment required hereunder shall be made within seven (7) days after all of the procedures specified in this Section
     2.3 have run their course.

          (e) If Neutral Auditors should be appointed by the parties to the KWTX Merger Agreement or KBTX Merger Agreement, then the Neutral Auditors so appointed shall serve as the Neutral Auditors under this Agreement, and all proceedings before the Neutral Auditors shall be consolidated to promote efficiency and reduce expenses of the parties.

     2.4 PAYMENT OF THE CASH PORTION OF THE PURCHASE PRICE. On the Closing Date, Purchaser and Licensee shall pay the cash portion of the Purchase Price to Seller by delivering to Seller the sum of Forty One Million Five Hundred Thousand Dollars ($41,500,000) plus the Accounts Receivable Adjustment, by wire transfer of immediately available funds, or in such other form and manner as may be mutually satisfactory less the amount of the Earnest Money, which shall be paid by the Earnest Money Escrow Agent to Seller.

     2.5 PRORATIONS AND CERTAIN PAYMENTS. The following prorations relating to the Assets will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing and Purchaser liable to the extent such items relate to periods on or after the Closing:

          (i) personal and real property ad valorem or other similar Taxes, if any, on or with respect to the Assets;

          (ii) business and occupation or other similar Taxes related to the Business;

          (iii) the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and

          (iv) all other items that shall be paid by Purchaser or otherwise affect the Business or the Assets and that relate, in whole or in part, to periods prior to the Closing Date (other than the Assumed Liabilities).

     The net amount of all such prorations will be settled and paid on the Closing Date. In the event that the amount of any of the items to be prorated pursuant to this Section 2.5 is not known by Seller and Purchaser at the Closing, the proration shall be made based upon the amount of the most recent cost of such item to Seller. After Closing, Purchaser and Seller each shall provide to the other, within five (5) business days after receipt, each Third Party invoice relating to any item so estimated. Within ten (10) business days thereafter, Purchaser and Seller each shall make any payments to the other that are necessary to compensate for any difference between the proration made at the Closing and the correct proration based on the Third Party invoice.

     2.6 CLOSING. The Closing shall take place contemporaneously with the closing of the transactions contemplated in the KWTX Merger Agreement and KBTX Merger Agreement, at the offices of Deaver & Deaver, 200 West Highway 6, Suite 501, Waco, Texas, or at such place as may be mutually agreed upon by the parties on the Closing Date. For purposes of this Agreement, "Closing Date" shall have the meaning assigned thereto in the KWTX Merger Agreement. Title to the Assets shall pass from Seller to Purchaser effective as of 11:59 p.m. on the day immediately preceding the Closing Date and title to the FCC Licenses shall pass from Seller to Licensee effective as of 11:59 p.m. on the day immediately preceding the Closing Date in each case unless the parties shall otherwise have agreed in writing.

     2.7 DELIVERIES. All deliveries, payments and other transactions and documents relating to the Closing (i) shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (ii) shall be deemed to be consummated simultaneously.

SECTION 3.  ASSUMPTION OF LIABILITIES.

     3.1.  GENERAL.

          (a) Neither Purchaser nor Licensee is assuming and shall not be liable for or with respect to any Retained Liability.

          (b) Notwithstanding anything in this Agreement to the contrary, in no event shall any Liability due to any Affiliate of Seller or due to the Owners be assumed by Purchaser or Licensee.

          (c) Nothing contained in this Section 3.1 or in any instrument of assumption executed by Purchaser at the Closing shall be deemed to release or relieve any of the KXII Parties from their respective representations, warranties, covenants and agreements contained in this Agreement or any of the Other Agreements, including, without limitation, the obligations of the KXII Parties to indemnify Gray, Purchaser and Licensee (and the other specified parties) in accordance with the provisions of Section 11. Further, Seller shall pay, satisfy and perform all of the Retained Liabilities and no disclosures made or exceptions noted with respect to the representations, warranties, covenants and agreements of Seller and the Owners contained in this Agreement or any of the Other Agreements shall affect Seller's obligation to pay, satisfy and perform all of the Retained Liabilities.

     3.2.  ASSUMPTION OF THE ASSUMED LIABILITIES.

          (a) Purchaser shall assume the Assumed Liabilities on the terms provided in subsection 3.2(b), except as set forth in Section 3.3.

          (b) Purchaser expressly agrees, effective on the Closing Date, to assume the Assumed Liabilities and thereafter to pay, perform and discharge in full, in accordance with their terms where applicable, the Assumed Liabilities. Nothing contained in this Agreement shall require Purchaser to pay, perform or discharge any of the Assumed Liabilities so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof or shall in good faith assert any defense or offset thereto, and Seller and the Owners shall provide reasonable assistance to Purchaser in so contesting and defending such claims. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not assume, pay, satisfy or discharge any of the Assumed Liabilities to the extent that such Liabilities are insured against (or but for the transfer of the Assets and assignment and assumption of the Assumed Liabilities pursuant to this Agreement, would have been insured against) by a Third Party under policies of insurance which Seller, KXII Television or, solely with respect to the Real Property, K-Twelve is unable to assign to Purchaser and which are maintained by Seller.

     3.3.  ASSIGNMENT OF CERTAIN CONTRACTS.

          (a) Nothing contained in this Agreement shall be construed as an attempt to agree to assign any Contract which is in Law non-assignable without the consent of any other party thereto, unless such consent shall have been given. Each of Seller, KXII Television and, solely with respect to the Real Property, K-Twelve shall use its commercially reasonable efforts to obtain all such necessary consents prior to the Closing, and to the extent any such necessary consent has not been obtained, each of Seller, KXII Television and, solely with respect to the Real Property, K-Twelve shall continue its commercially reasonable efforts to obtain such consent after the Closing, except that receipt of the FCC Consent and Final Order is a condition precedent to Closing. In order, however, that the full value of every such Contract which is included within the Assets may be realized, at Purchaser's request, direction and expense, Seller shall take all such commercially reasonable action as shall in the opinion of Purchaser be necessary or proper (i) in order to preserve for the benefit of Purchaser the rights and obligations of Seller under such Contracts, and
     (ii) to facilitate the collection of the monies due and payable, or to become due and payable, to Seller pursuant to every such Contract, and Seller shall remit such monies to Purchaser within five (5) business days of collection.

          (b) Purchaser shall be entitled to the benefits accruing after the Closing Date of any such non-assigned Contract. Purchaser, at its expense, shall perform all of Seller's, KXII Television's or, solely with respect to the Real Property, K-Twelve's obligations due to be performed under any such non-assigned Contract that is included among the Assumed Liabilities to the extent (i) Purchaser can perform such obligations without violating the terms of such non-assigned Contract, and (ii) Purchaser is being provided the benefits of such non-assigned Contract.

     3.4. PAYMENT OF ACCOUNTS PAYABLE AND OTHER LIABILITIES OF SELLER. On or before the Closing Date, Seller shall pay all Accounts Payable out of its cash (and not through the proceeds of liquidating any of the Assets or using any of the Assets themselves). On the Closing Date Seller shall have no Accounts Payable.

     3.5. NO INTENTION TO BENEFIT THIRD PARTIES. This Agreement is not intended to, and shall not, (i) benefit any Person other than the KXII Parties, Purchaser, Licensee and Gray or (ii) create any third party beneficiary right in any Person.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE KXII PARTIES.

     Each of the KXII Parties jointly and severally represents and warrants unto Gray, Licensee and Purchaser, and this Agreement is made and expressly conditioned upon, the following representations and warranties:

     4.1 ORGANIZATION, POWER, AND QUALIFICATIONS OF SELLER. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas and has the full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Seller is duly qualified as a foreign limited partnership in each jurisdiction where the nature and extent of its Business requires such qualification, as set forth on Schedule 4.1.

     4.2 ORGANIZATION, POWER, AND QUALIFICATIONS OF K-TWELVE. K-Twelve is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas and has the full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. K-Twelve is duly qualified as a foreign limited partnership in each jurisdiction where the nature and extent of its Business requires such qualification.

     4.3 ORGANIZATION, POWER, AND QUALIFICATIONS OF KXII TELEVISION. KXII Television is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas and has the full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. KXII Television is duly qualified as a foreign limited partnership in each jurisdiction where the nature and extent of its Business requires such qualification.

     4.4 ORGANIZATION, CORPORATE POWER, AND QUALIFICATIONS OF KBI 1. KBI 1 is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. KBI 1 is duly qualified as a foreign corporation in each jurisdiction where the nature and extent of its Business requires such qualification.

     4.5 ORGANIZATION, CORPORATE POWER, AND QUALIFICATIONS OF KBI 2. KBI 2 is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. KBI 2 is duly qualified as a foreign corporation in each jurisdiction where the nature and extent of its business requires such qualification.

     4.6  ORGANIZATION, CORPORATE POWER, AND QUALIFICATIONS OF KXII
PROPERTIES. KXII Properties is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. KXII Properties is duly qualified as a foreign corporation in each jurisdiction where the nature and extent of its business requires such qualification.

     4.7 AUTHORIZATION AND VALIDITY. Each of the KXII Parties has the requisite corporate or other power, capacity and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate or other appropriate action in respect thereof on the part of each of the KXII Parties. This Agreement has been executed and delivered by each KXII Party who is an individual, the duly authorized general partners of each KXII Party that is a limited partnership and by the duly authorized officers of each KXII Party that is a corporation and constitutes the legal, valid, and binding obligation of each of the KXII Parties. This Agreement is enforceable against each of the KXII Parties in accordance with its terms.

     4.8 OWNERSHIP OF EQUITY INTERESTS. Each of the Owners owns (beneficially and legally) the number and types of equity interests specified on Schedule 4.8 with respect to any other KXII Party, opposite his, her, or its name, free and clear of any Encumbrance of any kind.

     4.9 NONCONTRAVENTION. The execution and delivery by the KXII Parties of this Agreement and the other agreements contemplated on its part hereby does not, and the consummation by the KXII Parties of the transactions contemplated hereby and thereby will not, (i) violate any provision of the Articles of Incorporation, Partnership Agreement, or Bylaws, as applicable, of any of the KXII Parties, (ii) violate, or result (with the passage of time, the giving of notice or both) in a violation of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of, any Encumbrance upon any of the property of any of the KXII Parties pursuant to any provision of any mortgage, lien, lease, agreement, license, or instrument to which any KXII Party is a party or is subject, (iii) constitute an event permitting termination or acceleration of any mortgage, lien, lease, agreement, license, or instrument to which any KXII Party is a party, or (iv) violate (A) any judgment, order, writ, injunction, decree, regulation, or rule of any court or Governmental Authority applicable to any KXII Party, the Assets or the Station or (B) any Law.

     4.10 CONSENTS, APPROVALS. Except for filings with and approvals of the transactions contemplated hereby by the FCC and except for consent from the CBS Television Network, none of the KXII Parties is required to make or obtain any consent, approval, notification, authorization or order of, or declaration, filing, or registration with any third party, including, without limitation, any Governmental Authority (i) in connection with the consummation of the transactions contemplated hereby, (ii) to avoid the loss of any license or the violation, breach, or termination of, or any default under, or the creation of any lien on any of the Assets pursuant to the terms of any Law, order, or other requirement or any contract binding upon any KXII Party or to which Assets may be subject, or (iii) to enable Gray, Purchaser and Licensee to continue the operation of the Business after the Closing substantially as conducted prior to the Closing.

     4.11 SUBSIDIARIES AND INVESTMENTS. Seller has no Subsidiaries and Seller has not in the past and does not currently own, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person.

     4.12 FINANCIAL STATEMENTS. Schedule 4.12 contains true and complete copies of the Historical Financial Statements. GAAP Basis Financial Statements, prepared by Seller's independent auditors Jaynes, Reitmeier, Boyd & Therrell, PC, Certified Public Accountants, Waco, Texas shall be delivered in accordance with Section 7.8. The GAAP Basis Financial Statements will have been prepared in accordance with GAAP, consistently applied and will fairly present the financial condition of Seller and KXII Television as of the respective dates thereof, and the results of operations, cash flows and retained earnings, and changes in financial position, respectively, of Seller and KXII Television, for the respective periods thereof. The Historical Financial Statements have been prepared based on Seller's and KXII Television's historical accounting practices, consistently applied and fairly present the financial condition of Seller and KXII Television as of the respective dates thereof, and the results of operations, cash flows and retained earnings, and changes in financial position, respectively, of Seller and KXII Television, for the respective periods thereof. Since December 31, 1998, (i) each of Seller and KXII Television have carried on its business only in the ordinary course of business consistent with past practice, (ii) there has been no Material Adverse Change, and (iii) neither Seller nor KXII Television has made any change in any method of accounting or any accounting practice.

     4.13  TITLE TO AND CONDITION OF REAL PROPERTY.

          (a) Schedule 4.13(a) contains a complete and accurate description of all the Real Property to be conveyed by Seller to Gray, indicating each KXII Party's interest therein. The Real Property comprises all of the real property necessary to conduct the Business and operations of the Station as now conducted.

          (b) Each KXII Party indicated on Schedule 4.13(a) to have a fee simple interest in any of the Real Property has good, marketable, and insurable fee simple title to the Real Property to which that KXII Party is indicated to have a fee simple interest. Such interest is free and clear of all Encumbrances, except for Permitted Liens, and no portion of the Real Property is included in a Tax parcel that includes property other than the Real Property.

          (c) Schedule 4.13(c) contains a complete and accurate description of all the Leased Property and of the applicable lease creating each KXII Party's interest in the Leased Property (the "Ground Leases") and the terms of the KXII Party's interest therein. Each KXII Party has good, marketable and insurable leasehold title to all of the Leased Property described on
     Schedule 4.13(c) free and clear of all Encumbrances, except for Permitted Liens. Each KXII Party has delivered to Gray true and complete copies of all of the Ground Leases.

          (d) Schedule 4.13(d) contains a complete and accurate description of all leases of the Real Property and Leased Property pursuant to which any KXII Party is the landlord or sublandlord, (the "Tenant Leases") and the KXII Parties have delivered true and complete copies of the Tenant Leases to Gray. There are no leases or other agreements relating to occupancy of the Real Property or Leased Property, except for the Tenant Leases and no Person other than the tenants under the Tenant Leases has any right to occupancy of any portion of the Real Property or Leased Property. The KXII Party that is party to any Tenant Lease is the lessor or landlord or the successor lessor or landlord under such Tenant Lease free and clear of all Encumbrances except for the Permitted Liens and is entitled to receive the rents, issues and profits from such Tenant Lease.

          (e) Except as disclosed on Schedule 4.13(a), all towers, guy anchors, buildings, and other improvements owned by any KXII Party are located entirely on the Real Property listed on Schedule 4.13(a).

          (f) All Real Property (i) is available for immediate use in the conduct of the Business and operations of the Station and (ii) complies in all material respects with all applicable building, fire, health, handicapped persons, sanitation, use and occupancy or zoning Laws and the regulations of any Governmental Authority having jurisdiction thereof. There is no pending or, to any KXII Party's Knowledge, threatened condemnation or eminent domain proceedings that would affect the Real Property, or any part thereof and the KXII Parties have full legal and practical access to the Real Property and all utilities are available to the Real Property from a publicly dedicated right of way or through a valid private easement. The KXII Parties have furnished to Gray copies of any and all notices or reports received from any insurance company, engineer, or Governmental Authority with respect to any violations (or potential violations) of any applicable law affecting the Real Property or otherwise requiring or recommending work be performed on or at any of the Real Property (or improvements thereon), and all of the violations and requirements set forth in any such notices and reports have been cured or fulfilled to the satisfaction of those entities.

          (g) The Real Property listed on Schedule 4.13(a) and the Leased Property listed on Schedule 4.13(d) comprise all real property interests necessary to conduct the Business and operations of Seller as now conducted.

     4.14  TITLE TO AND CONDITION OF TANGIBLE PERSONAL PROPERTY.

          (a) Schedule 4.14(a) lists all material items of Tangible Personal Property owned by any KXII Party, which comprises all material items of Tangible Personal Property necessary to conduct the Business and operations of the Station as now conducted. Except as specified on Schedule 4.14(a) such KXII Party owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by such KXII Party is subject to any Encumbrance, other than Permitted Liens. Each item of Tangible Personal Property is available for immediate use in the Business and operations of the Station. Each item of Tangible Personal Property is in good condition and repair, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices. Each item of Tangible Personal Property is adequate for its present and intended uses and operation. All items of transmitting equipment included in the Tangible Personal Property permit the Station to operate in all material respects in compliance with the terms of the FCC Licenses, the rules and regulations of the FCC, and with all other applicable Laws.

          (b) Schedule 4.14(b) contains a complete and accurate description of all the leased Tangible Personal Property and of the applicable lease creating any KXII Party's interest in the leased Tangible Personal Property, which includes the leases for motor vehicles (collectively, the "Personal Property Leases") and the terms of such KXII Party's interest therein. Such KXII Party has good leasehold title to the Leased Tangible Personal Property subject to the terms of the applicable Personal Property Leases and free of any Encumbrances, other than Permitted Liens. The KXII Parties have delivered to Gray true and complete copies of all of the Personal Property Leases. The owned Tangible Personal Property listed on
     Schedule 4.14(a) and the leased Tangible Personal Property listed on
     Schedule 4.14(b) comprise all personal property interests necessary to conduct the business and operations of Seller as now conducted.

     4.15 LITIGATION. There are no actions, suits, claims, investigations, or proceedings (legal, administrative, or arbitrative) pending, or to the KXII Parties' Knowledge threatened, against the KXII Parties, and to the KXII Parties' Knowledge no basis for any of the foregoing exists, whether at law or in equity and whether civil or criminal in nature, before or by any Federal, State, municipal, or other court, arbitrator, governmental department, commission, agency, or instrumentality, domestic or foreign, nor are there are any judgments, decrees, or orders of any such court, arbitrator, governmental department, commission, agency, or instrumentality outstanding against the KXII Parties. Except as disclosed on Schedule 4.15, no litigation (as described in the preceding sentence) has been pending during the three (3) years prior to the date hereof that, individually or in the aggregate, resulted in losses, damages, costs or expenses (whether or not covered by insurance) in excess of $10,000 or granted any injunctive relief against the KXII Parties.

     4.16  ENVIRONMENTAL MATTERS.

          (a) To the KXII Parties' Knowledge, none of the Real Property, assets or premises of the KXII Parties pertaining to the Business, or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the KXII Parties pertaining to the Business, or any of their predecessors or any of their current or former subsidiaries, contains, nor is there present at any such Real Property, assets or premises of the KXII Parties, or the assets or premises formerly owned, leased, operated or managed, directly or indirectly, by the KXII Parties, or any of their predecessors or any of their current or former subsidiaries, any (i) "hazardous substances" (as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended), (ii) asbestos, (iii) radon gas, (iv) underground storage tanks, (v) items or equipment containing polychlorinated biphenyls in excess of 50 parts per million, (vi) stored, spilled, or leaked petroleum products, or (vii) accumulation of rubbish, debris, or other solid waste; nor is any of the Real Property, assets or premises pertaining to the Business of the KXII Parties, or the assets or premises pertaining to the Business formerly owned, leased, operated or managed, directly or indirectly, by the KXII Parties, or any of their predecessors or any of their current or former subsidiaries, the subject of governmental regulation or liability because of the past release, threat of release, discharge, storage, treatment, generation, or disposal of such substances.

          (b) To the KXII Parties' Knowledge, the KXII Parties are in compliance with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect, and none of the KXII Parties, nor any of their predecessors or any of their current or former subsidiaries has received any written notice of a charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice having been filed or commenced against any of the KXII Parties, or any of their predecessors or any of their current or former subsidiaries in connection with their operation of the Station alleging any failure to comply with any such law, rule, or regulation.

          (c) To the KXII Parties' Knowledge, none of the KXII Parties, nor any of their predecessors or any of their current or former subsidiaries has any liability that could reasonably be expected to have a Material Adverse Effect under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning the (i) release or threatened release of hazardous substances, (ii) pollution, or (iii) protection of the environment.

          (d) To the KXII Parties' Knowledge, all waste containing any hazardous substances generated, used, handled, stored, treated or disposed of (directly or indirectly) by the KXII Parties, or any of their predecessors or any of their current or their former subsidiaries has been released or disposed of in compliance with all applicable reporting requirements under any Law, and none of the KXII Parties has Knowledge of any Environmental Claim (as herein defined) with respect to any such release or disposal.

          (e) To the KXII Parties' Knowledge, without limiting the generality of any of the foregoing, (i) all on-site and off-site locations where the KXII Parties, or any of their predecessors or any of their current or former subsidiaries has stored, disposed or arranged for the disposal of hazardous substances are identified in Schedule 4.16, and (ii) no polychlorinated biphenyls (PCB's) are used or stored on or in any Real Property owned, leased, operated or managed by the KXII Parties, or any of their predecessors or any of their current or former subsidiaries.

          (f) For purposes of this Agreement:

             (i) "Environmental Claim" shall mean any Litigation in any court or before or by any Governmental Authority or private arbitrator, mediator or tribunal against any of the KXII Parties (including, without limitation, notice or other communication written or oral by any Person alleging potential liability for investigatory costs, cleanup costs, private or governmental response or remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based upon, or resulting from (i) any Environmental Matter or (ii) any circumstances or state of facts forming the basis of any Liability, or alleged Liability under, or violation or alleged violation under, any Environmental Law.

             (ii) "Environmental Matter" shall mean any matter or circumstances existing prior to Closing related in any manner whatsoever to (i) the emission, discharge, disposal, release or threatened release of any hazardous substance into the environment, or (ii) the treatment, storage, recycling or other handling of any hazardous substance or (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any hazardous substance, including, but not limited to, asbestos, in any building, structure or workplace or on any of the Real Property.

     4.17 TRADE NAMES, TRADE MARKS, ETC. Seller has and owns, or has the right to use, all trademarks, service marks, trade names, business names, copyrights, designs, trade secrets, and know-how used in the Business, including, but not limited to, the items listed on Schedule 4.17 as a part of the Intangible Property. There are no claims or proceedings pending, or to Seller's Knowledge threatened, against Seller asserting that its use of any Intangible Property infringes the rights of any other Person and Seller has no Knowledge of any use by Seller that may, with notice or passage of time, give rise to such a claim. Seller has not licensed or otherwise assigned any Intangible Property to any third party and, to Seller's Knowledge, there are no existing infringing uses of the Intangible Property by any third parties. All royalties, limitations, restrictions, or other obligations of Seller with respect to the ownership or use of the Intangible Property are set forth on Schedule 4.17.

     4.18 GOVERNMENTAL AUTHORIZATION AND COMPLIANCE WITH LAWS. All governmental licenses, certificates, permits, and approvals required for the conduct of the Business as now conducted are listed on Schedule 4.18. Seller has obtained all such licenses, permits, and approvals and all are in full force and effect. The Business of the Station has been operated in compliance with all applicable Laws, orders, regulations, policies, and guidelines of all Governmental Authorities (including, without limitation, those relating to FCC matters and environmental laws and regulations), except for violations of such Laws, orders, regulations, policies, and guidelines which do not affect and cannot reasonably be expected to have a Material Adverse Effect on the Assets or the Business, financial condition, Assets, liabilities, results of operations or cash flows of Seller. Seller has received no notice of, and no investigation or review is pending before, or to Seller's Knowledge threatened by, any Governmental Authority (i) with respect to any alleged violation by Seller of any Law, order, regulation, policy, or guideline of any Governmental Authority related to the operation of the Station, or (ii) with respect to any alleged failure to have all permits, certificates, licenses, approvals, and other authorizations required in connection with the Business, Assets or operation of the Station.

     4.19 FCC LICENSES. Seller is now and on the Closing Date will be the holder of the FCC Licenses as listed in Schedule 4.19, with regular unconditional renewals thereof having been granted for the full license term. The FCC Licenses constitute all of the licenses and authorizations required for and/or used in the operation of the Business as now operated, and the FCC Licenses are now and on the Closing Date will be in full force and effect and unimpaired by any act or omission of Seller, or its officers, directors, employees, or agents. There is not now pending, or to Seller's or any of the Owners' Knowledge, threatened, any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any of the FCC Licenses, or any investigation, Order to Show Cause, Notice of Violation, Notice of Apparent Liability, or a forfeiture or material complaint against the Station or Seller. None of Seller or any of the Owners Knows of any reason why the FCC would not renew the FCC Licenses in the ordinary course. In the event of any such action, or the filing or issuance of any such order, notice, or complaint or Knowledge of the threat thereof, Seller shall notify Purchaser of same in writing within five (5) days, and shall take all reasonable measures to contest in good faith or seek removal or rescission of such action, order, notice, or complaint, and shall pay any sanctions imposed. All material reports, forms, and statements required to be filed by Seller with the FCC with respect to the Station have been filed and are complete and accurate in all material respects. The Station is now and on the Closing Date will be operating in accordance with the FCC Licenses, and in compliance with the Communications Act of 1934, as amended, and the Rules and Regulations of the FCC. The operation of the Station, including, but not limited to, Seller's use and operation of its existing tower sites, conforms to the standards adopted by the FCC in Guidelines Evaluating the Environmental Effects of Radio Frequency Radiation, Report and Order, IT Docket 93-62 (August 1, 1996) (FCC 96-326), as modified on reconsideration, Second Memorandum Opinion and Order, FCC 97-303 (released August 23, 1997).

     4.20  LABOR RELATIONS.

          (a) Seller and KXII Television have paid or made provision for payment of all salaries and wages of employees accrued through the date of this Agreement. Seller and KXII Television are in compliance with all federal and state Laws respecting employment and employment practices, terms and conditions of employment, safety of the workplace, wages and hours, and nondiscrimination in employment, and is not Knowingly engaged in any unfair or illegal employment practice;

          (b) There is no charge, complaint, other claim, compliance review, audit or investigation pending before, being conducted or, to Seller's and KXII Television's Knowledge, threatened by any court, agency, arbitral panel or other tribunal alleging, or that could result in an allegation of, unlawful discrimination, unauthorized employment, harassment, any unfair labor practice or violation of any Law or legal principle by Seller and KXII Television relating to any aspect of employment or the workplace, nor to Seller and KXII Television's Knowledge is there a basis for any such claims;

          (c) There is no labor strike, dispute, slowdown, or stoppage actually pending or, to Seller's and KXII Television's Knowledge, threatened against or involving Seller and KXII Television;

          (d) There are no collective bargaining agreements binding on Seller and KXII Television;

          (e) To Seller's and KXII Television's Knowledge, no employee representative or labor organization is seeking to represent Seller's and KXII Television's employees or has requested an election or a collective bargaining agreement, nor are Seller or KXII Television currently negotiating or contemplating negotiating such an agreement; and

          (f) Except as listed specifically on Schedule 4.20, Seller and KXII Television have no written contract of employment, change of control agreement or other agreement with any employee of the Station, and Seller and KXII Television have no unwritten contract of employment, change of control agreement or other agreement that is not terminable at will without any payment or other obligation on the part of Seller or KXII Television or any successor.

     4.21 INSURANCE. Schedule 4.21 is a true and complete list, showing company and type and amount of coverage, of all insurance policies providing coverage for the KXII Parties, the Assets, the Business or the operation of the Station, its employees, or third parties. The KXII Parties have provided correct and complete copies of each such policy to Gray on or before the date hereof. The KXII Parties are neither in default with respect to any provision of any of its insurance policies nor has it failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies which would result in failure to recover in full under such policies. The KXII Parties have complied with the insurance requirements of (A) all leases related to the Station to which it is a party; (B) all other contracts and agreements to which the KXII Parties are a party; and (C) all Laws.

     4.22 ACCOUNTS RECEIVABLE. All accounts receivable of Seller reflected on its financial statements, as prepared and maintained through the Closing Date, arose from bona fide transactions in the ordinary course of business, and constitute valid and binding obligations of the account debtors for the full face amount thereof, without discount, offset, or other claim or allowance. The reserve for doubtful accounts contained in the financial statements is adequate to protect the Purchaser from losses by reason of non-collection of such accounts.

     4.23 ACCOUNTS PAYABLE. All accounts payable of each of Seller and KXII Television reflected on its financial statements, as prepared and maintained through the Closing Date, arose from bona fide transactions in the ordinary course of business, and constitute valid debts or obligations of Seller and KXII Television for the full face amount thereof.

     4.24  TAX RETURNS, AUDITS, AND LIABILITIES.

          (a) Seller (or its predecessor) and KXII Television have: (i) timely filed all Tax Returns in accordance with all applicable laws (including any applicable extensions);

     (ii) paid all Taxes shown to have become due pursuant to such Tax Returns;
     (iii) properly accrued for all Taxes due or payable in respect of the current period in the Financial Statements; and (iv) paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable, other than Taxes being contested in good faith, as identified on Schedule 4.24 for which an adequate reserve has been established. All such Tax Returns are true and correct in all material respects and reflected the true facts regarding the income, business, assets, operations, activities, and status of Seller (or its predecessor) and KXII Television and any other information required to be shown therein.

          (b) Except as disclosed on Schedule 4.24, in the past five (5) years, none of Seller's or KXII Television's Tax Returns has been audited by any Governmental Authority. There is no action, suit, proceeding, investigation, audit, claim, or assessment pending or proposed with respect to Taxes or with respect to any Tax Return for Seller or KXII Television;
     (ii) there are no liens for Taxes upon the assets of Seller or KXII Television, other than liens for taxes not yet past due; (iii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that remains in effect; and (iv) there are no Tax rulings, request for rulings, or closing agreements relating to Seller or KXII Television that could affect its liability for Taxes for any period after the Closing Date.

     4.25  CERTAIN CONTRACTS.

          (a) Except as listed on Schedule 4.25:

             (i) the KXII Parties do not have any employment agreements or any incentive compensation, profit-sharing, stock option, stock appreciation rights, stock purchase, savings, deferred compensation, retirement, pension, or other plans or benefit arrangements or practices with or for the benefit of any officer, employee, or any other person, or any consulting agreement or other arrangement with any officer, employee, former officer, or former employee;

             (ii) no officer, director or any KXII Party has any other agreement with Seller or any interest in any of the Assets; and

             (iii) except for contracts for the sale of advertising time entered into in the normal course of business, none of the KXII Parties is a party to or bound by any contract, commitment, purchase order, or sales order, oral or written, related to the Business or operation of the Station. All leases, agreements, licenses, or instruments related to the Business to which any of the KXII Parties is a party are in full force and effect and are binding obligations of the parties thereto, and no event or condition has occurred or exists, or is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or the giving of notice or both, might constitute a material default or a basis for acceleration of any obligation, force majeure, or other claim of excusable delay or nonperformance thereunder or in respect thereof, whether on the part of the KXII Parties or any other party. In connection with the consummation of the transactions contemplated by this Agreement or otherwise, there are no consents, approvals, notifications, or other actions required to be taken pursuant to the terms of any contract or commitment to which any of the KXII Parties is a party, except as described on Schedule 4.25.

          (b) Schedule 4.25 contains a list and correct and complete copies of the following contracts and agreements:

             (i) all powers of attorney given by the KXII Parties;

             (ii) all programming and network affiliation agreements of Seller or that relate to the Business, the Assets or the Station;

             (iii) all Tradeout Agreements; and

             (iv) any contract or agreement that (i) provides for monthly payments in excess of $1,000 or yearly payments in excess of $12,000;
        (ii) requires performance by Seller, K-Twelve and KXII Television of any obligation for a period of time extending beyond six (6) months from the Closing Date or is not terminable by Seller, K-Twelve and KXII Television without penalty upon sixty (60) days or less notice; (iii) evidences, creates or guarantees indebtedness of Seller, K-Twelve and KXII Television; or (iv) guarantees or endorses the liabilities or obligations of any other Person.

     4.26 EMPLOYEES. Schedule 4.26 is a true and complete list of all personnel employed by Seller as of the date of this Agreement, including the names and current addresses of all such persons, their job classifications, rates of pay, length of service, and a brief description of the employment benefits provided to them, including group insurance, vacation, severance, health and accident benefits, and retirement pay, if any.

     4.27  EMPLOYEE BENEFIT PLANS.

          (a) Schedule 4.27 contains an accurate and complete list of each employee benefit plan established, maintained, or contributed to by Seller or KXII Television. Each such plan is maintained and administered in material compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable Laws, its governing documents and any oral or written communications from Seller or KXII Television to any participant in or beneficiary of such plan. Neither Seller nor KXII Television nor any such employee benefit plan is liable for any material fine, excise tax, or loss of income tax deduction with respect to the operation of any such employee benefit plan. No reportable event, as defined in Section 4043 of ERISA, that could have a Material Adverse Effect on Seller or KXII Television, has occurred with respect to any employee benefit plan of Seller or KXII Television. The consummation of the transactions contemplated by this Agreement will not result in any withdrawal liability on the part of Seller or KXII Television under a multi-employer plan. No plan or benefit arrangement established or maintained by Seller or KXII Television or to which Seller or KXII Television is obligated to contribute has any "accumulated funding deficiency" as defined by ERISA. Seller and KXII Television have not incurred any liability to the Pension Benefit Guaranty Corporation with respect to any such plan. There are no material claims (other than routine claims for benefits), lawsuits or governmental proceedings pending or, to Seller's and KXII Television's Knowledge, threatened with respect to any employee benefit plan of Seller or KXII Television. No claims or liabilities in respect of any of Seller's and KXII Television's employee benefit plans shall be imposed upon Purchaser or Gray as a result of the transactions described herein.

          (b) Seller and KXII Television have filed all returns and reports required to be filed with respect to its employee benefit plans, and has paid or made provision for the payment of all fees, interest, penalties, assessments, or deficiencies that may have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties, and assessments that are payable by or for Seller or KXII Television have been timely reported, fully paid, and discharged. There are no unpaid fees, penalties, interest, or assessments due from Seller or KXII Television relating to any employee benefit plan that are or could become an Encumbrance on any assets of the Station or are otherwise material. Seller and KXII Television have furnished to Purchaser true and complete copies of all documents setting forth the terms and funding of each employee benefit plan.

          (c) Neither Seller nor KXII Television is liable for any welfare benefits (as defined in ERISA Section 3(1)) to its employees or other individuals associated with Seller and KXII Television after retirement or other separation from service other than to the extent required by Code
     Section 4980B and Part VI of Title I of ERISA (COBRA).

          (d) For purposes of this Section 4.27, "Seller" and "KXII Television" mean Seller and KXII Television and any entity which, together with Seller or KXII Television, would be treated as a single employer under Section 414(n) of the Code.

     4.28 NO BROKERS. None of the KXII Parties has employed any brokers or finders, or incurred any liability for any brokerage fees, commissions, finders' fees, or financial advisory fees in connection with the transactions contemplated hereby, and the KXII Parties agree to hold Gray, Purchaser and Licensee harmless from any claim relating to such fees or compensation made by the KXII Parties or anyone employed by the KXII Parties.

     4.29 COMPUTER SOFTWARE AND DATABASE. All computer software licensed, leased or otherwise used in connection with the Business and the Station is standard, pre-packaged and licensed and none of such computer software is proprietary, internally developed or owned by Seller or KXII Television. Each of Seller and KXII Television has, and upon consummation of the transactions contemplated by this Agreement, Purchaser will have, all computer software and databases that are necessary to operate the Business as presently conducted by Seller and KXII Television and all documentation and necessary licenses relating to all such computer software and databases.

     4.30 INTERESTED TRANSACTIONS. Except as set forth in Schedule 4.30, neither Seller nor KXII Television is a party to any contract or other transaction with any Affiliate of Seller or KXII Television, any Related Party of any Affiliate of Seller or KXII Television (other than as an Owner or employee of Seller or KXII Television), or any Person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Each of such contracts and other transactions described in the preceding sentence was negotiated on an arm's length basis, contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Schedule 4.30, none of the Persons described in the first sentence of this Section 4.30 owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally (individually or in the aggregate), five percent (5%) or more of the equity or voting interests of any Person that competes with Seller or the Station.

     4.31 FULL DISCLOSURE. No statement contained herein or in any document, certificate, or other writing furnished or to be furnished by the KXII Parties to Gray, the Licensee and the Purchaser pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements therein not misleading. The due diligence materials delivered by the KXII Parties to Gray, the Licensee and Purchaser are correct and complete in all material respects and do not omit any material facts necessary to make the facts disclosed by such materials not misleading.

     4.32 ABSENCE OF UNDISCLOSED LIABILITIES. None of the KXII Parties has Knowledge of any Undisclosed Liabilities or any basis for or threat of an assertion against any of the KXII Parties, the Business or the Assets of any Undisclosed Liability, except for Liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business consistent with past practice, none of which are Material.

     4.33 COMPLIANCE WITH THE IMMIGRATION REFORM AND CONTROL ACT. Each of KXII Television and Seller is in full compliance with and has not violated the terms and provisions of the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (the "Immigration Laws"). With respect to each employee (as defined in Section 274a.1(f) of Title 8, Code of Federal Regulations) of Seller and KXII Television for whom compliance with the Immigration Laws by an employer (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) is required, Seller and KXII Television have supplied, or shall supply prior to the Closing Date, to Purchaser such employee's Form I-9 (Employment Eligibility Verification Form) and all other records, documents or papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. Neither KXII Television nor Seller has ever been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has either been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or threatened.

     4.34 ABSENCE OF CHANGES. Except as disclosed on Schedule 4.34, since the Unaudited Balance Sheet Date, (i) the Business has been carried on only in the ordinary course of business consistent with past practice, (ii) there has been no Material Adverse Change, and there has been no event or circumstance which is reasonably anticipated to result in a Material Adverse Change with respect to Seller, KXII Television, the Business, the Station or the Assets, (iii) neither Seller nor KXII Television has directly or indirectly declared or authorized any dividends or other distributions or payments in respect of its partnership interests which have not been paid in full, (iv) neither Seller nor KXII Television has made any change in any method of accounting or accounting practice, and (v) neither Seller nor KXII Television has cancelled, modified or waived, without receiving payment or performance in full, any (a) Liability owed to Seller or KXII Television, including without limitation, any receivable of Seller or KXII Television from any Affiliate or any Related Party to an Affiliate, (b) Litigation Seller or KXII Television may have against other Persons, or (c) other rights of Seller or KXII Television.

     4.35 RELIANCE AND SURVIVAL. The foregoing representations and warranties have been made by the KXII Parties with the knowledge and expectation that each of Purchaser, Licensee and Gray is placing complete reliance thereon, and all such representations and warranties shall survive the Closing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF GRAY, PURCHASER AND LICENSEE.

     Each of Gray, Purchaser and Licensee represents and warrants to the KXII Parties as follows:

     5.1  ORGANIZATION AND EXISTENCE OF GRAY, PURCHASER AND LICENSEE.

          (a) Gray is a corporation duly organized and validly existing under the laws of the State of Georgia and has the power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

          (b) Purchaser is a corporation duly organized and validly existing under the laws of the State of Georgia and has the power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

          (b) Licensee is a corporation duly organized and validly existing under the laws of the State of Delaware and has the power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

     5.2 AUTHORIZATION AND VALIDITY. Each of Gray, Purchaser and Licensee has the full power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated on its part hereby and to consummate the transactions contemplated on its part hereby and thereby; each of Gray's, Purchaser's and Licensee's execution and delivery of this Agreement and consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors; and this Agreement has been duly executed and delivered and constitutes the valid and binding agreement of each of Gray, Purchaser and Licensee, enforceable in accordance with its terms.

     5.3 NONCONTRAVENTION. Neither the execution nor delivery of this Agreement by any of Gray, Purchaser or Licensee nor the consummation by any of Gray, Purchaser or Licensee of the transactions contemplated hereby and thereby will violate any provision of the Articles of Incorporation or Bylaws of any of Gray, Purchaser or Licensee, or of any other material instrument, agreement, order, or decree binding on any of Gray, Purchaser or Licensee, the effect of which violation would be the prevention, delay, avoidance, or voidableness of this Agreement or the transactions contemplated hereby.

     5.4 CONSENTS, APPROVALS. Except for filings with and approvals of the transactions contemplated hereby by the FCC, none of Gray, Purchaser nor Licensee is required to make or obtain any consent, approval, notification, authorization or order of, or declaration, filing, or registration with any Governmental Authority or any other third party in connection with consummation by any of Gray, Purchaser or Licensee of the transactions contemplated hereby.

     5.5 NO BROKERS. Other than an approximately 1% fee paid by Gray to Bull Run Corporation (which does not affect the Purchase Price hereunder), none of Gray, Purchaser nor Licensee has employed any brokers or finders or incurred any liability for any brokerage fees, commissions, finders' fees, or financial advisory fees in connection with the transactions contemplated hereby, and each of Gray, Purchaser and Licensee agrees to hold Seller harmless from any claim relating to such fees or compensation made by any of Gray, Purchaser or anyone employed by either of them.

     5.6 FINANCIAL ABILITY. Gray, Purchaser and Licensee have the financial ability to close the transactions contemplated under this Agreement, and will close those transactions according to the terms of, and subject to the conditions contained in, this Agreement.

SECTION 6.  FCC APPROVAL.

     6.1 FILING AND PROSECUTION OF APPLICATION. Within ten (10) days after the execution of this Agreement, Licensee and Seller shall each file applications with the FCC requesting the transfer and assignment of the FCC Licenses of the Station from Seller to Licensee. (the "Assignment Applications"). Licensee and Seller shall take all steps reasonably necessary to the expeditious prosecution of the Assignment Applications to a favorable conclusion, using their best efforts throughout.

     6.2 EXPENSES. Each party shall bear its own expenses in connection with the preparation of the applicable sections of the Assignment Application and in connection with the prosecution of such application. Seller and Gray will divide and pay equally any filing fee or grant fee imposed by the FCC.

     6.3 TIME FOR FCC CONSENT. If the FCC rejects the Assignment Application for incompleteness, it shall be completed by the party (or parties) whose portion of the Assignment Application was incomplete and then shall be promptly resubmitted. If the Assignment Application is rejected by the FCC for a reason which precludes resubmission, this Agreement shall terminate without notice or other action by the parties. If the FCC accepts the Assignment Application, whether as initially filed or as resubmitted, then, if the FCC has not given its written consent to the transfer of the FCC Licenses by December 31, 1999, the time for FCC consent shall be automatically extended until May 31, 2000, so long as no party is otherwise in default hereunder. In the event that the FCC consent has not been granted on or before May 31, 2000, either party may terminate this Agreement pursuant to Section 13.1. If the Closing has not occurred prior to August 15, 1999, the Company shall apply to the FCC prior to such date for all necessary authorizations to construct and operate digital television facilities on or before May 1, 2002.

     6.4 CONTROL OF STATION. Until the Closing, none of Purchaser, Gray nor Licensee shall, directly or indirectly, control, supervise, or direct the operation of the Station, but such operation shall be the sole responsibility of Seller. Pending the Closing, none of Purchaser, Gray nor Licensee shall represent that it is acting as agent or representative of Seller in connection with the operation of the Station or any personnel actions affecting the Station's employees.

     6.5 NO REVERSION OF LICENSES. Neither the Owners, nor any person affiliated with the Owners, has retained any right of reversion of the FCC Licenses. Further, no person affiliated with the Owners has the right to a reassignment of the FCC Licenses in the future, and the Owners or their affiliates have not reserved the right to use the facilities of the Station for any period whatsoever. There is no contract, arrangement, or understanding, express or implied, pursuant to which, as consideration or partial consideration for the transactions contemplated hereby, such rights as stated above are retained.

     6.6 REGULATORY MATTERS. Gray, Purchaser, Licensee and the KXII Parties will cooperate and use their best efforts to prepare all documentation, to make all filings, and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this

Agreement. Each party shall be primarily responsible for accomplishing all such matters applicable to it (or them) but shall take all such further action in that regard as the other party shall reasonably request.

SECTION 7.  SPECIAL COVENANTS AND AGREEMENTS.

     7.1 CONFIDENTIALITY. Except as necessary for the consummation of the transactions contemplated by this Agreement, except as and to the extent required by law or securities filings, and except as permitted by Section 7.8, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

     7.2 COOPERATION. Gray, Purchaser, Licensee and the KXII Parties shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Gray, Purchaser, Licensee and the KXII Parties shall execute such other documents as may be necessary and desirable to implement and consummate this Agreement, and shall otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement.

     7.3 ACCESS TO BOOKS AND RECORDS. Gray, Licensee and Purchaser shall provide Seller reasonable access and the right to copy for a period of three years from the Closing Date any books and records relating to Seller.

     7.4 CERTAIN INVESTMENTS. Prior to the Closing, Employee accounts will be liquidated or written off at the election of Seller.

     7.5 ACQUISITION PROPOSALS. None of the KXII Parties or any of their officers and directors, as the case may be, shall, and each of the KXII Parties will, use its best efforts to cause its respective employees, agents, and representatives (including, with limitation, any investment banker, attorney or accountant retained by the KXII Parties) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving Seller, or any purchase of all or any significant portion of the Assets of Seller, or any equity interest in Seller, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition.

     7.6 PUBLICITY. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Agreement and the transactions contemplated thereby and shall use their best efforts to agree upon the text of any such press release or the making of such public announcement.

     7.7 SUPPLYING OF FINANCIAL STATEMENTS. Seller and KXII Television shall deliver to Gray and Purchaser promptly upon completion of the audit at Gray's or Purchaser's cost and expense, audited Financial Statements of Seller and KXII Television for the year ended December 31, 1998, prepared by its independent auditors, Jaynes, Reitmeier, Boyd & Therrell, PC, Certified Public Accountants, Waco, Texas, which Financial Statements will have been prepared in accordance with GAAP. Furthermore, Seller and KXII Television shall deliver to Gray and Purchaser within twenty (20) days following the end of each month true and complete copies of all unaudited monthly financial statements of Seller and KXII Television for each calendar month ending subsequent to December 31, 1998 and prior to the Closing Date in the format historically utilized internally by Seller and KXII Television and, to the extent applicable, within ninety (90) days following the end of each year true and completed copies of annual audited financial statements of Seller and KXII Television for each year subsequent to 1998.

     7.8 COOPERATION IN PREPARATION OF FILINGS. The KXII Parties shall cooperate in providing to Gray all information required or reasonably desirable for the preparation of the Registration Statements described in the KWTX Merger Agreement and KBTX Merger Agreement and such other filings with the Securities and Exchange Commission as Gray deems necessary or appropriate.

     7.9 SUPPLEMENTS TO SCHEDULES. Seller shall from time to time after the date hereof, supplement or amend the Schedules referred to in Section 4 with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules. Gray and Purchaser may unilaterally extend the Closing Date if necessary to allow Gray and Purchaser ten (10) business days to review such supplements to the Schedules prior to the Closing Date. If, in Gray's reasonable determination, any such supplements to the Schedules reveal any Material Adverse Change, Gray and Purchaser shall give written notice to Seller of its determination. Seller shall then have a period of ten (10) business days to reasonably satisfy Gray and Purchaser that there has been no Material Adverse Change, or to remedy such Material Adverse Change. If, following such ten (10) business day cure period, in Gray's and Purchaser's reasonable determination, such Material Adverse Change still exists, Gray and Purchaser may terminate this Agreement pursuant to Section 13.1(e).

     7.10 USE OF NAME. Within 10 days after the Closing Date, each of the KXII Parties, other than K-Twelve, as applicable, (i) shall change its name and cause any and all Affiliates to change their names to a name wholly dissimilar to "KXII," and any variation or derivation thereof; (ii) shall provide such evidence of such name change as Purchaser may reasonably request; and (iii) shall not thereafter use, or permit any of its Affiliates to use, the name "KXII", or any similar name or variation or derivation thereof in any circumstances. In connection with enabling Purchaser, at or after the Closing, to use the name "KXII," and any variation or derivation thereof, the KXII Parties shall execute and deliver to Purchaser all consents related to such use of names as may be reasonably requested by Purchaser from time to time. All rights to the name "KXII," and any variation or derivation thereof, and all rights to all names used in connection with the Business are being conveyed to Purchaser as part of the Assets.

     7.11  CERTAIN TAX MATTERS.

          (a) Seller shall file all Tax Returns required to be filed by it on or before the Closing Date.

          (b) Purchaser, on the one hand, and the KXII Parties, on the other hand, shall provide the other parties to this Agreement, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to Liability for Taxes, and each will retain and provide the requesting party with any records or information that may be relevant to any of the foregoing.

          (c) At the Closing, Seller shall pay out of the Purchase Price all Taxes relating to the Transfer of the Assets to Purchaser. Seller shall file all necessary documentation and Tax Returns required to be filed by it with respect to such Taxes.

     7.12  OTHER EXPENSES.

          (a) Seller or the Owners (after the Closing and not from or out of the Assets) shall pay any fees and expenses in connection with the prepayment, release, satisfaction or removal of any Encumbrances affecting the Assets other than Permitted Liens.

          (b) Gray shall pay all costs and fees relating to the environmental report or reports required by Section 9.8.

     7.13 FURTHER ASSURANCES. At any time and from time to time after the Closing, the KXII Parties shall, at the request of Purchaser, Licensee or Gray, take any and all actions necessary to fulfill their respective obligations hereunder, to put Purchaser in actual possession and operating control of the Assets and execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other actions necessary or desirable to effectuate, record of perfect the transfer of the Assets to Purchaser free and clear of all Encumbrances (other than Permitted Encumbrances), to confirm the title of the Assets to Purchaser, to assist Purchaser in exercising rights relating thereto, or to otherwise effectuate or consummate any of the transactions contemplated hereby.

     7.14 TITLE SEARCH; DISCHARGE OF ENCUMBRANCES; TITLE INSURANCE. As soon as practicable after the date hereof, the KXII Parties shall (i) each use commercially reasonable efforts to ascertain all Encumbrances, if any, to which any of the Assets or the FCC Licenses is subject, (ii) notify Gray, Purchaser and Licensee in writing of the nature and extent thereof, and (iii) discharge all such Encumbrances (other than Permitted Liens). Without limiting the generality of the foregoing, the KXII Parties shall provide to Gray, Purchaser and Licensee Uniform Commercial Code searches (conducted as soon as possible after the date hereof and updated through a date not more than ten (10) days prior to the Closing Date) of filings made pursuant to Article 9 thereof in all jurisdictions where Seller or K-Twelve has any Assets. The KXII Parties agree to provide the title insurance company issuing title insurance policies or commitments to Purchaser with any and all certificates, affidavits, indemnities or other assurances that it may reasonably request for the purpose of permitting such title insurer to delete the standard, general or printed exceptions set forth in the title policy or title commitment and any Encumbrances other than Permitted Liens.

     7.15 TRANSFER OF REAL PROPERTY. Prior to the Closing Date, K-Twelve and each other KXII party indicated on Schedule 4.13(a) shall deliver to Seller a general warranty deed transferring all of K-Twelve's and each such other KXII Party's right, title and interest in the Real Property to Seller.

     7.16 TRANSFER OF CERTAIN ASSETS. Prior to the Closing Date, KXII Television shall transfer to Seller all of its rights, title and interest in and to each of the Assets that it owns, free and clear of all Encumbrances other than Permitted Liens.

     7.17 DIGITAL TELEVISION APPLICATIONS. If the Closing has not occurred prior to August 15, 1999, Seller agrees to apply to the FCC prior to such date for all necessary authorizations to construct and operate digital television facilities on or before May 1, 2002.

     7.18 EARNEST MONEY. The Earnest Money, in the form of cash, shall be paid to the Earnest Money Escrow Agent for the account of Seller within three (3) business days after the date hereof. The cash Earnest Money shall be held in accordance with the provisions of the Escrow Agreement substantially in the form of Exhibit A attached hereto and shall be paid to Seller at the Closing.

SECTION 8.  CONDITIONS PRECEDENT FOR SELLER AND THE OWNERS.

     Seller's and the Owners' obligation to effect the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at or prior to the Closing.

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Gray, Licensee and Purchaser contained in this Agreement shall be true, complete, and correct in all material respects as of the date when made and, except for changes expressly contemplated by this Agreement, on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and Gray, Licensee and Purchaser shall have delivered to Seller a certificate or certificates, signed by the Chairman or the President of Gray, Licensee and Purchaser and dated the Closing Date, to such effect.

     8.2 PERFORMANCE OF THIS AGREEMENT. Each of Gray, Licensee and Purchaser shall have performed and complied in all material respects with all covenants, conditions, and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date and Gray, Licensee and Purchaser shall have delivered to Seller and its counsel all of the documents specified or required to be delivered in accordance with the provisions hereof.

     8.3 PROCEEDINGS. All corporate and other proceedings to be taken by Gray, Licensee and Purchaser in connection with the transactions contemplated hereby shall have been completed and all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to Seller, and Seller shall have received all such counterpart originals or certified or other copies of such documents as Seller may reasonably request.

     8.4 FCC CONSENT. The FCC Consent shall have been granted without the imposition of any condition thereon adverse to Seller or the Owners and (unless waived by the Purchaser) shall have become a Final Order. All other consents and authorizations by third parties and all governmental consents, approvals, licenses, and permits, the granting of which are necessary for the consummation of the transactions contemplated hereby or for preventing the termination of any material right, privilege, license, or agreement of Seller or Purchaser related to the Business, the Station, or any material loss or disadvantage to Seller or Purchaser, upon the consummation of the transactions contemplated hereby, shall have been obtained or made.

     8.5 LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, there shall not be pending any action, inquiry, investigation, or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

     8.6 CLOSING OF MERGERS. The transactions contemplated by the KWTX Merger Agreement and the KBTX Merger Agreement shall have been consummated.

SECTION 9.  CONDITIONS PRECEDENT FOR GRAY, PURCHASER AND LICENSEE.

     Gray's, Purchaser's and Licensee's obligations to effect the consummation of the transactions contemplated by the Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions at or prior to the Closing.

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the KXII Parties contained in this Agreement shall be true, complete, and correct in all material respects as of the date when made and, except for changes expressly contemplated by this Agreement, on and as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date, and the KXII Parties each shall have executed and delivered to Gray, Purchaser and Licensee a certificate, dated the Closing Date, to such effect.

     9.2 PERFORMANCE OF THIS AGREEMENT. The KXII Parties shall have performed and complied in all material respects with all covenants, conditions, and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date and the KXII Parties shall have delivered to Gray, Purchaser and Licensee and their counsel all of the instruments of transfer, certificates, Exhibits, Schedules, and other documents specified or required to be delivered in accordance with the provisions hereof.

     9.3 PROCEEDINGS. All corporate and other proceedings to be taken by the KXII Parties in connection with the transactions contemplated hereby shall have been completed and all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to Gray, Purchaser and Licensee, and Gray, Purchaser and Licensee shall have received all such counterpart originals or certified or other copies of such documents as Gray may reasonably request.

     9.4 FCC CONSENT. The FCC Consent shall have been granted without the imposition of any condition thereon adverse to Gray, Purchaser or Licensee and (unless waived by Gray) shall have become a Final Order. All other consents and authorizations by third parties and all governmental consents, approvals, licenses, and permits, the granting of which are necessary for the consummation of the transactions contemplated hereby or for preventing the termination of any material right, privilege, license, or agreement of Seller or Purchaser related to the Station, the Assets or the Business, or any material loss or disadvantage to Gray, Purchaser or Licensee, upon the consummation of the transactions contemplated hereby, shall have been obtained or made.

     9.5 LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or affect Purchaser's ownership of the Assets or the Business, and there shall not be pending any action, inquiry, investigation, or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.

     9.6 OPINIONS OF COUNSEL FOR SELLER. Gray, Purchaser and Licensee shall have received opinions from Deaver & Deaver, counsel to Seller, and from Dennis Kelly, special FCC counsel to Seller, dated as of the Closing Date, in substantially the forms attached hereto as Exhibits C and D, respectively.

     9.7 TITLE INSURANCE COMMITMENTS. Gray or Purchaser, at Gray's sole cost and expense, shall have received commitments for standard form policies of owner's or lessee's title insurance, issued by a title insurance company doing business in the State of Texas, acceptable to Gray, insuring Seller's title as owner or as lessee, as the case may be, with current survey coverage, based on a current ALTA Survey, in form and substance reasonably satisfactory to Gray, in all of the Real Property in amounts specified by Gray, containing only those exceptions, conditions, and reservations acceptable to Gray and its counsel in their reasonable discretion (collectively, the "Permitted Exceptions"), together with legible copies of the documents creating the Permitted Exceptions.

     9.8  ENVIRONMENTAL AUDIT.

          (a) Gray, at Gray's sole cost and expense, shall have received the written results of an environmental audit, prepared at the direction of Gray, confirming that:

             (i) The Real Property does not contain any hazardous wastes, hazardous substances, toxic substances, hazardous air pollutants, or toxic pollutants, as those terms are defined in state and federal environmental laws and regulations promulgated pursuant to such Laws, in amounts which are in violation of, or might give rise to Liability under, such Laws or regulations;

             (ii) No part of the Real Property is currently or potentially subject to any federal, state, or local compliance or enforcement action, clean-up action, or other action because of the presence of stored, leaked, spilled, or disposed petroleum products, waste materials or debris, "PCB's" or "PCB items," underground storage tanks, "asbestos," or any dangerous, hazardous, or toxic substance as defined in or regulated by any federal or state or local laws, regulations, or orders;

             (iii) No part of the Real Property has been filled with debris, garbage, stumps, or other similar waste materials; and

             (iv) No condition currently exists on the Real Property, whether owned or leased, which is or may be characterized by any federal, state, or local government or agency as an actual or potential threat or danger to public health or the environment.

          (b) If the environmental audit obtained by Gray recommends remedial measures to clean up contamination identified in the environmental audit, Seller may complete the remedial measures at its sole cost and expense, in which case, the time for the Closing hereunder shall be extended up to 120 days as reasonably necessary to allow for such remediation. If Seller refuses to complete such remedial measures, Gray may, at Gray's option,

             (i) complete the remedial measures at Gray's sole cost and expense, in which case, the time for Closing hereunder shall be extended as reasonably necessary to allow for such remediation and the Purchase Price shall be reduced by such cost and expense, or

             (ii) cancel and terminate this Agreement without further liability to Gray, Purchaser, Licensee and the KXII Parties.

     9.9 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any Material Adverse Change with respect to Seller, the Assets, or the Business, or any condition or event which threatens a Material Adverse Change with respect to Seller, the Assets or the Business, from the Unaudited Audited Balance Sheet Date. Seller and the Owners each shall have delivered to Purchaser a certificate dated as of the Closing Date executed by Seller and the Owners, respectively, certifying the foregoing statement.

     9.10 ZONING CERTIFICATE. With respect to Real Property that is subject to zoning ordinances, Seller shall have furnished to Purchaser no later than seven
(7) days prior to the Closing Date (i) a statement of the appropriate Governmental Authority, that the Real Property, as improved and used, complies with all applicable zoning Laws and (ii) certificate(s) of occupancy, as applicable, with respect to the Real Property.

     9.11 CLOSING OF MERGERS. The transactions contemplated by the KWTX Merger Agreement and the KBTX Merger Agreement shall have been consummated.

     9.12 TRANSFER OF REAL PROPERTY. K-Twelve and each other KXII Party indicated on Schedule 4.13(a) shall have transferred all of its right, title and interest in the Real Property, and any and all contracts related thereto, to Seller pursuant to Section 7.15.

     9.13 TRANSFER OF CERTAIN ASSETS. KXII Television shall have transferred all of its right, title and interest in and to all of the Assets held by it to Seller pursuant to Section 7.16.

     9.14 DUE DILIGENCE AND SCHEDULES. Gray and Purchaser shall be reasonably satisfied with their due diligence review of the Company and the Station, including the information disclosed on the Schedules. This condition shall be deemed to have been satisfied if notice to the contrary has not been given to the Company no later than ten (10) business days after receipt by Gray and Purchaser of all of the due diligence information reasonably requested by them and receipt by Gray and Purchaser of all of the Schedules.

SECTION 10.  CLOSING.

     10.1 DELIVERIES BY SELLER. At the Closing, Purchaser will pay or cause the payment of the Purchase Price upon receipt of the following instruments and documents executed by the KXII Parties, where appropriate, in form and content satisfactory to each of Gray, Purchaser, Licensee and their counsel:

          (a) All original documents, books and records pertaining to the Business (except minute books and stock records) and to the Assets that are legally significant or useful to the Business and shall deliver copies of all other documents, books and records pertaining to the Business and to the Assets. Seller may retain copies of any of the foregoing for its own use. Without limiting the generality of the foregoing, Seller shall deliver to Purchaser at the Closing all documents and records relating to the Intangible Property, including, without limitation, the original Certificates of Registration for all Letters Patent, trademarks, service marks and trade names listed on Schedule 4.13 and all such documents relating thereto along with any other documents necessary to transfer title thereto and to record such transfer before the respective patent and trademark offices or Governmental Authorities.

          (b) A Certificate of Account Status for Seller from the Texas Comptroller of Public Accounts, dated no more than thirty (30) days prior to the Closing Date;

          (c) Certificate of KBI 1 as general partner of Seller dated the Closing Date certifying the incumbency of all officers of KBI 1 who have executed this Agreement or any of the Other Agreements. This Certificate shall contain specimens of the signatures of each of such officers and shall be executed by an officer of KBI 2 other than an officer whose incumbency or authority is certified.

          (d) A true and complete copy of the Partnership Agreement and all amendments thereto of Seller certified by its general partner;

          (e) A certificate of the secretary of KBI 1 stating that the partnership agreement of Seller has not been amended since the date of this Agreement and that nothing has occurred since the date of issuance of the Certificate of Account Status specified in Subsection 10.1(c) above that would adversely affect Seller's existence or good standing;

          (f) The Closing Certificate referred to in Section 9.1 of this Agreement;

          (g) The Certificate referred to in Section 9.10 of this Agreement;

          (h) An executed Bill of Sale substantially in the form attached hereto as Exhibit D;

          (i) An executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E;

          (j) Copies of the resolutions adopted by the general partners of the limited partnerships and the Boards of Directors and shareholders of the corporations comprising the KXII Parties approving this Agreement, the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary or general partner of each such KXII Party, as applicable.

          (k) A Certificate of Account Status from the Texas Comptroller of Public Accounts stating that no sales or use Taxes are due and payable, if such a Certificate has not previously been received by Gray.

          (l) Certificate of the Secretary of the State of the State of Texas dated not more than ten (10) days before the Closing Date, stating that Seller is a partnership in existence under the laws of such state and has paid all applicable Taxes due to such state and certificates of the appropriate officials of the states and foreign jurisdictions listed on
     Schedule 4.1, each dated not more than ten (10) days before the Closing Date, stating that Seller is duly qualified and in good standing to transact business as a foreign corporation and has paid all applicable Taxes due to each such state or foreign jurisdiction;

          (m) A general warranty deed in respect of the Real Property (which general warranty deed shall include a transfer or assignment of any warranties of title, whether general, statutory or limited, which Seller has received from any of its grantors);

          (n) An Owner's and Contractor's Affidavit and such other documents, instruments and information as may be requested by the title insurance company which is providing owner's or lessee's title insurance coverage for the Real Property;

          (o) The opinions of Seller's counsel and Seller's special FCC counsel; and

          (p) Such other documents as Gray, Purchaser, Licensee or their Counsel may reasonably request for the complete fulfillment of the KXII Parties' obligations hereunder.

     10.2  DELIVERIES BY GRAY, PURCHASER AND LICENSEE.

          (a) The Closing Certificate referred to in Section 8.1 of this Agreement;

          (b) The opinion of Gray's, Purchaser's and Licensee's legal counsel;

          (c) An executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E.

          (d) An incumbency certificate or certificates dated the Closing Date certifying the incumbency of all officers of Purchaser, of Licensee and of Gray who have executed this Agreement or any of the Other Agreements. These certificates shall contain specimens of the signatures of each of such officers and shall be executed by an officer of Purchaser other than an officer whose incumbency or authority is certified.

SECTION 11.  INDEMNIFICATION.

     11.1 BY SELLER. After the Closing Date, to the limit of the Escrow Fund described in Section 11.4, below, the KXII Parties shall indemnify and hold harmless each of Gray, Purchaser and Licensee and their respective officers, directors, employees, agents, representatives, successors, and permitted assigns, against:

          (i) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray, Purchaser or Licensee and arising from a breach of any representation or warranty of the KXII Parties contained in this Agreement;

          (ii) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray, Purchaser or Licensee and arising from a breach of any agreement of the KXII Parties contained in this Agreement;

          (iii) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray, Purchaser or Licensee and arising from any debt, obligation, or Liability of Seller not specifically and expressly reflected on Seller's December 31, 1998 Audited Balance Sheet, including any Taxes relating to the period ending on the Closing Date;

          (iv) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by Gray, Purchaser or Licensee and arising from any Environmental Claim or any Environmental Matter;

          (v) any Retained Liability; and

          (vi) all ordinary and necessary costs, expenses, or settlement payments (including, without limitation, reasonable attorneys', accountants', and other professional fees) incurred by Gray, Purchaser or Licensee in connection with any action, claim, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against under this Section 11.

     11.2 BY GRAY, PURCHASER AND LICENSEE. After the Closing Date, to the limit of the amount of the Escrow Fund, each of Gray, Purchaser and Licensee shall indemnify and hold harmless the KXII Parties and their respective successors and permitted assigns, against:

          (i) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by the KXII Parties and arising from a breach of any representation or warranty of Gray, Purchaser or Licensee contained in this Agreement;

          (ii) any damages, losses, obligations, liabilities, claims, actions, or causes of action sustained or suffered by the KXII Parties and arising from a breach of any agreement of Gray, Purchaser or Licensee contained in this Agreement;

          (iii) any Assumed Liability; and

          (iv) all ordinary and necessary costs, expenses, or settlement payments (including, without limitation, reasonable attorneys', accountants', and other professional fees) incurred by the KXII Parties in connection with any action, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against under this
     Section 11.2.

     11.3 PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

          (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the Indemnity Escrow Agent and the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten (10) days after written notice of such action, suit, or proceeding was received by Claimant, provided that any failure to give notice of such action, suit, or proceeding within such ten (10) day period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such party in the defense or resolution of any such claim. The notice of a claim may be amended on one or more occasions with respect to the amount of the claim at any time prior to final resolution of the obligation to indemnify relating to the claim.

          (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of the claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day
     (30) period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day (30) period (or any mutually agreed upon extension thereof), the Claimant may seek an appropriate remedy at law or equity.

          (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. The Indemnifying Party may elect to compromise or contest, at its own expense and with counsel reasonably acceptable to the Claimant, any third party claim. If the Indemnifying Party elects to compromise or contest such third party claim, it shall within thirty (30) days after receipt of the notice of the claim (or sooner, if the nature of the third party claim so requires) notify the Claimant of its intent to do so by sending a notice to the Indemnified Party (the "Contest Notice"), and the Claimant shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such third party claim. If the Indemnifying Party elects not to compromise or contest the third party claim, fails to notify the Claimant of its election as herein provided or contests its obligation to indemnify under this Agreement, the Claimant (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest such third party claim on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 11.3 to the contrary notwithstanding, (i) the Claimant shall have the right, at its own cost and for its own account, to compromise or contest any third party claim, and (ii) the Indemnifying Party shall not, without the Claimant's written consent, settle or compromise any third party claim or consent to entry of any judgment which does not include an unconditional term releasing the Claimant from all liability in respect of such third party claim. In any event, the Claimant and the Indemnifying Party may participate, at their own expense, in the contest of such third party claim. In addition, with respect to any claim related to Taxes, Gray, Purchaser and Licensee shall have the right to participate in and attend any meeting or proceeding (at Gray's, Purchaser's and Licensee's own cost and expense) with respect thereto, shall be provided with copies of any written communication or information regarding any oral communication with respect thereto as soon as possible after the receipt thereof (including, but not limited to, information with respect to any proposed meeting or proceeding) and shall have the right to approve any settlement thereof if the terms of such settlement could increase, directly or indirectly, any liability for Taxes of Gray, Purchaser or Licensee in any period following the Closing. If the Indemnifying Party elects to assume control of the defense of a third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

          (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

          (e) The indemnification rights provided in Sections 11.1 and 11.2 shall extend to the owners, shareholders, directors, officers, members, employees, and representatives of any Claimant.

     11.4 ESCROW FUND. At the Closing, the sum of Three Hundred Thousand Dollars ($300,000) out of the Purchase Price (the "Escrow Fund") shall be deposited with the Indemnity Escrow Agent. The Escrow Fund shall be held in accordance with the terms hereof and the terms of the Escrow Agreement in the form of Exhibit F attached hereto. The Escrow Fund shall be used as a source of funds to satisfy indemnification claims by Purchaser, Gray and Licensee under this Section 11. Upon final determination of a claim in favor of Gray, Purchaser and Licensee by a court of competent jurisdiction or by mutual agreement of Gray, Purchaser, Licensee and Seller, Gray, Purchaser and Licensee shall be entitled to the amount of such claim from the Escrow Fund. On the first anniversary of the Closing Date, the Escrow Fund shall be reduced to One Hundred Fifty Thousand Dollars ($150,000), unless there are outstanding claims presented by Gray, Purchaser or Licensee against the Escrow Fund, in which case, the Escrow Fund shall be reduced to the sum which is One Hundred Fifty Thousand Dollars ($150,000) more than the pending claims of Gray, Purchaser and Licensee. All claims by Gray, Purchaser and Licensee against the Escrow Fund must be made by Gray, Purchaser or Licensee before the date which is four (4) years after the Closing Date (the "Indemnity Termination Date"). On the Indemnity Termination Date, the Indemnity Escrow Agent shall disburse to Seller the Indemnity Fund together with all interest earned thereon less the amount of any claims made by Gray, Purchaser or Licensee against the Escrow Fund prior to such date (the "Claim Amount"). The Claim Amount shall be retained by the Indemnity Escrow Agent in escrow until the underlying claim or claims related thereto have been finally determined by a court of competent jurisdiction or by mutual agreement of Gray, Purchaser, Licensee and Seller. Gray, Purchaser, Licensee and Seller hereby agree to jointly direct the Indemnity Escrow Agent to disburse any portion of the Escrow Fund to any party which is entitled thereto pursuant to the terms hereof.

     11.5  LIMITATION ON DAMAGES.

          (a) Notwithstanding any provision of this Agreement to the contrary, the KXII Parties' liability to Gray, Purchaser and Licensee for any breach of any representation, warranty or other provision of this Agreement after Closing, shall be limited to the Escrow Fund described in Section 11.4. In no event, after the Closing hereof, shall the total amount of monetary damages that Gray, Purchaser or Licensee may collect from the KXII Parties as damages for one or more breaches by the KXII Parties under this Agreement exceed said Escrow Fund.

          (b) Notwithstanding any provision of this Agreement to the contrary, Gray, Purchaser and Licensee's aggregate liability to the KXII Parties or any of their Affiliates for any breach of any representation, warranty or other provision of this Agreement after Closing shall be limited to $300,000 until the first anniversary of the Closing Date and $150,000 for the next three years. In no event, after the Closing hereof, shall the total amount of monetary damages that the KXII Parties or any of their Affiliates collect from Gray, Purchaser and Licensee under this Agreement exceed $300,000 until the first anniversary of the Closing Date and $150,000 for the next three years in the aggregate.

SECTION 12.  CONDUCT OF BUSINESS PENDING CLOSING

     12.1 CONDUCT OF BUSINESS PENDING CLOSING. Seller covenants, represents, and warrants in favor of Gray, Purchaser and Licensee that, pending the Closing, unless otherwise agreed to in writing by Gray:

          (a) Seller will not sell, transfer, or otherwise dispose of, or enter into any transaction, contract, or commitment for the sale or disposition of all or any portion of the Assets, except in the ordinary course of business, none of which transactions shall materially affect Purchaser, Licensee or the Assets from and after the Closing Date.

          (b) Seller will carry and continue in full force through the Closing such fire and extended coverage, and theft, liability, and other insurance in substantially the same form and amount as are currently in force.

          (c) Seller will use its best efforts to preserve the business organization and all equipment and records thereof in good order, to keep available for Purchaser all of the present employees of Seller, and to preserve for Purchaser the goodwill of suppliers, customers, advertisers, and others having business relationships with Seller.

          (d) Seller will maintain, repair and replace the Leased Property, Real Property and the Tangible Personal Property in accordance with its customary practices, in substantially the same condition and state of repair as all such property is in on the date of this Agreement, ordinary wear and tear excepted.

          (e) Seller shall permit Gray, Purchaser and Licensee and their representatives, independent accountants, and attorneys, reasonable access during normal business hours to its properties, books, records, and other information with respect to Seller as Gray, Purchaser or Licensee may request, and to make copies of such books, records, and other documents that Gray, Purchaser and Licensee consider necessary or appropriate for the purposes of familiarizing themselves with Seller.

          (f) Between the date of this Agreement and the Closing Date, Seller will deliver to Gray information necessary to update the Schedules hereto and the lists, documents, and other information furnished by Seller as contemplated by this Agreement, and updated copies of new or changed documents relating to or included as a part of such Schedules, in order that all such Schedules, lists, documents, and other information and items shall be complete and accurate in all respects as of the Closing Date.

          (g) Except for written employment agreements in existence on the date hereof and listed on Schedule 4.22, none of the KXII Parties or any of their respective representatives has made or will make oral, written or other representations to any employee of Seller or to any other Person regarding the benefits, compensation or other terms or conditions of employment that will be provided to such individuals after the Closing Date. Whether or not a particular individual will or will not be hired by Gray or Purchaser after the Closing Date constitutes a term or condition of employment.

SECTION 13.  TERMINATION.

     13.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date in the following manner:

          (a) by mutual written consent of Gray, Purchaser, Licensee and Seller;

          (b) by Gray, Purchaser and Licensee, if any representation, warranty, covenant or agreement of the KXII Parties, or by Seller if any representation, warranty, covenant or agreement of Gray, Purchaser or Licensee, contained herein (that materially affects the financial condition or business of Gray or Seller) shall have been incorrect or breached and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the Closing Date; provided, however, that prior to such termination the party in default shall be given written notice by the other party, and shall have ten (10) days in which to cure such default;

          (c) by Gray, Purchaser or Licensee, if any condition to the consummation of the transactions contemplated hereby which must be fulfilled to its satisfaction has (in its good faith judgment) not been fulfilled, or has become impossible to fulfill;

          (d) without any action by Gray, the Purchaser, Licensee or Seller, if the Closing Date has not occurred by December 31, 1999, unless the Assignment Application jointly filed by Seller or other KXII Party and Licensee is still pending before the FCC on that date, in which case this Agreement shall not be terminated until May 31, 2000 pursuant to this
     Section 13.1, but after which, either Seller or Gray may terminate the Agreement;

          (e) by Gray, Purchaser or Licensee pursuant to Section 7.9.

          If the termination of this Agreement occurs without breach or default of the KXII Parties or Gray, Licensee and Purchaser, then this Agreement shall become wholly void and shall have no further force and effect, and neither Gray, Licensee or Purchaser, on the one hand, nor any of the KXII Parties, on the other, shall have any liability or obligation with respect to each other. Upon such termination, the Earnest Money Escrow Agent shall refund the Earnest Money to Gray within three (3) days after the date upon which the termination becomes effective. If the termination occurs as a result of breach or default of any of the KXII Parties, then Gray, Licensee and Purchaser shall be entitled to seek specific performance of the KXII Parties' obligation to effect the transaction contemplated herein in accordance with the provisions hereof, or obtain the return of the Earnest Money. If the termination occurs as a result of a breach or default by Gray, Licensee or Purchaser, Seller may request the Earnest Money from the Earnest Money Escrow Agent and retain the Earnest Money as liquidated damages to compensate the KXII Parties for the damages resulting from such breach or default. The parties agree that actual damages pursuant to a breach of this Agreement prior to Closing would be impossible to measure. Receipt of the Earnest Money shall be the sole and exclusive remedy that the KXII Parties shall have in the event of such breach or default and shall constitute a waiver of any and all other legal or equitable rights or remedies that the KXII Parties may otherwise have as a result of Gray's, Licensee's or Purchaser's breach or default, and that in consideration for the receipt of the Earnest Money as liquidated damages, the KXII Parties may not obtain any further legal or equitable relief, including specific performance, to which it may otherwise have been entitled and none of Gray, Licensee or Purchaser shall have any further liability to the KXII Parties as a result of such breach or default or the non-occurrence of Closing. If the Closing does not occur due to the nonfulfillment of any of the conditions in Section 9 or for any other reason except Gray's, Licensee's or Purchaser's material breach or default in the performance of any of its obligations under this Agreement, the KXII Parties shall not be entitled to the proceeds of the Earnest Money and, promptly after the termination of this Agreement, the proceeds of the Earnest Money shall be returned to Gray.

     13.2 RISK OF LOSS. Seller assumes all risk of condemnation, destruction or loss due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction or loss is such that the Business is interrupted or curtailed or the Assets are Materially affected, then Purchaser shall have the right to terminate this Agreement. If the condemnation, destruction or loss is such that the Business is neither interrupted nor curtailed nor the Assets Materially affected, or if the Business is interrupted or curtailed or the Assets are Materially affected and Purchaser nevertheless foregoes the right to terminate this Agreement, then all insurance or condemnation proceeds shall be assigned to Purchaser and the Purchase Price shall be adjusted at the Closing to reflect such condemnation, destruction or loss, to the extent that insurance or condemnation proceeds paid or to be paid to Purchaser are not sufficient to cover such destruction or Loss. If Purchaser and Seller are unable to agree upon the amount of such adjustment, the dispute shall be resolved jointly by the independent accounting firms then employed by Purchaser and Seller, and if said accounting firms do not agree, an arbitrator shall be selected in the same manner as provided in the Escrow Agreement.

SECTION 14.  MISCELLANEOUS PROVISIONS

     14.1  EXPENSES OF NEGOTIATION AND TRANSFER.

          (a) Seller and Gray shall share equally in the payment of FCC filing fees, and the Owners and Gray shall share equally in the payment of the fees of the Neutral Auditors.

          (b) Except as provided above, each party to this Agreement shall pay its own expenses and other costs incidental to or resulting from this Agreement, whether or not the transactions contemplated hereby are consummated.

     14.2 SCHEDULES. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for each other Sections or Schedules of this Agreement with respect to which the substance of the disclosure is clear and unambiguous on the face of the disclosure.

     14.3 SURVIVAL. All of the covenants, agreements, representations, and warranties made in this Agreement or made pursuant hereto shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

     14.4 ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement of the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations, or other agreements between the parties in connection with the subject matter hereof, except specifically set forth herein. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

     14.5 HEADINGS. The descriptive headings of the Sections and Subsections of this Agreement and the Table of Contents are for convenience only and do not constitute a part of this Agreement.

     14.6 FURTHER ASSURANCES. Each party agrees to execute and deliver such further certificates, agreements, and other documents and it shall take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     14.7 SITUS AND CONSTRUCTION. This Agreement and any other agreements to be made and entered into pursuant hereto shall be construed in accordance with and governed by the laws of the State of Texas.

     14.8 NOTICES. All notices under this Agreement shall be made in writing and shall be delivered by U. S. Mail, overnight courier, facsimile, or other means calculated to give prompt, actual notice to the recipient party, in the following manner:


        If to the KXII Parties:  Milford N. Bostick, Chairman
                                 KXII
                                 4201 Texoma Parkway
                                 Sherman, TX 75090
                                 Phone:
                                 Fax:

        with a copy to:          Kyle Deaver and John Lee Deaver
                                 Deaver & Deaver
                                 200 West Highway 6
                                 Suite 501
                                 Waco, TX 76712
                                 Phone: 254-741-0400
                                 Fax: 254-751-8369

        If to Gray, Licensee or  Robert S. Prather, Jr.
        the Purchaser:           Gray Communications Systems, Inc.
                                 4370 Peachtree Road
                                 Atlanta, Georgia 30319
                                 Phone: 404-266-8333
                                 Fax: 404-261-9067

        with a copy to:          Alston & Bird LLP
                                 1201 West Peachtree Street
                                 Atlanta, Georgia 30309-3424
                                 Attention: Stephen A. Opler
                                 Phone: 404-881-7000
                                 Fax: 404-881-4777

     14.9 BINDING EFFECT. All of the covenants, conditions, agreements, and undertakings set forth in this Agreement shall extend to and be binding upon the KXII Parties, Gray, Purchaser, Licensee and their respective successors and assigns. No party to this Agreement may assign any of its rights or obligations hereunder, except each of Licensee and Purchaser may assign its rights and obligations to any other entity of which Gray owns a majority of the equity interest.

     14.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed but one instrument. The Owners may sign separate original signature pages for attachment to this Agreement, which shall be effective against and binding upon each Owner as and when signed and delivered.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the KXII Parties, Gray, Purchaser and Licensee have executed this Agreement individually or by their duly authorized officers or general partners on and as of the date set forth above.

                                                       GRAY:

ATTEST:                                                Gray Communications Systems, Inc.

               /s/ JAMES C. RYAN                                By: /s/ ROBERT S. PRATHER, JR.
------------------------------------------------         -------------------------------------------

Title: Vice President and
      Chief Financial Officer                          Title: Executive Vice President

                                                       PURCHASER:

ATTEST:                                                Gray Communications of Texas-Sherman, Inc.

               /s/ JAMES C. RYAN                                By: /s/ ROBERT S. PRATHER, JR.
------------------------------------------------         -------------------------------------------

Title: Vice President and
      Chief Financial Officer                          Title: President

                                                       LICENSEE:

ATTEST:                                                KXII Licensee Corp.

               /s/ JAMES C. RYAN                                By: /s/ ROBERT S. PRATHER, JR.
------------------------------------------------         -------------------------------------------

Title: Vice President and
      Chief Financial Officer                          Title: President

                                                       SELLER:

ATTEST:                                                KXII Broadcasters, Ltd.

ATTEST:                                                By: KIBI 1, Inc.
                                                       Its: General Partner

                /s/ KYLE DEAVER                                       By: /s/ RAY DEAVER
------------------------------------------------         -------------------------------------------

Title: Secretary                                       Title: President

                                                       K-TWELVE:

                                                       K-Twelve, Ltd.

                                                                By: /s/ K-TWELVE MANAGEMENT LC
                                                         -------------------------------------------
ATTEST:                                                              Its: General Partner

               /s/ JOHN L. DEAVER                                    By: /s/ KYLE DEAVER
------------------------------------------------         -------------------------------------------


Title: Secretary                                       Title: President
-----------------------------------------------        -----------------------------------------------

                                                       KXII TELEVISION, LTD.:

                                                       KXII Television, Ltd.

                                                                By: /s/ KXII PROPERTIES, INC.
                                                         -------------------------------------------
ATTEST:                                                              Its: General Partner

                /s/ KYLE DEAVER                                       By: /s/ RAY DEAVER
------------------------------------------------         -------------------------------------------


Title: Secretary                                       Title: President
-----------------------------------------------        -----------------------------------------------

                                                       THE OWNERS:

ATTEST:                                                KBI 1, Inc.

                /s/ KYLE DEAVER                                       By: /s/ RAY DEAVER
------------------------------------------------         -------------------------------------------


Title: Secretary                                       Title: President
-----------------------------------------------        -----------------------------------------------

ATTEST:                                                KBI 2, Inc.

                /s/ KYLE DEAVER                                       By: /s/ RAY DEAVER
------------------------------------------------         -------------------------------------------


Title: Secretary                                       Title: President
-----------------------------------------------        -----------------------------------------------


ATTEST:                                                KXII Properties, Inc.

/s/ KYLE DEAVER
------------------------------------------------
Kyle Deaver                                            By: /s/ RAY DEAVER
                                                       -------------------------------------------

Title: Secretary                                       Title: President
-----------------------------------------              -----------------------------------------

                                                       /s/ RICH ADAMS
                                                       ---------------------------------------- (seal)
                                                       Rich Adams

                                                       /s/ ELLEN DEAVER
                                                       ---------------------------------------- (seal)
                                                       Ellen Deaver

                                                       /s/ JOHN DEAVER
                                                       ---------------------------------------- (seal)
                                                       John Deaver

                                                       /s/ KYLE DEAVER
                                                       ---------------------------------------- (seal)
                                                       Kyle Deaver

                                                       /s/ MARTHA PHIPPS
                                                       ---------------------------------------- (seal)
                                                       Martha Phipps

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 14-2-851 and 14-2-857 of the Georgia Business Corporation Code (the "GBCC") permit, in general, a Georgia corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against any judgment, fines, amounts paid in settlement and expenses, including attorney's fees actually and reasonably incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith and in a manner he or she reasonably believed to be in or, not opposed to the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful, provided a corporation may not indemnify a person in any action brought by or in the right of the corporation. Sections 14-2-853 and 14-2-857 of the GBCC permit the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt, in the case of a director or officer, of a written affirmation of his or her good faith belief that he or she has met the standard of conduct required by section 14-2-851 and of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute.

     The certificate of incorporation of Gray Communications Systems, Inc. provides that Gray shall indemnify, to the fullest extent permitted by the GBCC, all directors from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, the GBCC; provided, however, that to the extent required by the GBCC, Gray shall not eliminate or limit the liability of a director (1) for any appropriation, in violation of his duties, of any business opportunity of Gray; (2) for acts of omissions which involve intentional misconduct or a knowing violation of law; (3) for types of liability set forth in Section 14-2-832 of the GBCC; or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

     The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Agreement and Plan of Acquisition, dated as of April 13,
          1999, by and among Gray Communications Systems, Inc., Gray
          Communications of Texas, Inc. and KWTX Broadcasting Company
          (incorporated by reference to Appendix A to the proxy
          statement/prospectus filed as part of this Registration
          Statement).
   2.2    Agreement and Plan of Acquisition, dated as of April 13,
          1999, by and among Gray Communications Systems, Inc., Gray
          Communications of Texas, Inc. and Brazos Broadcasting
          Company (incorporated by reference to Appendix B to the
          proxy statement/prospectus filed as part of this
          Registration Statement).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.3    Asset Purchase Agreement, dated as of April 26, 1999, by and among Gray Communications Systems, Inc., Gray Communications of Texas-Sherman, Inc., KXII Licensee Corp., KXII
          Broadcasters, Ltd., KXII Television, Ltd., K-Twelve, Ltd.,
          KBI 1, Inc., KBI 2, Inc., KXII Properties, Inc. and the
          shareholders of KXII Properties, Inc. (incorporated by
          reference to Appendix C to the proxy statement/prospectus
          filed as part of this Registration Statement).
   3.1    Articles of Incorporation of Gray Communications Systems,
          Inc. (incorporated by reference to Exhibit 3.1 of Gray's
          Annual Report on Form 10-K for the year ended December 31,
          1996).
   3.2    Bylaws of Gray Communications Systems, Inc., as amended
          (incorporated by reference to Exhibit 3.2 of Gray's Annual
          Report on Form 10-K for the year ended December 31, 1996).
   3.3    Amendment to Bylaws of Gray Communications Systems, Inc.
          (incorporated by reference to Gray's Annual Report on Form
          10-K for the year ended December 31, 1998).
  *5.1    Opinion of Heyman & Sizemore as to the Gray class B common stock being registered hereby.
  *8.1    Opinion of King & Spalding as to the federal tax
          consequences of the acquisitions.
 *10.1    Amended and Restated Gray 1992 Long-Term Incentive Plan.
 *21.1    Subsidiaries of Gray Communications Systems, Inc.
  23.1    Consent of King & Spalding (contained in Exhibit 8.1).
  23.2    Consent of Heyman & Sizemore (contained in Exhibit 5.1).
 *23.3    Consent of Ernst & Young LLP, independent auditors, with
          respect to the financial statements and schedule of Gray
          Communications Systems, Inc.
 *23.4    Consent of Pattillo, Brown & Hill LLP, independent auditors, with respect to certain financial statements of KWTX
          Broadcasting Company.
 *23.5    Consent of Pattillo, Brown & Hill LLP, independent auditors, with respect to certain financial statements of Brazos
          Broadcasting Company.
 *23.6    Consent of Jaynes, Reitmeier, Boyd & Therrell PC,
          independent auditors, with respect to certain financial
          statements of KXII Broadcasting Company.
  24.1    Power of Attorney (included on signature page of
          Registration Statement).
 *99.1    Form of Proxy to be used in connection with meeting of
          shareholders of Gray Communications Systems, Inc.

-------------------------

* Filed herewith.

(B) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- "Valuation and Qualifying Accounts" and the independent auditor's report thereon are incorporated herein by reference to such Schedule II and report contained in Gray's Annual Report on Form 10-K for the year ended December 31, 1998. All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefor have been omitted.

(C) REPORTS, OPINIONS AND APPRAISALS

     None.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 16th day of August, 1999.

                                          GRAY COMMUNICATIONS SYSTEMS, INC.

                                          By:      /s/ J. MACK ROBINSON
                                             -----------------------------------
                                                      J. Mack Robinson
                                                President and Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Prather, Jr. and James C. Ryan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                TITLE                  DATE
                   ---------                                -----                  ----

              /s/ J. MACK ROBINSON                President, Chief Executive  August 16, 1999
------------------------------------------------    Officer and Director
                J. Mack Robinson                    (principal executive
                                                    officer)

               /s/ JAMES C. RYAN                  Vice President -- Chief     August 16, 1999
------------------------------------------------    Financial Officer
                 James C. Ryan                      (principal financial and
                                                    accounting officer)

           /s/ WILLIAM E. MAYHER, III             Chairman of the Board of    August 16, 1999
------------------------------------------------    Directors
             William E. Mayher, III

              /s/ RICHARD L. BOGER                         Director           August 16, 1999
------------------------------------------------
                Richard L. Boger

           /s/ HILTON M. HOWELL, JR.                       Director           August 16, 1999
------------------------------------------------
             Hilton M. Howell, Jr.

                   SIGNATURE                                TITLE                  DATE
                   ---------                                -----                  ----

                /s/ ZELL MILLER                            Director           August 16, 1999
------------------------------------------------
                  Zell Miller

              /s/ HOWELL W. NEWTON                         Director           August 16, 1999
------------------------------------------------
                Howell W. Newton

                /s/ HUGH NORTON                            Director           August 16, 1999
------------------------------------------------
                  Hugh Norton

           /s/ ROBERT S. PRATHER, JR.                      Director           August 16, 1999
------------------------------------------------
             Robert S. Prather, Jr.

            /s/ HARRIETT J. ROBINSON                       Director           August 16, 1999
------------------------------------------------
              Harriett J. Robinson

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                 DESCRIPTION
 -------                                -----------
    2.1    --   Agreement and Plan of Acquisition, dated as of April 13,
                1999, by and among Gray Communications Systems, Inc., Gray
                Communications of Texas, Inc. and KWTX Broadcasting Company
                (incorporated by reference to Appendix A to the proxy
                statement/prospectus filed as part of this Registration
                Statement).
    2.2    --   Agreement and Plan of Acquisition, dated as of April 13,
                1999, by and among Gray Communications Systems, Inc., Gray
                Communications of Texas, Inc. and Brazos Broadcasting
                Company (incorporated by reference to Appendix B to the
                proxy statement/prospectus filed as part of this
                Registration Statement).
    2.3    --   Asset Purchase Agreement, dated as of April 26, 1999, by and among Gray Communications Systems, Inc., Gray Communications of Texas-Sherman, Inc., KXII Licensee Corp., KXII
                Broadcasters, Ltd., KXII Television, Ltd., K-Twelve, Ltd.,
                KBI 1, Inc., KBI 2, Inc., KXII Properties, Inc. and the
                shareholders of KXII Properties, Inc. (incorporated by
                reference to Appendix C to the proxy statement/prospectus
                filed as part of this Registration Statement).
    3.1    --   Articles of Incorporation of Gray Communications Systems,
                Inc. (incorporated by reference to Exhibit 3.1 of Gray's
                Annual Report on Form 10-K for the year ended December 31,
                1996).
    3.2    --   Bylaws of Gray Communications Systems, Inc. (incorporated by reference to Exhibit 3.2 of Gray's Annual Report on Form
                10-K for the year ended December 31, 1996).
    3.3    --   Amendment to Bylaws of Gray Communications Systems, Inc.
                (incorporated by reference to Gray's Annual Report of Form
                10-K for the year ended December 31, 1998).
   *5.1    --   Opinion of Heyman & Sizemore as to the Gray class B common stock being registered hereby.
   *8.1    --   Opinion of King & Spalding as to the federal tax
                consequences of the acquisitions.
  *10.1    --   Amended and Restated Gray 1992 Long-Term Incentive Plan.
  *21.1    --   Subsidiaries of Gray Communications Systems, Inc.
   23.1    --   Consent of King & Spalding (contained in Exhibit 8.1).
   23.2    --   Consent of Heyman & Sizemore (contained in Exhibit 5.1).
  *23.3    --   Consent of Ernst & Young LLP, independent auditors, with
                respect to the financial statements and schedule of Gray
                Communications Systems, Inc.
  *23.4    --   Consent of Pattillo, Brown & Hill LLP, independent auditors, with respect to certain financial statements of KWTX
                Broadcasting Company.
  *23.5    --   Consent of Pattillo, Brown & Hill LLP, independent auditors, with respect to certain financial statements of Brazos
                Broadcasting Company.
  *23.6    --   Consent of Jaynes, Reitmeier, Boyd & Therrell PC,
                independent auditors, with respect to certain financial
                statements of KXII Broadcasting Company.
   24.1    --   Power of Attorney (included on signature page of
                Registration Statement).
  *99.1    --   Form of Proxy to be used in connection with meeting of
                shareholders of Gray Communications Systems, Inc.

---------------
* Filed herewith.